AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1994
                                                    REGISTRATION NO. 33-
=============================================================================
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549
                                  --------------------
                                        FORM S-4
                                 REGISTRATION STATEMENT
                                         UNDER
                               THE SECURITIES ACT OF 1933
                                  --------------------
                                      HUBCO, INC.

                     (Exact name of registrant as specified in its charter)
    NEW JERSEY                               6711                    22-2405746
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)

                                    3100 BERGENLINE AVENUE
                                 UNION CITY, NEW JERSEY 07087
                                        (201) 348-2300

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             KENNETH T. NEILSON, PRESIDENT
                                 3100 BERGENLINE AVENUE
                              UNION CITY, NEW JERSEY 07087
                                     (201) 348-2300

    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 --------------------
                      Please send copies of all communications to:

      RONALD H. JANIS, ESQ.                     PETER H. EHRENBERG, ESQ.
     CLAPP & EISENBERG, P.C.                      LAURA R. KUNTZ, ESQ.
        One Newark Center                      Lowenstein, Sandler, Kohl,
    Newark, New Jersey 07102                      Fisher & Boylan, P.C.
         (201) 642-3900                           65 Livingston Avenue
                                               Roseland, New Jersey 07068
                                                     (201) 992-8700

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Time of the Merger, as defined in the Agreement and Plan of Merger dated as of November 8, 1993, as amended (the "Merger Agreement"), among the Registrant, Hudson United Bank, Washington Bancorp, Inc. and Washington Savings Bank attached as Appendix A to the Proxy Statement-Prospectus.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                                  --------------------

                                     CALCULATION OF REGISTRATION FEE
=============================================================================================
                                              PROPOSED        PROPOSED
                                               MAXIMUM         MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF       AMOUNT TO BE  OFFERING PRICE     AGGREGATE    REGISTRATION
SECURITIES TO BE REGISTERED   REGISTERED     PER UNIT(1)  OFFERING PRICE(1)   FEE(1)
- ---------------------------------------------------------------------------------------------
Series A Preferred Stock.   938,690 shares     $14.00       $13,141,660      $4,531.61
- ---------------------------------------------------------------------------------------------
Common Stock. . . . . . .         (2)            (3)            (3)          None (4)
=============================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to
     Regulation (SECTION MARK)230.457(c), (f)(1) and (i), based on the average of the high and low prices for Washington Bancorp, Inc. Common Stock on, April 14, 1994 (within five days of the date hereof).
(2)  Such indeterminate number of shares of Common Stock as may be issuable upon conversion of the Preferred Stock referred to above.
(3)  No additional consideration will be received in connection with the exercise of the conversion privilege.
(4)  No additional fee is required pursuant to Regulation (SECTION MARK)230.457 (i).

                                          --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
============================================================================

                                  HUBCO, INC.
                                    PART I
                                 ------------
                      INFORMATION REQUIRED IN PROSPECTUS
                             CROSS REFERENCE SHEET
                                 ------------

Item 1. Cross Reference Sheet.

Pursuant to Item 501 of Regulation S-K, this cross reference sheet shows the location in the Proxy Statement--Prospectus of responses to Items 1 through 19 of Part I of Form S-4.

                                             Location or Heading In
                Item No.                   Prospectus-Proxy Statement
                --------                    -------------------------
 A. Information About the Transaction

 1. Forepart of Registration Statement
    and Outside Front Cover Page of
    Prospectus   . . . . . . . . .     Cross Reference Sheet, Cover Page
                                       of Proxy Statement--Prospectus
 2. Inside Front and Outside Back Cover
    Pages of Prospectus  . . . . .     Inside Front Cover

 3. Risk Factors, Ratio of Earnings to
    Fixed Charges and Other
    Information  . . . . . . . . .     SUMMARY; Special Considerations
    (a)  . . . . . . . . . . . . .     SUMMARY--Introduction
    (b)  . . . . . . . . . . . .       SUMMARY--Introduction
    (c)  . . . . . . . . . . . .       SUMMARY
    (d)  . . . . . . . . . . . .       SELECTED FINANCIAL DATA
    (e)  . . . . . . . . . . . .       PRO FORMA COMBINED FINANCIAL
                                       INFORMATION
    (f)  . . . . . . . . . . . . .     PRO FORMA COMBINED FINANCIAL
                                       INFORMATION
    (g)  . . . . . . . . . . . . .     COMPARATIVE MARKET PRICE DATA
    (h)  . . . . . . . . . . . . .     THE MEETING--Votes Required
    (i)  . . . . . . . . . . . . .     THE MERGER--Regulatory Approvals
    (j)  . . . . . . . . . . . . .     THE MERGER--Rights of Dissenting
                                       Stockholders
    (k)  . . . . . . . . . . . . .     THE MERGER--Federal Income Tax
                                       Consequences of the Merger
 4. Terms of the Transaction
    (a)  . . . . . . . . . . . . .     THE MERGER; DESCRIPTION OF HUBCO
                                       CAPITAL STOCK
    (b)  . . . . . . . . . . . . .     THE MERGER--Opinions of
                                       Washington's Financial Adviser
    (c)  . . . . . . . . . . . . .     THE MERGER--General

 5.  Pro Forma Financial Information   PRO FORMA COMBINED FINANCIAL
                                       INFORMATION
 6.  Material Contacts with the
     Company Being Acquired  . . .     THE MERGER--Background of the
                                       Merger
 7.  Additional Information Required
     for Reoffering by Persons and
     Parties Deemed to be Underwriters NOT APPLICABLE

 8.  Interests of Named Experts and
     Counsel   . . . . . . . . .       NOT APPLICABLE
 9.  Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities   . . . . .       NOT APPLICABLE
 B. Information About the Registrant
 10. Information with Respect to S-3
     Registrants   . . . . . . . .     INCORPORATION OF CERTAIN DOCUMENTS
                                       BY REFERENCE; RECENT DEVELOPMENTS
 11. Incorporation of Certain
     Information by Reference  . .     INCORPORATION OF CERTAIN DOCUMENTS
                                       BY REFERENCE
 12. Information with Respect to S-2
     or S-3 Registrants  . . . . .     NOT APPLICABLE
 13. Incorporation of Certain
     Information by Reference  .       INCORPORATION OF CERTAIN DOCUMENTS
                                       BY REFERENCE
 14. Information with Respect to
     Registrants Other Than S-3 or
     S-2 Registrants   . . . . .       NOT APPLICABLE
 C. Information About the Company
    Being Acquired
 15. Information with Respect to S-3
     Companies   . . . . . . . .       NOT APPLICABLE
 16. Information with Respect to S-2
     or S-3 Companies  . . . . .       INCORPORATION OF CERTAIN DOCUMENTS
                                       BY REFERENCE
 17. Information with Respect to
     Companies Other Than S-3 or S-2
     Companies   . . . . . . . .       NOT APPLICABLE
 D. Voting and Management Information
 18. Information if Proxies, Consents
     or Authorizations are to be
     Solicited   . . . . . . . .       ANNUAL MEETING OF WASHINGTON
                                       STOCKHOLDERS; THE MERGER--Rights of
                                       Dissenting Stockholders; Interests
                                       of Certain Persons in the Merger;
                                       Management and Operations of
                                       Washington and the Savings Bank
                                       Following the Merger
 19. Information if Proxies Consents
     or Authorizations are not to be
     Solicited or in an Exchange Offer NOT APPLICABLE

                         [Washington Bancorp, Inc. letterhead]
                                                               , 1994
Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Washington Bancorp, Inc. ("Washington"), which will be held at Schuetzen Park,
North Bergen, New Jersey on      , 1994 at 10:00 a.m. (the "Meeting").

     At the Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Washington will merge (the "Merger") with and into HUBCO, Inc. ("HUBCO") and Washington Savings Bank will merge with and into Hudson United Bank, a subsidiary of HUBCO. Pursuant to the Merger, Washington's stockholders will be entitled to receive either $16.10 in cash or 0.6708 of a share of a new series of HUBCO's Series A Preferred Stock ("HUBCO Preferred Stock") in exchange for each share of Washington's Common Stock which they own on the effective date of the Merger, subject to limitations and allocation provisions set forth in the Merger Agreement. Under the terms of the Merger Agreement, no more than 49% of Washington's Common Stock may be exchanged for cash and no more than 51% may be exchanged for HUBCO Preferred Stock. Each full share of HUBCO Preferred Stock will have a stated value of, and be redeemable for, $24.00. Each full share of HUBCO Preferred Stock also will be convertible into one share of HUBCO Common Stock. The holders of HUBCO Preferred Stock will be entitled to receive an annual dividend to be set annually on the basis of the average market price of HUBCO's Common Stock during a twenty consecutive business day period ending two days prior to the date the dividend is set. The dividend will range from $1.00 per share of HUBCO Preferred Stock if such average market price is at $24.00 or higher, up to $1.68 per share if such average market price is below $19.00. If such average market price is between $19.00 and $23.99, the dividend will be between $1.56 and $1.10 per share. Consummation of the Merger is subject to certain conditions, including the approval of the Merger by various regulatory agencies and approval of Washington's stockholders as described below.

     Your Board of Directors has unanimously approved the Merger Agreement and recommends that you vote FOR approval of the Merger Agreement.

     In addition, the holders of Washington's Common Stock will be asked to elect three directors to serve on Washington's Board of Directors. Your Board of Directors recommends that you vote FOR the proposed slate of directors.

     The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement-Prospectus describe the Merger and provide specific information concerning the Meeting. Your attention is also directed to the enclosed 1993 Annual Report. Please read these materials carefully and consider the information contained in them. Your vote is of great importance, as the approval of Washington's stockholders of the Merger Agreement is required to consummate the Merger.

     It is very important that your shares be represented at the Meeting, regardless of whether you plan to attend in person. The affirmative vote of a majority of the outstanding shares of Washington's Common Stock will be required to approve the Merger Agreement. Consequently, the failure of a stockholder to vote will have the same effect as a vote against the proposal. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the Annual Meeting. You should not send in certificates for your shares at this time.

     On behalf of the Board of Directors, I urge you to vote FOR approval of the Merger Agreement and FOR the proposed slate of directors.

                                                  Sincerely,



                                                  Paul Rotondi
                                                  Chairman of the Board
                                                  and Chief Executive Officer

                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                           OF
                                WASHINGTON BANCORP, INC.

     NOTICE IS HEREBY GIVEN that, pursuant to the call of its directors, the Annual Meeting of Stockholders of Washington Bancorp, Inc. ("Washington") will
be held at Schuetzen Park, North Bergen, New Jersey, New Jersey, on       ,
1994 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

     1. To consider and act upon a proposal to approve an Agreement and Plan of Merger, dated as of November 8, 1993, as amended (the "Merger Agreement"), attached as Appendix A to the accompanying Proxy Statement-Prospectus, providing for the merger (the "Merger") of Washington with and into HUBCO, Inc. ("HUBCO"). Pursuant to the Merger Agreement, shareholders of Washington will be entitled to receive either $16.10 in cash or 0.6708 of a share of a new series of HUBCO's Series A Preferred Stock ("HUBCO Preferred Stock") in exchange for each share of Washington's Common Stock which they own on the effective date of the Merger, subject to limitations and allocation provisions set forth in the Merger Agreement. Under the terms of the Merger Agreement, no more than 49% of Washington's Common Stock may be exchanged for cash and no more than 51% may be exchanged for HUBCO Preferred Stock. Each full share of HUBCO Preferred Stock will have a stated value of, and be redeemable for, $24.00. Each full share of HUBCO Preferred Stock also will be convertible into one share of HUBCO Common Stock. The holders of HUBCO Preferred Stock will be entitled to receive an annual dividend to be set annually on the basis of the average market price of HUBCO's Common Stock during a twenty consecutive business day period ending two days prior to the date the dividend is set. The dividend will range from $1.00 per share of HUBCO Preferred Stock if such average market price is $24.00 or higher, up to $1.68 per share if such average market price is below $19.00. If such average market price is between $19.00 and $23.99, the dividend will be between $1.56 and $1.10 per share.

     2. To elect three directors to serve on the Board of Directors.

     3. To consider and act upon other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on      1994 as
the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Meeting.

     Holders of Washington's Common Stock have the right to dissent from the vote on the Merger Agreement and to receive payment of the fair value of their shares upon compliance with the applicable provisions of Section 262 of the Delaware General Corporation Law, the full text of which is included as Appendix C to the Proxy Statement-Prospectus that is attached to this Notice of Annual Meeting. For a summary of the dissenters' rights of Washington's stockholders, see "THE MERGER--Rights of Dissenting Stockholders" in the Proxy Statement-Prospectus.

                                            BY ORDER OF THE BOARD OF DIRECTORS,


                                            By:  Thomas Bingham,
                                                  Secretary
Hoboken, New Jersey
      , 1994

     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                    PROXY STATEMENT

                                WASHINGTON BANCORP, INC.

                                       PROSPECTUS

                                      HUBCO, INC.

                     Series A Preferred Stock, Stated Value $24.00

     This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $.10 per share ("Washington Common Stock"), of Washington Bancorp, Inc., a Delaware corporation ("Washington"), in connection with the solicitation of proxies by the Board of Directors of Washington for use at the Annual Meeting of Washington's stockholders to be held at Schuetzen
Park, North Bergen, New Jersey, on       , 1994 at 10:00 a.m., and at any
adjournments or postponements thereof (the "Meeting").

     At the Meeting, the stockholders of record of Washington Common Stock as
of the close of business on       , 1994 will elect three directors and will
consider and vote upon a proposal (the "Merger Proposal") to approve the Agreement and Plan of Merger, dated as of November 8, 1993, as amended (the "Merger Agreement"), by and among HUBCO, Inc., a New Jersey corporation ("HUBCO"), HUBCO's wholly-owned Hudson United Bank subsidiary (the "Bank"), Washington and Washington's wholly-owned Washington Savings Bank subsidiary (the "Savings Bank"), pursuant to which Washington will merge with and into HUBCO (the "Merger") and the Savings Bank will merge with and into the Bank. Pursuant to the Merger, Washington's stockholders will be entitled to receive either $16.10 in cash or 0.6708 of a share of a new series of HUBCO's Preferred Stock in exchange for each share of Washington Common Stock which they own on the effective date of the Merger, subject to limitations and allocation provisions set forth in the Merger Agreement. Under the terms of the Merger Agreement, no more than 49% of the Washington Common Stock may be exchanged for cash and no more than 51% may be exchanged for HUBCO Preferred Stock. Each full share of HUBCO Preferred Stock will have a stated value of, and be redeemable for, $24.00. Each full share of HUBCO Preferred Stock also will be convertible into one share of HUBCO Common Stock. The holders of the HUBCO Preferred Stock will be entitled to receive an annual dividend to be set annually on the basis of the average market price of HUBCO's Common Stock during a twenty consecutive business day period ending two days prior to the date the dividend is set. The dividend will range from $1.00 per share of HUBCO Preferred Stock if such average market price is $24.00 or higher, up to $1.68 per share if such average market price is below $19.00. If such average market price is between $19.00 and $23.99, the dividend will be between $1.56 and $1.10 per share. For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "THE MERGER". This Proxy Statement-Prospectus and the accompanying proxy card
are first being mailed to stockholders of Washington on or about       , 1994.

                                    ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    ---------------

     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                    ---------------

              The date of this Proxy Statement-Prospectus is       , 1994.

     This Proxy Statement-Prospectus also constitutes a prospectus of HUBCO with respect to up to 938,690 shares of HUBCO Preferred Stock issuable pursuant to the Merger, including shares issuable to holders of Washington stock options, and the shares of HUBCO Common Stock issuable upon conversion of such Preferred Stock. The number of shares of HUBCO Preferred Stock is based upon the conversion of 51% of the outstanding shares of Washington Common Stock into 0.6708 of a share of HUBCO Preferred Stock and the assumed conversion of outstanding Washington stock options. Each share of HUBCO Preferred Stock is initially convertible into one share of HUBCO Common Stock. See "THE MERGER--Effect of the Merger."

     The HUBCO Preferred Stock is being created for purposes of the Merger. Accordingly, there is no market for the HUBCO Preferred Stock at the present time. HUBCO Common Stock, into which the HUBCO Preferred Stock will be convertible, is quoted on the NASDAQ National Market ("NASDAQ"). The closing
sale price of HUBCO Common Stock on NASDAQ on April  , 1994 was $   per share.
Application will be made to list the HUBCO Preferred Stock on NASDAQ, but there can be no assurance that such listing will be successful, since it is necessary to have at least two market makers for the stock to be listed.

                                 AVAILABLE INFORMATION

     HUBCO and Washington are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the SEC at the Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the SEC's facilities referred to above and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. HUBCO has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of HUBCO Preferred Stock issuable pursuant to the Merger and the shares of HUBCO Common Stock issuable upon conversion of the HUBCO Preferred Stock. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

     Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus, as to the contents of any contract or other document referred to herein or therein, are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC by HUBCO (File No. 0-10699) and Washington (File No. 0-15826) pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement-Prospectus and made a part hereof:

        1. HUBCO's Annual Report on Form 10-K for the year ended December 31,
     1993 as amended by Form 10-K/A filed with the Commission on April      ,
     1994;

        2. The description of HUBCO's Common Stock set forth in HUBCO's Registration Statement on Form 8A filed by HUBCO pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description;

        3. Washington's Annual Report on Form 10-K for the year ended December 31, 1993 (the "Washington 10-K") as amended by Form 10-K/A; and

        4. Pages    through    of Washington's 1993 Annual Report to
     Stockholders (consisting solely of the Washington 10-K). A copy of Washington's Annual Report to Stockholders accompanies this Proxy Statement--Prospectus.

     All documents filed by HUBCO pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the Meeting shall be deemed incorporated by reference in this Proxy

Statement-Prospectus and a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Proxy Statement-Prospectus to the extent that a statement contained herein or in the other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Such documents relating to HUBCO, other than certain exhibits to such documents, are available without charge upon request made to HUBCO, Inc., 3100 Bergenline Avenue, Union City, New Jersey 07087, Attention: D. Lynn Van Borkulo-Nuzzo, Esq., Corporate Secretary (telephone: 201-348-2326). Such documents relating to Washington, other than certain exhibits to such documents, are available without charge upon request made to Washington Bancorp, Inc., 609 Washington Street, Hoboken, New Jersey 07030, Attention: Thomas Bingham (telephone: 201-798-8600). In order to ensure timely delivery of the documents, any request should be made
by    , 1994.

                            INFORMATION REGARDING STATEWIDE

     HUBCO has entered into an Agreement and Plan of Reorganization with Statewide Savings Bank ("Statewide") which, together with Statewide's plan of conversion, provides for (i) the conversion of Statewide from a state-chartered mutual savings and loan association to a state-chartered mutual savings bank, (ii) the conversion of Statewide from the mutual to the stock form of organization, (iii) the acquisition by HUBCO of all of the outstanding shares of capital stock to be issued by Statewide in exchange for cash in an amount equal to Statewide's appraised value, (iv) the offering of stock by HUBCO in a like amount, (v) the conversion of Statewide to a state-chartered commercial bank, and (vi) the merger of Statewide with and into the Bank (collectively, the "Statewide Acquisition"). For information regarding the Statewide Acquisition and for financial information regarding Statewide, see "INTRODUCTION--Statewide Acquistion", "SPECIAL CONSIDERATIONS", "Pro Forma Combined Condensed Unaudited Financial Statements" and Appendix E to this Proxy Statement-Prospectus.

     All information contained in this Proxy Statement-Prospectus with respect to HUBCO was supplied by HUBCO, all such information with respect to Washington was supplied by Washington and all such information with respect to Statewide was supplied by Statewide. Although neither HUBCO nor Washington nor Statewide have any knowledge that would indicate that any statements or information relating to the other entities contained herein are inaccurate or incomplete, none of such entities can warrant the accuracy or completeness of such information or statements as they relate to any other entity.


     No person is authorized to give any information or to make any representations other than as contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this document nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of HUBCO, Washington or Statewide since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                                   TABLE OF CONTENTS
                                                                       Page
                                                                       -----
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . .    2
INFORMATION REGARDING STATEWIDE. . . . . . . . . . . . . . . . . . . .    3
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . .   12
COMPARATIVE MARKET PRICE DATA. . . . . . . . . . . . . . . . . . . . .   12
ACTUAL AND PRO FORMA PER SHARE DATA. . . . . . . . . . . . . . . . . .   14
SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . .   17
SUMMARY SELECTED PRO FORMA DATA. . . . . . . . . . . . . . . . . . . .   20
SPECIAL  CONSIDERATIONS. . . . . . . . . . . . . . . . . . . . . . . .   22
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
 General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
 Parties to the Merger . . . . . . . . . . . . . . . . . . . . . . . .   24
 Statewide Acquisition . . . . . . . . . . . . . . . . . . . . . . . .   25
THE MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
 The Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
 Votes Required. . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
 Recommendation of the Washington Board. . . . . . . . . . . . . . . .   27
THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
 Background of and Reasons for the Merger. . . . . . . . . . . . . . .   28
 Opinions of Washington's Financial Advisor. . . . . . . . . . . . . .   29
 Conversion of Washington's Shares . . . . . . . . . . . . . . . . . .   32
 Election Procedure. . . . . . . . . . . . . . . . . . . . . . . . . .   33
 Allocation Procedure. . . . . . . . . . . . . . . . . . . . . . . . .   34
 No Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . .   35
 Conversion of Stock Options . . . . . . . . . . . . . . . . . . . . .   35
 Payment of Cash and Delivery of Shares. . . . . . . . . . . . . . . .   36
 Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . .   36
 Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . .   39
 Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
 Surrender of Certificates . . . . . . . . . . . . . . . . . . . . . .   39
 Conditions to Consummation of the Merger. . . . . . . . . . . . . . .   40
 Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . .   41
 Conduct of Washington's Business Pending the Merger . . . . . . . . .   41
 HUBCO's Stock Option for Washington Shares. . . . . . . . . . . . . .   42
 Termination, Waiver and Amendment . . . . . . . . . . . . . . . . . .   43
 Management and Operations of Washington and the Savings Bank
  Following the Merger . . . . . . . . . . . . . . . . . . . . . . . .   44
 Interests of Certain Persons in the Merger. . . . . . . . . . . . . .   44
 Accounting Treatment of the Merger. . . . . . . . . . . . . . . . . .   45
 Rights of Dissenting Stockholders . . . . . . . . . . . . . . . . . .   45
DESCRIPTION OF HUBCO CAPITAL STOCK . . . . . . . . . . . . . . . . . .   47
DESCRIPTION OF HUBCO PREFERRED STOCK . . . . . . . . . . . . . . . . .   47
DESCRIPTION OF HUBCO COMMON STOCK. . . . . . . . . . . . . . . . . . .   50
COMPARISON OF THE RIGHTS OF STOCKHOLDERS UNDER DELAWARE
 AND NEW JERSEY LAW. . . . . . . . . . . . . . . . . . . . . . . . . .   52

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                                                                       Page
                                                                       ----
PRO FORMA COMBINED CONDENSED UNAUDITED FINANCIAL STATEMENTS. . . . . .   55
ELECTION OF WASHINGTON'S DIRECTORS . . . . . . . . . . . . . . . . . .   63
STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . .   71
ADVANCE NOTICE OF CERTAIN MATTERS TO BE CONDUCTED AT AN
 ANNUAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
APPENDICES:
 Appendix A: Agreement and Plan of Merger . . . . . . . . . . . . . .   A-1
 Appendix B: Stock Option Agreement . . . . . . . . . . . . . . . . .   B-1
 Appendix C: Section 262 of the Delaware General Corporation Law. . .   C-1
 Appendix D: Fairness Opinion of Capital Consultants of
             Princeton, Inc.. . . . . . . . . . . . . . . . . . . . .   D-1
 Appendix E: Information Regarding Statewide. . . . . . . . . . . . .   E-1







                                           5

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                                        SUMMARY

     The following summary is not intended to be a complete description of all material facts regarding HUBCO, Washington or the matters to be considered at the Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

     This Proxy Statement-Prospectus contains detailed information regarding the Statewide Acquisition. Although it was initially contemplated that the Statewide Acquisition would be completed prior to the consummation of the Merger, HUBCO and Statewide have experienced certain regulatory delays which make it difficult to predict when and if the Statewide Acquisition will be completed. Consummation of the Statewide Acquisition is subject to numerous conditions described herein, but is not a condition precedent to the consummation of the Merger.

Parties to the Merger

     HUBCO. HUBCO is a bank holding company whose principal operating subsidiary is Hudson United Bank (the "Bank"), a state-chartered commercial bank. The corporate headquarters of HUBCO and the main office of the Bank are located at 3100 Bergenline Avenue, Union City, New Jersey 07087; telephone
(201) 348-2300. Incorporated in 1890, the Bank is a full service commercial bank which primarily serves small and mid-sized businesses and consumers in Northern New Jersey, its primary market area. The Bank currently operates 37 branches in Hudson, Bergen, Passaic, Essex, Middlesex and Morris counties. The deposits of the Bank are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). As of December 31, 1993, HUBCO had consolidated assets of $1.042 billion, consolidated deposits of $935.7 million and consolidated stockholders' equity of $79.0 million. Based on assets, at December 31, 1993, HUBCO was the 12th largest commercial bank holding company headquartered in New Jersey. HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Since October, 1990, HUBCO has acquired 24 branches, $802.1 million in deposits and $807.2 million in assets from six financial institutions in both government-assisted and private transactions. As a result of certain of these transactions, HUBCO's asset base grew 38% to $931.9 million at year end 1992 from $673 million at year end 1991. In 1993, HUBCO's asset base grew 12% to $1.042 billion at December 31, 1993.

     Washington. Washington is a bank holding company incorporated under the laws of Delaware. Washington conducts substantially all of its operations through the Savings Bank, its wholly-owned subsidiary. The Savings Bank conducts business in New Jersey through eight branches located in the New Jersey counties of Bergen and Hudson. As of December 31, 1993, Washington had consolidated assets of $282.6 million, consolidated deposits of $246.0 million and consolidated stockholders' equity of $33.5 million.

Effect of the Merger; Exchange of Stock

     Pursuant to the Merger Agreement, Washington will merge with and into HUBCO and the Savings Bank will merge with and into the Bank. On the effective date of the Merger (the "Effective Date"), each outstanding share of Washington Common Stock will be converted into either $16.10 in cash or 0.6708 of a share of HUBCO's Series A Preferred Stock (the "HUBCO Preferred Stock"), subject to limitations and allocation provisions set forth in the Merger Agreement. Under the terms of the Merger Agreement, no more than 49% of the Washington Common Stock may be exchanged for cash and no more than 51% may be exchanged for HUBCO Preferred Stock. Each full share of HUBCO Preferred Stock will have a stated value of, and be redeemable for, $24.00. Each full share of HUBCO Preferred Stock also will be convertible into one share of HUBCO Common Stock. The holders of HUBCO Preferred Stock will be entitled to receive an annual dividend to be set annually on the basis of the average market price of the HUBCO Common Stock during a twenty consecutive business day period ending two days prior to the date the dividend is set. The dividend will range from $1.00 per share of HUBCO Preferred Stock if such average market price is $24.00 or higher, up to $1.68 per share if such average market price is below $19.00. If such average market price is between $19.00 and $23.99, the dividend will be between $1.56 and $1.10 per share.

Election and Allocation Procedures

     Each record holder of Washington Common Stock will receive a form of Preference Statement, which includes a Letter of Transmittal, ("Preference Statement") together with this Proxy Statement-Prospectus. The Preference

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Statement is to be used by Washington stockholders to submit their Washington stock certificates and, if they wish, to specify whether they prefer to have their shares converted into the right to receive cash or into HUBCO Preferred Stock or have no preference. SUCH SPECIFICATIONS WILL BE EFFECTIVE ONLY IF SUCH SPECIFICATIONS, ACCOMPANIED BY THE STOCK CERTIFICATES FOR THE SHARES TO WHICH THEY RELATE, ARE RECEIVED BY THE EXCHANGE AGENT, NO LATER THAN 5:00 P.M. on the third business day prior to the Closing (the "Preference Deadline"). SINCE ALL ELECTIONS MADE ON A PREFERENCE STATEMENT ARE IRREVOCABLE, AND SINCE THE SUBMISSION OF STOCK CERTIFICATES WILL PRECLUDE A STOCKHOLDER FROM THEREAFTER SELLING SUCH SHARES ON THE MARKET, STOCKHOLDERS MAY WISH TO DEFER SUBMITTING THEIR COMPLETED PREFERENCE STATEMENTS UNTIL SHORTLY BEFORE THE PREFERENCE DEADLINE. WASHINGTON WILL SEND TO ALL STOCKHOLDERS OF RECORD A NOTICE IDENTIFYING THE DATE OF THE PREFERENCE DEADLINE AS PROMPTLY AS PRACTICAL AFTER THE CLOSING DATE HAS BEEN ESTABLISHED BUT IN NO EVENT LATER THAN 25 DAYS PRIOR TO THE PREFERENCE DEADLINE. THE CLOSING IS EXPECTED TO OCCUR LATE IN THE SECOND QUARTER OR EARLY IN THE THIRD QUARTER OF 1994. Except with respect to stockholders who hold shares for two or more beneficial owners, a stockholder may not specify a preference that part of such stockholder's shares be converted into cash and part into HUBCO Preferred Stock and must include in his Preference Statement all shares of Washington Common Stock owned by such holder. See "The Merger--Election Procedure". ANY WASHINGTON STOCKHOLDER WHO DOES NOT SUBMIT A PROPERLY COMPLETED PREFERENCE STATEMENT PRIOR TO THE PREFERENCE DEADLINE WILL BE DEEMED TO HAVE SPECIFIED "NO PREFERENCE". The Merger Agreement contains provisions governing the allocation of cash and HUBCO Preferred Stock, based upon the tabulation of the Preference Statements submitted to the Exchange Agent. In general, the allocation procedures contemplate that the preferences set forth in the Preference Statements will be honored to the maximum extent consistent with certain cash and stock limitations provided for in the Merger Agreement. See "The Merger--Allocation Procedure".

Meeting of Shareholders

     The Meeting will be held at Schuetzen Park, North Bergen, New Jersey, on , 1994 at 10:00 a.m. The purposes of the Meeting are to consider and vote upon a proposal to approve the Merger Agreement and to elect three directors.

Votes Required; Record Date

     Only holders of record of shares of Washington Common Stock at the close
of business on     , 1994 (the "Record Date") will be entitled to vote at the
Meeting. The affirmative vote of holders of a majority of the outstanding shares of Washington Common Stock will be required to approve the Merger Agreement. The affirmative vote of a plurality of the outstanding shares of Washington Common Stock represented at the Meeting is required to elect directors. See "ELECTION OF WASHINGTON'S DIRECTORS." As of the March 15, 1994, there were 2,307,937 shares of Washington Common Stock outstanding and entitled to be voted.

     The directors and executive officers of Washington and their affiliates beneficially owned, as of March 15, 1994, 386,079 shares (or approximately 16.4% of the outstanding shares) of Washington Common Stock. HUBCO owned, as of March 15, 1994, 92,000 shares (or approximately 4.0% of the outstanding shares) of Washington Common Stock. As of March 15, 1994, the directors and executive officers of HUBCO and their affiliates did not beneficially own any shares of Washington Common Stock. Also, as of that date, neither the Bank nor the Savings Bank beneficially owned any shares of Washington Common Stock directly or in a fiduciary capacity. HUBCO and the directors of Washington intend to vote their shares in favor of the Merger. See "THE MEETING--Votes Required."

Conversion of Outstanding Washington Stock Options

     The Merger Agreement provides that all outstanding stock options that have not been exercised prior to the Effective Time will be converted into cash, HUBCO Preferred Stock or options for HUBCO Preferred Stock, at the election of the option holder. Washington maintains a Stock Option Plan for employees and a Stock Option Plan for

                                           7
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directors and options are outstanding under both Plans. Under both Option
Plans, options will become fully vested upon consummation of the acquisition of Washington. Therefore, each option holder will be eligible to exercise or to convert all of his or her options prior to the Effective Time.

     Under the terms of the Merger Agreement, holders of options may convert their unexercised options into cash or HUBCO Preferred Stock. In exchange for each unexercised option to purchase a share of Washington Common Stock, a holder may elect to receive either (i) cash equal to the difference between the exercise price and $16.10 (the "Cash-Out Amount") or (ii) shares of HUBCO Preferred Stock in an amount equal to the Cash-Out Amount divided by $24.00. However, no more than 51% of the outstanding options may be converted into HUBCO Preferred Stock and, if holders of more than 51% of the options elect to convert their options to Preferred Stock, HUBCO and Washington will agree on allocation procedures. Option holders who receive either cash or HUBCO Preferred Stock will surrender their option for cancellation and the option will be canceled if the Merger is consummated. No fractional shares of HUBCO Preferred Stock will be issued and in lieu thereof a holder will receive cash equal to such fraction multiplied by a valuation of $24.00. See "No Fractional Shares." If a holder elects to convert the options to cash or HUBCO Preferred Stock, he or she will realize taxable income at ordinary income tax rates in an amount equal to the value of what the holder has received. See "Federal Income Tax Consequences."

     As an alternative to receiving cash or Preferred Stock equal to the Cash-Out Amount, a holder of an option to purchase Washington Common Stock may elect to have his or her options converted into an option to purchase HUBCO Preferred Stock. In such event, each option to purchase one share of Washington Common Stock will be converted into the right to purchase 0.6708 shares of HUBCO Preferred Stock. Under the terms of the Merger Agreement, options to purchase only up to 20,000 shares of HUBCO Preferred Stock may be issued under this alternative and, if too many holders select this alternative, HUBCO could terminate the Merger.

     Holders of options to purchase Washington Common Stock will receive an Option Preference Form together with this Proxy Statement-Prospectus and may exercise the election by submitting the Option Preference Form to the Exchange Agent together with the Stock Option Award by the Preference Deadline. Option holders will be notified of the Preference Deadline as promptly as practical after the Closing date has been established but in no event later than 25 days prior to the Preference Deadline. An option holder who fails to submit an Option Preference Form by the Preference Deadline or who fails to specify a preference on the form will be deemed to have elected to receive cash in exchange for his or her options. See "THE MERGER--Conversion Of Stock Options."

Recommendation of the Washington Board of Directors

     Washington's Board of Directors (the "Washington Board") believes that the Merger will provide significant value to all of Washington's stockholders. ACCORDINGLY, WASHINGTON'S BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT WASHINGTON'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     See "THE MERGER--Background of and Reasons for the Merger." For information regarding the interests of certain officers and directors of Washington in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

Benefits of the Transaction

     Pursuant to the Merger Agreement, the Savings Bank will merge with and into the Bank. HUBCO expects the combined bank to achieve revenue growth and to achieve substantial noninterest expense savings by consolidating operations.

Opinions of Financial Adviser

     Capital Consultants of Princeton, Inc. ("Capital Consultants") has served as financial adviser to Washington in connection with the Merger and has rendered an opinion to the Washington Board that, as of November 8, 1993, the consideration to be received in the Merger was fair to the holders of the Washington Common Stock from a financial point of view. Capital Consultants has delivered an opinion dated as of the date of this Proxy Statement-Prospectus to the same effect. For additional information, see "THE MERGER--Opinions of Washington's Financial Adviser."

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The opinion of Capital Consultants dated as of the date of this Proxy
Statement-Prospectus is attached as Appendix D to this Proxy
Statement-Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken in connection therewith.

Effective Time

     The Merger will become effective at the date and time (the "Effective Time") that certificates of merger are filed in accordance with the New Jersey Business Corporation Act (the "BCA") and the Delaware General Corporation Law (the "GCL"). The certificates of merger will be filed as soon as practicable after the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the satisfaction or waiver of all other conditions to the consummation of the Merger, or on such other date as may be agreed upon by HUBCO and Washington.

Conditions; Regulatory Approvals

     Consummation of the Merger is subject to various conditions, including receipt of the stockholder approval solicited hereby, receipt of the necessary regulatory approvals, receipt of opinions of counsel regarding certain matters, including certain tax aspects of the Merger, and satisfaction of other customary closing conditions.

     The regulatory approvals and consents necessary to consummate the Merger include the approval of or a waiver by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), approval of the Department of Banking of the State of New Jersey (the "Department"), and the approval of the Federal Deposit Insurance Corporation ("FDIC"). There can be no assurance that such regulatory approvals or waiver will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approval or waiver. Furthermore, there can be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described under "THE MERGER--Conditions to Consummation of the Merger."

     See "THE MERGER--Conditions to Consummation of the Merger," "--Regulatory Approvals," and "--Conduct of Washington's Business Pending the Merger".

Termination of the Merger Agreement

     The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by Washington's shareholders, (i) by the mutual consent of Washington and HUBCO; (ii) by Washington if the "Pre-Closing Price" is less than $18.00 per share or if Washington's Board shall have approved another transaction (which is not contemplated) through exercise of its fiduciary obligations; or (iii) by either Washington or HUBCO individually under certain specified circumstances, including the failure of the Merger to become effective by October 31, 1994, unless the failure to consummate the Merger by such time is due to the breach of a covenant contained in the Merger Agreement by the party seeking to terminate. The "Pre-Closing Price" is the median closing sale price of the HUBCO Common Stock, as quoted on the Nasdaq National Market, for the first 20 of the 22 consecutive trading days immediately preceding the closing date of the Merger. See "THE MERGER--Termination, Waiver and Amendment."

Management After the Merger

     HUBCO has agreed that immediately after the Effective Time, it will cause two directors of the Savings Bank to be named to the Board of Directors of the Bank. The Merger will have no other impact upon the composition of the Boards of Directors of HUBCO or the Bank. See "THE MERGER--Management and Operations of Washington and the Savings Bank Following the Merger."

Interests of Certain Persons in the Merger

     Certain members of Washington's management and the Washington Board may be deemed to have interests in the Merger in addition to their interests, if any, as stockholders of Washington generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, Mr. Rotondi's severance agreement, certain

                                           9
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other employee benefits and the appointment of Savings Bank directors to the
Board of Director or advisory committee of the Bank. See "THE
MERGER--Interests of Certain Persons in the Merger."

Certain Federal Income Tax Considerations

     The Merger is conditioned upon receipt of an opinion of counsel to the effect that the Merger will constitute a tax-free reorganization as defined in
Section 368(a)(1) of the Internal Revenue Code of 1986, as amended. For information regarding certain federal income tax matters, see "THE MERGER--Federal Income Tax Consequences."

Accounting Treatment

     The Merger will be accounted for as a purchase for financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Washington will be adjusted to their estimated fair market values at the date that the Merger is consummated. The resulting premiums and discounts will be accreted to and amortized against income, respectively, over the remaining estimated lives of the assets and liabilities on a level yield basis. For a discussion of the effects of purchase accounting, see "PRO FORMA COMBINED CONDENSED UNAUDITED FINANCIAL STATEMENTS" and "THE MERGER--Accounting Treatment of the Merger."

Stock Option Agreement

     As an inducement and a condition to HUBCO's entering into the Merger Agreement, HUBCO and Washington entered into a Stock Option Agreement, dated as of November 8, 1993 (the "Stock Option Agreement"), pursuant to which HUBCO received an option (the "Option"), upon the occurrence of certain events (none of which has yet occurred to the best of HUBCO's and Washington's knowledge), to purchase up to 765,000 shares of Washington Common Stock (representing approximately 33% of the outstanding shares of Washington Common Stock on November 8, 1993), at a price of $11.50 per share, subject to adjustment in certain circumstances and subject to termination within certain periods. The Stock Option Agreement may discourage competing offers to the Merger and is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement.

     The Stock Option Agreement will terminate upon either (i) the termination of the Merger Agreement or (ii) the consummation of the Merger; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a "Triggering Event" (as defined in the Stock Option Agreement), then the Stock Option Agreement will not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

     A copy of the Stock Option Agreement is attached to this Proxy Statement-Prospectus as Appendix B. See "THE MERGER--HUBCO's Stock Option for Washington Shares."

Certain Differences in Stockholders' Rights

     At the Effective Time, stockholders of Washington, except those who receive only cash in the Merger (including those who perfect dissenters' rights in accordance with the GCL), will become shareholders of HUBCO. The rights of stockholders of HUBCO are determined by the BCA and by HUBCO's certificate of incorporation and by-laws. The rights of stockholders of HUBCO differ from the rights of stockholders of Washington with respect to certain important matters, including certain voting requirements. For a summary of these differences, see "COMPARISON OF THE RIGHTS OF STOCKHOLDERS UNDER DELAWARE AND NEW JERSEY LAW."

Dissenters' Rights

     Under the GCL, holders of Washington Common Stock who do not vote in favor of the Merger Agreement and who comply with certain notice requirements and other procedures will have the right to dissent from the Merger and to be paid cash for the fair value of their shares of Washington Common Stock. "Fair value" is determined by a court as of the day prior to the day of the meeting of shareholders at which the Merger is approved, excluding any appreciation or depreciation in anticipation of the Merger. In order for a holder of Washington Common Stock to

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perfect dissenters' rights, such holder must file with Washington, prior to the vote of stockholders at the Meeting, a written notice of dissent indicating an intent to demand payment for such holder's shares. Neither the delivery of a proxy card directing a vote against the Merger Agreement nor the failure to vote for the Merger Agreement will constitute such written notice. Certain additional procedures must be followed in order for a holder of Washington Common Stock to exercise dissenters' rights. Any deviation from such procedures may result in the forfeiture of dissenters' rights. Accordingly, holders of Washington Common Stock wishing to dissent from the Merger Agreement are urged to read carefully "THE MERGER--Rights of Dissenting Stockholders" and Appendix C attached to this Proxy Statement-Prospectus and to consult with their own legal advisers.

Statewide Acquisition

     Statewide Savings Bank, S.L.A. ("Statewide"), headquartered in Jersey City, New Jersey, was organized in 1943 as a state-chartered savings and loan association under the name First Savings and Loan Association of Jersey City. In 1973, Statewide changed its name to Statewide Savings and Loan Association, and in 1988, to Statewide Savings Bank, S.L.A. As of December 31, 1993, Statewide had total assets of $500.3 million, total deposits of $425.8 million, and total retained earnings of $32.2 million, of which $14.9 million represented goodwill. Statewide's principal business is attracting deposits and investing primarily in one to four family mortgage loans and mortgage-backed securities and, to a lesser extent, consumer loans and investment securities. Through its wholly owned subsidiary, Statewide Financial Services, Inc., Statewide also engages in the sale of annuity products. Statewide's deposits are insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC. The primary market area for Statewide includes the neighborhoods surrounding its 13 branch offices in Northern New Jersey.

     HUBCO has entered into an Agreement and Plan of Reorganization with Statewide which, together with Statewide's plan of conversion (the "Conversion"), provides for (i) the conversion of Statewide from a state-chartered mutual savings and loan association to a state-chartered mutual savings bank, (ii) the conversion of Statewide from the mutual to the stock form of organization,(iii) the acquisition by HUBCO of all of the outstanding shares of capital stock to be issued by Statewide in exchange for cash in an amount equal to Statewide's appraised value, (iv) the offering of stock by HUBCO in a like amount, (v) the conversion of Statewide to a state-chartered commercial bank, and (vi) the merger of Statewide with and into the Bank (collectively, the "Statewide Acquisition"). For information regarding the Statewide Acquisition and for financial information regarding Statewide, see "INTRODUCTION--Statewide Acquisition", "Pro Forma Combined Condensed Unaudited Financial Statements" and Appendix E to this Proxy Statement-Prospectus.

     The Statewide Acquisition is subject to various conditions. These conditions include approval of Statewide's plan of conversion by Statewide's depositors, receipt of regulatory approvals, the absence of a material adverse change in the business or financial condition of Statewide since March 31, 1993, the receipt by HUBCO and Statewide of certain legal opinions and the sale of an aggregate dollar amount of HUBCO's Common Stock equal to the appraised value of Statewide. There can be no assurance that the conditions necessary to consummate the Statewide Acquisition will be satisfied. CONSUMMATION OF THE MERGER IS NOT CONTINGENT ON CONSUMMATION OF THE STATEWIDE ACQUISITION. Consummation of the Statewide Acquisition has been delayed as a result of increased regulatory scrutiny of mutual-to-stock conversions and certain proposed legislation. Because of such delays, HUBCO and Statewide have extended the period during which the Conversion may occur. The Agreement between HUBCO and Statewide currently provides that either HUBCO or Statewide may terminate the transaction if any required application for regulatory approval is denied or is approved with certain adverse conditions or if the Conversion is not consummated by June 30, 1994. See "SPECIAL CONSIDERATIONS."

Special Considerations

     See "Special Considerations" for a discussion of additional factors to be considered prior to voting upon the Merger.

                                  RECENT DEVELOPMENTS

     On November 8, 1993, HUBCO's Board of Directors authorized a stock repurchase plan and authorized management to repurchase up to 10% of its outstanding common stock per year beginning immediately. At that time, HUBCO had approximately 6.9 million shares outstanding. As of March 1, 1994, HUBCO had repurchased 455,081 shares at a cost of $10,131,898, of which 12,300 shares have been reissued by HUBCO as awards under its restricted stock plan. HUBCO's management currently does not intend to purchase additional shares under the stock repurchase plan but intends to re-examine the issue from time to time. HUBCO's last repurchase of shares was on January 24, 1994.

     On January 14, 1994, HUBCO sold $25 million aggregate principal amount of subordinated debt in a private placement. The subordinated debentures bear interest at 7.75% per annum, payable semi-annually. The debentures mature in 2004 and payment of the principal of the debentures may be accelerated only upon the bankruptcy or insolvency of the Company or its major banking subsidiary. The subordinated debt has been structured to comply with the current rules of the Board of Governors of the Federal Reserve System ("FRB") regarding debt which will qualify as Tier 2 Capital under the FRB Capital Adequacy Rules. The subordinated debt must be registered with the SEC for public resale prior to July 13, 1994 or the interest rate on the subordinated debt will increase by 1%. HUBCO sold the debt as part of a long-term strategy to raise capital and did not need the additional capital or funds raised to pay for pending acquisitions. HUBCO intends to use the net proceeds from the sale of the subordinated debt for general corporate purposes, including investments, advances to HUBCO's subsidiaries, and to fund future acquisitions.

     On March 18, 1994, HUBCO entered into an interest rate exchange agreement intended to hedge the interest risk related to the $25 million subordinated debt. The agreement is a contractual agreement between HUBCO and its counter-party to exchange fixed and floating rate interest obligations. HUBCO's counter-party to the agreement is the fixed rate payor and HUBCO is the floating rate payor. The floating rate is reset every three months. The term of the agreement is three years.

     On April 13, 1994, HUBCO issued a press release announcing that its net income for the first quarter ended March 31, 1994 had increased to $3,786,000, or $.58 per share, from $3,207,000, or $.46 per share for the year ago period. HUBCO's net income for the quarter ended December 31, 1993 was $3,755,000, or $.55 per share. For the first quarter of 1994, net interest income increased to $12,379,000, up 12% from $11,092,000 from the year ago period. The net interest margin was 5.05%, which is lower than last year partially due to the subordinated debt which was issued in January 1994. The provision for possible loan losses decreased to $450,000 for the first quarter of 1994, compared to $750,000 in the same quarter of the last year. At March 31, 1994, HUBCO's total assets increased to $1.079 billion, total loans were at $512 million and deposits were $953 million. As of March 31, 1994, HUBCO reported total non-performing assets of $8,279,000, up $285,000 from March 31, 1993, but down $1,743,000 from December 31, 1993. HUBCO is expected to file its quarterly report on Form 10-Q for the period ending March 31, 1994 on or before May 15, 1994 and the Form 10-Q may be requested from HUBCO. See "AVAILABLE INFORMATION".

     HUBCO has outgrown the space at its headquarters office and commencing in the second half of 1993 HUBCO actively undertook a search for additional space to expand its headquarters operations. In April 1994, HUBCO purchased a 64,350 square foot building in Mahwah, New Jersey to house the executive offices of HUBCO and HUBCO's data processing subsidiary, which will service the Bank's data processing and check processing needs and will offer its services to smaller banks in the New York and New Jersey area. The net increase in HUBCO's total other expenses directly attributable to this purchase is anticipated to be approximately one percent.

                             COMPARATIVE MARKET PRICE DATA

     Pursuant to the Merger Agreement, shareholders may elect to receive $16.10 in cash or 0.6708 shares of the HUBCO A Preferred Stock of HUBCO for each share of Washington Common Stock that they own. There will be no market for this HUBCO Preferred Stock until after the Effective Time. In general, the HUBCO Preferred Stock is redeemable for $24.00 per share at HUBCO's option at any time after the closing sale price of HUBCO Common Stock is $24.00 or more for 20 consecutive business days. Accordingly, based solely upon the redemption price, 0.6708 of a share of the HUBCO Preferred Stock may be deemed to have a value of $16.10 (i.e., 0.6708 multiplied by $24.00). Each full share of HUBCO Preferred Stock is convertible into one full share of HUBCO Common Stock.

     The HUBCO Preferred Stock has a significantly higher dividend rate than the HUBCO Common Stock into which it is convertible. Consequently, HUBCO Preferred Stock may trade at a value higher than the HUBCO

Common Stock when the HUBCO Common Stock is trading at values significantly below $24.00 a share, although there can be no assurance that the HUBCO Preferred Stock will trade at a higher price and it may trade at a lower price. As a consequence, the equivalent price per share of Washington Common Stock, as shown in the following table for Common Stock, may be lower or higher than the equivalent market price per share data for the HUBCO Preferred Stock when it commences trading.

     HUBCO Common Stock (into which the HUBCO Series A Preferred Stock will be convertible) and Washington Common Stock are included for quotation on the NASDAQ. HUBCO's NASDAQ symbol is HUBC and Washington's NASDAQ symbol is WBNC. Prior to March 1, 1993, HUBCO Common Stock was listed on the American Stock Exchange (AMEX). The following table sets forth, for the indicated periods, the high and low closing prices per share of HUBCO Common Stock and Washington Common Stock as reported by NASDAQ or AMEX, as the case may be, and the equivalent price per share of Washington Common Stock (a "Washington Common Share") based on the price of HUBCO Common Stock issuable in the Merger.

                                                                      Equivalent
                                                                      Price Per
                                                                      Washington
                            HUBCO             Washington             Common Share
                       ---------------     -----------------        ---------------
                       High       Low       High         Low        High       Low
                       ----       ---       ----         ---        ----       ---
1992 Quarter Ended:
March 31. . . . . .  $12 1/2   $ 8 3/8      $ 5       $ 3 1/2     $ 8 3/8   $ 5 5/8
June 30 . . . . . .   12 5/8    10 5/8        5 3/4     4           8 1/2     7 1/8
September 31. . . .   13        11 3/8        6         4 3/4       8 3/4     7 5/8
December 31 . . . .   16 7/8    12            7 1/2     5 3/4      10 2/8     8

1993 Quarter Ended:
March 31. . . . . .   24 5/8    16            8 1/4     6 1/2      16 1/12   10 3/4
June 30 . . . . . .   24 3/8    19            8         6 1/4      16 3/8    12 3/4
September 31. . . .   25 1/4    20 1/8        8         6 1/4      17        13 1/2
December 31 . . . .   24 1/4    20           14 1/2     7 1/2      16 1/4    13 7/16

1994 Quarter Ended:
March 31. . . . . .   23 3/4    20 1/4       14 1/2    12 1/4      15 15/16  13 9/16
Second Quarter through
May  , 1994 . . . .

     The following table sets forth the reported closing price per share of HUBCO Common Stock, the reported closing price per share of Washington Common Stock and the equivalent price per Washington Common Share on (i) October 1, 1993, the last business day preceding issuance by Washington of a press release indicating that it was reviewing merger proposals; (ii) November 5, 1993, the last business day preceding public announcement of the signing of the Merger Agreement; and (iii) May , 1994, a date shortly prior to the mailing of this Proxy Statement-Prospectus:

                                                             Equivalent
                                HUBCO                        Price Per
                               Common       Washington       Washington
                                Stock      Common Stock     Common Share
                               ------      ------------      -----------
October 1, 1993 . . . . . .    $24 1/4        $ 7 1/2          $16 1/4
November 5, 1993. . . . . .     20 1/2         12 1/2           13 3/4
May  , 1994.

     The equivalent price per Washington Common Share at each specified date and for each period represents the reported closing price of a share of HUBCO Common Stock on such date or for such period multiplied by 0.6708 (the "Ratio"). Based on such equivalent prices, the Ratio would have resulted in a premium over the market price per share of Washington Common Stock of 116.7% as of October 1, 1993, 10.0% as of November 5, 1993 and % as of May , 1994.

     Washington stockholders are advised to obtain current market quotations for HUBCO Common Stock and Washington Common Stock. Inasmuch as the Ratio is fixed, Washington stockholders who receive HUBCO Preferred Stock in the Merger and who intend to convert those shares into shares of HUBCO Common Stock are not assured of receiving any specific market value of HUBCO Common Stock upon such conversion. The market price of HUBCO Common Stock at the Effective Time may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this Proxy Statement-Prospectus or at the time of the Meeting.

     On November 8, 1993, HUBCO's Board of Directors authorized a stock repurchase program under which HUBCO may repurchase up to 10% of its outstanding stock each year. As of March 1, 1994, HUBCO had repurchased 455,081, or 6.56%, of its outstanding Common Stock. HUBCO's management currently does not intend to purchase additional shares under the stock repurchase plan but intends to re-examine the issue from time to time.

     The holders of HUBCO Common Stock are entitled to receive dividends when and if declared by HUBCO's Board of Directors out of funds legally available therefor. HUBCO has paid regular cash dividends since its inception in 1982. Although HUBCO currently intends to continue to pay cash dividends on the HUBCO Common Stock, there can be no assurance that HUBCO's dividend policy will remain unchanged after the Merger. In addition, the payment of dividends by the Bank to HUBCO is regulated. Under the New Jersey Banking Act of 1948, as amended, the Bank may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50% of stated capital. The FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by a bank to its sole shareholder constitutes an unsafe or unsound practice.

     Adjusted for stock dividends declared during the period, HUBCO paid the following per share cash dividends during the period indicated below:

                                   1992       1993        1994
                                   ----       ----        ----
First Quarter . . . . . . . . .    $.09       $.10        $.12
Second Quarter. . . . . . . . .     .09        .11
Third Quarter . . . . . . . . .     .09        .11
Fourth Quarter. . . . . . . . .     .10        .12
Special Year-end Dividend . . .     .03        .03
                                    ---        ---
 Total. . . . . . . . . . . . .    $.40       $.47

     Washington has not paid any cash dividends since 1990. During 1993 and 1992, Washington was subject to a Memorandum of Understanding with the Federal Reserve Board (the "FRB") which required FRB approval prior to the payment of any cash dividends. That Memorandum of Understanding was rescinded in January 1994. No dividends have been declared subsequent to that date. Due to the proposed Merger and the terms of the Merger Agreement,Washington does not anticipate declaring a dividend.

                          ACTUAL AND PRO FORMA PER SHARE DATA

     The following table sets forth per share data relating to dividends, net income and book value of HUBCO Common Stock and Washington Common Stock, both on an actual (historical) basis and on a pro forma combined basis. The actual per share data has been derived from the consolidated financial statements of HUBCO and Washington incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

     The pro forma per share data has been derived from the pro forma combined condensed consolidated financial statements (appearing elsewhere herein) of HUBCO, Washington and Statewide as of and for the year-ended December 31, 1993 and gives effect to (i) the Merger, accounted for as a purchase, (ii) the Statewide Acquisition, accounted for as a purchase, (iii) the issuance by HUBCO of $25,000,000 of 7.75% subordinated debentures due 2004 (completed on January 14, 1994) and (iv) the repurchase by HUBCO of shares of its Common Stock at a cost of $9,869,000 under its stock repurchase program with respect to repurchases that occurred between January 1 and January 24, 1994. See "PRO FORMA COMBINED CONDENSED UNAUDITED FINANCIAL STATEMENTS". Pro forma per share amounts have been determined based on the assumption set forth in the Pro Forma Combined Condensed Unaudited Financial Statements, including the assumption that 829,995 shares of HUBCO Preferred

Stock are issued in the Merger. To the extent that the table presents data reflecting conversion of the HUBCO Preferred Stock, it has been further assumed that each share of HUBCO Preferred Stock will be converted into one share of HUBCO Common Stock. Upon consummation of the Statewide Acquisition, Statewide will cease to be a mutual financial institution and instead will issue stock to be held by HUBCO. For purposes of this table, it has been assumed that in the Statewide Acquisition HUBCO will issue 1,944,444 shares of HUBCO Common Stock at a subscription price of $18.00 per share for aggregate consideration, before expenses, of $35 million. While pro forma information about Statewide is included in the following table, there can be no assurance that the Statewide Acquisition will be consummated. Consummation of the Merger is not conditioned upon the Statewide Acquisition. See "INTRODUCTION--Statewide Acquisition."

     The actual pro forma and pro forma equivalent per share data included in the table should be read in conjunction with the financial statements of HUBCO, Washington and Statewide, the pro forma combined condensed financial statements of HUBCO, Washington and Statewide, and the related notes accompanying such financial statements, all of which are incorporated by reference herein or appear elsewhere herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA COMBINED CONDENSED UNAUDITED FINANCIAL STATEMENTS" and APPENDIX E. The pro forma data presented below is not necessarily indicative of the results that would actually have been attained if the Merger and the Statewide Acquisition had been consummated as of January 1, 1993, or results that may be attained in the future.

                                                        For the Year Ending
                                                         December 31, 1993
                                                        -------------------
CASH DIVIDENDS PER:
 Common Share of HUBCO--Actual (1) . . . . . . . . .         $ .47
 Common Share of Washington--Actual (1). . . . . . .            --
 Common Share of Washington converted into HUBCO
  Preferred Stock, pro forma (1)(2). . . . . . . . .           .97
 Common Share of Washington, converted into HUBCO
  Common Stock, pro forma (1)(3)(4)                            .32

NET INCOME PER:
 Common Share of HUBCO--Actual . . . . . . . . . . .          2.06
 Common Share of Washington--Actual. . . . . . . . .          1.23

 HUBCO and Washington pro forma (5):
  Common Share of HUBCO--primary . . . . . . . . . .          2.17
  Common Share of HUBCO--fully diluted . . . . . . .          2.11
  Common Share of Washington converted into HUBCO
   Common Stock (3)(6) . . . . . . . . . . . . . . .          1.42

 HUBCO, Washington and Statewide pro forma(7):
  Common Share of HUBCO--primary . . . . . . . . . .          2.53
  Common Share of HUBCO--fully diluted . . . . . . .          2.46
  Common Share of Washington converted into HUBCO
   Common Stock (3)(6) . . . . . . . . . . . . . . .          1.65

NET BOOK VALUE PER:                               As of December 31, 1993
                                                  -----------------------
 Common Share of HUBCO--Pro Forma (8). . . . . . . .        $11.35
 Common Share of Washington--Actual. . . . . . . . .         14.53

 HUBCO and Washington pro forma (5)
  Common Share of HUBCO. . . . . . . . . . . . . . .         11.35
  Common Share of Washington converted into HUBCO
   Common Stock (3)(9) . . . . . . . . . . . . . . .          7.61

 HUBCO, Washington and Statewide pro forma (6)
  Common Share of HUBCO. . . . . . . . . . . . . . .         12.60
  Common Share of Washington converted into HUBCO
   Common Stock (3)(9) . . . . . . . . . . . . . . .          8.45

PRO FORMA EQUIVALENT VALUE OF SERIES A PREFERRED
 STOCK, BASED SOLELY UPON $24.00 REDEMPTION PRICE
 FOR PREFERRED STOCK (2)(10) . . . . . . . . . . . .        $16.10

                                           (Footnotes start on next page)

- ----------
 (1) For information regarding HUBCO's and Washington's dividends, and the market price of HUBCO Common Stock, see "Comparative Market Price Data." The initial dividend rate on the HUBCO Preferred Stock will depend on the average closing price of the HUBCO Common Stock as quoted on NASDAQ during a twenty (20) business day period ending shortly before the Effective Time. Such rate will be reset shortly after the annual anniversary date of the Effective Time. See "DESCRIPTION OF HUBCO PREFERRED STOCK." For purposes of this table, the dividend on the HUBCO Preferred Stock reflects (i) the dividend that would be payable if such average price equalled the closing price of HUBCO Common Stock on April , 1994 (the "Assumed Dividend") multiplied by the exchange ratio of 0.6708. The equivalent dividend in fact may range from $.67 to $1.13 depending on the actual average closing price of the HUBCO Common Stock.

 (2) This pro forma equivalent calculation assumes the conversion of a share of Washington Common Stock into 0.6708 shares of HUBCO Preferred Stock.

 (3) This pro forma equivalent calculation assumes the conversion of a share of Washington Common Stock into 0.6708 shares of HUBCO Preferred Stock and thereafter the conversion of the 0.6708 shares of HUBCO Preferred Stock into 0.6708 shares of HUBCO Common Stock.

 (4) The dividend rate shown assumes the HUBCO Preferred Stock is converted into HUBCO Common Stock and is based on the $.47 of cash dividends paid by HUBCO on its Common Stock during the calendar year 1993. See "Comparative Market Price Data" for the history of dividends paid by HUBCO since 1992.

 (5) The pro forma information shown here assumes only that HUBCO and Washington are combined and does not take into account the effect of the Statewide Acquisition.

 (6) The net income per Common Share of Washington is shown assuming conversion of a share of the Washington Common Stock into HUBCO Preferred Stock and the subsequent conversion of the HUBCO Preferred Stock into HUBCO Common Stock. Preferred stock does not normally have ascribed to it an income per share.

 (7) The information shown reflects the combination of HUBCO, Washington and Statewide.

 (8) The information shown reflects the actual book value of HUBCO Common Stock as of December 31, 1993, with pro forma adjustments for the sale of $25,000,000 in subordinated debt, the repurchase of HUBCO Common Stock on or after January 1, 1994 and consummation of the Merger. See "PRO FORMA COMBINED CONDENSED UNAUDITED FINANCIAL STATEMENTS."

 (9) The net book value per common share of Washington is only shown assuming conversion of the Washington Common Stock into HUBCO Preferred Stock and the subsequent conversion of the HUBCO Preferred Stock into HUBCO Common Stock, since preferred stock has ascribed to it only a liquidation preference and does not reflect a net book value.

(10) This value assumes that the HUBCO Preferred Stock is redeemed at $24.00 per share and that at the time of redemption no accumulated and unpaid dividends are outstanding.

                                SELECTED FINANCIAL DATA

     The following tables present selected consolidated financial and other data of HUBCO, Washington and Statewide. Results of operations for the nine months ended December 31, 1993 for Statewide are derived in part from the unaudited consolidated financial statements included in Appendix E of this Proxy Statement-Prospectus. The interim data have been prepared on the same basis as the other consolidated financial statements of Statewide presented in Appendix E. The Management of Statewide has represented that such data includes all adjustments (consisting solely of normal recurring accruals except for the effects of the adoption of Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes") necessary for a fair presentation of the results for the unaudited periods. The results of operations for the period ended December 31, 1993 for Statewide are not necessarily indicative of the results that may be expected for any other period.

                                 SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO

                                                   Years Ended December 31,
                                              1993      1992       1991       1990      1989
                                           ---------------------------------------------------
                                                 (In thousands except per share amounts)
Earnings Summary:
Interest income . . . . . . . . . .      $   67,759  $ 67,646   $ 51,759   $ 49,809  $ 51,113
Interest expense. . . . . . . . . .          20,741    26,633     25,287     26,818    27,820
                                           --------  --------   --------   --------  --------
Net interest income . . . . . . . .          47,018    41,013     26,472     22,991    23,293
Provision for possible loan losses.           3,600     4,116      2,312      4,150     1,860
                                           --------  --------   --------   --------  --------
Net interest income after provision for
 possible loan losses . . . . . . .          43,418    36,897     24,160     18,841    21,433
Other income. . . . . . . . . . . .           8,606     7,657      5,471      4,532     4,196
Other expenses. . . . . . . . . . .          29,971    34,349     22,274     20,013    19,863
                                           --------  --------   --------   --------  --------
Income before income taxes. . . . .          22,053    10,205      7,357      3,360     5,766
Income tax provision. . . . . . . .           7,851       564      2,336      1,145     2,457
                                           --------  --------   --------   --------  --------
Net Income. . . . . . . . . . . . .      $   14,202  $  9,641   $  5,021   $  2,215  $  3,309
                                           ========  ========   ========   ========  ========
Per Share Data:
Weighted average common shares
 outstanding. . . . . . . . . . . .           6,909     6,091      4,955      4,941     4,969
Net income per common share(1). . .           $2.06     $1.58      $1.01      $0.45     $0.67
Cash dividends per common share(1).           $0.47     $0.40      $0.33      $0.33     $0.33
Balance Sheet Summary:
Investment securities . . . . . . .      $  426,685  $322,522   $138,915   $150,536  $ 89,177
Loans, net. . . . . . . . . . . . .         529,390   513,448    465,883    371,700   369,232
Total assets. . . . . . . . . . . .       1,041,825   931,911    673,159    595,128   548,132
Deposits. . . . . . . . . . . . . .         935,688   843,226    608,857    512,823   484,192
Stockholders' equity. . . . . . . .          78,954    68,313     41,099     37,567    37,400
Performance Ratios:
Return on average assets. . . . . .            1.44%     1.05%      0.82%      0.40%     0.62%
Return on average equity. . . . . .           19.34     17.38      12.75       5.89      8.91
Dividend payout . . . . . . . . . .           23.00     25.04      33.44      73.63     49.65
Average equity to average assets. .            7.44      6.04       6.45       6.85      7.00
Net interest margin(2). . . . . . .            5.20      4.97       4.94       4.72      4.92
Asset Quality Ratios:
Allowance for possible loan losses to
 total loans, net(3). . . . . . . .            2.04      1.48       1.44       1.41       .82
Allowance for possible loan losses to
 non-performing loans(4). . . . . .          118.10     96.10      75.53      52.71     58.93
Allowance for possible loan losses to
 non-performing assets (excluding loans
 past due 90 days or more and
 accruing). . . . . . . . . . . . .          107.87     98.04      50.10      39.39     90.40
Non-performing loans to total loans,
 net(3)(4). . . . . . . . . . . . .            1.73      1.54       1.90       2.67      1.38
Non-performing assets to total
 loans, net plus other real
 estate(3)(5) . . . . . . . . . . .            2.16      1.78       3.09       3.77      1.38
Non-performing assets (excluding loans
 past due 90 days or more and accruing)
 to total loans, net plus other real
 estate(3)(5) . . . . . . . . . . .            1.88      1.51       2.84       3.53       .90
Net charge-offs to average loans,
 net. . . . . . . . . . . . . . . .             .15       .91        .58        .54       .28
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividend
 Requirements(6)
  Excluding Interest on Deposits. .           33.91     13.37       8.31       3.85      4.68
  Including Interest on Deposits. .            2.05      1.38       1.29       1.12      1.21
- --------------

(1)  Income per share and dividends paid have been restated to reflect a 10% stock dividend paid
     June 1, 1993.
(2)  Computed on a tax equivalent basis.
(3)  Total loans are net of unearned income and deferred loan fees.
(4)  Non-performing loans include non-accruing loans, loans past due 90 days or more and accruing and renegotiated loans.
(5)  Non-performing assets include non-performing loans plus other real estate.
(6)  The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing the sum of income before taxes, fixed charges and preferred dividends by the sum of fixed charges and preferred dividends. Fixed charges represents interest expenses
     (including interest attributable to capital leases, the estimated interest component of operating lease rental payments and both excluding and including interest on deposits). Prior to the Merger, HUBCO will not have issued any preferred stock. Accordingly, HUBCO's ratios include no amount with respect to preferred dividends.

                              SELECTED CONSOLIDATED FINANCIAL DATA OF WASHINGTON

                                                    Year Ended December 31,
                                    ------------------------------------------------------
                                         1993      1992      1991         1990       1989
                                         ----      ----      ----         ----       ----
                                           (dollars in thousands, except per share data)
Operating Data:
Interest income . . . . . . . . . .   $ 18,557  $ 21,879   $ 27,594    $ 31,301   $ 33,142
Interest expense. . . . . . . . . .      8,812    12,190     19,119      22,543     23,730
                                      --------  --------   --------    --------   --------
Net interest income . . . . . . . .      9,745     9,689      8,475       8,758      9,412
Provision for losses on loans . . .        420     1,100      1,500       2,350      6,927
                                      --------  --------   --------    --------   --------
Net interest income after provision
 for losses on loans. . . . . . . .      9,325     8,589      6,975       6,408      2,485
Other income. . . . . . . . . . . .        949     2,290      2,569         859        585
Other expenses. . . . . . . . . . .      8,768     8,694      9,306      10,674      7,959
                                      --------  --------   --------    --------   --------
Income/(loss) before income taxes,
 extraordinary items and change in
 accounting principle . . . . . . .     1,506      2,185        238     (3,407)    (4,889)
Income tax expense/(benefit). . . .    (1,018)       628        552     (1,538)      (989)
                                      --------  --------   --------    --------   --------
Income/(loss) before extraordinary
 items and change in accounting
 principle. . . . . . . . . . . . .      2,524     1,557      (314)     (1,869)    (3,900)
Extraordinary items . . . . . . . .        --        539    (1,034)        --         --
Change in accounting principle. . .        300       --        --          --         --
Net income/(loss) . . . . . . . . .    $ 2,824   $ 2,096   $(1,348)    $(1,869)   $(3,900)
                                       =======   =======   ========    ========   ========
Per Share Data:
Weighted average number of common
 shares outstanding (in thousands).      2,297     2,276     2,264       2,264      2,262
Dividends per share.. . . . . . . .    $   --    $   --    $   --      $  0.07    $  0.28
Income per share:
 Income/(loss) before extraordinary
 item and cumulative effect of change
 in accounting principle. . . . . .    $  1.10   $  0.68   $ (0.14)    $ (0.83)   $ (1.72)
 Extraordinary items. . . . . . . .        --       0.24     (0.46)        --         --
 Cumulative effect of change in
  accounting principle. . . . . . .        .13       --        --          --         --
                                      --------  --------   --------    --------   --------
 Net income/(loss) per share. . . .    $  1.23   $  0.92   $ (0.60)    $ (0.83)   $ (1.72)
                                      ========  ========   ========    ========   ========
Balance Sheet Summary:
Investment and mortgage-backed
 securities . . . . . . . . . . . .   $ 92,264  $ 67,576   $ 56,455    $ 79,904   $ 57,677
Loans, net. . . . . . . . . . . . .    170,185   191,501    195,508     230,557    244,714
Total assets. . . . . . . . . . . .    282,635   285,771    293,727     337,626    351,281
Deposits. . . . . . . . . . . . . .    246,043   252,623    259,021     275,327    273,383
Advances from FHLB. . . . . . . . .        400       --         --       28,500     40,500
Stockholders' equity. . . . . . . .     33,541    30,469     28,216      29,215     30,830
Performance Ratios:
Return on average assets. . . . . .       0.99%     0.72%     (0.42%)     (0.54%)    (1.08%)
Return on average equity. . . . . .       8.98      7.21      (4.72)      (6.16)    (11.16)
Dividend payout . . . . . . . . . .        --        --         --        (8.43)    (16.54)
Average equity to average assets. .      11.04     10.03       8.91        8.78       9.70
Net interest margin . . . . . . . .       3.58      3.55       2.80        2.65       2.69
Asset Quality Ratios:
Allowance for losses on loans to
 total loans, net . . . . . . . . .       1.66%     1.45%      1.53%       1.12%      1.93%
Allowance for losses on loans to
 non-performing loans . . . . . . .      21.84     31.52      17.97       14.86      27.01
Allowance for losses on loans and REO
 to non-performing assets . . . . .      21.49     19.39      14.14       12.00      18.77
Non-performing loans to total loans,
 net. . . . . . . . . . . . . . . .       7.61      4.60       8.51        7.52       7.14
Non-performing assets to total loans,
 net plus other real estate, net. .      11.30     10.66      14.03       11.83       9.96
Net charge-offs to average loans,
 net. . . . . . . . . . . . . . . .       0.19      0.66       0.47        1.89       2.07

                                        SELECTED CONSOLIDATED FINANCIAL DATA OF STATEWIDE

                                             Nine Months Ended
                                               December 31,                     Year Ended March 31,
                                             -----------------    -------------------------------------------------
                                              1993      1992      1993       1992      1991       1990       1989
                                              ----      ----      ----       ----      ----       ----       ----
                                                                        (In thousands)
Consolidated Statement of Operations:
 Interest and dividend income . . . . . . .$ 26,120  $ 30,860  $ 39,822   $ 44,400   $ 48,150   $ 52,202   $ 56,452
 Interest expense . . . . . . . . . . . . .  12,857    17,073    21,829     30,605     37,387     42,252     42,928
                                            -------   -------  --------   --------   --------   --------   --------
 Net interest and dividend income before
  provision for loan losses . . . . . . . .  13,263    13,787    17,993     13,795     10,763      9,950     13,524
 Provision for loan losses. . . . . . . . .     360       182       193      1,933        186      3,762        194
                                            -------   -------  --------   --------   --------   --------   --------
 Net interest and dividend income after
  provision for loan losses . . . . . . . .  12,903    13,605    17,800     11,862     10,577      6,188     13,330
 Other income . . . . . . . . . . . . . . .   1,102     1,402     2,010      3,564      1,739      4,122     (2,720)
 Operating expenses . . . . . . . . . . . .   9,045     8,911    12,233     12,964     13,611     13,386     11,586
                                            -------   -------  --------   --------   --------   --------   --------
 Income (loss) before income taxes
  and extraordinary credit. . . . . . . . .   4,960     6,096     7,577      2,462     (1,295)    (3,076)      (976)
 Income taxes . . . . . . . . . . . . . . .   1,700     2,052     2,490      1,461         35         77         64
 Income before extraordinary credit and
  change in accounting principle. . . . . .   3,260     4,044     5,087      1,001     (1,330)    (3,153)    (1,040)
 Extraordinary credit from utilization of
  net operating loss carryforward . . . . .       0         0         0      1,233          0          0          0
                                            -------   -------  --------   --------   --------   --------   --------
 Cumulative effect of change in
  accounting principle. . . . . . . . . . .     669         0         0          0          0          0          0
 Net income (loss). . . . . . . . . . . . .$  3,929  $  4,044  $  5,087   $  2,234   $ (1,330)  $ (3,153)  $ (1,040)
                                            =======  ========  ========   ========   ========   ========   ========

                                              At December 31,                       At March 31,
                                             -----------------    ------------------------------------------------
                                              1993      1992      1993       1992      1991       1990       1989
                                              ----      ----      ----       ----      ----       ----       ----
                                                                        (In thousands)
Consolidated Statement of
 Financial Condition:
 Total assets . . . . . . . . . . . . . . .$500,275  $525,596  $517,885   $531,785   $529,225   $564,786   $599,125
 Deposits . . . . . . . . . . . . . . . . . 425,802   443,210   440,034    460,926    454,783    484,939    488,317
 Investment securities. . . . . . . . . . .  46,176    24,954    18,224     23,945     23,580     38,694     37,764
 Mortgage-backed securities available
  for sale. . . . . . . . . . . . . . . . .   4,789         0     7,517          0          0          0          0
 Mortgage-backed securities . . . . . . . . 201,397   205,644   208,248    180,304    142,693    133,331    141,526
 Loans receivable, net. . . . . . . . . . . 186,453   240,012   230,929    264,914    308,905    343,320    373,547
 Federal Home Loan Bank advances. . . . . .  39,367    51,667    45,092     43,392     49,192     46,492     52,792
 Retained earnings, substantially
  restricted. . . . . . . . . . . . . . . .  32,240    27,268    28,312     23,225     20,991     22,321     25,474
Selected Financial Ratios:
 Return on average total assets . . . . . .    1.03%     1.01%     0.96%      0.42%     (0.24)%    (0.54)%    (0.16)%
 Return on average retained earnings. . . .   17.16     21.20     19.43      10.16      (6.14)    (12.19)     (3.90)
 Average retained earnings to average
  total assets. . . . . . . . . . . . . . .    6.02      4.78      4.95       4.15       3.98       4.42       4.21
 Allowance for loan losses to total loans
  at end of period. . . . . . . . . . . . .    0.58      0.16      0.59       0.69       0.54       0.57       0.02
 Nonperforming loans to total loans at
  end of period . . . . . . . . . . . . . .    1.44      1.79      1.23       1.22       4.17       2.24       0.71
 Allowance for loan losses to
  nonperforming loans . . . . . . . . . . .   40.22     40.35     47.23      56.42      13.00      25.49       2.85
 Nonperforming assets to total loans and
  real estate owned . . . . . . . . . . . .    6.28      5.86      5.77       6.51       7.10       4.58       0.82
Other Data:
 Number of:
  Outstanding real estate loans originated    1,966     2,357     2,280      2,578      2,851      3,058      3,199
  Deposit accounts. . . . . . . . . . . . .  49,215    54,580    50,807     56,671     56,531     60,996     64,560
  Full service offices open . . . . . . . .      13        13        13         13         13         13         15

                            SUMMARY SELECTED PRO FORMA DATA

     The following table represents certain unaudited pro forma combined financial information from the Pro Forma Combined Condensed Statement of Income for the year ended December 31, 1993 and from the Pro Forma Combined Condensed Statement of Condition at December 31, 1993, in each case after giving effect to: (i) in the first column, the Merger, and in the second column, both the Merger and the Statewide Acquisition, (ii) the issuance by HUBCO of $25,000,000 of 7.75% subordinated debentures due 2004 (completed on January 14, 1994) and (iii) the purchase by HUBCO of shares of its Common Stock at a cost of $9,869,000 under its stock repurchase program, as if such transactions had been consummated on January 1, 1993 (with respect to such repurchases that occurred between January 1 and January 24, 1994). The pro forma information is based on the historical financial statements of HUBCO, Statewide and Washington after giving effect, using the purchase method of accounting, to, in the first column, the Merger, and in the second column, both the Merger and the Statewide Acquisition, as well as the above mentioned issuance of subordinated debentures and stock repurchases. Such information is based upon the assumptions and adjustments which are set forth elsewhere in this Proxy Statement--Prospectus. See "PRO FORMA COMBINED CONDENSED UNAUDITED FINANCIAL STATEMENTS". The pro forma financial information assumes that the gross proceeds from the sale of HUBCO Common Stock in connection with the Statewide Acquisition will total $35 million, that 1,944,444 shares of HUBCO Common Stock will be sold as part of the Statewide Acquisition at a subscription price of $18.00 per share and that HUBCO will pay an aggregate of $40,397,000, including the issuance of a total of 829,995 shares of Preferred Stock in connection with its acquisition of Washington. In addition, the pro forma financial information assumes net proceeds of $24,671,000 from the issuance of the $25,000,000 of subordinated debentures. While pro forma information about Statewide is included in the following tables, there can be no assurance that the Statewide Acquisition will be consummated and consummation of the Merger is not conditioned upon the Statewide Acquisition. See "INTRODUCTION--Statewide Acquisition.

     Also presented are certain selected ratios derived from the pro forma information which should be read and compared to HUBCO's historical information. See "SELECTED FINANCIAL DATA."

     The unaudited pro forma information should be read in conjunction with the consolidated financial statements and related notes included and incorporated by reference in this Proxy Statement-Prospectus. The pro forma information in not necessarily indicative of operating results which would have been achieved had the above transactions been consummated as of the beginning of such periods presented and should not be construed as being representative of future periods.

                           PRO FORMA COMBINED UNAUDITED FINANCIAL INFORMATION

                                                              Year Ended December 31, 1993
                                                              ----------------------------
                                                                                 Pro Forma
                                                                Pro Forma        Combined
                                                                Combined          Hubco,
                                                                Hubco and       Washington
                                                               Washington        Statewide
                                                               ----------       ----------
                                                                  (Dollars in Thousands,
                                                                 Except Per Share Amounts)
RESULTS OF OPERATIONS:
 Net interest income before provision for loan losses . . . . $   55,914       $   75,042
 Provision for possible loan losses . . . . . . . . . . . . .      4,020            4,740
 Net interest income after provision for possible loan
  losses. . . . . . . . . . . . . . . . . . . . . . . . . . .     51,894           70,302
 Income before income taxes . . . . . . . . . . . . . . . . .     22,171           33,683
 Net income before cumulative effect of change in accounting
  principle . . . . . . . . . . . . . . . . . . . . . . . . .     15,865           23,212
FINANCIAL CONDITION AT END OF PERIOD:
 Total assets . . . . . . . . . . . . . . . . . . . . . . . .  1,334,128        1,821,724
 Total deposits . . . . . . . . . . . . . . . . . . . . . . .  1,183,720        1,612,023
 Total stockholders' equity . . . . . . . . . . . . . . . . .     93,576          126,203
PER SHARE DATA:
 Net income per common share--primary(4). . . . . . . . . . .       2.17             2.53
 Net income per common share--fully diluted . . . . . . . . .       2.11             2.46
 Book value per common share. . . . . . . . . . . . . . . . .      11.35            12.60
SELECTED RATIOS:(1)
 Performance ratios:
  Return on assets. . . . . . . . . . . . . . . . . . . . . .       1.19%            1.27%
  Return on common stockholders' equity . . . . . . . . . . .      21.54            21.84
 Capital adequacy ratios:
  Total stockholders' equity to assets. . . . . . . . . . . .       7.01             6.93
  Tier 1 leverage ratio . . . . . . . . . . . . . . . . . . .       7.18             6.97
 Risk-based capital ratios:
  Tier 1 capital. . . . . . . . . . . . . . . . . . . . . . .      12.89            14.55
  Total capital . . . . . . . . . . . . . . . . . . . . . . .      17.78            18.81
 Asset quality ratios:
  Allowance for possible loan losses to total loans, net. . .       1.94             1.64
  Non-performing assets to total loans net plus other
   real estate(2) . . . . . . . . . . . . . . . . . . . . . .       4.00             4.01
  Non-performing assets to total assets . . . . . . . . . . .       2.14             2.01
  Allowance for possible loan losses to non-performing
   loans(3) . . . . . . . . . . . . . . . . . . . . . . . . .      71.39            67.51
 Asset quality ratios: (5)
  Allowance for possible loan losses to total loans, net. . .       1.96             1.64
  Non-performing assets to total loans net plus other real
   estate(2). . . . . . . . . . . . . . . . . . . . . . . . .       3.18             2.80
  Non-performing assets to total assets . . . . . . . . . . .       1.69             1.39
  Allowance for possible loan losses to non-performing
   loans(3) . . . . . . . . . . . . . . . . . . . . . . . . .     104.08            93.11
- -------------

(1)  Ratios are based on period end.
(2)  Non-performing assets consist of non-accruing loans, loans past due 90 days and still accruing, renegotiated loans and real estate acquired in settlement of loans, including in-substance foreclosures.
(3)  Non-performing loans consist of non-accruing loans, loans past due 90 days and still accruing and renegotiated loans.
(4)  After payment of dividends on HUBCO Preferred Stock of $1,394 (representing an annual dividend of $1.68 per share), the maximum dividend payable under the Merger Agreement.
(5)  Assuming Hubco completes the intended sale of non-performing assets on which a reserve for liquidation has been recorded, the asset quality ratios would be as shown.

                                SPECIAL CONSIDERATIONS

     The following factors, among others described throughout this Proxy Statement-Prospectus, should be considered carefully by stockholders of Washington.

Significant Impact of Acquisitions on HUBCO

     HUBCO's profitability and its financial condition may be significantly impacted by the continuing implementation of its acquisition strategy and by the consummation of the Merger and the Statewide Acquisition.

     If the Merger and the Statewide Acquisition are both consummated, HUBCO will add 21 branch offices (some of which it may close) and approximately $780 million in assets, increasing HUBCO's branches by more than 50% and its assets by 75%. While HUBCO has successfully absorbed smaller institutions in the recent past, no assurance can be given that HUBCO will be able to efficiently integrate the operations of Washington and Statewide with HUBCO's operations or to operate the resulting entity profitably.

     Moreover, it is likely that an expansion of this magnitude will necessi-tate substantially increased staffing in HUBCO's operations. While HUBCO's management team has developed substantial experience and skill in integrating acquired institutions and their personnel into HUBCO, given the significant impact on operations which would result from the Merger and the Statewide Acquisition, there can be no assurances that HUBCO's management will be able to manage the combination of HUBCO, Washington and Statewide to achieve the level of personnel integration or the cost savings achieved in its previous acquisitions.

     In addition to the other challenges presented by the acquisitions of Washington and Statewide, both institutions have a significant volume of non-performing assets, including non-accrual loans and real estate acquired in connection with collection actions on loans ("OREO properties"). At December 31, 1993, HUBCO had $11.5 million in non-performing assets, Washington had $20.0 million and Statewide had $12.5 million. There can be no assurance that HUBCO's management will be able to deal with these problem assets effectively or profitably. Moreover, the acquisitions, taken as if they were consummated at December 31, 1993, will increase HUBCO's ratio of non-performing assets to total loans and ORE from 2.20% to 4.01% and will decrease HUBCO's coverage ratio on its allowance for possible loan losses to non-performing loans from 118.10% to 67.51%. While HUBCO expects to take aggressive action to sell and resolve the acquired non-performing assets. If HUBCO completes the intended sale of non-performing assets on which a reserve for liquidation has been recorded, the asset quality ratios would be as shown at the bottom of the previous page under the caption "PRO FORMA COMBINED UNAUDITED FINANCIAL INFORMATION." No assurance can be given that the actions of HUBCO's management will substantially lessen HUBCO's exposure to non-performing assets acquired in these transactions.

     Acquisition Strategy. HUBCO seeks to enhance profitability and build market share through both internal growth and acquisitions. HUBCO's acquisi-tion philosophy is to seek in-market or contiguous market opportunities which can be accomplished with little dilution to earnings. Since October of 1990, HUBCO has acquired assets and liabilities from six other financial institu-tions, through both government-assisted and private transactions. Both the Merger and the Statewide Acquisition represent traditional private transac-tions which present a different level of risk than government-assisted transactions. HUBCO has advised Washington that it intends to continue to seek acquisition opportunities that arise in its market area. There can be no assurance that HUBCO will be able to acquire additional financial institutions or, if additional financial institutions are acquired, that these acquisitions can be managed successfully to enhance the profitability of HUBCO.

     When evaluating acquisitions, HUBCO has advised Washington that it conducts a due diligence review to attempt to identify both risks and income potential and then attempts to structure a transaction which allows it to manage the risks while earning a fair return on the investment. The success of HUBCO's acquisition strategy depends on management's skill in identifying, analyzing, bidding on and acquiring banking entities or the assets and liabilities of such entities being sold by federal regulators, integrating such entities, assets and liabilities into HUBCO, and causing the resulting entity as a whole to operate profitably. In light of this acquisition strate-gy, Washington stockholders should not rely upon the financial information regarding HUBCO, Washington and Statewide contained or incorporated by reference in this Proxy Statement-Prospectus as necessarily being indicative of future operating results of the combined entities.

     Proposed Acquisition of Statewide. Upon consummation of the Statewide Acquisition, HUBCO's total assets will increase by approximately $507 million, resulting in a 48.7% increase in HUBCO's asset base from its level at


December 31, 1993. An expansion of this magnitude will result in major changes in HUBCO's financial situation. Unlike most of HUBCO's other recent acquisi-tions, the Statewide Acquisition does not afford HUBCO the right to acquire only those loans of the acquired institution which HUBCO desires to retain. See Appendix E.

     Non-Performing Asset. At December 31, 1993, Washington had $20.0 million of non-performing assets, including one nonperforming asset of approximately $9 million. The Internal Revenue Service, which rents the building which secures Washington's largest non-performing asset, has announced that the site will be converted into a customer service center with a potential loss of 2,500 permanent and seasonal jobs. If the Merger is consummated, there can be no assurance that this non-performing loan or other non-performing assets of HUBCO, Washington and Statewide will not have a material adverse impact upon HUBCO's financial performance. The parties have agreed to cooperate to market this non-performing loan so that the Bank is in a position to sell the loan following the Effective Time of the Merger. No assurance can be given, however, that the Bank will be able to sell such loan or about the terms of any such sale.

Potential Impact of Changes in Interest Rate Environment

     Significant changes in the interest rate environment, especially a continuation of the recent increases in interest rates, may have a negative impact upon the profitability of HUBCO and that impact may be magnified by the acquisitions of Washington and/or Statewide. In part, HUBCO has managed to become more profitable because it has increased its net interest margin in a falling rate environment. While HUBCO's management has taken some precautions to limit the impact of upward swings in interest rates, there can be no assurance that HUBCO could continue to perform as well if interest rates were to continue to rise. Washington and Statewide both reported losses in the years 1989, 1990 and 1991 and both reported profits in the periods since 1991 as interest rates were falling. Moreover, both Washington and Statewide have a significant amount of their assets deployed in fixed rate instruments in their investment and loan portfolios and these instruments have helped their earnings as rates have fallen. While HUBCO may take certain actions to limit its exposure to interest rate increases after the consummation of the acquisi-tions, a continued rise in interest rates could have a material adverse effect on HUBCO's financial performance, especially after the consummation of both acquisitions.

Proposed Legislation; Impact on the Statewide Acquisition

     Statewide Savings Bank, S.L.A., as part of the Statewide Acquisition, will become a New Jersey chartered, savings bank that is subject to regulation by the Department and the FDIC. Statewide's plan of conversion was prepared in accordance with the regulations of the Department and approved by the Commis-sioner of Banking. Statewide, as part of the Statewide Acquisition, must convert from a mutual savings bank to a state-chartered stock savings bank. On November 22, 1993, a bill was introduced in the United States House of Representatives entitled the "Mutual Bank Conversion Act". The proposed legislation provides that no state-chartered savings bank may convert from a mutual form to the stock form on or after November 22, 1993, except in accordance with regulations adopted by the FDIC. Other legislation was introduced in the United States Senate which would, among other things, reduce the compensation available to directors and officers of a mutual institution participating in a conversion transaction. In late January, 1994, the FDIC announced a new policy on conversions and followed that policy with an interim rule requiring the filing of notice applications with the FDIC for all conversions of state savings banks from mutual to stock form. The Office of Thrift Supervision ("OTS") separately adopted a new policy imposing a morato-rium on merger conversions of state savings and loan associations and federal savings banks, both of which are subject to OTS jurisdiction. The OTS has prepared a draft of a new regulation limiting compensation to directors and officers in conversion transactions and making permanent the moratorium on merger conversions, including merger conversions for which applications have been submitted. For pending applications, the new draft regulation permits waivers for good cause shown. Statewide submitted a notice application to the FDIC with respect to its conversion, which the FDIC deemed complete on March 25, 1994. In light of the regulatory and legislative activity, HUBCO and Statewide thereafter amended the Statewide Acquisition Agreement to delete the award of all stock-based compensation to the directors and executive officers of Statewide. However, HUBCO has indicated that it believes it is in the best interests of HUBCO and its shareholders that the directors and executive officers of Statewide receive some incentive compensation, including possibly stock-based compensation, and has proposed procedures to make such a recommen-dation after consummation of the Statewide Acquisition. HUBCO believes, based on these changes, that Statewide's conversion application will be recommended for approval by the staff of the FDIC, although there can be no assurance that the staff will recommend approval. The FDIC staff has indicated to HUBCO and Statewide

that conversion applications will be submitted for approval to the FDIC Board. The OTS has expressed strong objections to merger conversions generally and the Director of the OTS is a member of the FDIC Board. Because of the proposed legislation, the intensified scrutiny of conversions by the FDIC, the OTS draft regulations and the objections of the OTS to merger conversions, there can be no assurance that the Statewide Acquisition will occur or, if it were to occur, when it may take place. If the Statewide Acquisition does take place, the former directors and executive officers of Statewide may be granted compensation, including stock-based compensation, subject to the approval of HUBCO's shareholders at their next annual meeting.

Adverse Impact on HUBCO's Earnings If Statewide Acquisition Terminated

     The proposed acquisition of Statewide has taken HUBCO longer than HUBCO anticipated due to a variety of factors. As a consequence, HUBCO has incurred and continues to incur substantial expenses for legal, accounting and printing costs in connection with the Statewide Acquisition. If the Statewide Acquisi-tion is not consummated, these expenses, which have been capitalized, would adversely impact the Company's earnings and there probably would be a decline in earnings for the quarter in which the Statewide Acquisition agreement was terminated. Throughout the last two years, HUBCO has reported increases in quarter-to-quarter earnings.


                                  INTRODUCTION

General

     This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $.10 per share ("Washington Common Stock"), of Washington Bancorp, Inc., a Delaware corporation ("Washington"), in connection with the solicitation of proxies by the Board of Directors of Washington (the "Board") for use at the Annual Meeting of Washington's stockholders to be held
at Schuetzen Park, North Bergen, New Jersey on       , 1994 at 10:00 a.m., and
at any adjournments or postponements thereof (the "Meeting").

     At the Meeting, the holders of record of Washington Common Stock as of
the close of business on    , 1994 (the "Record Date") will consider and vote
upon a proposal (the "Merger Proposal") to approve the Agreement and Plan of Merger, dated as of November 8, 1993 , as amended (the "Merger Agreement"), by and among HUBCO, Inc., a New Jersey corporation ("HUBCO"), Hudson United Bank, a New Jersey commercial bank (the "Bank") and a wholly-owned subsidiary of HUBCO, Washington Savings Bank, a New Jersey savings bank and wholly-owned subsidiary of Washington (the "Savings Bank"), and Washington, pursuant to which Washington will merge with and into HUBCO (the "Merger"), with HUBCO surviving the Merger, and Washington Savings Bank will merge with and into the Bank, with the Bank surviving that merger. Pursuant to the Merger Agreement, stockholders of Washington will be entitled to receive either $16.10 in cash or 0.6708 of a share of HUBCO's Series A Preferred Stock, no par value ("HUBCO Preferred Stock"), for each share of Washington Common Stock outstanding at the time that the Merger is consummated (the "Effective Time"), subject to certain allocation and election provisions set forth in the Merger Agreement. See "THE MERGER."

     In addition, at the Meeting the holders of record of Washington Common Stock as of the close of business on the Record Date will elect three direc-tors to serve until the earlier of (i) the Effective Time of the Merger or
(ii) the 1997 annual meeting of Washington stockholders or such time thereaf-ter as their successors have been elected and have qualified.

     This Proxy Statement-Prospectus also constitutes a prospectus of HUBCO in respect of the shares of HUBCO Preferred Stock issuable pursuant to the Merger.

Parties to the Merger

     HUBCO. HUBCO is a bank holding company whose principal operating subsid-iary is Hudson United Bank (the "Bank"), a state-chartered commercial bank. The corporate headquarters of HUBCO and the main office of the Bank are located 3100 Bergenline Avenue, Union City, New Jersey 07087; telephone (201) 348-2300. Incorporated in 1890, the Bank is a full service commercial bank which primarily serves small and mid-sized businesses and consumers in Northern New Jersey, its primary market area. The Bank currently operates 37 branches in Hudson, Bergen, Passaic, Essex, Middlesex and Morris counties. The deposits of the Bank are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). As of December 31, 1993, HUBCO had consolidated assets of $1.042 billion, consolidated deposits of $935.7 million and consolidated stockholders'

equity of $79.0 million. Based on assets, at December 31, 1993, HUBCO was the 12th largest commercial bank holding company headquartered in New Jersey.

     HUBCO's principal assets and sources of income are its investments in its subsidiaries. HUBCO is a legal entity separate and distinct from its subsid-iaries. There are various federal and state legal limitations on the extent to which a bank subsidiary of HUBCO may pay dividends to, finance or otherwise supply funds to HUBCO. See "COMPARATIVE MARKET PRICE DATA."

     Washington. Washington is a bank holding company subject to the Bank Holding Company Act with its principal executive offices at 101 Washington Street, Hoboken, New Jersey, telephone number (201) 659-0013. Washington conducts its operations through its sole direct subsidiary, Washington Savings Bank, a New Jersey chartered FDIC insured non-member savings bank. The Savings Bank conducts business in New Jersey through eight branches located in the counties of Bergen and Hudson. At December 31, 1993, Washington had total assets of approximately $282.6 million, consolidated total deposits of approximately $246.0 million and consolidated stockholders' equity of approxi-mately $33.5 million.

     Additional information about HUBCO and Washington and their respective subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus and in Washington's 1993 Annual Report which accompanies this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

Statewide Acquisition

     HUBCO has entered into an Acquisition Agreement with Statewide. State-wide, headquartered in Jersey City, New Jersey, was organized in 1943 as a state-chartered savings and loan association under the name First Savings and Loan Association of Jersey City. In 1973, Statewide changed its name to Statewide Savings and Loan Association, and in 1988, to Statewide Savings Bank, S.L.A. As of December 31, 1993, Statewide had total assets of $500.3 million, total deposits of $425.8 million, and total retained earnings of $32.2 million, of which $14.9 million represented goodwill. Statewide's principal business is attracting deposits and investing primarily in one to four family mortgage loans and mortgage-backed securities and, to a lesser extent, consumer loans and investment securities. Through its wholly owned subsidiary, Statewide Financial Services, Inc., Statewide also engages in the sale of annuity products. Statewide's deposits are insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC. The primary market area for Statewide includes the neighborhoods surrounding its 13 branch offices, which include Hudson, Union and Bergen Counties.

     The Statewide Acquisition is subject to various conditions. These conditions include approval of Statewide's plan of conversion by Statewide's depositors, receipt of regulatory approvals, the absence of a material adverse change in the business or financial condition of Statewide since March 31, 1993, the receipt by HUBCO and Statewide of certain legal opinions and the sale of an aggregate dollar amount of HUBCO's Common Stock equal to the appraised value of Statewide. There can be no assurance that the conditions necessary to consummate the Statewide Acquisition will be satisfied. CONSUMMATION OF THE MERGER IS NOT CONTINGENT ON CONSUMMATION OF THE STATEWIDE ACQUISITION. Consummation of the Statewide Acquisition has been delayed as a result of increased regulatory scrutiny of mutual to stock conversions and certain proposed legislation. Because of such delays, HUBCO and Statewide have extended the period during which the conversion may occur. The Agreement between HUBCO and Statewide currently provides that either HUBCO or Statewide may terminate the transaction if any required application for regulatory approval is denied or is approved with certain adverse conditions or if the conversion is not consummated by June 30, 1994.

     Statewide, as part of the Statewide Acquisition, must convert from a mutual savings bank to a state-chartered stock savings bank. On November 22, 1993, a bill was introduced in the United States House of Representatives entitled the "Mutual Bank Conversion Act". The proposed legislation provides that no state-chartered savings bank may convert from a mutual form to the stock form on or after November 22, 1993, except in accordance with regulations adopted by the FDIC. Other legislation was introduced in the United States Senate which would, among other things, reduce the compensation available to directors and officers of a mutual institution participating in a conversion transaction. In late January, 1994, the FDIC announced a new policy on conversions and followed that policy with an interim rule requiring the filing of notice applications with the FDIC for all conversions of state savings banks from mutual-to-stock form. The Office of Thrift Supervision separately adopted a new policy imposing a temporary moratorium on merger conversions of state savings and loan associations and federal savings banks, both

of which are subject to OTS jurisdiction. The OTS also has prepared a new draft regulation limiting compensation to directors and officers in conversion transactions and making permanent the moratorium on merger conversions. The draft OTS regulation applies to all pending conversions, but with respect to filed applications states that the OTS will consider waivers for good cause shown. Statewide submitted a notice application to the FDIC with respect to its conversion, which the FDIC deemed complete on March 25, 1994. In light of the regulatory and legislative activity, HUBCO and Statewide thereafter amended the Statewide Acquisition Agreement to delete the award of all stock-based compensation to the directors and executive officers of Statewide. However, HUBCO has indicated that it believes it is in the best interests of HUBCO and its shareholders that the directors and executive officers of Statewide receive some compensation, including possibly stock-based compensa-tion, and has proposed procedures to make such a recommendation after consum-mation of the Statewide Acquisition. HUBCO believes, based on these changes, that Statewide's conversion application will be recommended for approval by the staff of the FDIC, although there can be no assurance that the staff will recommend approval. The FDIC staff has indicated to HUBCO and Statewide that conversion applications will be submitted for approval to the FDIC Board. The FDIC staff has also been instructed by the Board to propose new regulations like those drafted by the OTS. The OTS has expressed strong objections to merger conversions generally and the Director of the OTS is a member of the FDIC Board. Because of the proposed legislation, the intensified scrutiny of conversions by the FDIC and the objections of the OTS to merger conversions and the OTS's new draft regulation, there can be no assurance that the Statewide Acquisition will occur or, if it were to occur, when it may take place. If the Statewide Acquisition does take place, the former directors and executive officers of Statewide may be granted compensation, including stock-based compensation, subject to the approval of HUBCO's shareholders at their next annual meeting. If the Statewide acquisition does not take place, the substantial legal, accounting and printing costs incurred by HUBCO in the proposed acquisition, which HUBCO has capitalized, would be written off and for the quarter in which such write-off occurred would adversely affect earnings, probably causing a decline in earnings to comparable quarters.


                                     THE MEETING

The Meeting

     Each copy of this Proxy Statement-Prospectus mailed to holders of Washington Common Stock is accompanied by a proxy card furnished in connection with the Washington Board's solicitation of proxies for use at the Meeting. The Meeting is scheduled to be held at Schuetzen Park, North Bergen, New
Jersey, on     , 1994 at 11:00 a.m. Only holders of record of Washington
Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting. At the Meeting, holders of Washington Common Stock will consider and vote upon (i) the Merger Proposal,
(ii) the election of directors and (iii) such other matters as may properly be brought before the Meeting. On each matter to be considered at the Meeting by holders of Washington Common Stock, including the election of directors, such holders will have one vote for each share of Washington Common Stock held of record on the Record Date. Holders of Washington Common Stock are not entitled to cumulative voting in the election of directors.

     HOLDERS OF WASHINGTON COMMON STOCK ARE REQUESTED TO PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD TO WASHINGTON IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE

     Any holder of Washington Common Stock who has delivered a proxy may revoke it any time before it is voted by (i) attending the Meeting and voting in person at the Meeting, (ii) giving notice of revocation in writing to the address noted below or (iii) submitting a signed proxy card bearing a later date than the proxy last received to Washington Bancorp, Inc., 609 Washington Street, Hoboken, New Jersey 07030, Attention: Corporate Secretary, provided that such notice or proxy card is actually received by Washington before the vote of stockholders. A proxy will not be revoked by the death or supervening incapacity of the shareholder executing the proxy unless, before the vote, the proxy is revoked by the personal representative or guardian of the stockholder. The shares of Washington represented by properly executed proxies received at or prior to the Meeting and not subsequently revoked will be voted FOR approval of the Merger Agreement and FOR the election of the proposed nominees as directors. If any other matters are properly presented for consideration at the Meeting, the persons named in the proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment, provided, however, that such discretionary authority will be exercised only to the extent permissible under applicable federal and state securities and corporation laws. As of the date of this Proxy Statement-Prospectus, Washington is unaware of any other matter to be presented at the Meeting.


     The cost of soliciting proxies from stockholders of Washington will be borne by Washington. Such solicitation will be made by mail, but also may be made by telephone or in person by the directors, officers and employees of Washington (who will receive no additional compensation for doing so). Washington will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals. Washington will also retain the services of a proxy solicitating firm. The cost of such services will depend upon the volume of usage but is not expected to exceed $10,000.

     SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

Votes Required

     Only holders of record of shares of Washington Common Stock on the Record Date will be entitled to vote at the Meeting. The affirmative vote of the holders of a majority of the Washington Common Stock outstanding on the Record Date will be required to approve the Merger Agreement. Therefore, a failure by a holder of Common Stock to return a properly executed proxy statement or to vote in person at the Meeting will have the same effect as a vote against the Merger Agreement. The affirmative vote of a plurality of the votes cast by holders of shares of Washington Common Stock represented at the Meeting is required to elect directors. For purposes of determining the votes cast with respect to any matter presented for consideration at the Meeting, including the vote with respect to the Merger, only those cast "for" or "against" will be included. Except as described in the following paragraph, abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at such Meeting.

     FAILURE BY A HOLDER OF WASHINGTON COMMON STOCK TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE MERGER AGREEMENT.

     As of March 15, 1994, there were 2,307,937 shares of Washington Common Stock outstanding and entitled to vote at the Meeting. Each such share is entitled to one vote.

     The directors and executive officers of Washington and their affiliates beneficially owned, as of March 15, 1994, 386,079 shares (or approximately 16.4% of the outstanding shares) of Washington Common Stock. HUBCO beneficial-ly owned, as of March 15, 1994, 92,000 shares (or approximately 4.0% of the outstanding shares) of Washington Common Stock. As of March 15, 1994, the directors and executive officers of HUBCO and their affiliates did not beneficially own any shares of Washington Common Stock. Also, as of that date, neither the Bank nor the Savings Bank beneficially owned any shares of Washington Common Stock directly or in a fiduciary capacity. HUBCO and the directors of Washington intend to vote their shares in favor of the Merger Agreement.

     Washington's management is not aware of any individual or entity that owned of record or beneficially more than 5% of the outstanding Washington Common Stock as of March 15, 1994.

Recommendation of the Washington Board

     The Washington Board has unanimously approved the Merger Agreement and recommends that Washington stockholders vote FOR approval of the Merger Agreement. For the reasons described below, the Washington Board believes that the Merger will provide significant value to all Washington shareholders and also will enable those who receive HUBCO Common Stock in the Merger to participate in opportunities for growth that the Washington Board believes the Merger makes possible. See "THE MERGER--Background of and Reasons for the Merger" and "--Opinions of Washington's Financial Adviser."



                                       THE MERGER

The following information, insofar as it relates to matters contained in the Merger Agreement or the Stock Option Agreement, is qualified in its entirety by reference to the Merger Agreement and the Stock Option Agreement, which are incorporated herein by reference and are attached hereto as Appendix A and Appendix B, respectively. Washington stockholders are urged to read the Merger Agreement and the Stock Option Agreement carefully.

Background of and Reasons for the Merger

     During the years ended December 31, 1988, 1989, 1990 and 1991, Washington experienced difficulties within its loan portfolio reflecting, among other things, weaknesses in the New Jersey real estate market and general

economic conditions. As a result, Washington recognized net losses in each of these years and the per share price of its Common Stock fell from $14 1/4 on November 15,1988 (the day prior to Washington's announcement of a substantial increase in its provision for possible loan losses) to $2.00 (the lowest reported closing sale price of Washington Common Stock subsequent to that announcement) on various dates in November 1990 and January 1991. While Washington's operating performance improved and resulted in net profits in both 1992 and 1993, and while the market price of Washington Common Stock has recovered somewhat in recent periods, the Washington Board believes that it may be difficult for Washington to return to the levels of profitability and potential shareholder value that had been realized prior to the economic difficulties of the late 1980's.

     In September, 1993, Kenneth T. Neilson, the president and chief executive officer of HUBCO, indicated to Paul Rotondi and Theodore J. Doll, the chief executive officer and chief operating officer of Washington, that HUBCO was interested in acquiring Washington. He noted that while HUBCO had been focusing on government-assisted transactions, its pending acquisition of Statewide and the potential acquisition of Washington were consistent with HUBCO's goals for expansion.

     From the outset, HUBCO's acquisition proposal was structured as a part stock, part cash transaction, designed from HUBCO's perspective to limit per share dilution. Washington, on the other hand, made it clear that in order for a purchase price to be agreed upon, it would be essential for HUBCO to recognize the strength of Washington's capital position and other underlying strengths in Washington's balance sheet.

     On September 24, 1993, discussions among the most senior executive officers of Washington and HUBCO had reached a sufficiently advanced stage such that both parties agreed that counsel should commence preparation of appropriate documentation. Shortly thereafter, HUBCO presented to Washington a letter of intent contemplating a transaction in which stockholders would either elect to receive cash or HUBCO stock. The letter of intent contemplated that prior to closing, Washington would pay a substantial cash dividend to all stockholders in order to enable stockholders to realize certain of the value reflected on Washington's balance sheet. HUBCO contemplated that contemporaneously with the execution of a letter of intent, HUBCO would receive a stock option covering a substantial number of shares of Washington Common Stock.

     On September 28, 1993, Washington's Board met to discuss the proposed letter of intent and stock option. The Board concluded that it was premature to agree to grant any stock option. With the advice of special counsel and its financial advisor, the Board authorized management to pursue discussions with HUBCO, to determine whether there was any continuing interest in Washington by a second banking institution (the "Other Bank") that had previously expressed certain interest in Washington and to continue analyzing the alternatives of remaining independent and affiliating with any third-party. As a result of that meeting, HUBCO abandoned its efforts to arrange for a letter of intent to be executed and, instead, instructed its counsel to commence the preparation of a definitive agreement at the same time that the two banks conducted due diligence with respect to each other.

     On October 4, 1993, Washington received an inquiry from the National Association of Securities Dealers, Inc. ("NASD"), questioning an increase in the volume of trading and the market price of Washington Common Stock. In re-sponse, Washington issued a press release disclosing that it was engaged in preliminary merger negotiations with an undisclosed financial institution.

     On October 8, 1993, Washington received from HUBCO a preliminary draft of a definitive Merger Agreement. The draft Merger Agreement contemplated that each share of Washington Common Stock would be converted either into cash or a fraction of a share of HUBCO Common Stock. Like the letter of intent, the initial draft of the definitive agreement contemplated that if funds were available, Washington would pay a cash dividend to its shareholders prior to closing. On the same date that Washington received the first draft of the definitive agreement from HUBCO, Washington was advised by the Other Bank that it would be submitting an offer to Washington in the near future.

     At the time that HUBCO submitted its first draft of the Merger Agreement to Washington, HUBCO advised Washington that it would not be in a position to negotiate the Merger Agreement until after October 15, 1993. In the interim, Washington received a letter from the Other Bank disclosing the dollar amount of cash that the Other Bank would be willing to pay to Washington's stockhold-ers.

     On October 12, 1993, Washington's Board met to review the status of negotiations. It was noted that the amount of the all cash offer by the Other Bank was significantly less than the amount of cash and/or stock that HUBCO was proposing to pay and/or permit Washington to pay to stockholders in the form of a dividend. The Board reiterated its earlier position that no determination had yet been made as to whether or not to enter into a business combination.


However, the Washington Board instructed management to pursue discussions with both the Other Bank and HUBCO. During such further discussions, it became apparent to management of Washington that the Other Bank was not willing to increase its offer to a point where the Other Bank's offer would be suffi-ciently close to the HUBCO offer to permit Washington to pursue the Other Bank's interest in Washington.

     The executive officers of Washington and HUBCO, together with their special counsel and financial advisors, conducted several meetings during the balance of October and early November negotiating various aspects of the definitive agreement. Washington convinced HUBCO to increase the purchase price by the amount of the anticipated dividend, so as to eliminate any risks that might arise in the event that Washington were unable to pay the full amount of the dividend. Special attention was placed upon the manner in which Washington shares were to be converted into HUBCO Common Stock. HUBCO insisted on a fixed conversion rate with respect to this exchange. Washington, on the other hand, indicated substantial concern with a fixed exchange rate, noting that if HUBCO's Common Stock declined in value at or near the effective time of a merger, the consequences of such a decline would be to increase the likelihood that the cash portion of the total consideration paid by HUBCO would exceed the ceiling above which a tax-free reorganization could not be accomplished. To solve this problem, HUBCO proposed that shares of Washington Common Stock be converted into a preferred stock that would contain dividend features designed to insulate the preferred stock from the effect of a decline in the market price of HUBCO's Common Stock prior to the Effective Time. Ultimately, HUBCO proposed the dividend feature reflected in the HUBCO Preferred Stock, pursuant to which the dividend will range from $1.00 per share of HUBCO Preferred Stock if the average market price of HUBCO Common Stock is $24.00 or higher during a twenty consecutive business day period ending two days prior to the date the dividend is set, up to $1.68 per share if the average market price of HUBCO Common Stock is below $19.00. If the average market price of HUBCO Common Stock is between $19.00 and $23.99, the dividend will be between $1.56 and $1.10 per share.

     On November 3, 1993, the Washington Board met again to consider the terms of the Merger proposed by HUBCO. After reports by Washington's financial advisor and a detailed review of each provision in the proposed Merger Agreement and Option Agreement, the Board authorized management to continue discussions with HUBCO. Ultimately, on November 8, 1993, the Board approved the Merger Agreement and authorized the execution of the Stock Option Agreement.

Opinions of Washington's Financial Advisor

     On September 27, 1993, the Washington Board retained Capital Consultants of Princeton, Inc. ("Capital Consultants") to act as Washington's financial advisor, to assist management of Washington in connection with the Merger and related matters and, if negotiations resulted in the execution of a definitive agreement, to render its opinion with respect to the fairness, from a finan-cial point of view, to the stockholders of Washington of the consideration to be received in the Merger.

     Capital Consultants is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, and thrift holding companies in connection with mergers, acquisitions and other securities transactions. Capital Consultants has knowledge of, and experience with, the New Jersey banking and thrift market and financial organizations operating in that market and was selected by Washington because of its knowledge of, experience with, and reputation in the financial services industry. Capital Consultants is not a market maker in either HUBCO or Washington Common Stock.

     Capital Consultants has delivered to the Board of Directors of Washington its opinion that, based upon and subject to various items set forth in its written opinion, the consideration to be received by Washington's stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to Washington's stockholders. In requesting Capital Consultants' advice and opinion, Washington's Board did not impose any limitations upon Capital Consultants with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of the written opinion of Capital Consultants, dated as of
April     , 1994, which sets forth assumptions made and matters considered, is substantially the same as the opinion rendered by Capital Consultants as of November 8, 1993, and is attached as Appendix D to this Proxy Statement-Prospectus. Washington stockholders are urged to read this opinion in its entirety. Capital Consultants' opinion is directed only to the finan-cial terms of the Merger and does not constitute a recommendation to any Washington stockholder as to how such stockholder should vote at the Meeting. The summary information regarding Capital Consultants' opinion and the procedures followed in rendering such opinion set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.


     In arriving at its opinion, Capital Consultants reviewed and analyzed, among other things, (i) the Merger Agreement; (ii) the Registration Statement on Form S-4 of HUBCO of which this Proxy Statement-Prospectus is a part; (iii) publicly available information relating to Washington and HUBCO, including, for each, annual reports to stockholders and annual reports on Form 10-K filed with the SEC for the years ended December 31, 1991 through 1993 and the quarterly reports to stockholders and quarterly reports on Form 10-Q filed with the SEC for the periods ended March 31, June 30 and September 30, 1993;
(iv) certain historical operating and financial information provided to Capital Consultants by the managements of Washington and HUBCO; (v) historical and current market data for the Washington Common Stock and the HUBCO Common Stock; (vi) the publicly available financial data and stock market performance data of publicly traded banking and thrift institutions which Capital Consul-tants deemed generally comparable to Washington and HUBCO; (vii) the nature and terms of recent acquisitions and merger transactions involving thrift institutions and bank and thrift holding companies that Capital Consultants considered reasonably similar to Washington and HUBCO in financial character, operating character, historical performance and geographic market and its economy; and (viii) such other studies, analyses, inquiries and reports as Capital Consultants deemed appropriate. Capital Consultants has also been engaged as the financial advisor to Statewide in connection with the Statewide Acquisition and, in that capacity, has reviewed various documents pertaining to Statewide--including financial statements, business plans, Kaplan Associates' Valuation Appraisal of Statewide as of December 7, 1993 and other documents. In addition, Capital Consultants conducted meetings with members of senior management of Washington and HUBCO for purposes of reviewing the future prospects of Washington and HUBCO. Capital Consultants evaluated the pro forma ownership of the HUBCO Common Stock (after the conversion of the HUBCO Preferred Stock, and before and after HUBCO's acquisition of Statewide) by Washington's stockholders after receipt of the cash to be paid to Washington stockholders, relative to the pro forma contribution of Washington's assets, deposits, equity and earnings to the pro forma resulting company in the Merger. Capital Consultants also took into account its experience in other transactions, as well as its knowledge of the banking and thrift industries and its experience in securities valuations.

     In rendering its opinion, Capital Consultants assumed, without independent verification, the accuracy and completeness of the financial and other information and representations provided to it by Washington and HUBCO. Capital Consultants did not conduct a physical inspection of any of the properties or assets of Washington or HUBCO, and has not made any independent evaluation or appraisal of any properties, assets or liabilities of Washington or HUBCO. Capital Consultants has assumed and relied upon the accuracy and completeness of the publicly available financial and other information provided to it, has relied upon the representations and warranties of Washing-ton and HUBCO made pursuant to the Merger Agreement, and has not independently attempted to verify any of such information.

     In rendering its opinion, Capital Consultants assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger on a pro forma basis to Washington.

     In arriving at its opinion, Capital Consultants performed a variety of financial analyses. Capital Consultants believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Capital Consultant's opinion. The preparation of an opinion with respect to fairness, from a financial point of view, of the consideration to be received by stockholders is a complex process involving judgments and is not necessari-ly susceptible to partial analyses and summary description.

     In its analyses, Capital Consultants made numerous assumptions with respect to Washington's and HUBCO's industry performance, business and economic conditions, and other matters, many of which are beyond the control of Washington and/or HUBCO. Any estimates reflected in Capital Consultants' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     In connection with its opinion, Capital Consultants performed various analyses with respect to Washington and HUBCO. The following is a brief summary of such analyses, certain of which were presented to the Washington Board by Capital Consultants on or before November 8, 1993.

Valuation Analysis

     Using a valuation analysis, Capital Consultants estimated the present value of theoretical values of Washington based on a range of price-to-earnings ("P/E") multiples between 9.0x and 12.0x and a range of discount rates between 6% and 8%. The range of values were based on a range of estimated earnings for the next five years assuming annual earnings growth rates between 5% and 10%. The results of this analysis indicated a range of theoretical values for Washington between $8.58 per share (5% earnings growth rate; P/E of 9.0x; 8% discount rate) and $15.87 per share (10% growth rate; P/E of 12.0x; 6% discount rate). Capital Consultants estimated the present value of the future dividend streams that Washington could produce over a five year period, assuming a payout ratio from current earnings of 10% starting in 1995 and increasing to 30% by 1998. Capital Consultants also prepared a net present value analysis that indicated theoretical values for Washington based on a range of terminal book value multiples between 0.90x and 1.05x and a range of discount rates between 6% and 8%. Capital Consultants determined that these dividend payout ratios are within target ranges consistent with industry standards; the range of terminal multiples of book value are based on the current price/book value multiples of selected comparable companies. Such comparable companies are referred to in the Comparable Company Analysis and Transaction Analysis set forth below. The dividend streams and terminal values were discounted to present value using discount rates which reflect assumptions regarding the required rates of return of the current and prospective stockholders of Washington Common Stock in these economic times. The range of present values per fully diluted shares of Washington resulting from the above referenced assumptions were $12.13 to $16.13.

Comparable Company Analysis

     Capital Consultants compared the operating performance of Washington to publicly traded thrift institutions that Capital Consultants deemed to be similar to Washington. The group consists of nine New Jersey publicly traded thrift institutions with total assets of between $301 million and $606 million with an equity to assets ratio in excess of 7.0%. Capital Consultants compared Washington with these thrift institutions based on selected operating funda-mentals, including capital adequacy, profitability and asset quality. Using pricing data as of September 30, 1993, the median price to latest twelve months earnings multiple was 9.3x for the comparable thrift and 5.6x for Washington. The median price to stated book value was 99% for the comparable thrift and 58% for Washington. The implied market trading values derived from such comparable company analysis, utilizing the resulting valuation ratio medians, ranged from approximately $13.39 to $13.88 per share for Washington. At September 30, 1993, the median equity to assets ratio was 10.05% for the group of comparable thrift institutions and 11.37% for Washington. The median return on average equity for the twelve months ending September 30, 1993 was 13.09% for the comparable group of thrift institutions and 7.01% for Washing-ton. Based on the HUBCO's offer of $16.10 (in cash or HUBCO Preferred Stock) for each share of Washington Common Stock, the HUBCO offer represented 120% of Washington's fully diluted book value and 17.1 times Washington's latest twelve months earnings through September 30, 1993.

     Finally, Capital Consultants compared the market price, market-to-book value and price-to-earnings multiples of the HUBCO Common Stock with individual market multiples and medians of eighteen New Jersey publicly traded bank holding companies having total assets between $92.4 million and $4.1 billion. The analysis also compared returns on average assets and average equity of HUBCO to those of selected companies and the medians of the comparable group. The analysis indicated that the HUBCO Common Stock traded on September 30, 1993 at a price-to-earnings multiple of 13.5 times trailing twelve months earnings for the period ending September 30, 1993 as compared to a comparative group median of 12.2 times trailing twelve months earnings for the period ending September 30, 1993. While the HUBCO Common Stock traded at a price-to-book value of 229%, the comparative group median was 160%. HUBCO's financial performance, as measured by returns on average assets and average equity, was 1.40% and 18.91%, respectively, as compared to the median of the selected comparable companies which was 0.82% and 11.53%, respectively. The Capital Consultants' analyses also included summary income statement and balance sheet data and selected ratio analyses for HUBCO and various other potential acquirors of Washington.

Contribution Analysis

     Capital Consultants prepared a contribution analysis showing the percentage of assets, deposits, net common equity and 1992 and first nine months of 1993 net income Washington would contribute to the combined company on a pro forma basis, and compared these percentages to the pro forma ownership after 49% of Washington share are cashed out by HUBCO. This analysis was prepared with the Statewide Acquisition included and excluded. This analysis showed that Washington, after the Statewide Acquisition, would contribute 15.5% of pro forma consolidated total assets, 15.4% of pro forma consolidated deposits, 16.6% of pro forma consolidated stockholders' equity, 9.3% of

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pro forma consolidated net income for 1992 and 9.8% of pro forma consolidated net income for the first nine months of 1993, while Washington stockholders would hold 9.0% of the pro forma ownership of HUBCO after conversion of the HUBCO Preferred Stock.

     This analysis showed that Washington, before the acquisition of Statewide, would contribute 21.2% of pro forma consolidated total assets, 20.9% of pro forma consolidated deposits, 35.8% of pro forma consolidated stockholders equity, 15.9% of pro forma consolidated net income for 1992 and 14.3% of pro forma consolidated net income for the first nine months of 1993, while Washington stockholders would hold 12.2% of the pro forma ownership of HUBCO after conversion of the Preferred Stock.

Impact Analysis

     Capital Consultants analyzed the financial implications of the Merger on HUBCO's earnings per common share and book value per common share. The analysis was based on September 30, 1993 financial data for HUBCO and Washing-ton and indicated that the acquisition of Washington by HUBCO would be (on a pro forma basis for the nine months ended September 30, 1993, assuming the acquisition was effective as of January 1, 1993) approximately 2.2% dilutive to the earnings per share of HUBCO Common Stock and approximately 9.3% accretive to tangible book value per share of HUBCO Common Stock on a fully diluted basis.

Comparable Transaction Analysis

     Capital Consultants performed an analysis of prices and premiums offered in recent announced thrift acquisition transactions in the region. Multiples of earnings and fully diluted book value implied by the consideration to be received by Washington's stockholders in the Merger were compared with multiples offered in such regional thrift transactions, which included pending and completed thrift acquisitions announced between January 1, 1992 and November 8, 1993. The median offer price to book value for this regional group of comparable transactions was 147%. The equivalent offer price to full diluted book value for Washington was 120% based on the HUBCO offer price of $16.10 (in cash or HUBCO Preferred Stock) for each outstanding share of Washington Common Stock and Washington's stockholders' equity as of September 30, 1993. The median multiple of offer price to latest twelve months earnings was 15.0x for the comparative group, as compared to 17.1x for Washington on a full diluted basis. Capital Consultants also reviewed the core capital ratio to total assets of the comparative group and non-performing assets as a percentage of total assets and in both analyses Washington was substantially above the median of the comparative group.

     It is important to note that when Capital Consultants took into account the values shown in the comparables used in connection with the rendering of its opinions, no company or transaction used in these analyses were identical to Washington or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies, the timing of the transactions and prospective buyer interest, the earnings trends and prospects for the future, as well as other factors that could affect the public trading values of the companies included in the comparisons.

     For Capital Consultants' services in connection with the Merger, Washington has agreed to pay Capital Consultants a fee, if the Merger is consummated, of approximately $75,000 plus reimbursement for reasonable out-of-pocket expenses. Washington has also agreed to indemnify Capital Consultants against certain liabilities, including liabilities under the federal securities laws. Washington has paid Capital Consultants $20,000 and will pay an additional $30,000 on the mailing of this Proxy Statement-Prospectus, with the balance of the fee due upon consummation of the Merger. The amount of Capital Consultants' fee was determined by negotiation between Washington and Capital Consultants.

Conversion of Washington's Shares

     At the Effective Time, each share of Washington Common Stock which is not then held in Washington's treasury and which is not a Dissenting Share (as defined below) or held by HUBCO, will be converted into either (i) the right to receive $16.10 in cash, (ii) the right to receive 0.6708 shares of HUBCO Preferred Stock, each full share of HUBCO Preferred Stock to be convertible into one share of HUBCO Common Stock, or (iii) the right to receive a combina-tion of shares of HUBCO Preferred Stock and cash, in each case as the Washing-ton stockholder shall elect, subject to the limitations and allocation procedures described below.

     The Merger Agreement provides, in general, that (i) in the event that holders of 49% or less of the Washington Common Stock elect to receive cash in exchange for their shares, each such stockholder will receive cash, (ii) in the

event that holders of more than 49% of the Washington Common Stock elect to receive cash, allocation procedures will provide for 49% of Washington's shares to be exchanged for cash and the balance of Washington's shares will be exchanged for HUBCO Preferred Stock, (iii) in the event that holders of 51% or less of the Washington Common Stock elect to receive HUBCO Preferred Stock in exchange for their shares, each such stockholder will receive HUBCO Preferred Stock and (iv) in the event that holders of more than 51% of the Washington Common Stock elect to receive HUBCO Preferred Stock, allocation procedures will provide for 51% of Washington's shares to be exchanged for HUBCO Pre-ferred Stock and the balance of Washington's shares will be exchanged for cash. Allocation provisions in the Merger Agreement also apply with respect to shares for which no preference is specified. See "Allocation Procedure".

     As of March 15, 1994, there were 2,307,937 shares of Washington Common Stock outstanding. At that date, no shares of such stock were held in Washington's treasury and HUBCO held 92,000 shares of Washington Common Stock.

Election Procedure

     A statement of preference ("Preference Statement") will be mailed to each Washington stockholder along with this Proxy Statement-Prospectus. A Prefer-ence Statement and a copy of this Proxy Statement-Prospectus will also be mailed to persons who become stockholders of record of Washington after the record date and before the Preference Deadline. Preference Statements will also be available at Washington's Administrative Headquarters at all times through the Preference Deadline described below.

     The Preference Statement will enable each holder of record of Washington Common Stock to specify whether such holder (i) has no preference as to whether all of such holder's Washington shares will be converted into cash or HUBCO Preferred Stock, (ii) prefers to have all of such holder's Washington shares converted into cash at a price of $16.10 per share or (iii) prefers to have all of such holder's Washington shares converted into HUBCO Preferred Stock at an exchange rate of 0.6708 shares of HUBCO Preferred Stock for each Washington share. Except as otherwise noted below with respect to a person who holds shares for two or more beneficial owners, a holder may not specify a preference that part of such holder's shares be converted into cash and part into HUBCO Preferred Stock and must include in his Preference Statement all shares of Washington Common Stock owned of record by such holder.

     Shares of Washington Common Stock as to which an effective Preference Statement specifies a preference for the right to receive HUBCO Preferred Stock are referred to herein as "Stock Preference Shares"; shares as to which an effective Preference Statement specifies a preference for the right to receive cash are referred to herein as "Cash Preference Shares"; shares of Washington Common Stock (other than Dissenting Shares) as to which no Preference Statement is in effect, or as to which an effective Preference Statement indicates no preference, are referred to herein as "No Preference Shares"; and shares subject to appraisal (see "Rights of Dissenting Stockholders") are referred to herein as "Dissenting Shares".

     A statement of preference in a Preference Statement will be effective only if the Statement is properly completed, signed and, accompanied by the stock certificates for the shares to which it relates, received by Hudson
United Bank, Trust Department, the Exchange Agent, at    , New Jersey, whether
sent by mail or delivered by hand, no later than the Preference Deadline. Since all elections made on a Preference Statement are irrevocable, and since the submission of stock certificates will preclude a stockholder from thereafter selling such shares on the market, stockholders may wish to defer submitting their completed Preference Statements until shortly before the Preference Deadline. The Preference Deadline is 5:00 p.m. on the third business day prior to the Closing. Washington will send to all stockholders of record a notice identifying the Closing date and the date of the Preference Deadline as promptly as practicable after the Closing date has been established but in no event later than 25 days prior to the Preference Deadline. The Closing is expected to occur late in the second or early in the third quarter of 1994.

     The method of delivery of the Preference Statement and the stock certificates for shares to which it relates is at the election and risk of the stockholder submitting them. If delivery is by mail, insured registered mail, return receipt requested, should be considered. IN ANY EVENT, HOWEVER, STOCK CERTIFICATES REPRESENTING WASHINGTON SHARES NEED NOT BE SENT TO THE EXCHANGE AGENT AT THIS TIME. SINCE A COMPLETED PREFERENCE STATEMENT IS IRREVOCABLE AND SINCE THE SUBMISSION OF STOCK CERTIFICATES WILL PRECLUDE A STOCKHOLDER FROM THEREAFTER SELLING SUCH SHARES ON THE MARKET, STOCKHOLDERS MAY WISH TO DEFER SUBMITTING THEIR PREFERENCE STATEMENTS AND STOCK CERTIFICATES UNTIL SHORTLY BEFORE THE PREFERENCE DEADLINE.


     Any Preference Statement relating to shares which are or become Dissenting Shares will be deemed automatically revoked.

     Any record holder of Washington Common Stock who holds such stock as nominee for two or more beneficial owners may submit separate Preference Statements for the shares owned by each beneficial owner, each Statement to contain a different statement of preference. For purposes of the allocation procedures referred to below, each such separate Preference Statement will be deemed to be submitted by a separate Washington stockholder.

     Information concerning the completion and delivery of Preference Statements and related matters are also contained in the instructions (which stockholders are urged to read carefully) on the reverse side of the Preference Statement. ANY SHARES COVERED BY A PREFERENCE STATEMENT DETERMINED BY HUBCO, WASHINGTON OR THE EXCHANGE AGENT TO BE DEFECTIVE AND ANY SHARES FOR WHICH NO PREFERENCE STATEMENT IS RECEIVED BEFORE THE PREFERENCE DEADLINE WILL BE TREATED AS NO PREFERENCE SHARES.

     For purposes of calculating the Maximum Cash Number (as defined below) and the Maximum Stock Number (as defined below), the shares of Washington Common Stock held by HUBCO will be considered to be outstanding stock of Washington. HUBCO has indicated that it presently intends to submit a cash election because it has been informed by tax counsel that for purposes of the tax opinion to be rendered by such counsel, the shares owned by HUBCO will be treated as if they had been converted into cash regardless of which election is chosen. However, HUBCO reserves the right to submit a Preference Statement electing no preference or a preference for HUBCO Preferred Stock, depending upon a variety of factors, including whether its election for HUBCO Preferred Stock would cause tax counsel to require more HUBCO Preferred Stock to be issued to other holders of Washington Common Stock. The Washington shares owned by HUBCO will be treated like any other shares in the allocation procedures.

Allocation Procedure

     The allocation among Washington stockholders (other than holders of Dissenting Shares) of rights to receive cash or HUBCO Preferred Stock in the Merger will be effected as follows:

          (i) If the number of Cash Preference Shares is equal to 49% of the shares of Washington Common Stock outstanding immediately prior to the Effective Time (the "Maximum Cash Number"), then:

               (a) all Stock Preference Shares and No Preference Shares will be converted into HUBCO Preferred Stock (except as otherwise provided for fractional shares); and

               (b) all Cash Preference Shares will be converted into the right to receive cash.

          (ii) If the number of Cash Preference Shares is less than the Maximum Cash Number and the number of Cash Preference Shares plus No Preference Shares is equal to or greater than the Maximum Cash Number, then:

               (a) all Stock Preference Shares will be converted into HUBCO Preferred Stock (except as otherwise provided for fractional shares);

               (b) all Cash Preference Shares will be converted into the right to receive cash;

               (c) selected No Preference Shares will be converted into the right to receive cash, as determined by the Exchange Agent by random selection among the holders thereof, such that the aggregate of the Cash Preference Shares and the No Preference Shares to be converted into the right to receive cash will equal as closely as possible, but in no event exceed, the Maximum Cash Number; and

               (d) all No Preference Shares that are not converted into the right to receive cash will be converted into HUBCO Preferred Stock (except as otherwise provided for fractional shares).

          (iii) If the number of Cash Preference Shares is greater than the Maximum Cash Number, then:

               (a) all Stock Preference Shares and No Preference Shares will be converted into HUBCO Preferred Stock (except as otherwise provided for fractional shares); and

               (b) each Cash Preference Share will be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) $16.10 and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Maximum Cash Number and the denominator of which will be the total number of Cash Preference Shares and (ii) a number of shares of HUBCO Preferred Stock equal to the product of
          (x) 0.6708 and (y) a fraction equal to 1 minus the Cash Fraction.

          (iv) If the number of Stock Preference Shares exceeds 51% of the shares of Washington Common Stock immediately prior to the Effective Time (the "Maximum Stock Number"), then:

               (a) all Cash Preference Shares and No Preference Shares will be converted into the right to receive cash;

               (b) selected Stock Preference Shares will be converted into the right to receive cash, as determined by the Exchange Agent by random selection among the holders thereof, such that the aggregate of the Cash Preference Shares, the No Preference Shares and the Stock Preference Shares to be converted into the right to receive cash will equal as closely as possible, but in no event exceed, the Maximum Cash Number; and

               (c) all Stock Preference Shares not converted into the right to receive cash will be converted into HUBCO Preferred Stock (except as otherwise provided for fractional shares).

          (v) If the number of Stock Preference Shares equals the Maximum Stock Number, then:

               (a) all Cash Preference Shares and No Preference Shares will be converted into the right to receive cash; and

               (b) all Stock Preference Shares will be converted into HUBCO Preferred Stock (except as provided for fractional shares).

     HUBCO and Washington will have the right to make rules, not inconsistent with the Merger Agreement, governing the manner and extent to which Preference Statements are to be taken into account in making the determinations described above. The Merger Agreement provides that if the tax opinion which is a condition to the consummation of the Merger cannot reasonably be rendered, then the Maximum Stock Number will be automatically increased and the Maximum Cash Number will be automatically decreased to the minimum extent necessary to enable such tax opinion to be rendered. The tax opinion depends upon a number of factors, including among other things, the anticipated market value of the HUBCO Preferred Stock. Based upon the circumstances as they presently exist, tax counsel expects to be able to render the tax opinion without requiring an increase in the Maximum Stock Number.

No Fractional Shares

     No fractional shares of HUBCO Preferred Stock will be issued in connection with the Merger, but in lieu thereof each holder of shares of Washington Common Stock otherwise entitled to a fraction of a share of HUBCO Preferred Stock will be paid in cash an amount equal to such fraction multiplied by a valuation of $24.00 per whole share of HUBCO Preferred Stock. No such holder will be entitled to dividends, voting rights or other rights in respect of any such fractional share.

Conversion of Stock Options

     The Merger Agreement provides that all outstanding stock options that have not been exercised prior to the Effective Time will be converted into cash, HUBCO Preferred Stock or options for HUBCO Preferred Stock, at the election of the option holder. Washington maintains a Stock Option Plan for employees and a Stock Option Plan for directors and options are outstanding under both Plans. Under both Option Plans, options will become fully vested upon consummation of the acquisition of Washington. Therefore, each option holder will be eligible to exercise or to convert all of his or her options prior to the Effective Time.

     Under the terms of the Merger Agreement, holders of options may convert their unexercised options into cash or HUBCO Preferred Stock. In exchange for each unexercised option to purchase a share of Washington Common Stock, a holder may elect to receive either (i) cash equal to the difference between the exercise price and $16.10 (the "Cash-Out Amount") or (ii) shares of HUBCO Preferred Stock in an amount equal to the Cash-Out Amount divided by $24.00. However, no more than 51% of the outstanding options may be converted into HUBCO Preferred Stock and, if holders of more than 51% of the options elect to convert their options to Preferred Stock, HUBCO and Washington will agree on allocation procedures. Option holders who receive either cash or HUBCO Preferred Stock

will surrender their option for cancellation and the option will be canceled if the Merger is consummated. No fractional shares of HUBCO Preferred Stock will be issued and in lieu thereof a holder will receive cash equal to such fraction multiplied by a valuation of $24.00. See "No Fractional Shares." If a holder elects to convert the options to cash or HUBCO Preferred Stock, he or she will realize taxable income at ordinary income tax rates in an amount equal to the value of what the holder has received. See "Federal Income Tax Consequences."

     As an alternative to receiving cash or Preferred Stock equal to the Cash-Out Amount, a holder of an option to purchase Washington Common Stock may elect to have his or her options converted into an option to purchase HUBCO Preferred Stock. In such event, each option to purchase one share of Washington Common Stock will be converted into the right to purchase 0.6708 shares of HUBCO Preferred Stock. Under the terms of the Merger Agreement, options to purchase only up to 20,000 shares of HUBCO Preferred Stock may be issued under this alternative and, if too many holders select this alternative, HUBCO could terminate the Merger.

     Holders of options to purchase Washington Common Stock will receive an Option Preference Form together with this Proxy Statement-Prospectus and may exercise the election by submitting the Option Preference Form to the Exchange Agent together with the Stock Option Award by the Preference Deadline. Option holders will be notified of the Preference Deadline as promptly as practical after the Closing date has been established but in no event later than 25 days prior to the Preference Deadline. An option holder who fails to submit an Option Preference Form by the Preference Deadline or who fails to specify a preference on the form will be deemed to have elected to receive cash in exchange for his or her options.

Payment of Cash and Delivery of Shares

     As soon as practicable after the Effective Time of the Merger, the required allocations will be completed and distributions of cash (by check of the Exchange Agent) and certificates for HUBCO Preferred Stock will be effected; provided, however, that no cash or new certificates will be delivered to or for the account of any holder of Washington Common Stock until the Merger is consummated and the holder has surrendered to the Exchange Agent (to the extent not previously surrendered with a Preference Statement) the old certificates for such holder's Washington Common Stock, accompanied by a duly executed letter of transmittal in proper form. A reminder notice will be sent by the Exchange Agent after the Effective Time of the Merger to all Washington stockholders of record who have not submitted a completed letter of transmit-tal.

     No dividends or other distributions which are declared or made with respect to shares of HUBCO Preferred Stock to be issued or transferred to holders of Washington Common Stock will be paid or made to persons otherwise entitled to receive them until the certificates for their Washington Common Stock have been surrendered. In no event will holders of Washington Common Stock be entitled to receive any interest on any funds to be distributed to them.

     No transfer taxes will be payable by Washington stockholders in connection with the exchange of old certificates representing Washington Common Stock for new certificates representing HUBCO Preferred Stock, except that if any new certificate is to be issued in a name other than that in which the Washington certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required in connection therewith or satisfy the Exchange Agent that such tax has been paid or is not applicable.

     At the Effective Time of the Merger, the stock transfer books of Washington will be closed and no transfer of Washington Common Stock will thereafter be made on such books.

Federal Income Tax Consequences

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, FOREIGN PERSONS AND PERSONS WHO ACQUIRED SHARES OF WASHINGTON COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE AS COMPENSATION. WASHINGTON STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

     General: It is intended that the Merger will be treated as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, (i) no gain or

loss will be recognized by the stockholders of Washington upon the exchange of their shares of Washington Common Stock solely for shares of HUBCO Preferred Stock pursuant to the Merger; (ii) in the case of Washington stockholders who receive cash in whole or in part in exchange for their Washington Common Stock, gain, if any, realized by the recipient on the exchange shall be recognized, but in an amount not in excess of the amount of such cash; (iii) in the case of Washington stockholders who recognize gain on the exchange of their Washington Common Stock and in whose hands such stock was a capital asset, such gain will be treated as capital gain (except in the case of any stockholder as to which the exchange has the effect of a dividend by reason of the applicability of certain attribution rules described below); (iv) the basis of HUBCO Preferred Stock received by each stockholder of Washington in exchange for shares of Washington Common Stock will be the same, immediately after the exchange, as the basis of such stockholder's Washington Common Stock exchanged therefor, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange; and (v) the holding period for any HUBCO Preferred Stock received in exchange for Washington Common Stock will include the period during which the Washington Common Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange.

     Counsel to Hubco is required, as a condition of closing, to provide an opinion to HUBCO and to Washington, with respect to the matters covered by the foregoing paragraph. With respect to this Proxy Statement--Prospectus, counsel has provided an opinion that, based upon the circumstances as they presently exist, it expects to be able to render the required opinion.

     Consequences to Shareholders Who Receive Cash Only: A stockholder (including a Dissenting Shareholder) who receives only cash for his shares of Washington Common Stock will recognize gain or loss for federal income tax purposes measured by the difference, if any, between such holder's basis in the stock and the amount received by him for his stock. The gain or loss will be characterized for federal income tax purposes as capital gain or loss or as ordinary income. The gain or loss will be characterized as a capital gain if
(a) the holder's shares of Washington Common Stock are held as capital assets and (b) the holder receives cash with respect to all shares of Washington Common Stock which he owns actually and by application of the attribution rules of Section 318 of the Code discussed below. If a stockholder is not considered as having disposed of all of his stock by reason of such attribu-tion rules, the characterization of the gain as ordinary income or as capital gain will depend upon whether the receipt of the cash has the "effect of the distribution of a dividend". The application of this standard is discussed below (see "Consequences to Stockholders Who Receive Cash and HUBCO Preferred Stock").

     Section 318 of the Code provides, in part, that a stockholder will be considered to be the owner of shares which are owned by certain corporations, partnerships, trusts and estates in which the stockholder has a beneficial ownership interest, shares which such stockholder has an option to acquire, and shares owned by certain members of his family (not including brothers and sisters). Under certain circumstances, the attribution rules with respect to shares attributed from a family member may be waived.

     Consequences to Stockholders Who Receive Cash and HUBCO Preferred
Stock: A stockholder who receives or is considered to have received not only cash in exchange for his Washington Stock but also HUBCO Preferred Stock (through application of the allocation procedures described above, the attribution rules of Section 318 of the Code or otherwise) must recognize any gain realized (measured by the excess of (a) the sum of the cash received and the fair market value of the HUBCO Preferred Stock received over (b) his basis), but not in excess of the cash received. No loss may be recognized. The characterization of the gain as either a dividend or as capital gain will be determined on a stockholder-by-stockholder basis. In general, if the distribu-tion of the cash is considered as having the "effect of the distribution of a dividend", then any gain recognized will be taxed as a dividend. If the cash is considered as not having the "effect of the distribution of a dividend", then any gain recognized will be taxed as capital gain if the Washington Common Stock was held as a capital asset.

     The Internal Revenue Service (the "Service") applies two tests to determine whether a distribution has the "effect of the distribution of a dividend". Capital gains treatment will apply if the exchange is either "not essentially equivalent to a dividend" or "substantially disproportionate" with respect to the stockholder's interest.

     Whether a distribution is "not essentially equivalent to a dividend" depends on the facts and circumstances concerning the individual stockholder. It is difficult to rely upon this test because it is not subject to objective measure and because the Service takes the view that only in very special circumstances (generally, circumstances unrelated to the Merger) will this test be considered to be met. The "substantially disproportionate" test, according to the Service, apparently would be satisfied if a Washington stockholder exchanged a portion of his Washington Common Stock for cash under circumstances in which there has been a significant reduction in his percent-age interest in Washington. The percentage reduction which is required by the Service involves an analysis in which there has been a hypothetical redemption by Washington. The analysis is complex but, in general, the Service would assume that the Washington shares exchanged for cash by HUBCO had instead been redeemed by Washington for an identical amount of cash immediately prior to the exchange with HUBCO. The stockholder's percentage of all of the Washington stock after this hypothetical redemption would be compared to the percentage owned by the stockholder before the hypothetical redemption. If the first percentage is less than 80% of the second percentage, no dividend will be present. If the first percentage is equal to or greater than 80% of the second percentage, the cash, according to the Service, will be taxed as a dividend. All hypothetical measurements will include shares constructively owned by application of the attribution rules. Any stockholder who seeks to rely on this test should exercise extreme caution in light of the complex analysis involved.

     Consequences of Receipt of Cash in Lieu of Fractional Shares: In general, cash paid in lieu of fractional share interests in corporate reorganizations is treated as having been received in part or full payment in exchange for the fractional share interest (and therefore subject to capital gains treatment if the related shares are held as capital assets) if the cash distribution is undertaken solely for purposes of saving the corporation the expense and inconvenience of issuing and transferring fractional shares and is not separately bargained for consideration.

     Basis of HUBCO Preferred Stock: The basis of HUBCO Preferred Stock received by a Washington stockholder who receives only HUBCO Preferred Stock will be identical to the basis of the Washington Common Stock exchanged therefor. Where a Washington stockholder is deemed to receive both HUBCO Preferred Stock and cash, the basis of the HUBCO Preferred Stock received will equal (a) the basis of the Washington Common Stock exchanged therefor, (b) decreased by the amount of cash received and (c) increased by (i) the amount, if any, taxed as a dividend, and (ii) the amount of gain recognized on the exchange (not including any portion of the gain taxed as a dividend).

     Holding Period: The holding period of HUBCO Preferred Stock received by a Washington stockholder will include the holding period for the Washington Common Stock exchanged therefor.

     Redemptions and Other Dispositions: In general, the HUBCO Preferred Stock is redeemable by HUBCO at any time from and after the date on which the market price for HUBCO Common Stock is $24.00 or more for 20 consecutive business days, and, in general, may be disposed of by means other than pursuant to a redemption at any time. Whether the proceeds received by a stockholder upon a redemption or other disposition of the HUBCO Preferred Stock will be treated as ordinary income, or the amount of gain realized upon such redemption will be treated as capital gain, will be dependent in part upon whether the HUBCO Preferred Stock is "Section 306 stock" within the meaning of Section 306 of the Code. If the HUBCO Preferred Stock is "Section 306 stock" as defined in
Section 306 of the Code, under certain circumstances all or a portion of the amount paid in redemption or other disposition could be considered to be ordinary income. Section 306 of the Code will not apply, however, if it can be established to the satisfaction of the Internal Revenue Service that the distribution of the stock and its redemption or disposition was not pursuant to a plan having as one of its principal purposes the avoidance of federal income taxes. There are also other exceptions from the application of Section 306 which may be available to Washington's stockholders. Stockholders are urged to contact their advisors concerning the application of Section 306 of the Code.

     Tax Treatment of Dissenting Stockholders: A dissenting Washington stockholder who receives cash as a result of the exercise of appraisal rights will recognize gain or loss for federal income tax purposes which will be capital gain or loss if his shares of Washington Common Stock are held as capital assets and if such stockholder dissents as to all of the shares of Washington Common Stock which he owns actually and by application of the attribution rules set forth in Section 318 of the Code. The capital gain (or loss) to be realized by such dissenting stockholder will be either long or short term capital gain (or loss) depending on the individual stockholder's holding period.

     Consequences to Holders of Unexercised Washington Stock Options. Holders of options to purchase Washington Common Stock which have been issued pursuant to the two stock option plans maintained by Washington may elect to convert their unexercised options to purchase shares of Washington Common Stock either

into options having substantially the same terms and conditions to purchase a number of shares of HUBCO Preferred Stock equal to the number of shares of Washington Common Stock covered by such options multiplied by 0.6708 or into the right to receive alternatively certain cash payments or HUBCO Preferred Stock at the time of the Merger. See "THE MERGER--Conversion of Stock Options."

     In the case of holders of Washington stock options treated as "incentive stock options" pursuant to Section 422 of the Code, no gain or loss will be recognized on a substitution of HUBCO Preferred Stock options for Washington Common Stock options, provided the excess of the aggregate fair market value of the HUBCO Preferred Stock subject to the options over the aggregate option price for such shares is not greater than the excess of the aggregate fair market value of the Washington Common Stock subject to the aggregate options over the option price for such shares immediately prior to the substitution, and further provided that no additional benefits are conferred upon the holders of the new options. The substituted HUBCO Preferred Stock options also should qualify as incentive stock options under Section 422 of the Code, provided the terms of the new options are in full compliance with such statutory provision. Those holders of incentive stock options who receive cash or HUBCO Preferred Stock in cancellation of their Washington Common Stock options will be treated as having received compensation taxable as ordinary income equal to the amount by which the amount of cash or the value of the HUBCO Preferred Stock received exceeds their adjusted basis in their incentive stock options, if any.

     In the case of holders of Washington Common Stock options treated as nonstatutory options, the substitution of HUBCO Preferred Stock options for Washington Common Stock options also does not give rise to any gain or loss, while the receipt of cash or HUBCO Preferred Stock in cancellation of nonstatutory Washington Common Stock options will be treated as compensation taxable as ordinary income equal to the amount by which the amount of such cash or the value of the HUBCO Preferred Stock received exceeds the adjusted basis of such options, if any.

Effect of the Merger

     At the Effective Time, Washington will merge with and into HUBCO, with HUBCO surviving. Immediately thereafter, the Savings Bank will merge with and into the Bank, with the Bank surviving. In the Merger, each share of Washington Common Stock outstanding immediately prior to the Effective Time will either be converted into $16.10 in cash or 0.6708 of a share of HUBCO Preferred Stock. The manner of determining whether shares of Washington Common Stock are converted into cash or stock is described herein under the caption "THE MERGER--Election Procedure" and "Allocation Procedure". Any shares of Washington Common Stock held in Washington's treasury or held directly or indirectly by Washington or HUBCO (other than in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity or as collateral or in lieu of a debt previously contracted) will be canceled and retired and no payment will be made with respect thereto.

     If, prior to the Effective Time, the outstanding shares of HUBCO Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a change in HUBCO's capitalization, then an appropriate and proportionate adjustment in the stock consideration to be received by Washington stockholders will be made.

     For a discussion of the rights of dissenting holders of Washington Common Stock, see "THE MERGER--Rights of Dissenting Stockholders."

Effective Time

     The "Effective Time" of the Merger will be the date and time at which certificates of merger are filed in accordance with the New Jersey Business Corporation Act (the "NJBCA") and the Delaware General Corporation Law (the "GCL"). The certificates of merger will be filed as soon as practicable after the expiration of all applicable waiting periods in connection with approvals of governmental authorities, and the satisfaction or waiver of all other conditions to the consummation of the Merger, or on such other date as may be agreed upon by HUBCO and Washington.

Surrender of Certificates

     Upon surrender to the Exchange Agent of one or more certificates for Washington Common Stock, together with a properly completed letter of transmittal and Preference Statement, the holder of Washington Common Stock surrendering such items will receive (promptly after consummation of the Merger) a check in cash or a certificate or certificates representing the number of shares of HUBCO Preferred Stock, as the case may be, to which such holder is entitled, and, where applicable, a check for the amount to be paid in lieu of any fractional share interest, determined in the manner described above, without interest.


     No dividends or other distributions declared or paid by HUBCO after the Effective Time and with a record date after the Effective Time with respect to HUBCO Preferred Stock will be paid to the holders of any unsurrendered certificates representing Washington Common Stock until the holder duly surrenders such certificate. Further, no interest will be paid on any cash to be paid pursuant to the Merger. Following the surrender of certificates representing Washington Common Stock, there will be paid to those holders of the certificates representing shares of HUBCO Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions having a record date after the Effective Time theretofore payable with respect to such shares of HUBCO Preferred Stock and not yet paid and (ii) at the appropriate payment date, the amount of dividends or other distributions having (x) a record date after the Effective Time but prior to surrender and (y) a payment date subsequent to surrender payable with respect to such shares of HUBCO Preferred Stock.

     At the Effective Time, the stock transfer books of Washington will be closed and no transfers of Washington Common Stock will thereafter be made. If certificates representing shares of Washington Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of HUBCO Preferred Stock and/or cash, including cash in lieu of fractional shares, deliverable pursuant to the Merger.

     Neither HUBCO nor Washington will be liable to any former holder of Washington Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Any shares of Washington Common Stock as to which the holder has perfected dissenters' rights under Delaware law will be purchased in accordance with the procedures described under "THE MERGER--Rights of Dissenting Stockholders" and in Appendix C to this Proxy Statement-Prospectus.

     Since Preference Statements are irrevocable and since the submission of stock certificates will preclude a stockholder from thereafter selling such shares on the market, stockholders may wish to defer submitting their completed Preference Statements and stock certificates until shortly before the Preference Deadline. Washington will send to all stockholders of record a notice identifying the date of the Preference Deadline as promptly as practical after the Closing date has been established but in no event later than 25 days prior to the Preference Deadline. The closing is expected to occur late in the second or early in the third quarter of 1994.

Conditions to Consummation of the Merger

     Consummation of the Merger by HUBCO and Washington is subject to the fulfillment (or, where permissible under applicable law, waiver) at or before the Effective Time of certain conditions, including, but not limited to, the following conditions: (a) the required approval of the Merger Agreement and the transactions contemplated thereby by stockholders of Washington shall have been obtained; (b) all necessary regulatory or governmental approvals and consents required to consummate the Merger and the transactions contemplated thereby, shall have been received without the imposition of conditions which would materially impair the value of Washington and the Savings Bank, taken as a whole, to HUBCO, all conditions required to be satisfied by the terms of such approvals or consents shall have been satisfied and all statutory waiting periods in respect thereof shall have expired; (c) no order, judgment or decree shall be outstanding against Washington, the Savings Bank, HUBCO, the Bank or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties in connection with the Merger Agreement and which HUBCO or Washington determines in good faith, based upon the advice of its counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in a way so as to deprive the party electing not to proceed of any of the material benefits to it of the Merger; and (d) HUBCO and Washington shall have received certain tax opinions of HUBCO's counsel.

     In addition to the foregoing conditions, HUBCO's obligations under the Merger Agreement are conditioned upon the following, any one or more of which may be waived by HUBCO: (a) in general, the representations and warranties of Washington set forth in the Merger Agreement shall be true and correct in all material respects at the closing date; (b) Washington shall have complied in all material respects with its obligations under the Merger Agreement; (c) HUBCO shall have received certain legal opinions of legal counsel for Washing-ton; (d) Washington shall have furnished to HUBCO such certificates of its officers or others and such other documents to evidence fulfillment of the conditions as HUBCO may reasonably request; (e) holders of stock options entitling them to purchase Washington Common Stock shall have filed elections such that, in the aggregate, such holders will not be entitled to purchase more than 20,000 shares of HUBCO Preferred Stock; (f) Paul Rotondi, Washington's Chief


Executive Officer, shall have waived certain rights under his severance agreement; and (g) with respect to certain real property located in Jersey City, New Jersey, the Savings Bank shall have transferred ownership of such property in compliance with applicable environmental laws and provided HUBCO with assurances concerning the purchase price and the potential future liability of the Savings Bank and its successors relating to environmental matters in connection with such property or taken other action in connection with certain environmental matters at such property.

     In addition to the other conditions set forth above, the obligations of Washington under the Merger Agreement are also subject to the satisfaction of the following conditions, any one or more of which may be waived by Washing-ton; (a) in general, the representations and warranties of HUBCO set forth in the Merger Agreement shall be true and correct in all material respects at the closing date; (b) HUBCO shall have complied in all material respects with its obligations under the Merger Agreement; (c) Washington shall have received certain legal opinions of legal counsel for HUBCO; (d) Washington shall have received an opinion from Capital Consultants to the effect that the consider-ation to be paid to Washington stockholders is fair, from a financial point of view; and (e) Washington shall have received from HUBCO such certificates of officers or others and such other documents to evidence satisfaction of the conditions set forth in the Merger Agreement as Washington may reasonably request.

Regulatory Approvals

     Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. In order to consummate the transaction, HUBCO must obtain regulatory approvals from the FDIC and the New Jersey Department of Banking (the "Department") and an approval or waiver from the Federal Reserve Board. HUBCO has applied to the FDIC to merge the Savings Bank into the Bank, and has applied to the Federal Reserve Board for approval or a waiver to acquire Washington under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and HUBCO has applied to the Department for approval of the acquisition of the Savings Bank. Other applica-tions required under state securities laws have been or will be filed with the appropriate regulatory authorities.

     The Merger will not proceed in the absence of all requisite regulatory approvals. Although neither HUBCO nor Washington is aware of any basis for disapproving the Merger, there can be no assurance that all such approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions which would materially impair the value of Washington and the Savings Bank, taken as a whole, to HUBCO. If any such condition is imposed, the Merger Agreement permits the Board of Directors of HUBCO to terminate the Merger Agreement.

     No assurance can be given as to when, or if, necessary regulatory approvals will be obtained or the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. In the event that the Merger is not effected on or before October 31, 1994, the Merger Agreement may be terminated by Washington or HUBCO, unless the failure of the Merger to be effected is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth in the Merger Agreement at or before the Effective Time.

Conduct of Washington's Business Pending the Merger

     The Merger Agreement requires Washington to conduct, and to cause the Savings Bank to conduct, each of their respective businesses and engage in transactions permitted under the Merger Agreement prior to the Effective Time only in the ordinary course of business consistent with prudent banking practices, except as permitted under the Merger Agreement or with the written consent of HUBCO. Under the Merger Agreement, Washington has agreed not to take certain actions (or to permit the Savings Bank to take such actions) without the prior written consent of HUBCO or unless permitted by the Merger Agreement, including, among other things, the following: (a) except for the issuance of shares of Washington Common Stock pursuant to grants made under Washington's Management Recognition Plan or pursuant to stock options which are outstanding under the Washington's two stock option plans on the date of the Merger Agreement, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Washington or the Savings Bank, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (b) except for the adoption of the Savings Bank's Deferred Compensation Plan for Outside Directors, grant any

severance or termination pay (other than pursuant to policies or contracts of Washington in effect on the date of the Merger Agreement and disclosed to HUBCO) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; (b) adopt any new employee benefit plan or arrangement of any type, or award any increase in compensation or benefits to its directors, officers or employees except with respect to a one-time performance bonus of $25,000 to Chief Executive Officer Paul Rotondi and employee increases in the ordinary course of business and consistent with past practices and policies: (c) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of Washington; (d) make any capital expenditures other than pursuant to binding commitments existing on the date of the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair; (e) file any applications or make any contract with respect to branching or site location or relocation; (f) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; (g) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles; (h) take any action that would result in any of Washington's representations or warranties being untrue at the Effective Time in any material respect; (i) change any provision of the Certificate of Incorporation or By-laws of Washington or the Savings Bank; or
(j) agree to do any of the foregoing.

     Under the Merger Agreement, neither Washington nor the Savings Bank shall directly or indirectly, encourage or solicit or hold discussions or negotia-tions with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger, sale of shares or sale of substantial assets or liabilities not in the ordinary course of business or similar transactions involving the Savings Bank (an "Acquisition Transaction"); provided, however, that notwithstanding the foregoing, Washington may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Washington, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Washington has agreed to promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive with respect to any such Acquisition Transaction, and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

HUBCO's Stock Option for Washington Shares

     HUBCO and Washington entered into the Stock Option Agreement in connection with the execution of the Merger Agreement. Pursuant to the terms of the Stock Option Agreement, Washington has granted to HUBCO an option to purchase up to 765,000 authorized but unissued shares of Washington Common Stock, representing 33% of the outstanding Washington Common Stock as of the date of the Stock Option Agreement, at a price of $11.50 per share. HUBCO does not have any voting rights with respect to shares of Washington Common Stock subject to the option prior to exercise of the option. The terms of the Stock Option Agreement are set forth in Appendix B annexed hereto.

     The purpose of the option is to increase the likelihood that the Merger will occur by making it more difficult for another party to acquire Washington. In the event that specifically enumerated "Triggering Events" occur, as defined below, including but not limited to the acquisition of beneficial ownership of at least 20% of the outstanding shares of Washington Common Stock by a person or group other than HUBCO or an affiliate of HUBCO, HUBCO may exercise the option in whole or in part. The ability of HUBCO to exercise the option and to cause up to an additional 765,000 shares of Washington Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of Washington because it is likely to increase the cost of an acquisition of all of the outstanding shares of Washington Common Stock. In the event that a Triggering Event occurs and the Merger is not consummated, HUBCO would recognize a gain on the sale of the shares of Washington Common Stock received pursuant to the exercise of the option if such shares were sold at prices exceeding $11.50 per share.

     Upon or after the occurrence of certain "Triggering Events" (as hereinafter defined, none of which has yet occurred to the best of HUBCO's and Washington's knowledge), and only while HUBCO is not in material breach of the Merger Agreement, the option may be exercised by HUBCO in whole or in part. The term "Triggering Event" is defined to mean the occurrence of any of the following events: a person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than HUBCO or an affili-ate of HUBCO, (a) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the then outstanding Washington Common Stock; (b) enters into a letter of intent or an agreement with Washington

pursuant to which such person would (i) merge or consolidate, or enter into any similar transaction, with Washington, (ii) acquires all or a significant portion of the assets or liabilities of Washington, or (iii) acquires beneficial ownership of securities representing, or the right to acquire the beneficial ownership or to vote securities representing, 20% or more of the then outstanding Washington Common Stock; or (c) makes a filing with bank or thrift regulatory authorities or publicly announces a bona fide proposal for
(i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Washington or any other business combination involving Washington, (ii) a transaction involving the transfer of beneficial ownership or to vote securities representing 20% or more of the outstanding Washington Common Stock (a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as defined in the Stock Option Agreement) at least 15 days prior to the Meeting and Washington's stockholders fail to approve the Merger by the vote required by applicable law at the Meeting; or (d) makes a bona fide Proposal and thereafter, but before such Proposal has been publicly withdrawn, Washington willfully breaches any of its covenants contained in the Merger Agreement in a manner that would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUBCO. The term "Triggering Event" also means the taking of any direct or indirect action by Washington or any of its directors, officers or agents to invite, encourage or solicit any Proposal which has as its purpose a tender offer for the Washington Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Washington, or a sale of a significant number of shares of Washington Common Stock or any significant portion of its assets or liabilities. Under the Stock Option Agreement, a significant number means 10% of the outstanding shares of Common Stock and a significant portion means 25% of the assets or liabilities of Washington. "Publicly Withdrawn" for purposes of the Stock Option Agreement means an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or acquiring any controlling influence over Washington or in soliciting or inducing any other person (other than HUBCO or any affiliates) to do so.

     HUBCO may not sell, assign or otherwise transfer its rights and obligations under the Stock Option Agreement in whole or in part to any person or any group of persons other than to an affiliate of HUBCO, except upon the occurrence of a Triggering Event. The option may not be exercised at any time that HUBCO is in material breach of the Merger Agreement without a prior material breach by Washington having occurred. Washington is not obligated to issue shares of Washington Common Stock upon exercise of the option (i) in the absence of any required governmental or regulatory approval or consent necessary for Washington to issue the Washington Common Stock covered by the option or HUBCO to exercise the option or prior to the expiration or termina-tion of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Washington Common Stock subject to the option.

     The Stock Option Agreement further provides that after the occurrence of a Triggering Event and upon receipt of a written request from HUBCO, Washington shall prepare and file a registration statement with the SEC, covering the option and such number of shares subject thereto as HUBCO shall specify in order to permit the sale or other disposition of the option and the shares subject thereto; provided, however, that in no event will HUBCO have the right to have more than one such registration statement become effective.

     The Stock Option Agreement will terminate upon the termination or consummation of the Merger Agreement and the Merger; provided, however, that if termination of the Merger Agreement occurs after a Triggering Event, the Stock Option Agreement shall not terminate until the later of 18 months following the date of termination of the Merger Agreement or the consummation of any proposed transaction which constituted a Triggering Event.

Termination, Waiver and Amendment

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Washington: (a) by mutual written consent of HUBCO and Washington for any reason; or (b) by either HUBCO or Washington (i) if the Merger shall not have been consummated on or before October 31, 1994 (unless the failure to consummate the Merger is due to the failure of the terminating party to perform or observe its cove-nants under the Merger Agreement) or (ii) if the stockholders of Washington fail to approve the Merger Agreement submitted to them for approval in connection with the Merger. HUBCO or Washington may also terminate the Merger Agreement if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement is denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by HUBCO if any

such application is approved with conditions which materially impair the value of Washington and the Savings Bank taken as a whole to HUBCO.

     HUBCO may terminate the Merger Agreement if (a) there shall have been a material adverse change in the business, operations, assets, or financial condition of Washington and the Savings Bank, taken as a whole, from that set forth in Washington's Quarterly Report on Form 10-Q for the six months ended June 30, 1993 and from that set forth in Washington's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (b) if there shall have been any material breach of any representation, warranty, covenant, agreement or obligation of Washington under the Merger Agreement which breach shall not have been cured within thirty (30) days after receipt by Washington of notice of such breach. The Merger Agreement may be terminated by Washington if (a) there shall be a material adverse change in the business, operations, assets or financial condition of HUBCO and its subsidiaries, taken as a whole, from that set forth in HUBCO's Quarterly Report on Form 10-Q for the six months ended June 30, 1993 and from that set forth in HUBCO's Annual Report on Form 10-K for the year ended December 31, 1992, (b) if there shall have been any material breach of any representation, warranty, covenant, agreement or obligation of HUBCO under the Merger Agreement which breach shall not have been cured within thirty (30) days after receipt by HUBCO of notice of such breach, (c) if, during the first 20 of 22 consecutive trading days immediately preceding the Effective Time, the price of HUBCO Common Stock on NASDAQ is less than $18.00 (determined by taking the average price of the two closing sale prices left after discarding the nine lowest and nine highest closing sale prices during such period) or (d) if Washington's Board shall have approved an Acquisition Transaction after determining, upon advise of counsel, that such approval was necessary in the exercise of its fiduciary duties under applicable laws.

     In general, each party will pay its own costs and expenses incurred in connection with the Merger Agreement, including the Proxy
Statement-Prospectus.

     Subject to applicable law, at any time prior to the Effective Time, whether before or after approval of the transactions contemplated by the Merger Agreement by stockholders of Washington, the parties may (a) amend the Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party under the Agreement, (c) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or
(d) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Notwithstanding these rights, however, after any approval of the Merger by the stockholders of Washington, there may not be, without further approval of the Merger Agreement by the stockholders of Washington, any amendment or waiver of the Merger Agreement which reduces or changes the amount or form of consideration to be delivered to Washington stockholders.

Management and Operations of Washington and the Savings Bank Following the
Merger

     HUBCO and the Bank will be the surviving entities in the merger transactions contemplated by the Merger Agreement. At the Effective Time, the present Washington directors shall resign and the Board of Directors of the Surviving Corporation shall consist of the directors and officers of HUBCO.

Interests of Certain Persons in the Merger

     HUBCO has agreed to name two of Washington's directors to serve as directors of the Bank for at least three years after consummation of the Merger. Washington has designated Charles A. Rotondi and Joseph A. Tighe, Jr. to be so named. Those Savings Bank directors who are not asked to serve on the Bank's Board will serve on the Bank's advisory board for at least three years and will receive a $1,000 monthly retainer.

     Paul C. Rotondi and Washington are parties to a severance agreement that will provide Mr. Rotondi with certain benefits if, following a "Change in Control" (as defined in the severance agreement), Mr. Rotondi's employment is terminated or other adverse developments occur. See "ELECTION OF WASHINGTON'S DIRECTORS--Severance Agreement". Consummation of the Merger will constitute a "Change in Control". Furthermore, it is not anticipated that Mr. Rotondi will continue in active employment with HUBCO or the Bank after the Merger. Accordingly, pursuant to the severance agreement, Mr. Rotondi will be entitled to receive a payment equal to three times his average annual compensation over the five previous years of his employment with the Savings Bank, together with certain other retirement benefits. As part of the negotiations relating to the Merger Agreement, Mr. Rotondi agreed to reduce such severance benefits by an amount necessary to assure that no portion of such benefits will become non-deductible excess parachute payments and do not subject Mr. Rotondi to a 20% excise tax under applicable provisions of the Internal Revenue Code. It is
anticipated that Mr. Rotondi's severance benefit will be approximately $    .


     The Merger Agreement obligates HUBCO to indemnify Washington's directors, officers, employees and agents against claims raised within six years after the Effective Time with respect to a wide variety of matters relating to Washington and/or the Merger. Such indemnification extends to the fullest extent that would have been permitted under HUBCO's Certificate of Incorpora-tion and By-laws. HUBCO has also agreed, subject to certain limitations, to use its best efforts to cause Washington's directors and officers to be covered under HUBCO's directors and officers liability insurance policy.

     HUBCO has agreed that, to the extent practicable, it will use its best efforts to retain all of the Savings Bank's existing employees at similar compensation levels and to retain all of the Savings Bank's current officers in similar positions with the Bank. HUBCO has stated that it intends to make available to all employees and officers of the Savings Bank that ultimately are employed by the Bank coverage under the benefit plans generally available to HUBCO's employees and officers on the terms and conditions available to the Bank's employees and officers. For purposes of vesting and eligibility under the Bank's pension and 401(k) plans and for purposes of the Bank's medical, vacation, sick leave and disability plans, Savings Bank employees who are employed by the Bank will be given credit for prior service with the Savings Bank.

     During 1993, the Bank adopted a Deferred Compensation Plan for Outside Directors (the "DCP"), providing for the payment of certain benefits subse-quent to retirement. The DCP provides that in the event of a "Change in Control" (such as the Merger), outside directors (i.e., directors other than Paul C. Rotondi and Theodore Doll) will receive a lump sum payment equal to four times their current retainer in lieu of all other payments due under the DCP. The aggregate liability to all directors under the DCP with respect to the Merger is $252,000.

     The Merger Agreement generally limits the extent to which Washington may increase compensation levels prior to the Effective Time. However, the Merger Agreement expressly authorized Washington to pay Paul C. Rotondi a $25,000 performance bonus prior to the Effective Time. Such bonus was paid during 1993.

Accounting Treatment of the Merger

     The Merger will be accounted for by HUBCO under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, the excess of the purchase price paid over the fair market value of assets and liabilities acquired ("goodwill") is recorded as an intangible asset and such asset is amortized as an expense over the period estimated to be benefitted.

Rights of Dissenting Stockholders

     Dissenting stockholders of Washington who follow the procedures specified in Section 262 of the Delaware General Corporation Law ("Section 262") will be entitled to have their Washington shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such Washington shares, exclusive of any element of value arising from the accomplishment or expecta-tion of the Merger, as determined by such Court. A dissenting stockholder should assume that neither Washington nor HUBCO will take any action to perfect his or her appraisal rights. Therefore, a stockholder desiring to exercise appraisal rights should strictly comply with the procedures set forth in Section 262 and is urged to consult his or her legal advisor before electing or attempting to exercise such rights. Failure to follow any of such procedures may result in a termination or waiver of appraisal rights under
Section 262.

     The following discussion of the provisions of Section 262 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that section, a copy of which is included herein as Appendix C.

     Under Section 262, a dissenting stockholder electing to exercise appraisal rights must satisfy both of the requirements set forth in paragraphs 1 and 2 below:

          1. Deliver to Washington, before the taking of the vote on the proposal to adopt the Merger Agreement, a written demand for appraisal of his or her Washington Common Stock which reasonably informs Washington of the identity of the stockholder of record and that such stockholder intends thereby to demand the appraisal of his or her Washington Common Stock. This written demand is in addition to and separate from any proxy or vote against the proposal to approve the Merger. Neither a vote against such proposal nor a proxy directing such vote shall satisfy the requirement for such written demand. The written demand for appraisal should be delivered either in person to the Secretary of Washington at the Washington Annual Meeting, or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to: Thomas Bingham, Secretary,


     Washington Bancorp, Inc., 609 Washington Street, Hoboken, New Jersey 07030 before the vote on the proposal to approve the Merger;

          2. Not vote in favor of the Merger Agreement. A failure to vote against such proposal will not constitute a waiver of appraisal rights. However, any stockholder who executes a proxy and who desires to perfect his or her appraisal rights must mark the proxy "Against" the proposal to approve the Merger Agreement or must abstain because if the executed proxy is left blank, it will be voted for such proposal.

     The written demand for appraisal must be made by or for the holder of record of the Washington Common Stock. Accordingly, such demand should be executed by or for such stockholder of record, fully and correctly, as such stockholder's name appears on his or her stock certificates. If the Washington Common Stock certificates are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand he or she is acting as agent for the record owner or owners.

     Dissenting stockholders who are not the owners of record of their shares should consult their legal counsel regarding their ability to exercise appraisal rights with respect to the Washington Common Stock.

     Within ten days after the Effective Time, HUBCO will notify each former stockholder of Washington who has satisfied the foregoing conditions of the date on which the Merger became effective. Within 120 days after the Effective Time, HUBCO or any such stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Washington Common Stock formerly held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their Washington Common Stock. Dissenting stockholders seeking to exercise appraisal rights should assume that HUBCO will not file a petition with respect to the appraised value of Washington Common Stock and that HUBCO will not initiate any negotiations with respect to the "fair value" of Washington Common Stock. Accordingly, Washington stockholders who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in
Section 262.

     Within 120 days after the day of the Effective Time, any Dissenting Stockholder who has complied with the provisions of Section 262 is entitled, upon written request, to receive from HUBCO a statement setting forth the aggregate number of shares of Washington Common Stock not voted in favor of the Merger Agreement and, with respect to which demands for appraisal were received by Washington, the number of holders of such Washington Common Stock. Such statement must be mailed by HUBCO within ten days after the written request therefor has been received by HUBCO or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the former stockhold-ers of Washington entitled to appraisal rights and will appraise the value of the Washington Common Stock formerly owned by such stockholders, determining the "fair value" exclusive of any element of value arising from the accom-plishment or expectation of the Merger.

     Although HUBCO and Washington believe that the terms of the Merger are fair, neither can make any representation as to the outcome of any appraisal of "fair value" as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a lower, higher or equivalent value. Moreover, HUBCO may or may not argue in an appraisal proceeding for a determination of "fair value" by the Delaware Court of Chancery which is lower than the value of the consideration received by Washington stockholders pursuant to the Merger Agreement. In determining the "fair value" of the Washington Common Stock, the Court is required to take into account all relevant factors. Therefore, such determination could be based upon considerations in addition to the price paid in the Merger, such as the market value of the Washington Common Stock, asset values, dividends, earnings, prospects, the nature of the enterprise and other facts which could be ascertained as of the date of the Merger. The Delaware Supreme Court has stated with respect to Section 262 that, among other things, "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. In addition,


Delaware Courts have decided that the statutory appraisal remedy, depending on the relevant facts and circumstances, may or may not be a stockholder's exclusive remedy in connection with mergers similar to the Merger.

     The Court of Chancery may also, on application, (i) determine a fair rate of interest, simple or compound, if any, to be paid to Dissenting Stockholders in addition to the value of the capital stock for the period from the Effective Time of the Merger to the date of payment, (ii) assess costs among the parties as the Court deems equitable and (iii) order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Court are subject to appellate review by the Delaware Supreme Court.

     Any Dissenting Stockholder of Washington who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote the capital stock of Washington for any purpose nor be entitled to the payment of dividends or other distributions on his or her Washington Common Stock.

     If no petition for an appraisal is filed within the time provided, or if a former stockholder of Washington delivers to HUBCO a written withdrawal of his or her demand for an appraisal and an acceptance of the consideration to be received in the Merger, either within 60 days after the Effective Time or with the written approval of HUBCO, then the right of such stockholder to an appraisal will cease and such stockholder shall be entitled to receive such consideration in the Merger, without interest, as if he or she had not demanded appraisal of his or her Washington Common Stock. No pending appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.


                         DESCRIPTION OF CAPITAL STOCK OF HUBCO

General

     The authorized capital stock of HUBCO consists of 13,200,000 shares of Common Stock and 3,300,000 shares of preferred stock. As of March 15, 1994,
(i) 6,490,470 shares of Common Stock were issued and outstanding, (ii)166,450 shares of Common Stock were reserved for issuance under HUBCO's restricted stock plan, and (iii) 110,000 were reserved for a director stock plan.

     No shares of preferred stock have been issued. Under the terms of HUBCO's Certificate of Incorporation, the Board of Directors has authority at any time
(i)to divide any or all of the preferred stock into series and determine the designations, number of shares, relative rights, preferences and limitations of any such series and (ii)to increase the number of shares of any such series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such series then outstanding.

                          DESCRIPTION OF HUBCO PREFERRED STOCK

     The following description of the HUBCO Preferred Stock sets forth certain general terms and provisions of the Preferred Stock which HUBCO has agreed to issue pursuant to the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to Exhibit 2.1 to the Merger Agreement--Appendix A to this Proxy Statement-Prospectus--which contains the proposed amendment to the certificate of incorporation of HUBCO creating the HUBCO Preferred Stock and prescribing the designations, powers, and relative rights and preferences of the HUBCO Preferred Stock.

     HUBCO Preferred Stock will be a series of cumulative convertible preferred stock designated "Series A Preferred Stock." The HUBCO Preferred Stock will have a stated value of $24.00 per share. The shares when issued will be fully paid and non-assessable. HUBCO anticipates that it may issue up to a maximum of 938,690 shares of the HUBCO Preferred Stock upon the consummation of the acquisition of Washington although it reasonably expects to issue a smaller number due to a variety of factors. (The pro forma financial statements contained in this Proxy Statement-Prospectus reflect the issuance of 829,995 shares of HUBCO Preferred Stock. See, "PRO FORMA COMBINED CONDENSED UNAUDITED FINANCIAL STATEMENTS".) Upon the reacquisition of any of the HUBCO Preferred Stock, through redemption, conversion or otherwise, such reacquired shares will be canceled and will become part of the authorized and unissued preferred stock of HUBCO, but will not be authorized and unissued HUBCO Preferred Stock--that is, Series A Preferred Stock. The HUBCO Preferred Stock will have the dividend, liquidation, redemption, voting and conversion rights set forth below.

Rank

     The HUBCO Series A Preferred Stock will be senior to any other class or series of preferred stock in respect of (1) payment of dividends, (2) payment upon dissolution, liquidation or winding up and (3) redemption.

Dividends

     The holders of HUBCO Preferred Stock, in preference to the holders of HUBCO Common Stock and any other class or series of preferred stock, will be entitled to receive, when and if declared by the Board of Directors of HUBCO, out of funds legally available therefor, cumulative cash dividends at the annual rate per share as specified below, payable in quarter-annual installments on the 15th day of February, May, August and November in each year, from the date of issuance. The annual dividend rate will be set on the date which is two days prior to the Closing Date (which will immediately precede the Effective Time) and on each anniversary thereof (each a "Reset Date"), based upon the average "market price" of HUBCO Common Stock in the twenty (20) consecutive business days ending two days immediately preceding the Reset Date. The "market price" will be the closing price per share of HUBCO Common Stock on the NASDAQ National Market System or on any national securities exchange upon which the shares of HUBCO Common Stock may become listed or admitted to trading. The annual dividend rate will be set as follows:

   Average Market Price
   of HUBCO Common Stock                          Annual Dividend Rate For
 Prior to the Reset Date                            HUBCO Preferred Stock
 ------------------------                         ------------------------
     $24.00 or more. . . . . . . . . . . . . . . . .       $1.00
     $23.00 to $23.99. . . . . . . . . . . . . . . .       $1.10
     $22.00 to $22.99. . . . . . . . . . . . . . . .       $1.20
     $21.00 to $21.99. . . . . . . . . . . . . . . .       $1.32
     $20.00 to $20.99. . . . . . . . . . . . . . . .       $1.44
     $19.00 to $19.99. . . . . . . . . . . . . . . .       $1.56
     Less than $19.00. . . . . . . . . . . . . . . .       $1.68

     The average market price of the HUBCO Common Stock listed in the table will be adjusted appropriately each time the Conversion Ratio (as defined) is required to be adjusted for certain capital changes, as described below, and in the same proportion that the Conversion Ratio is adjusted. See below, "Conversion Into Common Stock." As a consequence, the average market price of the HUBCO Common Stock listed in the chart will be reduced to reflect events such as stock splits and stock dividends effected with respect to the HUBCO Common Stock.

Liquidation Preference

     Upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of HUBCO, the holders of HUBCO Preferred Stock will be entitled to receive out of the assets of HUBCO $24.00 per share, together with cumulative dividends accrued and unpaid to the date of payment of such $24.00 distribution preference, before any amount will be paid to the holders of HUBCO Common Stock or any other class or series of preferred stock of HUBCO. Such dividends will be deemed to accrue on a daily basis. The merger or consolidation of HUBCO into or with any other corporation, or the merger of any other corporation into HUBCO, or the sale, lease or conveyance of all or substantially all of the property or business of HUBCO, will not be deemed to be a dissolution, liquidation or winding up for purposes of such distribution preference.

Redemption

     Outstanding shares of HUBCO Preferred Stock may be redeemed, as a whole (or in part but only with the consent of the holder of the shares to be redeemed), at the option of HUBCO by vote of its Board of Directors at any time from and after the date on which the market price for the HUBCO Common Stock is $24.00 or more for twenty (20) consecutive business days. The $24.00 market price will be adjusted each time the Conversion Ratio is required to be adjusted for certain capital changes as described below under "Conversion Into Common Stock." As a consequence, the $24.00 price will be reduced by stock splits or stock dividends effected with respect to the HUBCO Common Stock. The HUBCO Preferred Stock may also be redeemed in connection with a merger, consolidation or sale of all or substantially all the assets of HUBCO which otherwise requires a vote of the holders of HUBCO Preferred Stock. See "Voting Rights." Less than all the outstanding shares of the HUBCO Preferred Stock may be redeemed in such

manner as the Board of Directors of HUBCO prescribes. The redemption price for shares of the HUBCO Preferred Stock will be $24.00 per share, plus all accrued and unpaid dividends through the date fixed for redemption. Such dividends will be deemed to accrue on a daily basis.

     HUBCO can not redeem any other class or series of preferred stock unless and until all shares of the HUBCO Preferred Stock have been redeemed. However, HUBCO may repurchase in the market or in private transactions shares of its Common Stock or shares of HUBCO Preferred Stock at any time while the HUBCO Preferred Stock is outstanding.

     Written notice of redemption will be given to each holder of record of the shares of HUBCO Preferred Stock to be redeemed, in each case at least 15 days and not more than 45 days prior to the date fixed for redemption. If fewer than 25 days prior notice is given to holders, then at least one follow-up written notice must be sent to holders who have not converted by 7 days prior to the redemption date. Each such notice must specify the shares of stock to be redeemed, the redemption price, the date fixed for redemption, the place for payment of the redemption price and for surrender of the certificate or certificates representing the shares to be redeemed, and if less than the total number of shares held by a holder are to be redeemed, the number of shares of such holder to be redeemed.

     If notice of redemption has been given and if, on or before the date fixed for redemption, the redemption price has been provided and set aside by HUBCO with a bank with trust powers for the pro rata benefit of the holders of the shares so called for redemption, then, from and after the date fixed for redemption, (i) the shares of HUBCO Preferred Stock called for redemption will no longer be deemed outstanding, (ii) the dividends thereon will cease to accumulate, and (iii) all rights with respect to such shares will forthwith cease. The only right of the holders of the redeemed shares after such date will be the right to receive the redemption price for the shares called for redemption, without interest.

     HUBCO will not be obligated to make payments into or to maintain any sinking fund for the redemption of HUBCO Preferred Stock.

Conversion Into Common Stock

     Subject to the adjustment provisions described herein, the holder of any shares of HUBCO Preferred Stock at any time prior to the date fixed for any redemption of the HUBCO Preferred Stock will have the right to surrender the certificates evidencing such shares and receive, in conversion of each share of HUBCO Preferred Stock, one share (the "Conversion Ratio") of HUBCO Common Stock.

     The conversion privilege may be exercised at any time, including from and after the date on which a notice of redemption was given and prior to the close of business on the last day before the date of redemption stated in the notice. To exercise the conversion privilege, the holder of HUBCO Preferred Stock must surrender the certificates representing the shares to be converted at the office of the transfer agent of HUBCO and give written notice to HUBCO at such office that the holder elects to convert such shares. Such certificates must be duly endorsed or assigned to HUBCO, or endorsed in blank. Conversion will be deemed to have been effected immediately prior to the close of business on the date upon which such surrender is made, and such date is referred to as the "Conversion Date." On the Conversion Date or as promptly thereafter as practicable, HUBCO will deliver to the holder of the stock surrendered for conversion, or as otherwise directed by him in writing, a certificate for the number of full shares of HUBCO Common Stock deliverable upon conversion of such HUBCO Preferred Stock and, if applicable, a check in respect to any fraction of a share.

     HUBCO will not deliver fractional shares of HUBCO Common Stock upon conversion of shares of HUBCO Preferred Stock. In lieu of any fractional share of HUBCO Common Stock that would otherwise be deliverable upon conversion, HUBCO will pay an amount in cash equal to the current market value of the fractional share, computed on the basis of the market price on the last business day before the Conversion Date. For this purpose, the "market price" on any business day will be the closing price per share of HUBCO Common Stock in the NASDAQ National Market System or, if the shares of HUBCO Common Stock are then listed or admitted to trading on any national securities exchange, the reported closing price per share of HUBCO Common Stock on such exchange on such day.

     The Conversion Ratio for the HUBCO Preferred Stock will be adjusted from time to time in certain circumstances upon a stock dividend, stock split, dividend payment (other than a cash dividend), combination, reclassification or issuance of rights or warrants with respect to HUBCO Common Stock. No adjustment will be made if (i) HUBCO takes the same action with respect to the HUBCO Preferred Stock in the same proportion as if each

share of HUBCO Preferred Stock had been converted into shares of HUBCO Common Stock at the then applicable Conversion Ratio immediately before the record date for the determination of holders of HUBCO Common Stock entitled to receive the dividends, rights, warrants, or distributions or (ii) such adjustment would not require a change of at least 1% to the Conversion Ratio except that any change of less than 1% shall be carried forward to any subsequent change.

Voting Rights

     Except as otherwise required by New Jersey corporate law and as otherwise provided in HUBCO's certificate of incorporation, the holders of HUBCO Preferred Stock will have no voting rights.

     Under the BCA, holders of HUBCO Preferred Stock are entitled to vote as a class on certain amendments to HUBCO's certificate of incorporation, including any amendment which subordinates or otherwise adversely affects the rights or preferences of the HUBCO Preferred Stock and upon any merger which requires a shareholder vote and would effect such an amendment to the certificate of incorporation.

     Under the terms of HUBCO's certificate of incorporation creating the HUBCO Preferred Stock, holders of HUBCO Preferred Stock are entitled to vote as a separate class on any merger, consolidation or sale of all or substantially all of the assets of HUBCO if the transaction requires the approval of the holders of the HUBCO Common Stock, except as explained below. The affirmative vote of a majority of the outstanding HUBCO Preferred Stock would be required to approve any such merger, consolidation or sale of assets. However, if in connection with such a transaction the HUBCO Preferred Stock will be redeemed prior to or simultaneously with the consummation of any such transaction, then the approval of the holders of the HUBCO Preferred Stock would not be required and any vote by the HUBCO Preferred Stock holders may be disregarded. Also, under the terms of HUBCO's certificate of incorporation creating the HUBCO Preferred Stock, any amendment to any provision of Section C of Article V of the certificate of incorporation of HUBCO, which are the provisions creating the HUBCO Preferred Stock, would require the affirmative vote of a majority of the outstanding shares of HUBCO Preferred Stock.

     Finally, if at any time HUBCO fails to pay for 2 quarters, whether or not consecutive, the full quarter-annual dividends payable on the HUBCO Preferred Stock, the holders of the HUBCO Preferred Stock will have the right, voting as a separate class, to elect a total of two directors to the class of directors elected at the next annual meeting of shareholders (the "Preferred Directors"). A dividend default with respect to the HUBCO Preferred Stock, giving rise to the right to elect the Preferred Directors, will be deemed to continue to exist until all accrued dividends on all outstanding shares of the HUBCO Preferred Stock have been paid to the end of the past preceding quarterly dividend period. The Preferred Directors will continue to serve only until the first annual meeting after which the dividend default has been fully cured.

                           DESCRIPTION OF HUBCO COMMON STOCK

     The following description of the HUBCO Common Stock sets forth certain general terms of the Common Stock. The following summary does not purport to be complete. For an additional description relating to the HUBCO Common Stock, see "COMPARISON OF THE RIGHTS OF STOCKHOLDERS UNDER DELAWARE AND NEW JERSEY LAW."

Dividend Rights

     The holders of HUBCO Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of HUBCO out of funds legally available therefor, subject to the preferential dividend rights of any preferred stock that may be outstanding. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent. Because funds for the payment of dividends by HUBCO must come primarily from the earnings of HUBCO's bank subsidiary, as a practical matter, any restrictions on the ability of the Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO.

     As a New Jersey chartered commercial bank, the Bank is subject to the restrictions on the payment of dividends contained in the New Jersey Banking Act of 1948 (the "Banking Act"). Under the Banking Act, the Bank may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50 percent of stated capital. Under the Financial Institutions Supervisory Act, the FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under

certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by the Bank to HUBCO constitutes an unsafe or unsound practice.

     HUBCO is also subject to certain Federal Reserve Board policies which may, in certain circumstances, limit its ability to pay dividends. The Federal Reserve Board policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

     At December 31, 1993, the Bank had $55 million available for the payment of dividends to HUBCO. At December 31, 1993, HUBCO had $30 million available for stockholder dividends, the payment of which would not reduce any of its capital ratios below the minimum. See "RECENT DEVELOPMENTS."

Voting Rights

     At meetings of shareholders, holders of HUBCO Common Stock are entitled to one vote per share. The quorum for shareholders' meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of HUBCO Common Stock at a meeting at which a quorum is present.

     The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

     The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. Shareholders may remove any director from office for cause. The affirmative vote of at least three quarters of the shares of HUBCO entitled to vote thereon is required to amend or repeal the provisions of HUBCO's Certificate of Incorporation relating to the classification of the Board of Directors and the removal of directors.

     HUBCO's Certificate of Incorporation contains a "minimum price" provision. In the event a "related person" (defined in the Certificate of Incorporation to include persons who, together with their affiliates, own 10% or more of HUBCO's common stock) proposes to enter into a Business Combination (as defined in the Certificate of Incorporation) with HUBCO, the proposed transaction will require the affirmative vote of at least three quarters of the outstanding shares entitled to vote on the transaction, unless the proposed transaction is (i) first approved by a majority of HUBCO's Board of Directors, and (ii) the shareholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Certificate of Incorporation. If both these tests are met, the proposed transaction need only be approved by a majority of the outstanding shares entitled to vote.

Liquidation Rights

     In the event of liquidation, holders of HUBCO Common Stock are entitled to receive ratably any assets distributed to shareholders, except that if shares of preferred stock of HUBCO are outstanding at the time of liquidation, such shares of preferred stock may have prior rights upon liquidation.

Assessment and Redemption

     All outstanding shares of HUBCO Common Stock are fully paid and nonassessable. The Common Stock is not redeemable at the option of the issuer or the holders thereof.

Preemptive and Conversion Rights

     Holders of HUBCO Common Stock do not have conversion rights or preemptive rights with respect to any securities of HUBCO.

Other Matters

     HUBCO can (except in connection with certain business combinations) issue new shares of authorized but unissued Common Stock or preferred stock without shareholder approval.


                        COMPARISON OF THE RIGHTS OF STOCKHOLDERS
                           UNDER DELAWARE AND NEW JERSEY LAW

     Washington is incorporated in Delaware and HUBCO is incorporated in New Jersey. The rights of Washington stockholders are governed by Delaware law. At the Effective Time, a Washington stockholder will become a stockholder of HUBCO and the rights of stockholders of HUBCO are governed by New Jersey law. The following is a comparison of certain provisions of New Jersey law and Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of those states, which statutes may change from time to time, and the corporate charter of HUBCO, which also may be changed.

Voting Requirements

     Unless otherwise specified in a Delaware corporation's certificate of incorporation, Delaware law generally provides that an amendment to the certificate of incorporation, a sale or other disposition of all or substantially all of a corporation's assets, or a merger or consolidation of a corporation with another corporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Washington's Certificate of Incorporation does contain greater vote provisions for certain transactions.

     Under New Jersey law, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, or the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by stockholders of the corporation entitled to vote thereon. HUBCO's Certificate of Incorporation presently does contain provisions specifying a greater vote in certain circumstances. See "DESCRIPTION OF HUBCO COMMON STOCK--Voting Rights."

     Under Delaware law, if the shares of the corporation are divided into classes, the holders of the outstanding shares of each class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to adversely affect them.

     Under New Jersey law, the holders of a class or series of shares are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the certificate of incorporation, if the amendment would exclude or limit their right to vote on any matter, limit or deny their preemptive rights, cancel or otherwise adversely affect their dividends which have accrued but have not been declared, create a new class or series having or convertible into shares having rights or preferences superior to the class or increase the rights or preference of any class or series. In addition, notwithstanding any provision of the certificate of incorporation, the holders of a class or series of shares whose rights or preferences would be subordinated or otherwise adversely affected by a proposed amendment are entitled to vote as a class if the amendment would affect their shares in the following manner: (i) decrease the par value; (ii) effect a conversion, exchange or reclassification of their shares; (iii) effect a conversion or exchange of any shares of another class or series into their class or series; (iv) change the designation, preferences, limitations or relative rights of their shares; (v) change the shares into a different number of shares, or into the same number of another class or series; or (vi) divide their shares into a series or determine the designation, preferences, limitation or relative rights of any such series, or authorize the board to take any such action.

Cumulative Voting

     Under both Delaware and New Jersey law, stockholders do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides, and neither HUBCO nor Washington provides for cumulative voting.

Rights of Dissenting Stockholders

     Generally, stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation are entitled to appraisal rights. There are, however, no statutory rights of appraisal with respect to

stockholders of a corporation whose shares are either (i) listed on a national securities exchange, or (ii) held of record by more than 2,000 stockholders where such stockholders receive only shares of stock of the corporation surviving or resulting from the merger or consolidation (or cash in lieu of fractional interests therein). Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the certificate of incorporation provides otherwise. Since the exceptions from the Delaware statutory right of appraisal do not apply to the Merger, stockholders of Washington have statutory rights of appraisal with respect to the Merger. See "THE MERGER--Rights of Dissenting Stockholders."

     Stockholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (i) listed on a national securities exchange,
(ii) is held of record by not less than 1,000 holders, or (iii) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

Stockholder Consent to Corporate Action

     Unless otherwise provided in the certificate of incorporation, Delaware law provides that any corporate action or authorization which requires the affirmative vote of stockholders may be taken without a meeting, if a consent in writing to such action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to approve such action.

     Except as otherwise provided by the certificate of incorporation (and HUBCO's certificate presently is silent on this issue), New Jersey law permits any action required or permitted to be taken at any meeting of a corporation's stockholders, other than the annual election of directors, to be taken without a meeting upon the written consent of stockholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of stockholders at which all stockholders entitled to vote were present and voting. The annual election of directors, if not conducted at a stockholders' meeting, may only be effected by unanimous written consent.

Dividends

     Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     Unless there are other restrictions contained in its certificate of incorporation (and HUBCO's Certificate of Incorporation presently contains none), New Jersey law generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment.

By-laws

     Under Delaware law, the authority to adopt, amend, or repeal the by-laws of a Delaware corporation is held exclusively by the stockholders (as is the case with Washington's Certificate of Incorporation), unless such authority is conferred upon the board of directors in the certificate of incorporation.

     The board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the stockholders (which HUBCO's Certificate of Incorporation does not do).

Preemptive Rights

     Under both Delaware and New Jersey law, stockholders have only such preemptive rights as may be provided in the certificate of incorporation. Neither HUBCO's Certificate of Incorporation nor Washington's Certificate of Incorporation provides stockholders with preemptive rights.

Transactions Involving Officers or Directors

     A Delaware corporation may loan money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the

corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either (i) the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction, or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

     A New Jersey corporation may loan money to, or guarantee any obligation incurred by, its officers, employees or directors if in the judgment of the directors such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors (or any other corporation or entity in which such director or directors are otherwise interested), such transactions are neither void or voidable if either (i) the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction, or
(ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

Limitations of Liability of Directors and Officers

     Under New Jersey law, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its stockholders for monetary damage for breaches of their fiduciary duty of care. A similar provision under Delaware law applies to directors, but not officers.

     Under Delaware law, a director cannot be relieved of liability or otherwise indemnified (i) for breaches of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) for transactions from which such director derived an improper personal benefit.

     Under New Jersey law, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. HUBCO's Certificate of Incorporation contains a provision which limits a director's or officer's liability to the full extent permitted by New Jersey law. Washington's Certificate of Incorporation contains a similar provision with respect to its directors.

Stockholder Protection Legislation

     A provision of Delaware's corporate law prohibits certain transactions between a Delaware corporation and an "interested stockholder". An "interested stockholder" is one that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation. The provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the stock acquisition date; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which he became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of disinterested stockholders.

     The New Jersey Shareholders Protection Act (the "Act") prohibits certain transactions involving an "interested shareholder" and a "resident domestic corporation". An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested stockholder, the combination is approved by the board prior to the interested stockholder's stock acquisition date or certain fair price provisions are satisfied.


              PRO FORMA COMBINED CONDENSED UNAUDITED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial information presents the Pro Forma Combined Condensed Statement of Condition of HUBCO, Washington and Statewide at December 31, 1993 after giving effect to the Merger, the Statewide Acquisition, the issuance of $25,000,000 of 7.75% subordinated debentures due 2004 (completed in January 1994) and the purchase by HUBCO of 442,781 shares of HUBCO Common Stock at a cost of $9,869,000 under its stock repurchase plan, which shares are available for reissuance in the Statewide Acquisition, as if such transactions were consummated on December 31, 1993. Also presented is the Pro Forma Combined Condensed Statement of Income for the year ended December 31, 1993 after giving effect to the Merger, the Statewide Acquisition, the subordinated debt issuance and HUBCO's repurchase of shares of Common Stock as if such transactions had been consummated on January 1, 1993. The unaudited pro forma information is based on the historical financial statements of HUBCO, Washington and Statewide after giving effect to the contemplated transactions using the purchase method of accounting with respect to the Merger and the Statewide Acquisition and based upon the assumptions and adjustments contained in the accompanying "Notes to Pro Forma Combined Condensed Unaudited Financial Statements". The pro forma statements assume a Subscription Purchase Price of $18.00 per share for the Statewide Acquisition and the issuance of 1,944,444 shares of HUBCO Common Stock. While pro forma information about Statewide is included in the following tables, there can be no assurance that the Statewide Acquisition will be consummated and consummation of the Merger is not conditioned upon the Statewide Acquisition. See "INTRODUCTION--Statewide Acquisition." The pro forma statements assume a purchase price of $16.10 in cash or 0.6708 of a share of HUBCO Preferred Stock for the Merger and, in accordance with the allocation required under the Merger Agreement, the conversion of 51% of Washington shares into HUBCO Preferred Stock and the conversion of 49% of Washington shares to cash.

     The unaudited pro forma information presented herein does not give effect to operating results of HUBCO, Washington or Statewide subsequent to December 31, 1993. Purchase accounting adjustments to estimated fair values have been made with respect to assets and liabilities of Washington and Statewide and related income and expense accounts based upon preliminary estimates and evaluations as of December 31, 1993. Such preliminary estimates and assumptions are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination, based upon estimates and other evaluations of fair value, as of the close of the respective transactions. Therefore, the allocations reflected in the Pro Forma Combined Condensed Unaudited Financial Statements may differ from the amounts ultimately determined.

     The unaudited pro forma information has been prepared by HUBCO management based upon the consolidated financial statements and related notes thereto of HUBCO, Washington and Statewide. The Pro Forma Combined Condensed Statement of Income is not necessarily indicative of operating results which would have been achieved had the above mentioned transactions been consummated as of the above-mentioned dates and should not be construed as being representative of future periods.

                                  PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION

                                                         (Unaudited)

                                                    Dollars in Thousands

                                                   As of December 31, 1993

                                                                                      Pro Forma
                                       Pro Forma                        Pro Forma     Combined              Pro Forma
                          Historical  Adjustments Pro Forma Historical  Adjustments   Hubco and Historical  Adjustments  Pro Forma
                             Hubco      Hubco       Hubco   Washington   Washington  Washington Statewide    Statewide    Combined
                          ----------  ----------- --------- ----------  -----------  ---------- ---------   -----------  ---------
ASSETS
Cash and Due From Banks  $   49,542  $(5,298)(1)(8)$44,244  $  4,283    $      0    $   48,527  $  7,478    $      0(a) $   56,005
Investment Securities...    296,130   24,671(2)    320,801    25,007     (18,960)(aa)  326,848   251,743       5,652(b)    584,243
Investments Available
 for Sale ..............    130,555        0       130,555    67,257           0       197,812     4,789           0       202,601
Federal Funds Sold .....      9,800        0         9,800     1,900           0        11,700    16,075           0        27,775
Loans ..................    529,390        0       529,390   173,013       1,016(bb)   703,419   187,547       5,730(c)    896,696
Allowance for Possible
 Loan Losses ...........    (10,811)       0       (10,811)   (2,828)          0       (13,639)   (1,094)          0       (14,733)
Premises and Equipment..     18,001        0        18,001     2,614       2,953(cc)    23,568     3,942      (3,942)(d)    23,568
Other Real Estate.......      2,311        0         2,311     7,078           0         9,389     9,741      (4,393)(e)    14,737
Excess of Cost over Fair
 Value of Assets
 Acquired, Net .........          0        0             0         0       5,049(dd)     5,049    14,930     (14,930)(f)     5,049
Other Assets ...........     16,907      329(1)     17,236     4,311         (92)(ee)   21,455     5,124        (796)(g)    25,783
                         ----------  -------    ----------  --------    --------    ----------  --------    ---------   ----------
  Total Assets ......... $1,041,825  $19,702    $1,061,527  $282,635    $(10,034)   $1,334,128  $500,275    $(12,679)   $1,821,724
                         ==========  =======    ==========  ========    ========    ==========  ========    =========   ==========

LIABILITIES
Deposits ............... $  935,688  $     0    $  935,688  $247,320    $    712(ff)$1,183,720  $427,003    $  1,300(h) $1,612,023
Borrowed Money .........     19,629        0        19,629       400           0        20,029    39,367     (30,867)(i)    28,529
Other Liabilities.......      7,554        0         7,554     1,374       2,875(gg)    11,803     1,665    16,501 (j)      29,969
                         ----------  -------    ----------  --------    --------    ----------  --------    ---------   ----------
  Total Liabilities.....    962,871        0       962,871   249,094       3,587     1,215,552   468,035     (13,066)    1,670,521
                         ----------  -------    ----------  --------    --------    ----------  --------    ---------   ----------
Subordinated Debentures           0   25,000(3)     25,000         0           0        25,000         0           0        25,000
                         ----------  -------    ----------  --------    --------    ----------  --------    ---------   ----------

STOCKHOLDERS' EQUITY
Preferred Stock.........          0        0             0         0      19,920(hh)    19,920         0           0        19,920
Common Stock ...........     18,492        0        18,492       231        (231)(ii)   18,492         0       4,005(k)     22,497
Capital in Excess of
 Par Value .............     49,048        0        49,048    22,500     (22,500)(ii)   49,048         0      18,753(k)     67,801
Retained Earnings ......     12,669        0        12,669    10,744     (10,744)(ii)   12,669    32,240     (32,240)(l)    12,669
Unrealized Gain on
 Investment Securities
 available for sale,
 net of Taxes ..........      4,262        0         4,262       186        (186)(ii)    4,262         0           0         4,262
Treasury Stock .........     (4,571)  (5,298)(8)    (9,869)        0           0        (9,869)        0       9,869(k)          0
Restricted Stock Award..       (946)       0          (946)     (120)        120(ii)      (946)        0           0          (946)
                         ----------  -------    ----------  --------    --------    ----------  --------    ---------   ----------
  Total Stockholders'
   Equity ..............     78,954   (5,298)       73,656    33,541     (13,621)       93,576    32,240         387       126,203
                         ----------  -------    ----------  --------    --------    ----------  --------    ---------   ----------
  Total Liabilities
   and Stockholders'
   Equity............... $1,041,825  $19,702    $1,061,527  $282,635    $(10,034)   $1,334,128  $500,275    $(12,679)   $1,821,724
                         ==========  =======    ==========  ========    ========    ==========  ========    =========   ==========

                                                    See accompanying notes to pro forma combined condensed financial statements


                                                                                       56

                                      PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                                         (Unaudited)

                                     Dollars in Thousands, Except for Per Share Amounts
                                            For the Year Ended December 31, 1993

                                                                                      Pro Forma
                                       Pro Forma                        Pro Forma     Combined              Pro Forma
                          Historical  Adjustments Pro Forma Historical  Adjustments   Hubco and Historical  Adjustments  Pro Forma
                             Hubco      Hubco       Hubco   Washington   Washington  Washington Statewide    Statewide    Combined
                          ----------  ----------- --------- ----------  -----------  ---------- ---------   -----------  ---------
Interest Income:
 Interest and Fees on Loans.. $43,546     $ 0      $43,546   $14,782     $(669)(jj)$57,659     $18,654       $(955)(m)   $75,358
 Interest and Dividends on
  Investments................  23,442   1,419 (4)   24,623     3,604       (79)(kk) 28,125      16,207       1,504 (n)    42,728
                                         (238)(9)                          (23)(ll)                         (2,050)(o)
                                                                                                            (1,058)(p)
 Interest on Federal
  Funds Sold ................     771       0          771       172         0         943         222           0         1,165
                              -------  ------      -------   -------     -----     -------     -------      ------      --------
  Total Interest Income .....  67,759   1,181       68,940    18,558      (771)     86,727      35,083      (2,559)      119,251
                              -------  ------      -------   -------     -----     -------     -------      ------      --------
Interest Expense:
 Interest on Deposits .......  20,379       0       20,379     8,795      (712)(mm) 28,462      14,442      (1,300)(q)    41,604
 Interest on Borrowings .....     362       0          362        18         0         380       3,170      (2,916)(r)       634
 Interest on Subordinated
  Debt ......................       0   1,938(5)     1,971         0         0       1,971           0           0         1,971
                                           33(6)
                              -------  ------      -------   -------     -----     -------     -------      ------      --------
 Total Interest Expense......  20,741   1,971       22,712     8,813      (712)     30,813      17,612      (4,216)       44,209
                              -------  ------      -------   -------     -----     -------     -------      ------      --------
 Net Interest Income
  Before Provision for
  Possible Loan Losses ......  47,018    (790)      46,228     9,745       (59)     55,914      17,471       1,657        75,042
 Provision for Possible
  Loan Losses ...............   3,600       0        3,600       420         0       4,020         720           0         4,740
                              -------  ------      -------   -------     -----     -------     -------      ------      --------
 Net Interest Income
  After Provision for
  Possible Loan Losses ......  43,418    (790)      42,628     9,325       (59)     51,894      16,751       1,657        70,302
                              -------  ------      -------   -------     -----     -------     -------      ------      --------
Other Income.................   8,606       0        8,606       949         0       9,555       1,785           0        11,340
                              -------  ------      -------   -------     -----     -------     -------      ------      --------
Other Expenses:
 Salaries and Other
  Employee Benefits .........  16,501       0       16,501     3,468         0      19,969       5,910           0        25,879
 Occupancy and
  Equipment Expense..........   5,016       0        5,016       797        34(nn)   5,847       1,829        (478)(s)     7,198
 Other Expenses .............   8,454       0        8,454     4,503       505(oo)  13,462       4,195        (942)(t)    14,882
                                                                                                            (1,833)(u)
                              -------  ------      -------   -------     -----     -------     -------      ------      --------
  Total Other Expenses ......  29,971       0       29,971     8,768       539      39,278      11,934      (3,253)       47,959
                              -------  ------      -------   -------     -----     -------     -------      ------      --------
 Income Before Taxes ........  22,053    (790)      21,263     1,506      (598)     22,171       6,602       4,910        33,683
                              -------  ------      -------   -------     -----     -------     -------      ------      --------
Income Taxes.................   7,851    (300)(7)    7,551    (1,018)     (227)(pp)  6,306       2,299       1,866(v)     10,471
                              -------  ------      -------   -------     -----     -------     -------      ------      --------
Net Income before Cumula-
 tive effect of Change
 in Accounting Principle..... $14,202   $(490)     $13,712    $2,524     $(371)    $15,865      $4,303      $3,044       $23,212
                              =======  ======      =======   =======     =====     =======     =======      ======      ========
Earnings per Share--Primary** $  2.06              $  2.05                          $ 2.17*                               $ 2.53*
Earnings per Share-Fully
 Diluted**................... $  2.06              $  2.05                          $ 2.11                                $ 2.46
Book Value per Common Share** $ 11.74              $ 11.35                          $11.35                                $12.60
Dividends per Share--
 Common...................... $  0.47              $  0.47                          $ 0.47                                $ 0.47
Weighted Average Number
 of Common Shares
 Outstanding** ..............   6,909                6,675                           6,675                                 8,619
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividend
 Requirements:***
  Excluding Interest on
   Deposits .................   34.59                 9.05                            6.72                                  9.04
  Including Interest on
   Deposits .................    2.07                 1.92                            1.69                                  1.74

- ------------

* After payment of Series A preferred dividends of $1,394 (representing an annual dividend of $1.68 per share), the maximum dividend payable under the proposed Washington Merger Agreement.

** See Note 15 in accompanying notes to proforma combined condensed financial statements.

*** The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing the sum of income before taxes, fixed charges and preferred dividends by the sum of fixed charges and preferred dividends. Fixed charges represents interest expenses (including interest attributable to capital leases, the estimated interest component of operating lease rental payments and both excluding and including interest on deposits). Prior to the Merger, HUBCO will not have issued any preferred stock. Accordingly, HUBCO's ratios include no amount with respect to preferred dividends.

      See accompanying notes to pro forma condensed financial statements.

          NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


1) The following summarizes the transaction related to the issuance of $25,000,000 of 7.75%, subordinated debentures due 2004 which was completed on January 14, 1994.

   1) Proceeds from the sale of 7.75% subordinated debentures ........................................  $25,000
      Less: Applicable financing costs  ..............................................................    ($329)
                                                                                                        -------
      Net proceeds--recorded as an increase to cash and then transferred to the investment portfolio  ...................................................................  $24,671
                                                                                                        -------
   2) Investment of proceeds from sale of subordinated debentures ....................................  $24,671
                                                                                                        -------
   3) Issuance of subordinated debentures  ...........................................................  $25,000
                                                                                                        =======
   4) To reflect interest income as a result of the investment of the proceeds of the subordinated debt at 5.75%.
   5) To reflect interest expense on the subordinated debentures at 7.75%.
   6) To reflect as interest expense the amortization of deferred financing costs on the subordinated debt.
   7) To reflect the anticipated taxes on the pro forma adjustments.

2) On November 8, 1993, HUBCO's board of directors authorized management to repurchase up to 10 percent of its outstanding Common Stock. The following summarizes the repurchase of shares as reflected in the accompanying pro forma combined condensed financial statements:

   8) To reflect the repurchase of 234,081 shares of treasury stock from January 1, 1994 through March 1, 1994 .......................................................................... ($ 5,298)
                                                                                                        =======
   9) To reflect a loss of interest income for the use of funds to purchase treasury shares at 4.50%


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


3) The following summarizes the purchase transaction of Washington as reflected in the accompanying pro forma combined condensed financial statements:


  Issuance of 829,995 shares of Hubco preferred stock at $24 per share ................   $19,920(hh)
  Cash payment to shareholders ........................................................    19,139
  Washington shares currently held by HUBCO ...........................................     1,338
                                                                                          -------
  Aggregate Cost ......................................................................    40,397
  Add: Acquisition Costs of $610 of which $92 has been paid as of December, 1993(ee)...       610
                                                                                          -------
                                                                                          $41,007

Estimate of Fair Value of Washington
  Stockholders' equity at December 31, 1993, as reported ..................   $33,541(ii)

  Additional capital from exercising stock options prior to acquisition ...     1,838
                                                                              -------
  Adjusted stockholders' equity ...........................................    35,379

  Fair value adjustments:
  Excess of fair value over book value of:
  Mortgage-backed and other Investments securities ..........   $   197
  Loans receivable  .........................................     4,016
  Land and buildings ........................................     2,953(cc)
                                                                -------

  Fair value in excess of book value of time deposits  ....................      (712)(ff)
  Other adjustments:
  Reduction in value of a real estate loan intended to be liquidated by
   HUBCO shortly after acquisition  .......................................    (3,000)*
  Recognition of liability for payment of income taxes on recapture
   of allowance for possible loan losses ..................................    (1,252)
  Recognition of certain other liabilities related to the
   acquisition, primarily severance and estimated liabilities for
   existing contingencies .................................................    (1,186)

  Tax effect where appropriate, of purchase accounting adjustments  .......      (437)
                                                                              -------
  Estimated fair value, as adjusted  ..................................................    35,958
                                                                                          -------
  Excess of cost over fair value ......................................................   $ 5,049(dd)
                                                                                          =======
4) Investment Securities Pro-forma Adjustment
  Record the excess of the fair market value
   over the book value of the investment portfolio ....................................   $   197
  Record the receipt of the proceeds from the exercising
   of Washington stock options prior to acquisition  ..................................     1,838
  Eliminate HUBCO's existing investment in Washington .................................    (1,338)
  Cash payment of acquisition costs  ..................................................      (518)
  Cash payment to shareholders' of Washington of 49% of the purchase price  ...........   (19,139)
                                                                                          -------
                                                                                         ($18,960)(aa)
                                                                                          =======
- -----------

* Washington's current intent is to hold a commercial real estate loan in its portfolio and to restructure the loan. HUBCO's intent is to liquidate the loan shortly after its acquisition of Washington. This adjustment is an estimate reflecting the demonstrably different plans of the two entities that will be reflected as part of the ultimate purchase and accounting adjustments.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

5) Loans Pro-Forma Adjustments

  Record the excess of the fair market value over the book value of the loan portfolio..  $4,016
  Establish reserve for liquidation of a commercial real estate
   loan subsequent to acquisition ......................................................   (3,000)
                                                                                           ------
                                                                                           $1,016(bb)
                                                                                           ======

6) Other Liabilities Pro-forma Adjustments

  Record liability for income taxes on recapture of allowance for possible loan
   losses of Washington  ...............................................................   $1,252
  Recognition of certain other liabilities related to the acquisition
    of Washington Bancorp ..............................................................    1,186
  Tax effect where appropriate, of purchase accounting adjustments  ....................      437
                                                                                           ------
                                                                                           $2,875(gg)
                                                                                           ======

7) The following is a summary of the adjustments required to the combined statements of income and Combined Pro Forma Hubco and Statewide and Historical Washington Bancorp assuming the adjustments above were made as of the beginning of the periods presented:

(jj) To record the amortization on a straight line basis (which is not materially different than the level yield basis) of the premium on the loan portfolio over 6 years.

(kk) To record the amortization on a straight line basis (which is not materially different than the level yield basis) of the premium on the investment portfolio over its estimated life of 2.5 years.

(ll) To reflect a loss of interest income for the use of funds for acquisition expenses at 4.50%.

(mm) To record the amortization of the premium on deposits.

(nn) To reflect an increase in depreciation expense reflecting the net increased carrying value of premises and equipment.

(oo) To reflect the increase in expense from the amortization of cost over fair value of the Washington acquisition based on a 10 year life.

(pp) To reflect the anticipated tax benefit on the proforma adjustments.

                      (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


8) The following summarizes the Statewide purchase transaction as reflected in the accompanying proforma combined condensed financial statements:
  Reissuance of 442,781 shares of HUBCO Common Stock from treasury shares .............   $ 7,970
  Issuance of 1,501,663 shares of Hubco Common stock at $18
   per share, net of estimated issuance expenses of $2,373 ($796(g) has been
   paid as of December, 1993) .........................................................   $25,453
                                                                                          -------
                                                                                          $33,423(k)
 Estimate of Fair Value of Statewide
  Retained earnings at December 31, 1993 as reported ..................................   $32,240(l)
                                                                                          =======
  Excess of fair value over book value of:
  Mortgage-backed and other investment securities  ........................    $5,290
  Loans receivable  .......................................................     5,730(c)
  Land and buildings  .....................................................     2,535      13,555
                                                                              -------
  Fair value in excess of book value of time deposits   ...................   ($1,300)(h)
  Prepayment penalty on advances from Federal Home Loan Bank  .............    (2,194)     (3,494)
                                                                              -------
  Other adjustments:
  Elimination of historical Statewide excess of cost over fair
   value of assets previously acquired by Statewide ...................................   (14,930)(f)
  Reduction in value of other real estate intended to
   be liquidated by HUBCO shortly after acquisition ...................................   *(4,393)(e)
  Reserve for payment of deferred income taxes on recapture
   of allowance for possible loan losses  .............................................    (2,250)
  Recognition of certain other liabilities related to the acquisition .................    (1,775)
  Tax effect where appropriate, of purchase accounting adjustments ....................    (1,479)
                                                                                          -------
  Excess of fair value over cost (negative goodwill)  .................................   $17,474
                                                                                          -------
  Applied to reduction in value of premises and equipment  ............................   $ 6,477
  Recorded as a liability in the pro-forma financial statements  ......................    10,997
                                                                                          -------
                                                                                          $17,474
                                                                                          =======

9) Cash and Due from Banks Pro-Forma Adjustments

  Record the receipt of the net proceeds from the sale of Hubco common stock  .........   $33,423
  Transfer proceeds to investment portfolio  ..........................................   (33,423)
  Transfer proceeds from investment portfolio  ........................................    33,061
  Repayment of advances to the Federal Home Loan Bank of New York  ....................   (33,061)
                                                                                          -------
                                                                                             $0(a)
                                                                                          =======

10) Investment Securities Pro-Forma Adjustments
  Record the excess of the fair market value over the
   book value of the investment securities   ..........................................    $5,290
  Record the receipt of the net proceeds from the sale of HUBCO common stock ..........    33,423
  Repayment of advances to the Federal Home Loan Bank
   of New York  .......................................................................   (33,061)
                                                                                          -------
                                                                                          $ 5,652(b)
                                                                                          =======
- ------------

* Statewide's current intent is to hold its other real estate properties until such properties have their improvements completed. HUBCO's intent is to liquidate such properties shortly after its acquisition of Statewide. This adjustment is an estimate reflecting the demonstrably different recovery plans of the two entities that will be reflected as part of the ultimate purchase accounting adjustments.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

11) Premises and Equipment Pro-Forma Adjustments
  Record the excess of the fair market value over the book value for land and buildings    $2,535
  Allocation of negative goodwill applied to premises and equipment ...................    (6,477)
                                                                                         --------
                                                                                        ($3,942)(d)
                                                                                         ========

12) Borrowed Money Pro-Forma Adjustments Record book value in excess of market value of Federal Home Loan Bank advances ..........................................  $  2,194
 Repayment of advances to the Federal Home Loan Bank of New York ......................   (33,061)
                                                                                         ========
                                                                                         ($30,867)(i)
                                                                                         ========
13) Other Liabilities Pro-Forma Adjustments
  Record liability for deferred income taxes on recapture of
   allowance for possible loan losses of Statewide  ...................................    $2,250
  Recognition of certain other liabilities related to the acquisition of Statewide ....     1,775
  Tax effect of purchase accounting adjustments  ......................................     1,479
                                                                                         ========
  Record remaining excess of fair value over cost (negative goodwill)  ................    10,997
                                                                                         ========
                                                                                          $16,501(j)
                                                                                         ========


14) The following is a summary of the adjustments required to the combined statements of income assuming the adjustments above were made as of the beginning of the periods presented:

 (m) To record the amortization on a straight line basis (which is not materially different than the level yield basis) of the premium on the loan portfolio over 6 years, the estimated average life of the loans acquired.

 (n) To reflect interest income as a result of the investment of the proceeds of issuance of Common Stock at 4.50%.

 (o) To reflect a loss of interest income due to use of funds to repay outstanding FHLB advances at 6.20%.

 (p) To record the amortization on a straight line basis (which is not materially different than the level yield basis) of the premium on the investment portfolio over its 5 year estimated life.

 (q) To record the amortization of the premium on deposits.
 (r) To reflect a reduction in interest expense from the repayment of FHLB advances.

 (s) To reflect a reduction in depreciation expense reflecting the net decreased carrying value of premises and equipment after reflecting the premium and allocating negative goodwill.

 (t) To reflect the reduction in expense from the write off of the historical excess of cost over fair value of Statewide.

 (u) To reflect the reduction in expense from the amortization of negative goodwill resulting from the Merger Conversion based on a 6 year life of the interest earning assets.

 (v) To reflect the anticipated taxes on proforma adjustments.

15) The pro forma financial information assumes the issuance of common stock based on a preliminary appraised value of $35,000,000, which represents the midpoint of the appraisal range. The following represents the pro forma combined per share data for the twelve months ended December 31, 1993, based upon the estimated minimum and maximum appraised values of $29,750,000 and $40,250,000, respectively:

                                                     Minimum        Maximum
                                                     -------        -------
Earnings per share--Primary ......................   $ 2.60*        $ 2.46*
Earnings per share--Fully Diluted ................     2.52           2.40
Book value per Common share ......................    12.42          12.77
Weighted average number of
   Common shares outstanding .....................    8,328          8,911
- ------------
* After payment of Series A preferred dividends of $1,394 (representing an annual dividend of $1.68 per share), the maximum dividend payable under the proposed Merger Agreement.

                       ELECTION OF WASHINGTON'S DIRECTORS

         The Board of Directors consists of nine directors, divided into three classes. Each of the members of the Board of Directors of Washington also serves on the Board of Directors of the Savings Bank. Directors are elected for staggered terms of three years each, with the term of office of only one class of Directors expiring in each year. Directors serve until their successors are elected and qualified. Although the Directors elected at the Annual Meeting will be elected for three-year terms, the Merger Agreement provides that upon consummation of the Merger, the directors of HUBCO will become the directors of the Surviving Corporation.

         The names of the three nominees for election to the Board of Directors are set forth below, along with certain other information concerning such individuals and the entire Board of Directors. Management believes that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF
                      THOSE PERSONS WHOSE NAMES APPEAR BELOW.

     Name, Age, Principal
    Occupation and Business                                                    Amount and Nature
      Experience for Past                    Director         Term to       of Beneficial Ownership     Percent of
          Five Years                           Since          Expire          of Common Stock(1)           Class
       ----------------                       -------        --------        --------------------       ----------
                                                             BOARD NOMINEES

Robert A. Hand, Age 68 ....................    1979            1997                 9,875(2)                0.4%
 Vice President Emeritus of Stevens
 Institute of Technology, Hoboken, New
 Jersey; Treasurer, Polymer Processing
 Institute, Hoboken, New Jersey.

Paul C. Rotondi, Age 69 ...................    1975            1997                89,791(3)                3.8%
 Chairman of the Board and Chief
 Executive Officer of Washington and the
 Savings Bank.

Joseph A. Tighe, Jr., Age 58  .............    1975            1997                12,084(2)(4)             0.5%
 President of Tighe, Doty and Carrino,
 P.A., a consulting engineering firm in
 Secaucus, New Jersey; Vice-President,
 TFC/CM, Inc., an architects and
 engineering firm in Secaucus, New Jersey.

                                                     DIRECTORS CONTINUING IN OFFICE

Wilson A. Britten, Age 70  ................    1965            1995                17,830(2)(5)             0.8%
 Retired; former Senior Vice President
 of Anchor Corporation, financial
 advisors and investment underwriters.


     Name, Age, Principal
    Occupation and Business                                                   Amount and Nature
      Experience for Past                    Director         Term to      of Beneficial Ownership      Percent of
          Five Years                           Since          Expire         of Common Stock(1)           Class
       ----------------                       -------        --------       --------------------        ----------
Theodore J. Doll, Age 49 ..................    1989            1995                91,541(6)                3.9%
 President and Chief Operating
 Officer of Washington and the
 Savings Bank since December 26,
 1989. Executive Vice President of
 Washington and the Savings Bank
 from October through December
 1989. Mr. Doll retired in March
 1988 as Executive Vice President
 and Chief Administrative Officer
 of Ryan, Beck & Co., an investment
 banking firm.

James M. Ungerleider, Age 66  .............    1972            1995                18,052(2)                0.8%
 Retired; former President of Geismar's,
 a mens' and womens' retail clothing
 shop in Caldwell, New Jersey.

Theodore Doll, Jr., Age 77  ...............    1960            1996                19,187(2)                0.8%
 Retired from practice as a
 self-employed Certified Public
 Accountant since 1979. He also
 serves on the Board of Auric
 Corporation, Newark,
 New Jersey.

Duncan M. Lasher, Age 67  .................    1993            1996                 8,187(2)                0.4%
 Retired; former Executive Vice President
 of United National Bank, Plainfield,
 New Jersey.

Charles A. Rotondi, Age 44 ................    1989            1996                17,710(2)                0.8%
 President, Dan Dee Belt & Bag Co.,
 Inc., Hoboken, New Jersey
 (manufacturers and importers).

All Directors and Executive
 Officers as a group (15 persons)(7) ......     --              --                386,917                  15.7%

- ------------

(1) As of March 15, 1994. Unless otherwise indicated, each person effectively exercises sole (or shares with spouse) voting and dispositive power as to the shares reported.


(2) Includes 7,187 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 1994.

(3) Includes 4,490 shares held for the benefit of minor children, 34,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 1994 and the shares held by the ESOP described below as to which Mr. Rotondi may direct the vote by virtue of shares allocated to his account (estimated to be a total of 6,044 shares as of March 15, 1994).

(4)  Includes 150 shares held for the benefit of his children.

(5)  Includes 1500 shares held in trust.

(6) Includes 12,250 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 1994 and the shares held by the ESOP described below as to which Mr. Doll may direct the vote by virtue of shares allocated to his account (estimated to be a total of 2,791 shares as of March 15, 1994). Includes 15,000 shares held by Mr. Doll's children.

(7) Includes 102,650 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 1994 and 8,872 shares subject to awards under Washington's Management Recognition and Retention Plan and Trust (the "MRP"), as to all of which shares voting may be directed. Under the terms of the MRP, recipients of unvested awards may direct the voting of the shares covered by their awards and unawarded shares held in the MRP trust are voted by the trustee in the same proportion as shares which have been awarded. Also includes shares of Common Stock held by the Washington Savings Bank Employee Stock Ownership Plan (the "ESOP") as to which directors and officers of the Company may direct the vote by virtue of shares allocated to their accounts (estimated to be a total of 28,537 shares as of March 15, 1994). Under the terms of the ESOP, shares of Common Stock allocated to the accounts of employees are voted in accordance with the instructions of the respective employees.

         Chairman of the Board Paul C. Rotondi is the father of director Charles
A. Rotondi. Director Theodore Doll, Jr. is the father of President and director Theodore J. Doll.

Compliance with Section 16(a)

         Section 16(a) of the Securities Exchange Act of 1934 requires Washington's executive officers, directors and certain related entities, and persons who own more than ten percent (10%) of a registered class of Washington's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

         Based solely on a review of copies of such reports and representations of Washington's executive officers and directors, Washington believes that all
Section 16(a) filing requirements applicable to executive officers and directors were complied with except as disclosed herein. Late filings were made by Janice Sandomenico, an executive officer, who sold 300 shares of Washington Common Stock on September 1, 1993, and by Kim Flores, also an executive officer, who sold 400 shares on June 15, 1993. The filings were made promptly after the failure to timely file was discovered.

Board of Directors Meetings and Committees

         During the fiscal year ended December 31, 1993, the Board of Directors of Washington held 16 meetings. No incumbent director of Washington attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served during this period, including meetings of the Board and committees of the Savings Bank. The following information is provided as to certain committees of Washington's Board of Directors.

         An Audit Committee, consisting of Directors Hand (Chairman), Doll, Jr., and Tighe, reviews Washington's budget and audit performance and evaluates policies and procedures relating to auditing functions and controls. The Audit Committee meets no less frequently than quarterly. The Audit Committee met four times during 1993.

         A Nominating Committee, consisting of Directors Ungerleider (Chairman), Britten and Tighe, meets no less frequently than annually to nominate the slate of officers for the next year and to nominate directors for the class to be elected. While the committee will consider nominees for director recommended by stockholders, it has not actively solicited recommendations from the stockholders nor established any procedures for this purpose. The Nominating Committee met once during 1993.

         A Salaries Committee, consisting of Directors Britten (Chairman), Lasher and Hand, meets as required to administer various benefit plans of Washington and the Saving Bank and to monitor executive officer compensation. The Salaries Committee met four times during 1993.

Directors' Compensation

     Directors are paid a monthly retainer of $750, plus $250 per board meeting attended. An additional fee of $250 is paid for each committee meeting attended. Officers who are Directors do not receive fees for services as Director. Honorary directors are paid $200 per board meeting attended, but are not paid a retainer.

     During 1993, James M. Ungerleider, a director of Washington and the Savings Bank, was paid fees of $27,500 for services provided as an outside director representative on a committee that monitors compliance under certain regulatory agreements and for other compliance services.

     During 1993, the Board adopted a retirement plan for outside directors which will provide benefits aggregating $252,000 to the members of the Board other than Paul C. Rotondi and Theodore J. Doll upon consummation of the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

Summary of Cash and Certain Other Compensation

     The following table sets forth, for the fiscal years ended December 31, 1993, 1992 and 1991, the annual and long-term compensation of Washington's Chief Executive Officer and Chief Operating Officer (the "Named Officers"), the only two executive officers whose salary and bonus exceeded $100,000 during 1993:

                                                         SUMMARY COMPENSATION TABLE

                                                                    Long Term Compensation
                                                                 --------------------------------
                                      Annual Compensation(1)                  Awards
                                      ----------------------     --------------------------------
           (a)               (b)         (c)          (d)             (f)                      (g)                   (i)
                                                                  Restricted               Securities             All Other
         Name and                                                    Stock                 Underlying           Compensation(3)
    Principal Position       Year     Salary ($)    Bonus ($)     Award(s)(2) ($)         Options/SARs (#)           ($)
    ------------------       ----     ----------    ---------     ---------------         ----------------     ---------------
Paul C. Rotondi,  . . . . .  1993     $158,317      $29,000          $  --                    $  --                $3,879
 Chairman and Chief          1992      166,154        2,000           12,750                     --                 4,420
 Executive Officer           1991      160,000         --               --                       --

Theodore J. Doll, . . . . .  1993      148,317        4,000             --                     24,500                 877
 President and Chief         1992      155,769        2,000           12,750                     --                   877
 Operating Officer           1991      150,000         --               --                       --
- --------------

(1) During the three years ended December 31, 1993, no Named Officer received perquisites (i.e., personal benefits) in excess of the lesser of $50,000 or 10% of such individual's reported salary and bonus.

(2) Restricted Stock Awards ("RSA") are made under Washington's Management Recognition and Retention Plan (the "MRP") and are payable in shares of Washington Common Stock at the expiration of the vesting period established by the Salaries Committee of the Board. Under the MRP, no awards will vest in less than five years from the date of grant. Dividends are paid to the executives on all RSAs at the same time and at the same rate as all other holders of Washington Common Stock. The number and value of aggregate RSA holdings for the Named Officers at December 31, 1993 are as follows: Paul C. Rotondi, 2,400 shares with a value of $31,200 and Theodore J. Doll, 2,400 shares with a value of $31,200. The foregoing values are based on the closing price of Washington Common Stock on the NASDAQ on December 31, 1993 ($13.00 per share).

(3) Represents premiums paid on group term life insurance greater than $50,000. Pursuant to SEC regulations, information is not provided with respect to 1991.

Stock Options

     The following table contains information regarding the grant of stock options (all of which were granted under Washington's employee stock option plan (the "Employee Plan")) to the Named Officers during the year ended December 31, 1993. In addition, in accordance with rules of the Securities and Exchange Commission (the "SEC"), the following table sets forth the hypothetical gains or "option spreads" that would exist for such options, assuming rates of annual compound price appreciation in Washington's Common Stock of 5% and 10% from the date the options were granted to their final expiration date.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                        Potential Realizable Value
                                                                                         at Assumed Annual Rates
                                                                                        of Stock Price Appreciation
                                  Individual Grants                                          for Option Term(1)
         ------------------------------------------------------------------------    -------------------------------
         (a)                (b)             (c)            (d)           (e)             (f)                  (g)
                         Number of    Percent of Total
                         Securities     Options/SARs
                         Underlying      Granted to    Exercise or
                        Options/SARs    Employees in   Base Price     Expiration
         Name           Granted (#)     Fiscal Year       ($/sh)         Date          5% ($)                10% ($)
         ----           ------------    -------------  ------------   -----------      ------                --------
Paul C. Rotondi . . . .     --              --            --               --            --                     --
Theodore J. Doll. . . .   24,500           27.84%       $7.25          9/20/2003      $115,559              $292,850

- ------------

(A) The Employee Plan is administered by the Salaries Committee of Washington's Board of Directors. That committee determines which employees will receive options, the number of options to be granted and the terms of option grants. Options generally are granted at exercise prices equal to the fair market value of Washington's Common Stock on the grant date.

(B) No assurances can be given that the market price of Washington's Common Stock will appreciate over the applicable period or, if such appreciation does occur, that such appreciation will be greater or less than the assumed rates set forth above.

Option Exercises and Holdings

     None of the Named Officers exercised any of his stock options during the year ended December 31, 1993. The following table provides data regarding the number of shares covered by both exercisable and non-exercisable stock options held by the Named Officers at December 31, 1993. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise prices of existing options and $13.00, the closing sale price of Washington's Common Stock on December 31, 1993. None of Mr. Rotondi's options were "in-the-money" on that date.

                    UNEXERCISED OPTIONS AT FISCAL YEAR END

                            Number of Securities          Value of Unexercised
                           Underlying Unexercised        In-the-Money Options/
                         Options/SARs at FY-End (#)        SARs at FY-End ($)
                         --------------------------      ----------------------
          Name                       (d)                          (e)
          (a)            Exercisable   Unexercisable  Exercisable  Unexercisable
Paul C. Rotondi ........   27,200          6,800          --              --
Theodore J. Doll........    --            24,000          --           $138,000

Severance Agreement

     Washington has entered into a Severance Agreement with Paul Rotondi, which agreement provides that if at any time following a "Change in Control" of Washington, Washington or the Saving Bank were to terminate his employment with Washington or the Savings Bank, for any reason other than for "cause," or if he were to terminate his own employment following a demotion, loss of title, office or significant authority, a reduction in annual compensation or relocation of his principal place of employment, he would be entitled to receive a payment in an amount equal to three times his average annual compensation over the five previous years of his employment with the Savings Bank. If a Change in Control had occurred as of December 31, 1993, followed by a termination of employment, the amount payable to Mr. Rotondi pursuant to his severance agreement would have been $507,000. The agreement also provides for certain retirement benefits in the event of a termination of employment for reasons other than cause. Certain insurance coverage maintained by the Savings Bank at the time of any such termination would be continued for a three-year period. The Merger will constitute a "Change in Control" under the terms of the Severance Agreement. See "THE MERGER--Interests of Certain Persons in the Merger." Mr. Rotondi has agreed to reduce his benefits such that they will not result in an excise tax being imposed under certain provisions of the Internal Revenue Code.

Retirement Benefits

     The Savings Bank maintains and funds a tax-qualified, non-contributory defined benefit pension plan for its employees, which is administered by The Retirement System Group, Inc. All salaried employees age 21 or older who have completed at least one year of service participate in the plan. The plan provides an annual benefit payable at age 65 equal to 2% of the employee's "Average Annual Salary," multiplied by years of credited service, without offset for Social Security benefits. The calculation of Average Annual Salary is essentially based on the "Salary" reported in the Summary Compensation Table. The average represents the average of the highest 36 months of base salary within the final 120 months. The maximum annual benefit is 50% of the Average Annual Salary. A participant who at the time of his or her termination of service (for reasons other than death) has completed at least five years of vested service shall be eligible for a vested retirement benefit. A participant who at the time of his or her termination of service shall be eligible for an early retirement benefit provided (a) he or she has attained age sixty, or (b) he or she has completed thirty or more years of vested service with the employer. Only that compensation and credited service accrued by the participant prior to his or her termination of service is used to compute his or her retirement benefit. A participant who incurs a termination of service prior to his or her normal retirement date and after having completed at least ten years of vested service is eligible for a retirement benefit (as defined by the Retirement Plan).

     The table below illustrates annual benefits under the plan assuming retirement at age 65 during 1993, at various levels of compensation and years of credited service. The amount of benefits shown are on a "straight life" basis (i.e., payment during the life of the employee with no continuing payments following the employee's death).


                                       Amount of Annual Retirement Benefit
                                          With Credited Years of Service
     Annual                            ------------------------------------
  Compensation                            15 Years    20 Years   25 Years
 -------------                            --------    --------   --------
$ 40,000  . . . . . . . . . . . . .       $12,000      $16,000    $20,000
  60,000  . . . . . . . . . . . . .        18,000       24,000     30,000
  80,000  . . . . . . . . . . . . .        24,000       32,000     40,000
 100,000  . . . . . . . . . . . . .        30,000       40,000     50,000
 120,000  . . . . . . . . . . . . .        36,000       48,000     60,000
 140,000  . . . . . . . . . . . . .        42,000       56,000     70,000
 160,000  . . . . . . . . . . . . .        48,000       64,000     80,000
 180,000  . . . . . . . . . . . . .        54,000       72,000     90,000
 200,000  . . . . . . . . . . . . .        60,000       80,000    100,000

     As of December 31, 1993, Messrs. Rotondi and Doll had 5 and 4 years of credited service, respectively. Mr. Doll would have 20 years of credited service at age 65 if he were to remain in the Savings Bank's employ until age 65.

Compensation Report

     Washington's Board maintains a Salaries Committee which functions as a compensation committee. Pursuant to SEC rules designed to enhance disclosure of corporate policies regarding executive compensation, Washington has set forth below a report of its Salaries Committee regarding compensation policies as they affect Mr. Rotondi and Washington's other executive officers.

     Washington's compensation program has three parts: a short-term compensation program, a standard set of benefits and a long-term component. The short-term element focuses upon the executive officer's salary and is designed to provide appropriate reimbursement for services rendered. Executive officers are also provided with standard benefits, including various health and life insurance benefits, which are generally provided to all employees and which Washington believes are comparable to those received by executive officers at other comparable financial institutions. The long-term benefit component has been reflected in ESOP participation and the grants of stock options and management recognition awards to individual executive officers.

     In order to restrict costs, the salaries of Messrs. Rotondi and Doll have remained relatively constant during the last 3 years. Mr. Rotondi was awarded a performance bonus of $25,000 during 1993 in recognition of his contributions to Washington's improved performance.

     The salaries of each of the other executive officers are based on their experience with Washington, their contributions to Washington and an analysis of salaries paid to executive officers at other comparable financial institutions.

     Stock options and management recognition awards have been granted to executive officers based on their individual performance and the performance of Washington. Option prices have generally been set at the current fair market value on the date of grant. Accordingly, such options will gain appreciable value if, and only if, the market value of Washington's Common Stock increases subsequent to the date of grant. Executive officers have also been granted RSAs, which become vested over a period of time. When shares become vested and are actually distributed, the recipient also receives an amount equal to accrued dividends. If employment terminates prior to the shares being earned, such shares will be forfeited. Washington believes that the grant of stock options and RSAs provides incentives to executives to maximize the Washington's performance and to assure continued affiliation with the Washington.

     The Board believes that an appropriate compensation program can help in fostering positive growth for Washington if it reflects an appropriate balance between providing rewards to executive officers while at the same time effectively controlling cash compensation costs. The Merger Agreement precludes Washington from making any significant changes in executive compensation levels. If, for any reason, the Merger Agreement is terminated, the Salaries Committee will continue to monitor Washington's compensation program to assure that the above-mentioned balance is maintained.

     By the Salaries Committee of the Board of Directors:
          Wilson A. Britten, Chairman
          Robert A. Hand
          Duncan M. Lasher

Performance Graph

     The following chart compares Washington's cumulative total stockholder return (on a dividend reinvested basis) over the past five years with the NASDAQ Composite Index for U.S. Companies and the SNL Thrift Index.


                            INDEX OF TOTAL RETURNS









                                   Year End
                 12/31/88 12/31/89  12/31/90  12/31/91  12/31/92  12/31/93
- --------------------------------------------------------------------------
NASDAQ Composite   100.0   121.24    102.96    165.21    192.10    219.21
 Index
SNL Thrift Index   100.0    98.62     62.33     96.81    135.07    172.77
Washington         100.0    56.12     18.72     28.33     52.61    105.23

Compensation Committee Interlocks and Insider Participation

     Washington's Salaries Committee consists of Wilson Britten (Chairman), Duncan M. Lasher and Robert A. Hand. Theodore Doll, Jr. was a member of the Salaries Committee for the first twelve days of 1993 and is also an "ex officio" member of that Committee. Mr. Doll is the father of Theodore J. Doll, Washington's President and Chief Operating Officer.

     Theodore J. Doll is one of about 40 limited partners of a partnership (the "Partnership") that is the obligor on the Savings Bank's largest non-performing asset, a loan on which the Savings Bank currently has a first mortgage and an assignment of rents (the "Bankruptcy Loan"). The Bankruptcy Loan is currently in non-accrual status. Mr. Doll's equity interest in the Partnership is less than 5% and he plays no role in the management or decision-making with respect to that entity. Mr. Doll acquired his equity interest, and the Bankruptcy Loan was made to the Partnership, at a time when Mr. Doll was neither a director or officer of Washington (although his father was a director of Washington when the Bankruptcy Loan was extended to the Partnership and remains a director at this time).

     During 1993, a bankruptcy petition was filed by the Partnership. That petition was dismissed on November 10, 1993. Pursuant to a court order, rental payments that would otherwise have been paid to the Savings Bank in accordance with its assignment of rents were released to the City of Philadelphia to pay a substantial portion of property tax arrearages. Rental payments were resumed in December 1993. The interest income which would have been recorded had the rental payments been received and the actual income recorded approximated $580,000 and $295,000, respectively, for the year ended December 31, 1993.

     The balance of the Bankruptcy Loan at March 31, 1994 was $9.2 million. During the three years ended March 31, 1994, the largest indebtedness under the Bankruptcy Loan was $9.3 million. The Bankruptcy Loan had an interest rate of 10% per annum; however, the Savings Bank is currently involved in negotiations which may result in a restructuring of the Bankruptcy Loan.

     The Bankruptcy Loan is secured by an approximately 450,000 square foot building which is rented to the Internal Revenue Service (the "IRS") under a lease which is cancelable by the IRS upon 60 days' notice. The building is situated in northeast Philadelphia in a site with two other IRS facilities. The IRS announced in early December 1993 that this site will be converted into a customer service center with a potential loss of 2,500 permanent and seasonal jobs. It has been reported in the press that the process of reducing the workforce at the northeast Philadelphia center will begin in 1996 and be completed in 1999. The effect, if any, of the conversion and reduction in workforce on the building securing this loan is unknown at this time.

     The Savings Bank has loans outstanding with certain executive officers, directors and their affiliates, which loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

                             STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in Washington's proxy materials for next year's annual meeting of stockholders (assuming that the Merger has not been consummated), any stockholder proposal to take action at such meeting must be received at 609 Washington Street, Hoboken, New Jersey 07030, no later than December , 1994. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.


               ADVANCE NOTICE OF CERTAIN MATTERS TO BE CONDUCTED
                             AT AN ANNUAL MEETING

     The By-laws of Washington provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of Washington not less than 60 days before the date fixed for such meeting; provided, however, that in the event that less than 70 days notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, address and number of shares owned by the stockholder and must describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided.

                                 OTHER MATTERS

     The management of Washington is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement-Prospectus. However, if any other matters should come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.


                                 LEGAL OPINION

     The validity of the HUBCO Preferred Stock issuable in connection with the Merger will be passed upon for HUBCO by Clapp & Eisenberg, One Newark Center, Newark, New Jersey 07102.

                                    EXPERTS

     The consolidated financial statements of HUBCO and subsidiaries as of and for the years ended December 31, 1993, 1992 and 1991 incorporated by reference in this Proxy Statement-Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Washington as of and for the years ended December 31, 1993, 1992 and 1991 incorporated by reference in this Proxy Statement-Prospectus and included in the Annual Report to Stockholders which accompanies this Proxy Statement-Prospectus have been audited by Coopers & Lybrand, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Statewide as of March 31, 1993 and 1992, and for each of the three years in the period ended March 31, 1993 included in this Proxy Statement-Prospectus, have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the restatement of 1993 and 1992 financial statements and matters regarding regulatory compliance), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                                                APPENDIX A




                                     AGREEMENT AND
                                     PLAN OF MERGER


                                         among


                                      HUBCO, INC.
                                          and
                                   HUDSON UNITED BANK
                                          and
                               WASHINGTON BANCORP., INC.
                                          and
                                WASHINGTON SAVINGS BANK







                                Dated: November 8, 1993

                              AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 8, 1993 ("Agreement"), is among HUBCO, Inc. ("Hubco"), a New Jersey corporation and registered bank holding company, Hudson United Bank (the "Bank"), a New Jersey chartered commercial banking corporation, wholly-owned by Hubco, Washington Bancorp, Inc., a Delaware corporation ("Washington") and registered bank holding company, and Washington Savings Bank, a New Jersey chartered stock savings bank, wholly owned by Washington (the "Savings Bank").

     WHEREAS, Hubco desires to acquire Washington and Washington's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Washington and its stockholders. The acquisition will be accomplished by merging Washington with and into Hubco with Hubco surviving and Washington shareholders receiving the consideration hereinafter set forth. Immediately after the merger of Washington into Hubco, the Savings Bank shall be converted into a commercial bank and then merged with and into the Bank with the Bank surviving.

     WHEREAS, the Boards of Directors of Washington, Hubco, the Bank and Savings Bank have duly adopted and approved this Agreement and the Board of Directors of Washington has directed that it be submitted to Washington's shareholders for approval.

     WHEREAS, simultaneously with the execution of this Agreement, Washington is issuing an option to Hubco to purchase 765,000 shares of the authorized and unissued Washington Common Stock (as hereinafter defined) at an option price of $11.50 per share, subject to the terms and conditions set forth in the Option Agreement.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                                 ARTICLE I--THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Washington shall be merged with and into Hubco (the "Merger") in accordance with the Delaware General Corporation Law and the New Jersey Business Corporation Act and Hubco shall be the surviving corporation (the "Surviving Corporation").

     1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Hubco and Washington and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Hubco and Washington shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Hubco and Washington and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Hubco and Washington in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Hubco or Washington is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Hubco or Washington if the Merger had not occurred.

     1.3. Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of Hubco as it exists at the Effective Time shall be the certificate of incorporation of the Surviving Corporation and shall not be amended by this Agreement or the Merger but thereafter may be amended as provided by law.

     1.4. By-laws. As of the Effective Time, the By-laws of Hubco shall be the By-laws of the Surviving Corporation until otherwise amended as provided by law.

     1.5. Directors and Officers. As of the Effective Time, the directors and officers of Hubco shall become the directors and officers of the Surviving Corporation.

     1.6. Effective Time and Closing. The Merger shall become effective (and be consummated) upon the later of the filing of (a) a certificate of merger ("the Delaware Certificate of Merger"), in form and substance satisfactory to

Hubco and Washington, with the Secretary of State of the State of Delaware, or
(b) a certificate of merger (the "New Jersey Certificate of Merger"), in form and substance satisfactory to Hubco and Washington, with the Secretary of State of the State of New Jersey. The term "Effective Time" shall mean the close of business on the first day when the Certificates of Merger in both New Jersey and Delaware have been so filed. A closing (the "Closing") shall take place prior to the Effective Time at 10:00 a.m., 10 days (or the first business day thereafter) following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the offices of Clapp & Eisenberg, P.C., One Newark Center, Newark, New Jersey, or at such other place, time or date as Hubco and Washington may mutually agree upon. Immediately following the Closing, the Delaware Certificate of Merger shall be filed with the Delaware Secretary of State and the New Jersey Certificate of Merger shall be filed with the New Jersey Secretary of State.

     1.7 The Bank Merger. Immediately following the Effective Time, the Savings Bank shall be converted from a savings bank to a commercial bank and then merged with and into the Bank (the "Bank Merger") in accordance with the provisions of the New Jersey Banking Act of 1948, as amended (the "Banking Act"). In the Bank Merger the Bank shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of the Savings Bank (as converted) shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Savings Bank and the Bank and all of the property, rights, privileges, powers and franchises of each of the Savings Bank and the Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Savings Bank and the Bank and shall have succeeded to all or each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and by-laws of the Bank shall become the certificate of incorporation and by-laws of the Surviving Bank and the officers and directors of the Bank shall be the officers and directors of the Surviving Bank, except that as hereafter set forth in Section 5.12, two directors of the Savings Bank shall be added to the Board of Directors of the Bank and the other directors of the Savings Bank shall become members of the advisory board of the Bank. Furthermore, consistent with Section 5.12, the Board of Directors of the Bank shall appoint the officers of the Savings Bank as officers of the Bank. Following the execution of this Agreement, the Savings Bank shall execute and file a conversion application and the Savings Bank and the Bank shall execute and deliver a merger agreement (the "Bank Merger Agreement"), both in form and substance reasonably satisfactory to the parties hereto, for delivery to the Commissioner of Banking of the State of New Jersey and the Federal Deposit Insurance Corporation (the "FDIC") for approval of the Bank Merger.

                      ARTICLE II--CONVERSION OF WASHINGTON SHARES

     2.1. Conversion of Washington Common Stock. Each share of common stock, par value $.10 per share, of Washington ("Washington Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

          (a) Exchange Ratio and Cash Election. Subject to the other provisions of this Section 2.1, each share of Washington Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Hubco and Dissenting Shares) shall be converted at the Effective Time into (i) the right to receive .6708 shares (the "Exchange Ratio") of Series A Preferred Stock, stated value $24.00, of Hubco (the "Hubco Preferred Stock"), each full share of Hubco Preferred Stock to be convertible into one share (the "Conversion Ratio") of common stock, without par value ("Hubco Common Stock"), of Hubco, the terms and conditions of such Hubco Preferred Stock to be substantially as specified in Exhibit 2.1 annexed hereto, or (ii) the right to receive $16.10 in cash, without interest (the "Per Share Cash Amount"), or (iii) the right to receive a combination of shares of Hubco Preferred Stock and cash determined in accordance with subparagraph (d) of this Section 2.1; provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Hubco Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, the Conversion Ratio shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares. After the Effective Time, all such shares of Washington Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of Washington Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Washington Common Stock except as otherwise provided herein or by law. Such certificates previously evidencing such shares of Washington Common Stock shall be exchanged for (i) certificates evidencing shares of Hubco Preferred Stock issued in accordance with the allocation procedures of this Section 2.1 and/or (ii) cash payable in accordance with the allocation procedures of this Section 2.1, in each case upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional shares of Hubco Preferred Stock may be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

          (b) Ratio of Hubco Preferred Stock to Cash. Subject to Section 2.1(k), the number of shares of Washington Common Stock to be converted into the right to receive cash in the Merger (the "Cash Election Number") shall be equal to 49% (the "Cash Percentage") of the number of shares of Washington Common Stock outstanding immediately prior to the Effective Time. Subject to Section 2.1(k), the number of shares of Washington Common Stock to be converted into the right to receive Hubco Preferred Stock in the Merger (the "Stock Election Number") shall be equal to 51% (the "Stock Percentage") of the number of shares of Washington Common Stock outstanding immediately prior to the Effective Time.

          (c) Elections by Holders of Stock or Cash. Subject to the allocation and election procedures set forth in this Section 2.1, each record holder immediately prior to the Effective Time of shares of Washington Common Stock will be entitled (i) to elect to receive cash for all of such shares (a "Cash Election"), (ii) to elect to receive Hubco Preferred Stock for all of such shares (a "Stock Election"), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Hubco Common Stock for such shares (a "Non-Election"). All such elections shall be made on a form designed for that purpose (a "Form of Election") and in form and substance satisfactory to Hubco and Washington. Holders of record of shares of Washington Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that each such Form of Election covers all the shares of Washington Common Stock held by each Representative for a particular beneficial owner. For the purpose of making any allocations required in Sections 2.1(d), 2.1(e) and 2.1(f), Dissenting Shares (as hereafter defined in Section 2.5) shall be considered to have made a Cash Election but may not be allocated Hubco Preferred Stock under Section 2.1(d).

          (d) Oversubscription for Cash Election. If the aggregate number of shares of Washington Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all shares of Washington Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of Washington Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive Hubco Preferred Stock, and the Cash Election Shares shall be converted into the right to receive Hubco Preferred Stock and cash in the following manner:

               each Cash Election share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Hubco Preferred Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

          (e) Oversubscription for Stock Election. If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Hubco Preferred Stock or te right to receive cash in the following manner:

               (i) the Exchange Agent (as hereinafter defined) will select from among the holders of Stock Election Shares, by random selection, a sufficient number of such holders ("Cash Designees") such that the number of shares of Washington Common Stock held by the Cash Designees will, when added to the number of Cash Election Shares and Non-Election Shares, be equal as closely as practicable to the Cash Election Number, and all such Shares of Washington Common Stock held by the Cash Designees shall be converted into the right to receive cash; and


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               (ii) the Stock Election Shares not held by Cash Designees shall be converted into the right to receive Hubco Preferred Stock.

          (f) Selection of Non-Election Shares If No Oversubscription. In the event that neither paragraph (d) nor subparagraph (e) above is applicable, all Cash Election Shares shall be converted into the right to receive cash, all Stock Election Shares shall be converted into the right to receive Hubco Preferred Stock, and the Non-Election Shares shall be converted into either the right to receive Hubco Preferred Stock or the right to receive cash by random selection by the Exchange Agent so that the Stock Election Number and the Cash Election Number equal their respective percentages of the number of shares of Washington Common Stock outstanding as closely as possible.

          The random selection process to be used by the Exchange Agent pursuant to paragraphs (e) and (f) of this Section 2.1 will consist of drawing by lot or such other process (other than pro rata selection) as the Exchange Agent deems equitable and necessary to effect the allocations described in such paragraphs. A selection will be disregarded if, as a consequence, the Stock Election Number or the Cash Election Number would be exceeded by more than 1,000 shares.

          (g) Procedures for Holders' Elections. Elections shall be made by holders of Washington Common Stock by mailing to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by the holder and accompanied by the certificates representing the shares of Washington Common Stock as to which the election is being made (or properly completed, signed and submitted to the Exchange Agent by an appropriate bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD")). Hubco will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of Hubco (or the Exchange Agent) in such matters shall be conclusive and binding, provided that Hubco (and the Exchange Agent) does not act unreasonably. Neither Hubco nor the Exchange Agent will be under any obligation to, but Hubco and the Exchange Agent may (if they choose to do so), notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.1 and all such computations shall be conclusive and binding on the holders of Washington Common Stock, provided that the Exchange Agent does not act unreasonably.

          (h) Failure of Holder to Elect. For the purposes hereof, a holder of Washington Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Non-Election. If Hubco or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall, unless cured by the Election Deadline (as hereafter defined), be deemed to be of no force and effect and the shareholder or Representative making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

          (i) Mailing of Election Forms to Holders and Deadline. Hubco and Washington shall each use its best efforts to mail the Form of Election to all persons who are holders of record of Washington Common Stock on the record date for the Stockholders Meeting (as defined in Section 5.7) and who become holders of Washington Common Stock during the period between the record date for the Stockholders Meeting and 10:00 a.m. New York time, on the date ten calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Washington Common Stock subsequent to such day and no later than the close of business on the Election Deadline. A Form of Election must be received by the Exchange Agent by the close of business on the third business day prior to the Closing (the "Election Deadline") in order to be effective. All elections will be irrevocable.

          (j) Treasury Shares and the Like Not Converted. Each share of Washington Common Stock held in the treasury of Washington and each share of Washington Common Stock owned by Hubco immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; provided, however, that the Washington Common Stock held by the Washington Employee Stock Ownership Plan and Trust (the "Washington ESOP") and the Washington Recognition Plan and Trust (the "Washington MRP") shall not be covered by this paragraph.


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          (k) Increase in Stock Election Number Due to Tax Opinion. If the tax
     opinion referred to in Section 6.1(d) and to be delivered at the Closing (The "Tax Opinion") cannot be rendered (as reasonably determined by Clapp & Eisenberg and concurred in by Lowenstein, Sandler, Kohl, Fisher & Boylan) as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code (as hereafter defined in Section 3.8), then the Stock Percentage shall be automatically increased and the Cash Percentage shall be automatically decreased to the minimum extent necessary to enable the Tax Opinion to be rendered.

     2.2. Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Hubco shall deposit, or shall cause to be deposited, with a bank or trust company designated by Hubco, which may be Hudson United Bank, Trust Department (the "Exchange Agent"), for the benefit of the holders of shares of Washington Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of Hubco Preferred Stock and cash in such amount that the Exchange Agent possesses such number of shares of Hubco Preferred Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by Hubco pursuant to the provisions of this Article II (such certificates for shares of Hubco Preferred Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Hubco Preferred Stock and cash out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures. As soon as reasonably practicable either before or after the Effective Time, Hubco will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Washington Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (which is reasonably agreed to by Hubco and Washington and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Hubco may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Hubco Preferred Stock or cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Hubco Preferred Stock which such holder has the right to receive in respect of the shares of Washington Common Stock formerly evidenced by such Certificate in accordance with Section 2.1, (B) cash to which such holder is entitled to receive in respect of the shares of Washington Common Stock formerly evidenced by such Certificate in accordance with Section 2.1, (C) cash in lieu of fractional shares of Hubco Preferred Stock to which such holder may be entitled pursuant to
     Section 2.2(e) and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), (the shares of Hubco Preferred Stock, dividends, distributions and cash described in clauses
     (A), (B), (C) and (D) being collectively, the "Merger Consideration") and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Washington Common Stock which is not registered in the transfer records of Washington, a certificate evidencing the proper number of shares of Hubco Preferred Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Washington Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the applicable type and amount of Merger Consideration.

          (c) Distributions with Respect to Unexchanged Shares of Hubco Preferred Stock. No dividends or other distributions declared or made after the Effective Time with respect to Hubco Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Hubco Preferred Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of Hubco Preferred Stock issued in exchange therefor, without interest, (i) promptly, the

                                          A-5
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
     amount of any cash payable with respect to a fractional share of Hubco Preferred Stock to which such holder may have been entitled pursuant to
     Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Hubco Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Hubco Preferred Stock. No interest shall be paid on the Merger Consideration.

          (d) No Further Rights in Washington Common Stock. All shares of Hubco Preferred Stock issued and cash paid upon conversion of the shares of Washington Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Washington Common Stock.

          (e) No Fractional Shares. No certificates or scrip evidencing fractional shares of Hubco Preferred Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Hubco. Cash shall be paid in lieu of fractional shares of Hubco Preferred Stock, based upon a valuation of $24.00 per whole share of Hubco Preferred Stock.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Washington Common Stock for two years after the Effective Time shall be delivered to Hubco, upon demand, and any holders of Washington Common Stock who have not theretofore complied with this Article II shall thereafter look only to Hubco for the Merger Consideration to which they are entitled.

          (g) No Liability. Neither Hubco nor the Bank shall be liable to any holder of shares of Washington Common Stock for any such shares of Hubco Preferred Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Withholding Rights. Hubco shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Washington Common Stock the minimum amounts (if any) that Hubco is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Hubco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Washington Common Stock in respect of which such deduction and withholding was made by Hubco.

     2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of Washington shall be closed and there shall be no further registration of transfers of shares of Washington Common Stock thereafter on the records of Washington. On or after the Effective Time, any Certificates presented to the Exchange Agent or Hubco for any reason shall be converted into the Merger Consideration.

     2.4. Washington Stock Options. At the Effective Time, each outstanding Stock Option (as defined in Section 3.2) to purchase shares of Washington Common Stock shall, at the election of the option holder, either be canceled in accordance with paragraph (a) below, or be converted into a new option in accordance with paragraph (b) below.

          (a) At the Effective Time, each outstanding Stock Option which the holder elects to have canceled shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall receive as consideration for cancellation, for each share of Washington Common Stock covered by such option (i) an amount in cash equal to the excess of $16.10 over the applicable exercise price, or (ii) a fraction of Hubco Preferred Stock, such number to be the product of (x) the Exchange Ratio times (y) a fraction, the numerator of which shall be the excess of $16.10 over the applicable exercise price and the denominator of which shall be $16.10. No more than 51% of all stock options outstanding at the Effective Time may be converted to Hubco Preferred Stock. If holders of more than the applicable number of Stock Options elect Hubco Preferred Stock, allocation procedures shall be agreed to between Hubco and Washington.

          (b) At the Effective Time, each outstanding Stock Option which the holder elects to have converted into a new option shall be converted into an option to purchase shares of Hubco Preferred Stock, with the right to purchase one share of Washington Common Stock converted into the right to purchase that number of shares of Hubco Preferred Stock equal to the Exchange Ratio. The terms and conditions of each replacement option shall be substantially the same as the terms and conditions of the Stock Option prior to the Effective Time to the extent practicable, with Hubco and the Bank substituted for Washington and the Savings Bank and with such other changes as Hubco and the Bank deem reasonably necessary.


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          (c) Forms of election, in form and substance reasonably satisfactory to Washington and Hubco, shall be distributed to holders of Stock Options fifteen (15) business days prior to the Closing. If such forms are not properly completed and returned by a Stock Option holder by the Election Deadline, such holder shall be deemed to have elected to have his or her Stock Option canceled and shall be deemed to have elected to receive cash as specified in paragraph (b) above.

     2.5. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any holder of Washington Common Stock shall have the right to dissent in the manner provided in Section 262 of the General Corporation Law of the State of Delaware (the "GCL"), and if all necessary requirements of
Section 262 of the GCL are met, such shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the GCL ("Dissenting Shares"), provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw his demand for appraisal of such shares within 60 days of the Effective Time, or, with the written consent of the Surviving Corporation, any time thereafter, or (ii) if any holder fails to follow the procedures for establishing his entitlement to appraisal rights as provided in such Section 262 of the GCL, or (iii) if within the time periods specified in Section 262 of the GCL, any holder or holders of the Dissenting Shares fails to institute a judicial proceeding to determine the rights of the holders of Dissenting Shares and to fix the fair value of the Dissenting Shares, the right to appraisal of such shares shall be forfeited and such shares shall thereupon be deemed to have been converted into the right to receive and to have become exchangeable for, as of the Effective Time, the Merger Consideration and if such event occurs prior to the Election Deadline, the holder may make an election under Section 2.1.

     2.6. Hubco Common Stock. The shares of Hubco Common Stock outstanding or held in treasury immediately prior to the Effective Time shall not be effected by the Merger but shall be the same number of shares of the Surviving Corporation.

               ARTICLE III--REPRESENTATIONS AND WARRANTIES OF WASHINGTON

     References herein to "Washington Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Washington to Hubco. Washington hereby represents and warrants to Hubco as follows:

     3.1. Corporate Organization.

          (a) Washington is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Washington has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Washington and its Subsidiary (as defined below), taken as a whole. Washington is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

          (b) The Savings Bank and 609 Washington Street Corp. ("609 WC") are the only Subsidiaries of Washington. When used with reference to Washington, the term "Subsidiary" means any corporation, partnership, joint venture or other legal entity in which Washington, directly or indirectly, owns at least a 50% stock or other equity interest or for which Washington, directly or indirectly, acts as a general partner. The Savings Bank is a state chartered savings bank duly organized and validly existing in stock form and in good standing under the laws of the State of New Jersey. All eligible accounts of depositors issued by the Savings Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. The Savings Bank and 609 WC each has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Washington

                                          A-7
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     and the Savings Bank, taken as a whole. The Washington Disclosure
     Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws, as in effect on the date hereof, of Washington and the Savings Bank. True and complete copies of the Certificate of Incorporation and By-laws, as in effect on the date hereof, of 609 WC shall be delivered by Washington to Hubco promptly. Except as set forth in Disclosure Schedule 3.1(b) and other than the Savings Bank and 609 WC, Washington does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity.

     3.2. Capitalization. The authorized capital stock of Washington consists of 6,000,000 shares of Washington Common Stock and 3,000,000 shares of preferred stock, par value $.10 per share ("Washington Preferred Stock"). As of the date hereof, there are 2,307,187 shares of Washington Common Stock issued and outstanding. No shares of Washington Preferred Stock are issued and outstanding. As of the date hereof, there are 172,500 shares of Washington Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Washington Incentive Stock Option Plan (the "Option Plan") and 50,313 shares of Washington Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Option Plan for Outside Directors (the "Directors Option Plan") (the Option Plan and the Directors Option Plan are referred to in the aggregate as the "Washington Option Plans" and options outstanding thereunder are referred to in the aggregate as the outstanding "Stock Options"). The Washington Disclosure Schedule sets forth true and complete copies of the Washington Option Plans and a true and complete list of each outstanding Stock Option issued pursuant thereto, and a true and complete copy of the Washington ESOP and the Washington MRP and a true and complete list of all grants under the Washington MRP. Promptly after execution of this Agreement, Washington shall provide to Hubco copies of all grant agreements or written evidence of such grants reflecting all options granted under the Washington Option Plans and all awards granted under the Washington MRP. All issued and outstanding shares of Washington Common Stock, and all issued and outstanding shares of capital stock of the Savings Bank, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of the Savings Bank consists of 20,000,000 shares of common stock $2.00 par value. All of the outstanding shares of capital stock of the Savings Bank are owned by Washington and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options issued under the Washington Option Plans, the Option granted to Hubco pursuant to the Stock Option Agreement, dated the date hereof, and obligations of Washington and the Savings Bank under the Washington ESOP and the Washington MRP, neither Washington nor the Savings Bank has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of Washington or the Savings Bank or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

     3.3. Authority; No Violation.

          (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Washington, Washington and the Savings Bank have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Washington in accordance with the Certificate of Incorporation of Washington and applicable laws and regulations and by the Board of Directors of the Bank in accordance with its certificate of incorporation and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of Washington or the Savings Bank are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Washington and the Savings Bank, and constitutes valid and binding obligations of Washington and the Savings Bank, enforceable against Washington and the Savings Bank in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by Washington or the Savings Bank, nor the consummation by Washington or the Savings Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Washington or the Savings Bank with any of the terms or provisions hereof, will (i) violate any provision of Washington's or the Savings Bank's Certificate of Incorporation or other governing instrument or By-laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Washington, the Savings Bank or 609 WC or any of their respective properties or assets, or (iii)

                                          A-8
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
     except as set forth in the Washington Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Washington or the Savings Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Washington or the Savings Bank is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Washington and the Savings Bank, taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), FDIC, the New Jersey Department of Banking ("Department"), the New Jersey Department of Environmental Protection and Energy ("DEPE"), the SEC, the Secretary of State of the State of Delaware, other applicable government authorities, and the stockholders of Washington, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Washington or the Savings Bank in connection with (x) the execution and delivery by Washington of this Agreement and (y) the consummation by Washington of the Merger and the other transactions contemplated hereby.

     3.4. Financial Statements.

          (a) The Washington Disclosure Schedule sets forth copies of the consolidated statements of condition of Washington as of December 31, 1992 and 1991, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the periods ended December 31, in each of the three years 1990 through 1992, in each case accompanied by the audit report of Coopers & Lybrand, independent public accountants with respect to Washington, and the unaudited consolidated statements of condition of Washington as of June 30, 1993 and June 30, 1992 and the related unaudited consolidated statements of income and cash flows for the six months then ended as reported in Washington's Quarterly Report on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act") (collectively, the "Washington Financial Statements"). The Washington Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of Washington as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows of Washington for the respective periods set forth therein.

          (b) The books and records of Washington and the Savings Bank are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

          (c) Except as and to the extent reflected, disclosed or reserved against in the Washington Financial Statements (including the notes thereto), as of June 30, 1993, neither Washington nor the Savings Bank or any other Subsidiary of Washington had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Washington and the Savings Bank, taken as a whole which were required by GAAP (consistently applied) to be disclosed in Washington's consolidated statement of condition as of June 30, 1993 or the notes thereto. Since June 30, 1993, Washington and the Savings Bank have not incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice, except as related to the transactions contemplated by this Agreement and the adoption of the Washington Savings Bank Deferred Compensation Plan for Outside Directors.

          (d) The Merger contemplated by this Agreement will not trigger a distribution from the special liquidation account established by the Savings Bank in the conversion to stock form.

     3.5. Broker's and Other Fees. Except for Capital Consultants of Princeton, Inc., neither Washington or the Savings Bank nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. The agreement with Capital Consultants of Princeton, Inc. is set forth in the Washington Disclosure Schedule. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers

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
and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Washington or the Savings Bank.

     3.6. Absence of Certain Changes or Events.

          (a) There has not been any material adverse change in the business, operations, assets or financial condition of Washington and the Savings Bank or any other Subsidiary of Washington, taken as a whole, since June 30, 1993 and to the best of Washington's knowledge, no facts or condition exists which Washington believes will cause such a material adverse change in the future.

          (b) Except as set forth in the Washington Disclosure Schedule, neither Washington nor the Savings Bank has taken or permitted any of the actions set forth in Section 5.2 hereof between June 30, 1993 and the date hereof and, except for execution of this Agreement, Washington has conducted its business only in the ordinary course, consistent with past practice.

     3.7. Legal Proceedings. Except as disclosed in the Washington Disclosure Schedule, and except for ordinary routine litigation incidental to the business of Washington or the Savings Bank, neither Washington nor the Savings Bank is a party to any, and there are no pending or, to the best of Washington's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Washington or the Savings Bank which, if decided adversely to Washington or the Savings Bank, would have a material adverse effect on the business, operations, assets or financial condition of Washington and the Savings Bank taken as a whole. Except as disclosed in the Washington Disclosure Schedule, neither Washington nor the Savings Bank is a party to any order, judgment or decree entered in any lawsuit or proceeding.

     3.8. Taxes and Tax Returns.

          (a) Washington and the Savings Bank have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to Hubco in writing). Washington and the Savings Bank have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of Washington or the Savings Bank through such date. The Washington Disclosure Schedule identifies the federal income tax returns of Washington and the Savings Bank which have been examined by the Internal Revenue Service (the "IRS") within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The Washington Disclosure
     Schedule identifies the applicable state income tax returns of Washington, the Savings Bank and any other Subsidiaries of Washington which have been examined by the applicable authorities within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of Washington, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon Washington or the Savings Bank, nor has Washington or the Savings Bank given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

          (b) Except as set forth in the Washington Disclosure Schedule, neither Washington, the Savings Bank or any other Subsidiary of Washington (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by Washington or the Savings Bank (nor does Washington have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply.

     3.9. Employee Benefit Plans.

          (a) Except as disclosed in the Washington Disclosure Schedule, neither Washington, the Savings Bank or any other Subsidiary of Washington maintains or contributes to any "employee pension benefit plan" (the "Washington Pension Plans"), as such term is defined in
     Section 3 of the Employee Retirement Income Security

                                          A-10
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
     Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "Washington Welfare Plans"), as such term is defined in Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Washington nor the Savings Bank has, since September 2, 1974, contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

          (b) The present value of all accrued benefits under each of the Washington Pension Plans subject to Title IV of ERISA did not, as of the latest valuation date, exceed the then current value of the assets of such plans allocable to such accrued benefits, based upon the actuarial assumptions then utilized for such Plans. The actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

          (c) Each of the Washington Pension Plans is intended to be a qualified plan within the meaning of Section 401(a) of the Code and has been determined by the IRS to be so qualified, and Washington is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

          (d) During the last five years, the Pension Benefit Guaranty Corporation has not asserted any claim for liability against Washington or the Savings Bank which has not been paid in full.

          (e) Each of the Washington Pension Plans and each of the Washington Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

          (f) Neither Washington nor the Savings Bank, nor, to the best knowledge of Washington, any trustee, fiduciary or administrator of any Washington Pension Plan or Washington Welfare Plan or any trust created thereunder, has engaged in a prohibited transaction, as such term is defined in Section 4975 of the Code, which could subject Washington or the Savings Bank, or, to the best knowledge of Washington, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said Section 4975.

          (g) No Washington Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" for which the 30 day notice has not been waived with respect to any Washington Pension Plan, as that term is defined in Section 4043(b) of ERISA.

          (h) No Washington Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in
     Section 302 of ERISA.

          (i) Except as disclosed in the Washington Disclosure Schedule, there are no pending, or, to the best knowledge of Washington, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Washington Pension Plans or the Washington Welfare Plans or any trusts related thereto.

     3.10. Reports.

          (a) The Washington Disclosure Schedule lists, and Washington has previously delivered to Hubco a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by Washington since January 1, 1991 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials and press releases) mailed by Washington to its stockholders as a class since January 1, 1991, and each such final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

          (b) Washington and the Savings Bank has, since January 1, 1991, duly filed with the FDIC and the Department in form which was correct in all material respects the monthly, quarterly and annual financial reports required to be filed under applicable laws and regulations, and, subject to permission from such regulatory authorities, Washington promptly will deliver or make available to Hubco accurate and complete copies of such reports. The Washington Disclosure Schedule lists all examinations of Washington or the Savings Bank conducted by either the FRB, the FDIC or the Department since January 1, 1991 and the dates of any responses thereto submitted by Washington or the Savings Bank.


                                          A-11
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
     3.11. Washington and Savings Bank Information. The information relating to Washington and the Savings Bank to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Washington in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement/Prospectus is mailed to stockholders of Washington, and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.12. Compliance with Applicable Law. Except as set forth in the Washington Disclosure Schedule, each of Washington and the Savings Bank holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Washington or the Savings Bank (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of Washington and the Savings Bank taken as a whole) and Washington has not received notice of violation of, and does not know of any violations of, any of the above.

     3.13. Certain Contracts.

          (a) Except for plans referenced in Section 3.9 and as disclosed in the Washington Disclosure Schedule, (i) neither Washington nor the Savings Bank is a party to or bound by any written contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Washington or the Savings Bank to any officer, employee, director or consultant thereof, except for payments due to Paul Rotondi under his severance agreement. The Washington Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which Washington or the Savings Bank is a party.

          (b) Except as disclosed in the Washington Disclosure Schedule and except for loan commitments issued in the ordinary course of business,
     (i) as of the date of this Agreement, neither Washington nor the Savings Bank is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of Washington and the Savings Bank taken as a whole but in no event shall a contract for less than $50,000 a year be deemed material under this paragraph, (ii) no commitment, agreement or other instrument to which Washington or the Savings Bank is a party or by which any of them is bound limits the freedom of Washington or the Savings Bank to compete in any line of business or with any person, and (iii) neither Washington nor the Savings Bank is a party to any collective bargaining agreement.

          (c) Except as disclosed in the Washington Disclosure Schedule, neither Washington nor the Savings Bank or, to the best knowledge of Washington, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Savings Bank is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of Washington and the Savings Bank, taken as a whole.

     3.14. Properties and Insurance.

          (a) Washington and the Savings Bank have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Washington's consolidated balance sheet as of December 31, 1992, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1992), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Washington and the Savings Bank taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Hubco prior to the date hereof. Except as affected by the transactions contemplated hereby, Washington and the Savings Bank as lessees have the right under valid

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
     and subsisting leases to occupy, use, possess and control all real property leased by Washington and the Savings Bank in all material respects as presently occupied, used, possessed and controlled by Washington and the Savings Bank.

          (b) The business operations and all insurable properties and assets of Washington and the Savings Bank are insured for their benefit against all risks which, in the reasonable judgment of the management of Washington, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Washington adequate for the business engaged in by Washington and the Savings Bank. As of the date hereof, neither Washington nor the Savings Bank has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     3.15. Minute Books. The minute books of Washington and the Savings Bank contain accurate records of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors), except where the failure to so maintain such records would not have a material adverse effect on the business, operations, assets or financial condition of Washington and the Savings Bank, taken as a whole.

     3.16. Environmental Matters. Except as disclosed in the Washington Disclosure Schedule, neither Washington, the Savings Bank nor any other Subsidiary of Washington has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Washington or the Savings Bank (either directly or as a successor in interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of Washington and the Savings Bank taken as a whole. Except as disclosed in the Washington Disclosure Schedule, Washington has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any non-residential property currently owned or leased by Washington or the Savings Bank or any other Subsidiary of Washington, or owned or leased in the three years prior to the date of this Agreement in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Washington and the Savings Bank, taken as a whole. Except as disclosed in the Washington Disclosure Schedule, all property owned or leased by Washington or the Savings Bank or any other Subsidiary of Washington which was subject to the provisions of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. as amended ("ISRA"), complied with all applicable provisions of ISRA at the time such property was sold or transferred.

     3.17. Reserves. As of September 30, 1993, the allowance for loan losses in the Washington Financial Statements was adequate based upon all factors required to be considered by Washington in determining the amount of such allowance. The methodology used to compute the loan loss reserve complies in all material respects with all applicable FDIC and Department policies. As of September 30, 1993, the reserve for OREO properties in the Washington Financial Statements was adequate based upon all factors required to be considered by Washington in determining the amount of such reserve.

     3.18. No Parachute Payments. Except for Paul Rotondi, no officer, director, employee or agent (or former officer, director, employee or agent) of Washington or the Savings Bank or any other Subsidiary of Washington is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from Washington, the Savings Bank, Hubco or the Bank which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

     3.19. Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading. For these purposes, all representations and warranties about or relating to the Savings Bank as applicable shall be deemed to include 609 WC and any other subsidiary of Washington regardless of whether any specific reference is made to 609 WC or any other Subsidiary of Washington.


                                          A-13
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                  ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF HUBCO

     References herein to the "Hubco Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Hubco to Washington. Hubco hereby represents and warrants to Washington as follows:

     4.1. Corporate Organization.

          (a) Hubco is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Hubco has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Hubco or its subsidiaries (defined below), taken as a whole. Hubco is registered as a bank holding company under the BHCA.

          (b) Each of the subsidiaries of Hubco are listed in the Hubco Disclosure Schedule. The term "subsidiary", when used with reference to Hubco, means any corporation, partnership, joint venture or other legal entity in which Hubco directly or indirectly, owns at least a 50% stock or other equity interest or for which Hubco, directly or indirectly, acts as a general partner. Each subsidiary of Hubco is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Bank is a state-chartered commercial bank whose deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. Each subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Hubco and its subsidiaries, taken as a whole. The Hubco Disclosure Schedule sets forth true and complete copies of the certificate of incorporation and by-laws of Hubco as in effect on the date hereof.

          4.2. Capitalization. The authorized capital stock of Hubco consists solely of 13,200,000 shares of Hubco Common Stock and 3,300,000 shares of preferred stock ("Hubco Authorized Preferred Stock"). There are no shares of Hubco Authorized Preferred Stock outstanding. As of September 30, 1993, there were 6,933,361 shares of Hubco Common Stock issued and outstanding. Since such date, and from time to time hereafter, Hubco may sell or repurchase shares of its Common Stock. Except for shares issuable under the Agreement and Plan of Merger, dated May 21, 1993, between Hubco and Statewide Savings Bank, S.L.A., as such agreement may be amended from time to time (the "Statewide Agreement") and shares issuable under the Hubco Option Plan for Directors (the "Director Options"), there are no shares of Hubco Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Hubco Common Stock, and all issued and outstanding shares of capital stock of Hubco's subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Hubco's subsidiaries are owned by Hubco free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Director Options and Hubco's obligations under the Statewide Agreement, neither Hubco nor Hubco's subsidiaries has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Hubco or Hubco's subsidiaries or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

     4.3. Authority; No Violation.

          (a) Hubco and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and

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
     delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Hubco and the Bank in accordance with their respective certificates of incorporation and applicable laws and regulations. No other corporate proceedings on the part of Hubco or the Bank are necessary to consummate the transactions so contemplated, except if shareholder approval of Hubco shall be required for any reason. This Agreement has been duly and validly executed and delivered by Hubco and the Bank and constitutes valid and binding obligations of Hubco and the Bank, enforceable against Hubco and the Bank in accordance with its terms.

          (b) Neither the execution or delivery of this Agreement by Hubco or the Bank, nor the consummation by Hubco or the Bank of the transactions contemplated hereby in accordance with the terms hereof or compliance by Hubco or the Bank with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or By-laws of Hubco or the Bank, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Hubco or the Bank or any of their respective properties or assets, or
     (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Hubco or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hubco or the Bank is a party, or by which Hubco or the Bank or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Hubco and Hubco's subsidiaries, taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the Department, the FRB, the Secretary of State of New Jersey, the SEC, applicable state securities bureaus or commissions, and any approval of Hubco's shareholders, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Hubco in connection with (a) the execution and delivery by Hubco and the Bank of this Agreement, and (b) the consummation by Hubco of the Merger and the other transactions contemplated hereby. To the best of Hubco's knowledge, no fact or condition exists which Hubco has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

     4.4. Financial Statements.

          (a) The Hubco Disclosure Schedule sets forth copies of the consolidated statements of financial condition of Hubco as of December 31, 1991 and 1992, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1990 through 1992, in each case accompanied by the audit report of Arthur Andersen & Co., independent public accountants with respect to Hubco for 1991 and 1992 (and Ernst & Young with respect to 1990) and the unaudited consolidated statements of condition of Hubco as of June 30, 1993 and June 30, 1992 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended as reported in Hubco's Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the "Hubco Financial Statements"). The Hubco Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of Hubco as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of Hubco for the respective fiscal periods set forth therein.

          (b) The books and records of Hubco and the Bank are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

          (c) Except as and to the extent reflected, disclosed or reserved against in the Hubco Financial Statements (including the notes thereto), as of June 30, 1993 neither Hubco nor any of its subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Hubco or any of its subsidiaries which were required by GAAP (consistently applied) to be disclosed in Hubco's consolidated statement of condition as of June 30, 1993 or the notes thereto. Since June 30,

     1993, neither Hubco nor any of its subsidiaries have incurred any liabilities, except in connection with the Statewide Acquisition or the sale of $25 million of subordinated debentures or in the ordinary course of business and consistent with prudent banking practice.

     4.5. Brokerage Fees. Except for any financial consulting fee which may be payable to Michael Guilfoile of MG Advisors, Inc., neither Hubco nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

     4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of Hubco and Hubco's subsidiaries taken as a whole since June 30, 1993 and to the best of Hubco's knowledge, no facts or condition exists which Hubco believes will cause such a material adverse change in the future.

     4.7. Legal Proceedings. Except as disclosed in the Hubco Disclosure Schedule, and except for ordinary routine litigation incidental to the business of Hubco or its subsidiaries, neither Hubco nor any of its subsidiaries is a party to any, and there are no pending or, to the best of Hubco's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Hubco or any of its subsidiaries which, if decided adversely to Hubco or its subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of Hubco or its subsidiaries. Except as disclosed in the Hubco Disclosure Schedule, neither Hubco nor Hubco's subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to Hubco or its subsidiaries.

     4.8. Compliance With Applicable Law.

          (a) Hubco has filed all 1934 Act reports that it was required to file with the SEC under the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1934 Act and the rules and regulations adopted thereunder. As of their respective dates, each such report, statement, form or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1991, Hubco and the Bank have duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business.

          (b) Except as set forth in the Hubco Disclosure Schedule, each of Hubco and Hubco's subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Hubco or Hubco's subsidiaries (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of Hubco and Hubco's subsidiaries taken as a whole) and Hubco has not received notice of violation of, and does not know of any violations of, any of the above.

     4.9. Hubco Information. The information relating to Hubco and the Bank, this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement/Prospectus, and up to and including the date of the meeting of stockholders of Washington to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the 1933 Act and the rules and regulations promulgated thereunder.

     4.10. Funding and Capital Adequacy. At the Effective Time, Hubco will have available to it sufficient funds to pay the cash required to be paid to the shareholders of Washington under Article II hereof. At the Effective Time, after taking into effect the Merger, consummation of the transactions contemplated in the Statewide Agreement, the transactions contemplated hereunder, including but not limited to the due assertion and perfection of dissenters rights by stockholders of Washington under Section 262 of the GCL, and any other transactions involving Hubco pending at that time, Hubco will have sufficient capital to satisfy all applicable regulatory capital requirements.

     4.11. Hubco Preferred Stock. At the Effective Time, Hubco Preferred Stock issued pursuant to the terms of Section 2.1 hereof and, when issued, any Hubco Common Stock issued upon conversion of Hubco Preferred Stock will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Hubco, with no personal liability attaching to the ownership thereof. The Hubco Preferred Stock to be issued and the Hubco Common Stock issued upon conversion of Hubco Preferred Stock will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations.

     4.12. Taxes and Tax Returns.

          (a) Hubco and the Bank have duly filed all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to Washington in writing). Hubco and the Bank have established on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of Hubco or the Bank through such date. The Hubco Disclosure Schedule identifies the federal income tax returns of Hubco and the Bank which have been examined by the Internal Revenue Service (the "IRS") within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The Hubco Disclosure
     Schedule identifies the applicable state income tax returns of Hubco and the Bank which have been examined by the applicable authorities. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of Hubco, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon Hubco or the Bank, nor has Hubco or the Bank given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

          (b) Except as set forth in the Hubco Disclosure Schedule, neither Hubco nor the Bank nor any other subsidiary of Hubco (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by Hubco or the Bank (nor does Hubco have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     4.13. Employee Benefit Plans.

          (a) Except as disclosed in the Hubco Disclosure Schedule, neither Hubco nor the Bank maintains or contributes to any "employee pension benefit plan" (the "Hubco Pension Plans"), as such term is defined in
     Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "Hubco Welfare Plans"), as such term is defined in Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Hubco nor the Bank has, since September 2, 1974, contributed to any "Multiemployer Plan", as such term is defined in
     Section 3(37) of ERISA.

          (b) The present value of all accrued benefits under each of the Hubco Pension Plans subject to Title IV of ERISA did not, as of the latest valuation date, exceed the then current value of the assets of such plans allocable to such accrued benefits, based upon the actuarial assumptions then utilized for such Plans. The actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

          (c) Each of the Hubco Pension Plans is intended to be a qualified plan within the meaning of Section 401(a) of the Code and has been determined by the IRS to be so qualified, and Hubco is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

          (d) During the last five years, the Pension Benefit Guaranty Corporation has not asserted any claim for liability against Hubco or the Bank which has not been paid in full.

          (e) Each of the Hubco Pension Plans and each of the Hubco Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

          (f) Neither Hubco nor the Bank, nor, to the best knowledge of Hubco, any trustee, fiduciary or administrator of any Hubco Pension Plan or Hubco Welfare Plan or any trust created thereunder, has engaged in a prohibited transaction, as such term is defined in Section 4975 of the Code, which could subject Hubco or the Bank, or, to the best knowledge of Hubco, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said Section 4975.

          (g) No Hubco Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" for which the 30 day notice period has not been waived with respect to any Hubco Pension Plan, as that term is defined in Section 4043(b) of ERISA.

          (h) No Hubco Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in
     Section 302 of ERISA.

          (i) Except as disclosed in the Hubco Disclosure Schedule, there are no pending, or, to the best knowledge of Hubco, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Hubco Pension Plans or the Hubco Welfare Plans or any trusts related thereto.

     4.14. Contracts. Except as disclosed in the Hubco Disclosure Schedule, neither Hubco nor the Bank, or to the best knowledge of Hubco, any party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Bank is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of Hubco and the Bank, taken as a whole.

     4.15. Properties and Insurance.

          (a) Hubco and the Bank have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Hubco's consolidated balance sheet as of December 31, 1992, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1992), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Hubco and the Bank taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports. Except as disclosed in the Hubco Disclosure Schedule, Hubco and the Bank as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by Hubco or the Bank in all material respects as presently occupied, used, possessed and controlled by Hubco and the Bank.

          (b) The business operations and all insurable properties and assets of Hubco and the Bank are insured for their benefit against all risks which, in the reasonable judgment of the management of Hubco, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Hubco adequate for the business engaged in by Hubco and the Bank. As of the date hereof, neither Hubco nor the Bank has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

          4.16. Environmental Matters. Except as disclosed in the Hubco Disclosure Schedule, neither Hubco nor the Bank has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Hubco or the Bank (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of Hubco and the Bank taken as a whole. Except as disclosed in the Hubco Disclosure Schedule, Hubco has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property currently owned or leased by Hubco or the Bank or any other Subsidiary in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Hubco and the Bank, taken as a whole.

     4.17. Reserves. As of September 30, 1993, the allowance for loan losses in the Hubco Financial Statements was adequate based upon all factors required to be considered by Hubco in determining the amount of such allowance. The methodology used to compute the loan loss reserve complies in all material respects with all applicable FDIC and Department policies. As of September 30, 1993, the reserve for OREO properties in the Hubco Financial Statements was adequate based upon all factors required to be considered by Hubco in determining the amount of such reserve.

     4.18. Agreements with Bank Regulators. Neither Hubco nor the Bank is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Washington by Hubco prior to the date of this Agreement, nor has Hubco been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Washington by Hubco prior to the date of this Agreement. Neither Hubco nor the Bank is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Washington by Hubco prior to the date of this Agreement.

     4.19. Ownership of Washington Common Stock. Excluding the shares which Hubco may acquire pursuant to the Stock Option Agreement of even date herewith by and between Hubco and Washington, neither Hubco nor any of its subsidiaries, directly or indirectly, beneficially owns, or has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of, more than 230,000 shares of Washington Common Stock.

     4.20. Disclosures. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                          ARTICLE V--COVENANTS OF THE PARTIES

     5.1. Conduct of the Business of Washington. During the period from the date of this Agreement to the Effective Time, Washington shall, and shall cause the Savings Bank to, conduct their respective businesses only in the ordinary course and consistent with prudent banking practice, except for transactions permitted hereunder or with the prior written consent of Hubco, which consent will not be unreasonably withheld. Washington also shall use its best efforts to (i) preserve its business organization and that of the Savings Bank intact, (ii) keep available to itself the present services of its employees and those of the Savings Bank, and (iii) preserve for itself and Hubco the goodwill of its customers and those of the Savings Bank and others with whom business relationships exist.

     5.2. Negative Covenants.

          (a) Washington agrees that from the date hereof to the Effective Time, except as otherwise approved by Hubco in writing or as permitted or required by this Agreement, it will not, nor will it permit the Savings Bank to:

               (i) change any provision of its Certificate of Incorporation or By-laws or any similar governing documents of Washington or the Savings Bank;

               (ii) except for the making of any additional grants under the Washington MRP (provided that at least 5,000 shares available under the Washington MRP shall not be granted) and issuance of Washington Common Stock pursuant to the present terms of the Washington Option Plans, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Washington or the Savings Bank, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

               (iii) except for the adoption of the Washington Savings Bank Deferred Compensation Plan for Outside Directors, in a form reasonably acceptable to Hubco, with a maximum fixed total payout of $252,000, grant any severance or termination pay (other than pursuant to policies or contracts of Washington in effect on the date hereof and disclosed to Hubco pursuant hereto) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except with respect to employee increases in the ordinary course of business and consistent with past practices and policies; provided, that Washington may grant a one-time performance bonus to Paul Rotondi in an amount not to exceed $25,000.

               (iv) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of Washington or the Savings Bank;

               (v) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

               (vi) file any applications or make any contract with respect to branching or site location or relocation;

               (vii) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

               (viii) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles;

               (ix) take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied; or

               (x) agree to do any of the foregoing.

     5.3. No Solicitation. Washington and the Savings Bank shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Hubco) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Washington or the Savings Bank (an "Acquisition Transaction"). Notwithstanding the foregoing, Washington may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Washington, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Washington will promptly communicate to Hubco the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

     5.4. Current Information. During the period from the date of this Agreement to the Effective Time, each of Washington and Hubco will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, Washington agrees to provide Hubco, and Hubco agrees to provide Washington, with internally prepared profit and loss statements no later than 15 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending on or after September 30, 1993, Washington will deliver to Hubco and Hubco will deliver to Washington their respective quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, Washington will deliver to Hubco and Hubco will deliver to Washington their respective Annual Reports on Form 10-K as filed with the SEC under the 1934 Act.

5.5. Access to Properties and Records; Confidentiality.

     (a) Washington and the Savings Bank shall permit Hubco and its representatives, and Hubco and the Bank shall permit Washington and its representatives, reasonable access to their respective properties, and shall disclose and make available to Hubco and its representatives, or Washington and its representatives as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Hubco and its representatives or Washington and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, Washington acknowledges that Hubco may be involved in discussions concerning other potential acquisitions and Hubco shall not be obligated to disclose such information to Washington except as such information is disclosed to Hubco's shareholders generally.

     (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

5.6. Regulatory Matters.

     (a) For the purposes of holding the Stockholders Meeting referred to in
Section 5.7 hereof and qualifying under applicable federal and state securities laws the Hubco Preferred Stock to be issued to Washington stockholders (and the Hubco Common Stock issuable upon conversion thereof) in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Hubco of a Registration Statement with the SEC which shall include an appropriate proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by Washington to the Washington shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by Hubco under the 1933 Act with the SEC to register the Hubco Preferred Stock (and the Hubco Common Stock issuable upon conversion thereof) for sale, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

     (b) Hubco shall furnish Washington with such information concerning Hubco and its subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. Hubco agrees promptly to advise Washington if at any time prior to the Washington shareholders' meeting referred to in Section
5.7 hereof, any information provided by Hubco in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Washington with the information needed to correct such inaccuracy or omission. Hubco shall furnish Washington with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Hubco and its subsidiaries, to comply with Section 5.6(a) after the mailing thereof to Washington shareholders.

     (c) Washington shall furnish Hubco with such information concerning Washington, the Savings Bank and other subsidiaries of Washington as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. Washington agrees promptly to advise Hubco if at any time prior to the Washington shareholders' meeting, referred to in Section 5.6(a) hereof, any information provided by Washington in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Hubco with the information needed to correct such inaccuracy or omission. Washington shall furnish Hubco with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Washington, the Savings Bank and other Subsidiaries of Washington, to comply with Section 5.6(a) after the mailing thereof to Washington shareholders.

     (d) Hubco shall as promptly as practicable make such filings as are necessary in connection with the offering of the Hubco Preferred Stock and the Hubco Common Stock into which it is convertible with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. Washington shall promptly furnish Hubco with such information regarding the Washington shareholders as Hubco requires to enable it to determine what filings are required hereunder. Washington authorizes Hubco to utilize in such filings the information concerning Washington and the Savings Bank provided to Hubco in connection with, or contained in, the Proxy Statement/Prospectus. Hubco shall furnish Washington's counsel with copies of all such filings and keep Washington advised of the status thereof. Hubco and Washington shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC, and each of Hubco and Washington shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

     (e) Washington acknowledges that Hubco is in the process of acquiring Statewide Savings Bank, S.L.A. ("Statewide") pursuant to the Statewide Agreement and that in connection with such Agreement, information concerning Washington and the Savings Bank will be required to be included in the registration statement for the sale of Hubco Common Stock in connection with the acquisition of Statewide. In addition, Washington acknowledges that Hubco may be obligated to file a registration statement with respect to $25 million of subordinated debt. Washington agrees to provide Hubco with any information, certificates, documents and other materials about Washington and the Savings Bank as are reasonably necessary to be included in such other registration statements, including registration statements which may be filed by Hubco prior to the Effective Time, and Washington shall use its best efforts to cause its attorneys and accountants to provide Hubco and its underwriters with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for Statewide, for the subordinated debt, or for any other purpose. As provided in
Section 5.14, Hubco shall reimburse Washington for expenses incurred by Washington beyond the first $10,000. Hubco shall not file with the SEC any registration statement or amendment thereof or supplement thereto containing information regarding Washington or the Savings Bank unless Washington shall have consented to such filing. Washington shall not unreasonably delay or withhold any such consent.

     (f) Hubco shall take any action required to be taken to keep the Registration Statement and any blue sky filings referred to in this Section
5.6 effective and current with respect to Hubco Common Stock while any Hubco Preferred Stock is outstanding.

     (g) Hubco shall use its best efforts to have the Hubco Preferred Stock listed on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System at the Effective Time. However, Washington understands that Hubco cannot assure Washington that the Hubco Preferred Stock will be listed.

     (h) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC, the FRB, the Department and the DEPE. The parties shall each have the right to review in advance all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries,

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


which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

          (i) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby with respect to the Merger.

     5.7. Approval of Stockholders. Washington will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of the stockholders of Washington (the "Stockholders Meeting") for the purpose of securing the approval of stockholders of this Agreement, (b) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if its investment banker withdraws its fairness opinion prior to the Stockholders' Meeting, recommend to the stockholders of Washington the approval of this Agreement and the transactions contemplated hereby and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with Hubco with respect to each of the foregoing matters.

     To the extent Hubco or its counsel deems it necessary, Hubco shall take all steps necessary to obtain the approval of its shareholders as promptly as possible. In connection with such Shareholders' Meeting, Hubco shall take all steps necessary to duly call, give notice and convene the meeting but may delay calling the meeting until the registration statement on the Statewide Agreement offering has been declared effective and the prospectus contained therein is ready to be mailed to Hubco stockholders.

     5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

     Hubco agrees that from the date hereof to the Effective Time, except as otherwise approved by Washington in writing or as permitted or required by this Agreement, it will not, nor will it permit the Bank to take any action that would result in any of its representations and warranties contained in
Article IV of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied.

     5.9. Public Announcements. Hubco and Washington shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger transaction contemplated hereby, and Hubco and Washington agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transaction contemplated hereby, except as may be otherwise required by law or regulation in the opinion of counsel.

     5.10. Failure to Fulfill Conditions. In the event that Hubco or Washington determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to October 31, 1994 and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Hubco may enter into with other parties, Washington and Hubco will promptly inform the other of any facts applicable to Washington or Hubco, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

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


     5.11. Indemnification and Insurance.

          (a) For a period of six years after the Effective Time, Hubco shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of Washington or any subsidiary of Washington or serves or has served at the request of Washington in any capacity with any other person (collectively, the "Indemnities") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee, (i) in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against Washington or any Washington Subsidiary or their affiliates, or by any present or former shareholder of Washington (collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the proxy statement/prospectus mailed to Washington's stockholders to vote on the Merger, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of Washington's Board of Directors or any committee of Washington's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, and (ii) in connection with, arising out of or relating to the enforcement of the obligations of Hubco set forth in this Section 5.11, in each case to the fullest extent permitted under any applicable law, Washington's Certificate of Incorporation or its By-Laws (and Hubco shall also advance expenses as incurred to the fullest extent permitted under any thereof).

          (b) From and after the Effective Time, Hubco shall assume and honor any obligation of Washington immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of Washington's Certificate of Incorporation or By-Laws as if such obligations were pursuant to a contract or arrangement between Hubco and such Indemnitees.

          (c) In the event Hubco or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Hubco assume the obligations set forth in this Section 5.11.

          (d) Hubco shall use its best efforts to have Washington's officers and directors covered under Hubco's then current officers' and directors' liability insurance ("D&O Insurance") policy for periods on and after the Effective Time through the end of such policy period and during any renewal period by the same carrier. Hubco has no current intention to change carriers. If Hubco does change carriers, Hubco shall use reasonable efforts to cause Washington's officers and directors to be covered by the new carrier; provided that Hubco shall not be required to incur additional material expense for this purpose.

          (e) Any Indemnitee wishing to claim indemnification under Section 5.11, upon learning of any such claim, action, suit or proceeding, shall promptly notify Hubco thereof, but the failure to so notify shall not relieve Hubco of any liability it may have to such Indemnitee if such failure does not materially prejudice Hubco. In the event of any such claim, action, suit or proceeding (whether arising before or after the Effective Time) as to which Hubco agrees that indemnification under this
     Section 5.11 is applicable, (a) Hubco shall have the right to assume the defense thereof and Hubco shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof, except that if Hubco elects not to assume such defense or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between Hubco and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and Hubco shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided however, that Hubco shall be obligated pursuant to this paragraph (e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for such Indemnitees would present such counsel with a conflict of interest that is not waived and (b) the Indemnitees will cooperate in the defense of any such matter. Hubco shall not be

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


     liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent; and provided further however that Hubco shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

     5.12. Retention of Employees, Certain Executive Officers of the Savings Bank and Directors; Benefits.

          (a) Following consummation of the Merger, to the extent practicable, Hubco will use its best efforts to retain all of the Savings Bank's existing employees at similar compensation levels.

          (b) Following consummation of the Merger, to the extent practicable, Hubco will use its best efforts to cause the Bank to retain the Savings Bank's current officers in similar positions with the Bank.

          (c) Immediately following consummation of the Merger, Hubco will cause the Bank to elect two directors of the Savings Bank as directors of the Bank. Such members shall be selected by the Savings Bank's Board of Directors. Hubco shall cause such two persons to be elected to the Board of Directors of the Bank for a period of at least three years from the Effective Time. Any Savings Bank director who is not elected to be a Bank director will become a member of the Bank's advisory board for three years from the Effective Time and as such will be paid a retainer of $1,000 a month. Hubco shall honor, or cause the Bank to honor, all retirement benefit arrangements for the Savings Bank's directors previously agreed to by Washington or the Savings Bank if such arrangements are disclosed on the Washington Disclosure Schedule delivered in connection herewith.

          (d) Following consummation of the Merger, Hubco intends to make available to all employees and officers of the Savings Bank employed by the Bank coverage under the benefit plans generally available to Hubco's employees and officers (including pension and health and hospitalization) on the terms and conditions available to the Bank's employees and officers. After the Effective Time, Hubco intends to terminate the Washington Pension Plan and ESOP and may terminate or change other existing benefit plans. Washington and Savings Bank employees who continue as Hubco or Bank employees will be credited under the Bank's pension and 401(k) plans for prior service with the Savings Bank, but only for purposes of vesting and eligibility to participate. For purposes of calculating the amount of any pension benefits from the Bank's or Hubco's pension plans, employees will not receive credit for employment by the Savings Bank. Savings Bank employees who come under Hubco's or the Bank's medical, vacation, sick leave and disability plans will be given credit under such plans for prior service with the Savings Bank.

     5.13. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but shall enable the disclosure of subsequent facts or events to maintain the truthfulness of any warranty.

     5.14. Transaction Expenses of Washington. Washington shall advise Hubco monthly of all out-of-pocket expenses which Washington has incurred in connection with this transaction. Washington shall mutually agree with Hubco about printing arrangements for the Proxy Statement/Prospectus before entering into any binding contract for such expenses. Hubco agrees that, if this Agreement is terminated otherwise than due to the wilful default of Washington, Hubco shall reimburse Washington for any legal and accounting fees in excess of $10,000 incurred by Washington arising out of the involvement of Washington's attorneys and accountants in SEC registration statements or private placement memoranda of Hubco except for the Registration Statement prepared in connection with the Washington Stockholders' Meeting contemplated by Section 5.7.

     5.15. Compliance with Antitrust Laws. Each of Hubco and Washington shall use its best efforts to resolve such objections, if any, which may be asserted with respect to the Merger under the antitrust laws, including, without limitation, the Hart-Scott-Rodino Act. In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of Hubco and Washington shall use its best efforts to avoid the filing of, resist or resolve such suit. Hubco and Washington shall use their best efforts to take such action as may be required: (a) by the Antitrust

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


Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under the antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of the antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger. Best efforts shall include, but not be limited to, the proffer by Hubco of its willingness to accept an order agreeing to the divestiture, or the holding separate, of any assets of Hubco or Washington, except to the extent that any such divestitures or holding separate arrangement would have a material adverse effect on Hubco. The entry by a court, in any suit brought by a private party or governmental entity challenging the Merger as violative of the antitrust laws, of an order or decree permitting the Merger, but requiring that any of the businesses, product lines or assets of Hubco or Washington be divested or held separate thereafter shall not be deemed a failure to satisfy the conditions specified in Section 6.1 hereof except to the extent that any divestitures or holding separate arrangement would have a material adverse effect on Hubco and Hubco shall not have voluntarily consented to such divestitures or holding separate arrangements. For the purposes of this
Section 5.15, the divestiture or the holding separate of a branch of the Bank or the Savings Bank with less than $25 million in assets shall not be considered to have a material adverse effect on Hubco.

     5.16. Comfort Letters. Hubco shall cause Arthur Andersen & Co., its independent public accountants, to deliver to Washington, and Washington shall cause Coopers & Lybrand, its independent public accountants, to deliver to Hubco and to its officers and directors who sign the Registration Statement for this transaction, a short form "comfort letter" or "agreed upon procedures" letter, dated the date of the mailing of the Proxy Statement for the Stockholders Meeting of Washington, in the form customarily issued by such accountants at such time in transactions of this type.

     5.17. Affiliates. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, Washington shall deliver to Hubco
(a) a letter identifying all persons who, to the knowledge of Washington, may be deemed to be affiliates of Washington under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of Washington and (b) copies of letter agreements, each substantially in the form of Exhibit 5.17, executed by each such person so identified as an affiliate of Washington.

                             ARTICLE VI--CLOSING CONDITIONS

6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

          (a) Approval of Washington Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Washington and, if necessary in the opinion of Hubco's counsel, the stockholders of Hubco. The Hubco Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Hubco Preferred Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

          (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FDIC, the Department, the FRB and the DEPE) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Washington and the Savings Bank, taken as a whole, to Hubco. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period) shall have expired.

          (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Hubco or Washington determines in good faith,

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


     based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

          (d) Tax Opinion. Hubco and Washington shall each have received two opinions of Clapp & Eisenberg, P.C., reasonably satisfactory in form and substance to Washington and its counsel Lowenstein, Sandler, Kohl, Fisher & Boylan and to Hubco, based, in each case, upon representation letters substantially in the form of Exhibit 6.1 and as otherwise required by Clapp & Eisenberg, dated on or about the date of such opinion, and such other facts and representations as counsel may reasonably deem relevant, to the effect that

               (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a)(1)(A) of the Code; (ii) no gain or loss shall be recognized upon the exchange of Washington Common Stock solely for Hubco Preferred Stock; (iii) in the case of Washington shareholders who receive cash in whole or in part in exchange for their Washington Common Stock, gain, if any, realized by the recipient on the exchange shall be recognized, but in an amount not in excess of the amount of such cash; (iv) in the case of Washington shareholders who recognize gain on the exchange of their Washington Common Stock and in whose hands such stock was a capital asset on the date of the exchange, such gain shall be treated as capital gain (long-term or short-term, depending on the shareholders' respective holding periods for their Washington Common Stock), except in the case of any such shareholder as to which the exchange has the effect of a dividend within the meaning of Section 356(a)(2) of the Code by reason of the applicability of the stock attribution rules of
          Section 318 of the Code, it being understood that the applicability of such attribution rules to any particular shareholder shall depend on such shareholder's particular factual circumstances; (v) the basis of any Hubco Preferred Stock received in exchange for Washington Common Stock shall equal the basis of the recipient's Washington Common Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); and (vi) the holding period for any Hubco Preferred Stock received in exchange for Washington Common Stock will include the period during which the Washington Common Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange, the first of which shall be dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of Washington and the second of which shall be dated as of the Effective Time.

     6.2. Conditions to the Obligations of Hubco Under this Agreement. The obligations of Hubco under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties; Performance of Obligations of Washington and Savings Bank. Except for those representations which are made as of a particular date, the representations and warranties of Washington contained in this Agreement shall be true and correct in all material respects on the date of the Closing ("Closing Date") as though made on and as of the Closing Date. Washington shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Washington Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and
     (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Washington Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

          (b) Opinion of Counsel. Hubco shall have received an opinion of counsel to Washington, dated the Closing Date, in form and substance reasonably satisfactory to Hubco, covering the matters set forth on
     Exhibit 6.2 hereto.

          (c) Conversion of Stock Options. Sufficient holders of Stock Options shall elect under Section 2.4(a) such that the remaining Stock Options outstanding on the Closing Date, if converted in accordance with Section

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

     2.4(b) into options to purchase Preferred Stock, shall not, in the aggregate, entitle the holders thereof to purchase (upon full vesting of such options) more than 20,000 shares of Preferred Stock.

          (d) Certificates. Washington shall have furnished Hubco with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Hubco may reasonably request.

          (e) No Parachute Payments. Paul Rotondi shall have exercised his option to cut back his severance payments under his Severance Agreement such that no payment under his Severance Agreement or any other plan or arrangement he has with Washington or the Savings Bank will constitute an "excess parachute payment," as defined in Section 280G of the Code or regulations promulated thereunder. Without limiting the foregoing, Paul Rotondi will forego his rights to receive 1800 shares of Washington Common Stock pursuant to the Washington MRP.

          (f) Environmental Liability. One of the following shall have occurred: (a) the Savings Bank shall have completed the transfer of ownership of the real property located at 125 Monitor Street, Jersey City, New Jersey (the "Monitor Property") in compliance with all applicable environmental laws, rules and regulations, and shall have provided Hubco with assurances reasonably satisfactory to Hubco that (i) the purchase price for the Monitor Property less (ii) the potential future liability of the Savings Bank and its successors in interest for expenses relating to environmental problems in connection with the Monitor Property (the "Net Monitor Purchase Price") is equal to or greater than $1.4 million; or (b) in connection with a potential transfer of the Monitor Property which has not closed, (i) the Savings Bank and/or the potential transferee shall have obtained from the DEPE approval of a negative declaration or a no further action letter under ISRA, (ii) the Savings Bank and/or the potential transferee shall have obtained from the DEPE approval of a remedial action workplan, or (iii) if it is anticipated that the transfer will occur prior to DEPE approval as set forth in (i) or (ii) above, the Savings Bank and/or the transferee shall have entered into a remediation agreement with DEPE and provided all necessary financial assurances to complete the transfer in accordance with ISRA, and in any event ((i), (ii) or (iii) above), the Savings Bank shall have provided Hubco with assurances reasonably satisfactory to Hubco that the Net Monitor Purchase Price is equal to or greater than $1.4 million; or (c) the Savings Bank shall cause to be performed a "site investigation" (as such term is defined under ISRA) with respect to the Monitor Property, and if a discharge is discovered, cause to be performed a "remedial investigation" (as such term is defined under ISRA) to determine the nature and extent of the discharge, and thereafter provide assurance satisfactory to Hubco that the cost of any environmental remedial action which would be required in connection with the transfer of the Monitor Property would be less than $240,000.

     6.3. Conditions to the Obligations of Washington Under this
Agreement. The obligations of Washington under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties; Performance of Obligations of Hubco. Except for those representations which are made as of a particular date, the representations and warranties of Hubco contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Hubco shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Hubco Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Hubco Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

          (b) Opinion of Counsel to Hubco. Washington shall have received an opinion of counsel to Hubco, dated the Closing Date, in form and substance reasonably satisfactory to Washington, covering the matters set forth on Exhibit 6.3 hereto.

          (c) Fairness Opinion. Washington shall have received an opinion from Capital Consultants of Princeton, Inc., dated as of the date the Proxy Statement/Prospectus is mailed to Washington's stockholders, to

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


     the effect that, in its opinion, the consideration to be paid to stockholders of Washington hereunder is fair to such stockholders from a financial point of view ("Fairness Opinion"). If the Cash Percentage or the Stock Percentage is changed for reasons set forth in Section 2.1(k), Washington shall also have received a Fairness Opinion dated as of the Closing Date.

          (d) Certificates. Hubco shall have furnished Washington with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Washington may reasonably request.


                     ARTICLE VII--TERMINATION, AMENDMENT AND WAIVER

     7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Washington:

          (a) by mutual written consent of the parties hereto;

          (b) by Hubco or Washington (i) if the Effective Time shall not have occurred on or prior to October 31, 1994 unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or (ii) if a vote of the stockholders of Washington is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, or (iii) if a vote of the stockholders of Hubco is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose.

          (c) by Hubco or Washington upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Hubco upon written notice to Washington if any such application is approved with conditions which materially impair the value of Washington and the Savings Bank, taken as a whole, to Hubco.

          (d) by Hubco if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Washington and the Savings Bank, taken as a whole, from that disclosed by Washington in Washington's Quarterly Report on Form 10-Q for the six months ended June 30, 1993 and Washington's Annual Report on Form 10-K for the year ended December 31, 1992; provided that, without limiting the foregoing, a material adverse change includes -- but is not limited to -- any increase of $1 million or more in the level of nonperforming assets (not including the approximately $9,000,000 loan referred to as the Inrevco loan (the "Inrevco Loan")) above the level reported by Washington at September 30, 1993 (not including the Inrevco Loan) or the failure to resolve the Inrevco Loan so as to make it a performing loan or to take substantial steps to proceed with foreclosure; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Washington hereunder and such breach shall not have been remedied within 30 days after receipt by Washington of notice in writing from Hubco to Washington specifying the nature of such breach and requesting that it be remedied.

          (e) by Washington, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of Hubco and its subsidiaries taken as a whole from that disclosed by Hubco in Hubco's Quarterly Report on Form 10-Q for the six months ended June 30, 1993 and Hubco's Annual Report on Form 10-K for the fiscal year ended December 31, 1992; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Hubco hereunder and such breach shall not have been remedied within 30 days after receipt by Hubco of notice in writing from Washington specifying the nature of such breach and requesting that it be remedied.

          (f) by Hubco if the conditions set forth in Section 6.2 are not satisfied.

          (g) by Washington if the conditions set forth in Section 6.3 are not satisfied; and

          (h) by Washington upon written notice to Hubco prior to the Effective Time if the Pre-Closing Price is less than $18. The Pre-Closing Price shall mean the Median Price of Hubco Common Stock calculated based upon the Closing Price for Hubco Common Stock during the first 20 of the 22 consecutive trading days immediately

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

     preceding the Closing. The Closing Price shall mean the closing price of Hubco Common Stock as supplied by NASDAQ National Market System and published in The Wall Street Journal. The Median Price shall be determined by taking the average price of the two Closing Prices left after discarding the 9 lowest and 9 highest Closing Prices in the 20 day period. The Pre-Closing Price shall be appropriately adjusted for any stock split, stock dividend, stock combination or reclassification or similar transaction effected by Hubco with respect to Hubco Common Stock between the date hereof and the Effective Date. The parties shall mutually agree upon such adjustment in writing or, if unable to agree, shall arbitrate the dispute using a mutually agreed upon arbitrator whose decision shall be final and nonappealable.

          (i) by Washington, if Washington's Board of Directors shall have approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws.

     7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either Hubco or Washington pursuant to
Section 7.1, this Agreement (other than Section 5.5(b), the last sentence of Section 5.14, and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

     7.3. Amendment. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Washington but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the shareholders of Washington without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

     7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                              ARTICLE VIII--MISCELLANEOUS
     8.1. Expenses.

          (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing, Hubco may bear the expenses of the Bank and Washington may bear the expenses of the Savings Bank.

          (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder if such non-defaulting party prevails.

          (c) Notwithstanding the provisions of 8.1(a), in the event of a termination of this Agreement, Hubco shall reimburse Washington for certain of its expenses paid to its lawyers and accountants as set forth in Section 5.14 hereof.

     8.2. Survival. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time, except for this Section 8.2, the provisions of Sections 5.5(b), 5.11 and 5.12(c).

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

     8.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, as follows:
     (a) If to Hubco, to:
          HUBCO, Inc.
          3100 Bergenline Avenue
          Union City, New Jersey 07087
          Attn.: Kenneth T. Neilson, President

          Copy to:

          Clapp & Eisenberg
          One Newark Center
          Newark, New Jersey 07102
          Attn.: Ronald H. Janis, Esq.

     (b) If to Washington, to:

          Washington Bancorp, Inc.
          101 Washington Street
          Hoboken, New Jersey 07030
          Attn.: Paul Rotondi, Chairman

          Copy to:

          Peter H. Ehrenberg, Esq.
          Lowenstein, Sandler, Kohl, Fisher & Boylan
          65 Livingston Avenue
          Roseland, New Jersey 07068

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so mailed.

     8.4. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and except for the Indemnitees who are third-party beneficiaries under
Section 5.11 and the Savings Bank directors immediately prior to the Closing Date who are third-party beneficiaries under Section 5.12(c), nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     8.5. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

     8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     8.7. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

     8.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

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

     IN WITNESS WHEREOF, Hubco, the Bank, Washington and the Savings Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                   HUBCO, Inc.

By:_________________________________  By:__________________________________
                       , Secretary          Kenneth T. Neilson, President

ATTEST:                                   WASHINGTON BANCORP, INC.

By:_________________________________  By:__________________________________
                        , Secretary

ATTEST:                                   HUDSON UNITED BANK

By:_________________________________  By:__________________________________
                        , Secretary         Kenneth T. Neilson, President

ATTEST:                                   WASHINGTON SAVINGS BANK

By:_________________________________  By:__________________________________
                        , Secretary

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                                                                 EXHIBIT 2.1

                         HUBCO, INC. RESOLUTIONS TO BE ADOPTED
                                BY BOARD OF DIRECTORS AT
                           MEETING TO BE HELD ON      , 1994

     RESOLVED, a series of Cumulative Convertible Preferred Stock designated "Series A Preferred Stock" be hereby established by amending the Certificate of Incorporation to add Section C to Article V as follows:

                                       ARTICLE V
                           SECTION C-SERIES A PREFERRED STOCK

     (C) The Series A Preferred Stock, shall have a stated value of $24.00 per share, and the shares therefore, when issued for such amount, shall be fully
paid and non-assessable. The Series A Preferred Stock shall consist of [    ]
shares, which number may be increased (but only in connection with a stock split or stock dividend) or decreased from time to time (but not below the number thereof then outstanding) by the Board of Directors. Upon the reacquisition of any of the Series A Preferred Stock, through redemption, conversion or otherwise, such reacquired Shares shall be canceled and shall become part of the authorized and unissued Preferred Stock, but shall not be authorized and unissued Series A Preferred Stock. The rights, preferences and limitations of the Series A Preferred Stock are as follows:

     (a) Rank. The Series A Preferred Stock shall be senior to any other class or series of Preferred Stock in respect of (1) payment of dividends, (2) payment upon dissolution, liquidation or winding up and (3) redemption.

     (b) Dividends. The holders of Series A Preferred Stock, in preference to the holders of the Common Stock and any other class or series of Preferred Stock, shall be entitled to receive, when as, and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at the annual rate per share as specified below, and no more, payable in quarter-annual installments on the 15th day of February, May, August and November in each year, from the date of issuance. The annual dividend rate shall be set on [Insert date which is two days prior to the Closing Date, as defined in the Agreement and Plan of Merger] and on each anniversary thereof (each a "Reset Date"), based upon the Average Market Price of the Common Stock of the Company in the twenty (20) consecutive business days ending two days immediately preceding the Reset Date. Market Price shall be determined in accordance with subparagraph (e)(iii). The annual dividend rate shall be set as follows:

Average Market Price                Annual Dividend Rate For
   of Common Stock                  Series A Preferred Stock
 ------------------                 ------------------------
 $24.00 or more. . . . . . . . . .           $1.00
 $23.00 to $23.99. . . . . . . . .           $1.10
 $22.00 to $22.99. . . . . . . . .           $1.20
 $21.00 to $21.99. . . . . . . . .           $1.32
 $20.00 to $20.99. . . . . . . . .           $1.44
 $19.00 to $19.99. . . . . . . . .           $1.56
 Less than $19.00. . . . . . . . .           $1.68

     The Average Market Price of the Common Stock listed in the table shall be adjusted appropriately each time the Conversion Ratio is required to be adjusted under subparagraph (e) (iv) and in the same proportion as the Conversion Ratio is adjusted. Without limiting the foregoing, the Average Market Price of the Common Stock listed in the chart shall be reduced to reflect stock splits and stock dividends effected with respect to the Common Stock. The Corporation shall notify by regular mail the holders of record of the Series A Preferred Stock of the new dividend rate each time the rate is reset. When the dividend rate is reset and each time the Average Market Price of the Common Stock is required to be adjusted due to a change in the Conversion Ratio, the Corporation shall promptly file with the Transfer Agent for the Series A Preferred Stock a statement signed by the Chairman of the Board, President or Vice President of the Corporation and by its Treasurer or its Secretary showing in detail the facts requiring such an adjustment and shall exhibit the Statement to any holder of Series A Preferred Stock desiring to inspect the Statement. For the purpose of this paragraph (b), if the dividend rate changes in a quarter-annual installment period, the amount

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paid in such installment period shall be determined assuming that dividends accrue daily and that the new rate was effective on and after the Reset Date. If the dividends on the Series A Preferred Stock for any quarter-annual dividend period shall not have been paid or declared for payment to the holders of Series A Preferred Stock by the last day of such quarter annual dividend period, the aggregate deficiency shall be cumulative and shall be fully paid or declared and set apart for payment before any cash dividends or other distribution shall be paid or set apart for payment to the holders of the Common Stock or any other class or series of Preferred Stock of the Corporation. Accumulations of dividends on the Series A Preferred Stock shall not bear interest.

     (c) Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation $24.00 per share, together with cumulative dividends accrued and unpaid to the date of payment of such $24.00 distribution preference, and no more, before any amount shall be paid to, or distributed among the holders of Common Stock or any other class or series of Preferred Stock. For the purpose of this paragraph (c), dividends shall be deemed to accrue on a daily basis. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for purposes of this paragraph (c).

     (d) Redemption.

          (i) Option to Redeem. The Corporation shall not redeem any other class or series of Preferred Stock unless and until all shares of the Series A Preferred Stock have been redeemed. Outstanding shares of Series A Preferred Stock may be redeemed, as a whole (or in part but only with the consent of the holder of the Shares to be redeemed) at the option of the Corporation by vote of its Board of Directors at any time from and after the date on which the market price (as defined in subparagraph
     (e)(iii)) for the Corporation's Common Stock is $24.00 or more for 20 consecutive business days. If less than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be determined in such manner as the Board of Directors may prescribe. The redemption price for shares of the Series A Preferred Stock shall be $24.00 per share, plus all accrued and unpaid dividends through the date fixed for redemption. For the purpose of this paragraph
     (d), dividends shall be deemed to accrue on a daily basis.

          (ii) Notice. Written notice of redemption shall be given to each holder of record of the shares of Series A Preferred Stock to be redeemed, by mailing a notice of redemption to such holder by first class mail, at such holder's address as it shall appear on the stock books of the Corporation, in each case at least 15 days and not more than 45 days prior to the date fixed for redemption; provided however, if fewer than 25 days prior notice is given to holders, then at least one follow-up written notice must be sent to holders who have not converted by 7 days prior to the redemption date. Each such notice shall specify the shares of stock to be redeemed, the redemption price, the date fixed for redemption, the place for payment of the redemption price and for surrender of the certificate or certificates representing the shares to be redeemed, and if less than the total number of shares held by such holder are to be redeemed, the number of shares of such holder to be redeemed. No defect in such notice nor any defect in the mailing thereof shall in and of itself affect the validity of the proceedings for redemption, except as to any holder to whom the corporation has failed to mail such notice, or as to whom the notice was defective.

          (iii) Deposit of Redemption Funds. If notice of redemption shall have been given as herein provided and if, on or before the date fixed for redemption, the redemption price shall have been provided and set aside by the Corporation with a bank with trust powers for the pro rata benefit of the holders of the shares so called for redemption, then, from and after the date fixed for redemption, the shares of Series A Preferred Stock called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accumulate, and all rights with respect to such shares shall forthwith cease. The only right of the holders of the redeemed shares after such date shall be the right to receive the redemption price for the shares called for redemption, without interest. If the Board of Directors designates a bank with trust powers as a depository of the funds to be used for redemption and as agent of the Corporation for the giving of the notices of redemption, the receipt of the shares and the payment of the redemption price, the acts of such designated agent on behalf of the Corporation shall have the same effect as if all such acts were done by the Corporation.

          Any monies deposited by the Corporation with such designated bank which shall not be required for the redemption of shares because of the conversion of such shares subsequent to the date of deposit, shall be

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
     promptly repaid to the Corporation. Any other monies so deposited by the Corporation with a designated bank and unclaimed at the end of one year from the date fixed for redemption shall be repaid to the Corporation upon its request, after which the holders of the shares called for redemption shall look only to the Corporation for payment of the redemption price.

          The Corporation may use one of its subsidiary banks with trust powers as the depository and agent for such redemption.

          (iv) No Sinking Fund. The Corporation shall not be obligated to make payments into or to maintain any sinking fund for the Series A Preferred Stock.

     (e) Conversion.

          (i) Conversion Privilege. The holder of any shares of Series A Preferred Stock at any time prior to the date fixed for redemption as provided in paragraph (d), shall have the right to surrender the certificates evidencing such shares and receive, in conversion of each share of Series A Preferred Stock, one share (the "Conversion Ratio") of the Common Stock, no par value of the Corporation.

          (ii) Manner of Exercising Conversion Privilege. The conversion privilege may be exercised at any time including from and after the date on which a notice of redemption was given and prior to the close of business on the last day before the date of redemption stated in the notice. To exercise the conversion privilege, the holder of Series A Preferred Stock shall surrender the certificates representing the shares to be converted at the office of the Transfer Agent of the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert such shares. Such certificates shall be duly endorsed or assigned to the Corporation, or in blank. Conversion shall be deemed to have been effected immediately prior to the close of business on the date upon which such surrender is made, and such date is referred to in this paragraph (e) as the "Conversion Date." On the Conversion Date or as promptly thereafter as practicable, the Corporation shall deliver to the holder of the stock surrendered for conversion, or as otherwise directed by him in writing, a certificate for the number of full shares of Common Stock deliverable upon conversion of such Series A Preferred Stock and, if applicable, a check in respect to any fraction of a share as provided in subparagraph (e) (iii).

          (iii) Cash Adjustment for Fractional Share Upon Conversion. The Corporation shall not deliver fractional shares of Common Stock upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share of Common Stock that would otherwise be deliverable upon conversion, the Corporation shall pay an amount in cash equal to the current market value of the fractional share, computed on the basis of the market price on the last business day before the Conversion Date. For purposes of this section, the "market price" on any business day shall be the closing price per share of Common Stock in the NASDAQ National Market System or, if the shares of Common Stock are listed or admitted to trading on any national securities exchange, the reported closing price per share of Common Stock on such exchange on such day.

          (iv) Adjustment of Conversion Ratio. The Conversion Ratio of the Series A Preferred Stock shall be adjusted from time to time as follows:

               (A) If at any time while any of the Series A Preferred Stock is outstanding the Corporation shall (i) pay a dividend on its Common Stock in shares of its capital stock, including Common Stock and Preferred Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of stock of the Corporation, the Conversion Ratio in effect immediately prior thereto shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series A Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (e)
          (iv) (A) shall become effective in the case of a dividend immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend, and shall become effective in the case of a subdivision, combination or reclassification immediately after the opening of business on the day following the day when such subdivision, combination, or reclassification becomes effective.

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
               (B) If while any of the Series A Preferred Stock is outstanding, the Corporation shall issue rights or warrants ratably to the holders of shares of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the market price per share of Common Stock on the record date for the determination of shareholders entitled to receive such rights and warrants, the Conversion Ratio in effect immediately before that record date shall be adjusted as of the day following that record date so that it shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately before that record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on that record date plus the number of shares of Common Stock offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding on that record date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered would purchase at such current market price per share of Common Stock. To the extent that such rights or warrants are not exercised before the expiration thereof, the Conversion Ratio shall be readjusted as of the close of business on the expiration date to the Conversion Ratio that would then be in effect based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants.

               (C) If the Corporation shall distribute, to all holders of shares of its Common Stock, evidences of its indebtedness or of its assets (excluding cash distributions made out of current or retained earnings) the Conversion Ratio in effect immediately before the record date for the determination of shareholders entitled to receive such distribution shall be adjusted immediately after the opening of business on the day following that record date so that it shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding on that record date multiplied by such current market price per share on that record date, and of which one denominator shall be determined by subtracting the aggregate face value of evidences of indebtedness or the aggregate fair market value of evidences of its assets from an amount equal to the total number of shares of Common Stock outstanding on such record date multiplied by the current market price per share of Common Stock on that record date.

               (D) For the purpose of any computation under subparagraphs (e)
          (iv) (B) and (C) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the market prices for the thirty consecutive business days terminating fifteen calendar days before the day in question. The market price for each day shall be determined as provided in subparagraph (e) (iii) hereof.

               (E) No adjustment in the Conversion Ratio for the Series A Preferred Stock shall be made if, at the same time that the Corporation takes an action with respect to the Common Stock that would otherwise require adjustment under subparagraphs (A) through
          (C) above, the Corporation shall take the same action with respect to the Series A Preferred Stock in the same proportion as if each share of Series A Preferred Stock had been converted into shares of Common Stock at the then applicable Conversion Ratio immediately before the record date for the determination of holders of Common Stock entitled to receive the dividends, rights, warrants, or distributions.

               (F) Except as herein otherwise provided, no adjustment in the Conversion Ratio shall be made by reason of the issuance of shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, or any securities carrying the right to purchase any of the foregoing or for any other reason whatsoever.

               (G) No adjustment in the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) of such Ratio; provided, however, that any adjustments which by reason of this subparagraph (e) (iv) (G) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph (e) (iv) shall be made to the nearest hundredth of a share.

               (H) Whenever the Conversion Ratio is adjusted as provided in this subparagraph (e) (iv), the Corporation shall promptly file with the Transfer Agent for the Series A Preferred Stock a statement signed by the Chairman of the Board, President or Vice President of the Corporation and by its Treasurer or its Secretary showing in detail the facts requiring such adjustment and shall exhibit the statement to any holder of Series A Preferred Stock desiring to inspect the statement. In addition, with respect to adjustments made

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          while any Series A Preferred Stock is outstanding, the Corporation shall state to the Transfer Agent and in the next quarterly and annual report that an adjustment has been effected and give the adjusted Conversion Ratio in the Corporation's next quarterly and annual report to shareholders. Such quarterly and annual report shall be mailed to all holders of record of the Series A Preferred Stock on the record date used for mailing such quarterly and annual report to holders of Common Stock.

          (v) Effect of Consolidations, Mergers or Sales on Conversion Privilege. If at any time while any shares of the Series A Preferred Stock are outstanding, the Corporation is consolidated or merged with or into any other corporation or sells or conveys all or substantially all of its assets, and pursuant to the provisions of the New Jersey Business Corporation Act or the Corporation's certificate of incorporation the approval of the holders of the Common Stock of the Corporation is required for such transaction, then such transaction shall also require for approval the affirmative vote of a majority of the outstanding Series A Preferred Stock, voting as a separate class. Notwithstanding the foregoing, the Corporation shall be entitled to redeem the Series A Preferred Stock pursuant to the provisions of paragraph (d) prior to or simultaneously with the consummation of any such transaction and if such redemption does take place, the consent of the holders of the Series A Preferred Stock shall not be required and if any vote upon such a transaction by the holders of Series A Preferred Stock has been taken, such vote shall be disregarded.

          (vi) Notice of Certain Transactions Required. In addition to any other notice required by this Article V, if at any time while Series A Preferred Shares are outstanding the Corporation shall (i) declare a dividend (or any other distribution) on its Common Stock other than a cash dividend out of current retained earnings or surplus; or (ii) authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants; or (iii) reclassify its Common Stock (other than through a subdivision or combination or by changing the par value); or (iv) take any other action which requires the Conversion Ratio to be adjusted under paragraph (e) (iv); or (v) become a party to any consolidation or merger or sell or transfer all or substantially all of the assets of the Corporation, then the Corporation shall notify by regular mail the holders of record of the Series A Preferred Shares at least 15 days prior to the appropriate record date. The notice shall briefly describe the transaction and state (i) the record date which will be used for the purpose of determining which holders will receive such dividend or distribution, of rights or warrants, or (ii) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the record date as of which it will be determined which holders shall be entitled to exchange their Common Stock for securities or other property delivered upon such reclassification, consolidation, merger, sale or transfer. The Corporation shall mail a notice of all meetings of shareholders (and any accompanying proxy statement) to the holders of Series A Preferred Stock at the same time the notice (and proxy statement) is mailed to holders of Common Stock and shall mail all other notices and financial statements to the holders of Preferred Stock at the same time such notices and financial statements are mailed to holders of Common Stock. If any action is taken by means of consent, notice of such action by consent shall be sent to the holders of Series A Preferred Stock at least 20 days prior to the effective date of such consent. Failure to give or receive the notice required by this subparagraph (e) (vi) or any defect therein shall not affect the legality or validity or any such dividend, distribution, right or warrant or other action but such failure shall not affect the rights of the holders of Series A Preferred Stock to obtain an appropriate remedy on account of such failure.

          (vii) Corporation to Reserve Stock for Conversion. As long as any Series A Preferred Stock remains outstanding, the Corporation shall reserve out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock.

     (f) Voting Rights.

          (i) Except as otherwise required by the New Jersey Business Corporation Act and as otherwise provided in subparagraph (e) (v) and in this paragraph (f), the holders of Series A Preferred Stock shall have no voting rights.

          (ii) Any other provisions herein notwithstanding, if at any time the Corporation shall have failed to pay for 2 quarters, whether or not consecutive, the full quarter-annual dividends payable on the Series A Preferred Stock, the holders of the Series A Preferred Stock shall have the right, voting as a separate class, to elect a total of two directors to the class of directors elected at the next annual meeting of shareholders (the "Preferred Directors"). A dividend default with respect to the Series A Preferred Stock, giving rise to the right to elect the Preferred Directors, shall be deemed to continue to exist until all accrued dividends on all outstanding shares of the Series A Preferred Stock shall have been paid to the end of the past preceding quarterly dividend period.

               (A) Subject to the limitations set forth in subparagraph (B) below, the Preferred Directors shall be elected to a term of office the same as the term of office of the other directors in the class to which they are elected. At each subsequent annual meeting of shareholders at which directors of such class are elected, until all dividends in default on the Series A Preferred Stock shall have been paid or declared and set apart for payment, the holders of Series A Preferred Stock shall have the right to vote for the election of Preferred Directors in the manner described in this subparagraph
          (ii).

               (B) The Preferred Directors shall hold office only until the first meeting of shareholders following the payment, or the declaration and setting apart for payment, of all dividends in default on the Series A Preferred Stock, notwithstanding that the term of the other directors in the class to which they are a member does not expire at the time of such meeting. The successors to the Preferred Directors shall be elected by the shareholders at such meeting to a term of office which shall expire at the same time as the term of office of the other directors in the class to which they are elected.

               (C) At any meeting of shareholders held while holders of Series A Preferred Stock have the voting power to elect Preferred Directors, the holders of a majority of the then outstanding Series A Preferred Stock who are present in person or by proxy shall be sufficient to constitute a quorum for the election of the Preferred Directors as herein provided.

               (D) Any vacancy caused by the death, resignation, or removal of a Preferred Director may be filled by the remaining Preferred Director, or if there is no remaining Preferred Director, by a majority of the holders of Series A Preferred Stock. In the event there is no remaining Preferred Director to fill a vacancy, a holder(s) of 10% or more of the outstanding Series A Preferred Stock shall have the right to require the Corporation to hold a meeting of shareholders within 20 days (or such greater time as shall be required by law) to fill the vacancy, unless when so requested a shareholders' meeting is scheduled to occur in 60 days or less. Any Preferred Director so elected shall hold office until the next annual meeting of shareholders, at which time the holders of the Series A Preferred Stock shall elect a Preferred Director to fill the vacancy if the term of office of the Preferred Director who was replaced does not expire at the time of such meeting.

          (iii) While any Series A Preferred Stock is outstanding, the amendment of any provision of this Section C of Article V of the Certificate of Incorporation (except amendments relating to a stock split or reduction in the authorized shares of the series that the New Jersey Business Corporation Act authorizes the Board of Directors to adopt without shareholder approval) shall require the affirmative vote of a majority of the outstanding Series A Preferred Stock.

          (iv) On any matter on which the holders of Series A Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held. The holders of Series A Preferred Stock shall vote only as a separate class; their votes shall not be counted together with the holders of the Common Stock or any other class or series of Preferred Stock as a single class.

                                                            APPENDIX B

THE TRANSFER OF THE OPTION GRANTED BY THIS AGREEMENT IS SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                 STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT ("Agreement") dated November 8, 1993, is by and between HUBCO, Inc., a New Jersey corporation and registered bank holding company ("Hubco"), and Washington Bancorp, Inc., a Delaware corporation ("WBI") and registered bank holding company for Washington Savings Bank, a state savings bank (the "Savings Bank").

                                       BACKGROUND

     1. Hubco, WBI, the Savings Bank and Hudson United Bank (the "Bank"), a wholly-owned subsidiary of Hubco, as of the date hereof, have executed a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which Hubco will acquire WBI through a merger of WBI with and into Hubco (the "Merger").

     2. As an inducement to Hubco to enter into the Merger Agreement and in consideration for such entry, WBI desires to grant to Hubco an option to purchase authorized but unissued shares of common stock of WBI in an amount and on the terms and conditions hereinafter set forth.

                                       AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, Hubco and WBI, intending to be legally bound hereby, agree:

     1. Grant of Option. WBI hereby grants to Hubco the option to purchase 765,000 shares of common stock, par value $.10 per share (the "Common Stock") of WBI at a price of $11.50 per share (the "Option Price"), subject to the terms and conditions set forth herein (the "Option").

     2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Hubco may exercise the Option, in whole or in part, at any time or from time to time subject to the termination provisions of Section 19 of this Agreement.

     The term "Triggering Event" means the occurrence of any of the following events:

     A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Hubco or an affiliate of Hubco:

     a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock, except that it shall not be a Triggering Event for any person to acquire additional Common Stock if such person beneficially owns as of the date hereof at least 20% of the outstanding shares of Common Stock; or

     b. enters into a letter of intent or an agreement, whether oral or written, with WBI pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction with WBI, (ii) acquire all or a significant portion of the assets or liabilities of WBI, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 20% or more of the then outstanding shares of Common Stock; or

     c. makes a filing with bank or thrift regulatory authorities (which filing has been accepted for processing by such authorities) or publicly announces a bona fide proposal (such filing or proposal, a "Proposal") with respect to (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of WBI or any other business combination involving WBI, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, such Proposal is not Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of WBI called to vote on the Merger and

WBI' stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

     d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, WBI willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to Hubco.

     The term "Triggering Event" also means the taking of any material direct or indirect action by WBI or any of its directors, officers or agents with the intention of inviting, encouraging or soliciting, or which is likely to result in, any proposal which has as its purpose a tender offer for the shares of WBI' Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of WBI, or a sale of a significant number of shares of WBI' Common Stock or any significant portion of its assets or liabilities.

     The term "significant number" means 10% of the outstanding shares of Common Stock. The term "significant portion" means 25% of the assets or liabilities of WBI.

     "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of a Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over WBI or in soliciting or inducing any other person (other than Hubco or any affiliate) to do so.

     Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for WBI to issue the shares of Common Stock covered by the Option (the "Option Shares") or Hubco to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

     WBI shall notify Hubco promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by WBI shall not be a condition to the right of Hubco to exercise the Option. WBI will not take any action which would have the effect of preventing or disabling WBI from delivering the Option Shares to Hubco upon exercise of the Option or otherwise performing its obligations under this Agreement. In the event Hubco wishes to exercise the Option, Hubco shall send a written notice to WBI (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to five business days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

     3. Payment and Delivery of Certificates. At any Closing hereunder (a) Hubco will make payment to WBI of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by WBI, (b) WBI will deliver to Hubco a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through WBI (other than restrictions imposed by applicable securities laws), registered in the name of Hubco or its designee, in such denominations as were specified by Hubco in its notice of exercise and bearing a legend as set forth below and (c) Hubco shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

     Unless a registration statement is filed and declared effective under
Section 4 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

     The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel to Washington Bancorp, Inc., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

     4. Registration Rights. Upon or after the occurrence of a Triggering Event that occurs prior to the termination of this Agreement and upon receipt of a written request from Hubco, WBI shall prepare and file a registration statement with the Securities and Exchange Commission, covering the Option and such number of

Option Shares as Hubco shall specify in its request, and WBI shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Hubco shall in no event have the right to have more than one such registration statement become effective and provided further that WSI may postpone such preparation and filing for a period of time (not to exceed 90 days) if in its reasonable judgment such filing would require the disclosure of material information that WSI has a bona fide business purpose for preserving as confidential.

     In connection with such filing, WBI shall use its best efforts to cause to be delivered to Hubco such certificates, opinions, accountant's letters and other documents as Hubco shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended, and Hubco shall provide to WSI such information regarding Hubco as WSI shall reasonably request for purposes of preparing such registration statement. All expenses incurred by WBI in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for WBI and blue sky fees and expenses shall be paid by WBI. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Hubco and any other expenses incurred by Hubco in connection with such registration shall be borne by Hubco. In connection with such filing, WBI shall indemnify and hold harmless Hubco against any losses, claims, damages or liabilities, joint or several, to which Hubco may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final prospectus or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and WBI will reimburse Hubco for any legal or other expense reasonably incurred by Hubco in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that WBI will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final prospectus or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Hubco specifically for use in the preparation thereof. Hubco will indemnify and hold harmless WBI to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Hubco for use in the preparation of such preliminary or final prospectus or such amendment or supplement thereto; and Hubco will reimburse WBI for any legal or other expense reasonably incurred by WBI in connection with investigating or defending any such loss, claim, damage, liability or action.

     5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

     In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of WBI with another entity, or any sale of all or substantially all of the assets of WBI shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall, upon exercise of the Option, be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

     6. Filings and Consents. Each of Hubco and WBI will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event Hubco is the holder hereof, approval of the Board of Governors of the Federal Reserve System and WBI agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

     7. Representations and Warranties of WBI. WBI hereby represents and warrants to Hubco as follows:

          a. Due Authorization. WBI has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by WBI.

          b. Authorized Shares. WBI has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

          c. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of WBI or any agreement, instrument, judgment, decree, statute, rule or order applicable to WBI.

     8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Hubco shall have the right to seek money damages against WBI for a breach of this Agreement.

     9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     10. Assignment or Transfer. Hubco may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of Hubco, except upon or after the occurrence of a Triggering Event. Hubco represents that it is acquiring the Option for Hubco's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. Hubco is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to
Section 4(2) of the Securities Act of 1933, as amended. Hubco shall have the right to assign this Agreement to any party it selects after the occurrence of a Triggering Event, subject to the application of all applicable securities laws.

     11. Amendment of Agreement. In the event that the parties hereto mutually consent, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

     12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     If to Hubco:
          HUBCO, Inc.
          3100 Bergenline Avenue
          Union, New Jersey 07087
          Attn.: Mr. Kenneth T. Neilson
                 President

     With a copy to:
          Clapp & Eisenberg
          1 Newark Center
          Newark, New Jersey 07102
          Attn.: Ronald H. Janis, Esq.

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

     If to WBI:
          Washington Bancorp, Inc.
          101 Washington Street
          Hoboken, New Jersey 07030
          Attn.: Mr. Paul Rotondi
                 Chief Executive Officer

     With a copy to:
          Lowenstein, Sandler, Kohl,
          Fisher & Boylan
          65 Livingston Avenue
          Roseland, New Jersey 07068
          Attn.: Peter Ehrenberg, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

     16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

     17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting Hubco to assign its rights and obligations hereunder.

     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Termination. This Agreement shall terminate upon either (i) the termination of the Merger Agreement as provided therein, or (ii) the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event, this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                             WASHINGTON BANCORP, INC.

                                             By: ___________________________
                                                Paul Rotondi
                                                Chairman of the Board & CEO


                                             HUBCO, Inc.

                                             By: ___________________________
                                                Kenneth T. Neilson
                                                President

                                                            APPENDIX C
                              SECTION 262 OF THE DELAWARE
                                GENERAL CORPORATION LAW

     262 Appraisal Rights.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to [SECTION MARK] 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to [SECTION MARK] 251, 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of [SECTION MARK] 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to [SECTION-SECTION MARK] 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

               b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

               c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under [SECTION MARK] 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting,

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
     shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to [SECTION MARK] 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                    APPENDIX D

                 [Letterhead of Capital Consultants of Princeton, Inc.]



                                  April  , 1994


Board of Directors
Washington Bancorp, Inc.
101 Washington Street
Hoboken, NJ 07030


Members of the Board:


     Washington Bancorp, Inc., ("WASHINGTON") has entered into an Agreement and Plan of Merger ("AGREEMENT") with HUBCO, Inc. ("HUBCO") which provides for the merger of WASHINGTON with and into HUBCO ("MERGER").

     If the MERGER is approved and consummated, each WASHINGTON shareholder will receive either $16.10 in cash or 0.6708 shares of a new Series A Preferred Stock, stated value $24.00 ("PREFERRED STOCK"), of HUBCO for all of such holder's shares of WASHINGTON common stock, subject to the terms, conditions, limitations and procedures set forth in the AGREEMENT. Each full share of PREFERRED STOCK will be convertible into one share of HUBCO common stock, without par value, under the terms and conditions specified in the AGREEMENT. Under the AGREEMENT, 51% of WASHINGTON's shares will be converted into the right to receive the PREFERRED STOCK and 49% will be converted into the right to receive cash. In lieu of the issuance of an applicable fraction of a share of HUBCO PREFERRED STOCK, a cash payment will be issued therefor equal to such fraction of a share of HUBCO PREFERRED STOCK multiplied by $24.00.

     You have requested our opinion as to whether the consideration to be offered in the MERGER is fair, from a financial point of view, to the shareholders of WASHINGTON.

     Capital Consultants of Princeton, Inc., as a customary part of its investment banking business, is engaged in the evaluation of commercial banking and thrift institutions and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

     In arriving at our opinion, we have (a) reviewed a copy of the AGREEMENT;
(b) reviewed the Registration Statement on Form S-4 of HUBCO of which this Proxy Statement/Prospectus is a part; (c) reviewed the most recent proxy materials of WASHINGTON and HUBCO; (d) reviewed and analyzed the historical financial statements of WASHINGTON and HUBCO; (e) reviewed certain publicly available information concerning WASHINGTON and HUBCO; (f) have met with and discussed the business and prospects with the senior managements of WASHINGTON and HUBCO; (g) compared operating results and other financial statement information for WASHINGTON and HUBCO with those of certain other banks and thrifts and bank and thrift holding companies which we deemed comparable; (h) reviewed the recent NASDAQ trading history of WASHINGTON and HUBCO common shares; (i) compared the financial terms of the MERGER with certain publicly available information with respect to certain other bank and thrift and bank and thrift holding companies and the nature and terms of other thrift mergers and acquisitions in the financial industry that we deemed relevant; and (j) made such other analyses, studies and inquiries as we deemed relevant.

     While we have taken care in our investigation and analysis, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us or publicly available, and have not

attempted to verify same. We have not made or obtained any independent evaluations or appraisals of the assets or liabilities of WASHINGTON or HUBCO.

     In conducting our analysis and arriving at our opinion, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the proposed MERGER, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the MERGER. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be paid in the MERGER is fair, from a financial point of view, to the shareholders of WASHINGTON.

                                         Very truly yours,



                                         Capital Consultants of Princeton,
Inc.

                                                                      APPENDIX E

                        Information Regarding Statewide

Item                                                                     Page
- ----                                                                     ----
Selected Financial Information of Statewide ...........................   E-2

Management Discussion and Analysis of Financial Condition
 and Results of Operations of Statewide ...............................   E-3

Business of Statewide .................................................   E-12

Financial Statements:

  Report of Independent Public Accountants ............................   E-30

  Consolidated Statements of Financial Condition at December 31,
   1993 (Unaudited) and at  March 31, 1993 and 1992 (Audited) .........   E-31

  Consolidated Statements of Operations and Retained Earnings for
   the Nine Months Ended  December 31, 1993 and 1992 (Unaudited) and
   for the Three Years Ended March 31, 1993, 1992 and 1991 (Audited) ..   E-32

  Consolidated Statements of Cash Flows for the Nine Months Ended
   December 31, 1993 and 1992 (Unaudited) and for the Three Years
   Ended March 31, 1993, 1992 and 1991 (Audited) ......................   E-34

  Notes to Consolidated Financial Statements ..........................   E-36

                  SELECTED FINANCIAL INFORMATION OF STATEWIDE

         Set forth below are selected consolidated financial and other data of Statewide. This financial data (other than ratios) for the five years ended March 31, 1993 are derived from the Consolidated Financial Statements of Statewide. The financial data for the nine month periods ended December 31, 1993 and 1992 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the management of Statewide considers necessary for a fair representation of the financial position and the results of operations for these periods. Operating results for the nine months ended December 31, 1993 are not necessarily indicative of the results that may be expected for the entire year ending March 31, 1994. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this Appendix E.

                                              Nine Months Ended
                                                December 31,                            Years Ended March 31,
                                              ------------------     ----------------------------------------------------------
                                               1993       1992         1993         1992        1991         1990        1989
                                              -------    -------     -------      --------     -------     -------      -------
                                                                               (In thousands)

Consolidated Statement of Operations:
Interest and dividend income ............... $ 26,120    $ 30,860    $ 39,822     $ 44,400     $ 48,150    $ 52,202    $ 56,452
Interest expense ...........................   12,857      17,073      21,829       30,605       37,387      42,252      42,928
                                             --------    --------    --------     --------     --------    --------    --------
Net interest and dividend income before
 provision for loan losses  ................   13,263      13,787      17,993       13,795       10,763       9,950      13,524
Provision for loan losses  .................      360         182         193        1,933          186       3,762         194
                                             --------    --------    --------     --------     --------    --------    --------
Net interest and dividend income after
 provision for loan losses .................   12,903      13,605      17,800       11,862       10,577       6,188      13,330
Other income  .............................     1,102       1,402       2,010        3,564        1,739       4,122      (2,720)
Operating expenses  ........................    9,045       8,911      12,233       12,964       13,611      13,386      11,586
                                             --------    --------    --------     --------     --------    --------    --------
Income before income taxes, extraordi-
 nary credit and change in accounting
 principle  ................................    4,960       6,096       7,577        2,462       (1,295)     (3,076)       (976)
Income taxes ...............................    1,700       2,052       2,490        1,461           35          77          64
                                             --------    --------    --------     --------     --------    --------    --------
Income before extraordinary credit and
 change in accounting principle ............    3,260       4,044       5,087        1,001       (1,330)     (3,153)     (1,040)
Extraordinary credit from utilization of
 net operating loss carryforward  ..........        0           0           0        1,233            0           0           0
Cumulative effect of change in account-
 ing principle .............................      669           0           0            0            0           0           0
                                             --------    --------    --------     --------     --------    --------    --------
Net income ................................. $  3,929    $  4,044    $  5,087     $  2,234     $ (1,330)   $ (3,153)   $ (1,040)
                                             ========    ========    ========     ========     ========    ========    ========
Consolidated Statement of
 Financial Condition:
Total assets  .............................. $500,275    $525,596    $517,885     $531,785     $529,225    $564,786    $599,125
Deposits  ..................................  425,802     443,210     440,034      460,926      454,783     484,939     488,317
Investment securities  .....................   46,176      24,954      18,224       23,945       23,580      38,694      37,764
Mortgage-backed securities available
 for sale  .................................    4,789           0       7,517            0            0           0           0
Mortgage-backed securities  ................  201,397     205,644     208,248      180,304      142,693     133,331     141,526
Loans receivable, net   ....................  186,453     240,012     230,929      264,914      308,905     343,320     373,547
Federal Home Loan Bank advances  ...........   39,367      51,667      45,092       43,392       49,192      46,492      52,792
Retained earnings, substantially
 restricted  ...............................   32,240      27,268      28,312       23,225       20,991      22,321      25,474
Selected Financial Ratios:
Return on average total assets  ............     1.03%       1.01%       0.96%        0.42%       (0.24)%     (0.54)%     (0.16)%
Return on average retained earnings  .......    17.16       21.20       19.43        10.16        (6.14)     (12.19)      (3.90)
Average retained earnings to average
 total assets   ............................     6.02        4.78        4.95         4.15         3.98        4.42        4.21
Allowance for loan losses to total loans
 at end of period  .........................      .58        0.16        0.59         0.69         0.54        0.57        0.02
Nonperforming loans to total loans at
 end of period  ............................     1.44        1.79        1.23         1.22         4.17        2.24        0.71
Allowance for loan losses to nonper-
 forming loans  ............................    40.22       40.35       47.23        56.42        13.00       25.49        2.85
Nonperforming assets to total loans
 and real estate owned  ....................     6.28        5.86        5.77         6.51         7.10        4.58        0.82
Other Data:
Number of:
 Outstanding real estate loans originated ..    1,966       2,357       2,280        2,578        2,851       3,058       3,199
 Deposit accounts ..........................   49,215      54,580      50,807       56,671       56,531      60,996      64,560
Full service offices open ..................       13          13          13           13           13          13          15

     MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                           OF OPERATIONS OF STATEWIDE

         The following discussion and analysis is intended to assist readers in understanding Statewide's results of operations and changes in financial position for the nine months ended December 31, 1993 and 1992 and for the fiscal years ended March 31, 1993, 1992 and 1991, which should be read in conjunction with the Consolidated Financial Statements of Statewide and Notes thereto beginning on Page E-30 of this Appendix E and the other information about Statewide contained in this Appendix E.

Financial Condition

         At March 31, 1993, Statewide had total assets of $517.9 million, a decrease of $13.9 million, or 2.6%, from March 31, 1992. The reduction in Statewide's assets over the past fiscal year resulted from the funding of a $20.9 million, or 4.5% net decrease in deposits over the fiscal year, which was partially funded through a $1.7 million increase in borrowings and a $5.1 million increase in retained earnings. Total assets continued to decrease during the period March 31, 1993 to December 31, 1993. At December 31, 1993, Statewide had total assets of $500.3 million, a decrease of $17.6 million, or 3.4%, from March 31, 1993. Deposits decreased by $14.2 million, or 3.2% over the nine months ended December 31, 1993.

         Loans receivable decreased from March 31, 1993 to December 31, 1993 by $44 million, or 19.3%, to $186.5 million at December 31, 1993. This decrease was primarily the result of increased prepayments and lower loan demand.

         Mortgage-backed securities, including mortgage-backed securities available for sale, totalled $206.2 million at December 31, 1993, a decrease of $9.6 million or 4.4% from March 31, 1993. This decrease was primarily the result of increased prepayments and lower loan demand.

         Investment securities totalled $46.2 million at December 31, 1993, an increase of $28 million, or 153.4%, from March 31, 1993. This increase represents management's decision to purchase additional shorter term securities in anticipation of an upward movement in interest rates.

Comparison of Operating Results for the Nine Months Ended December 31, 1993 and December 31, 1992.

         General. Net income for the nine months ended December 31, 1993 decreased by $0.1 million, or 2.5%, to $3.9 million from $4.0 million for the nine months ended December 31, 1992.

         Interest and Dividend Income. Interest and dividend income decreased by $4.8 million, or 15.5%, to $26.1 million for the nine months ended December 31, 1993 from $30.9 million for the nine months ended December 31, 1992. The decrease was due to the average yield on interest-earning assets decreasing from 8.50% for the nine months ended December 31, 1992 to 7.51% for the nine months ended December 31, 1993. This decrease of 99 basis points, or 11.6%, is primarily due to the significant loan and mortgage-backed securities prepayments being invested at lower interest rates.

         Interest Expense. Interest expense decreased by $4.2 million, or 24.6%, from $17.1 million for the nine months ended December 31, 1992 to $12.9 million for the nine months ended December 31, 1993. Weighted average deposit rates decreased 100 basis points, or 23.4% to 3.28% for the nine months ended December 31, 1993 from 4.28% for the nine months ended December 31, 1992.

         Net Interest and Dividend Income Before Provision for Loan Losses. Net interest and dividend income before provision for loan losses decreased $0.5 million, or 3.6%, to $13.3 million for the six months ended September 30, 1993 from $9.0 million for the six months ended September 30, 1992. This relative stability is due to decreases in interest and dividend income which were substantially offset by decreases in interest expense.

         Provision for Loan Losses. Provision for loan losses increased by $178,000 to $360,000 for the nine months ended December 31, 1993 from $281,000 for the nine months ended December 31, 1992. The allowance for loan losses to total loans at December 31, 1993 was .6% compared with .7% at December 31, 1992. The allowance for loan losses to nonperforming loans at December 31, 1993 was 40.2% compared to 36.2% at December 31, 1992. Statewide has advised HUBCO that Statewide's allowance for loan losses is adequate based upon Statewide management's ongoing review of Statewide's loan portfolio, general economic conditions and the financial condition of particular borrowers.

         Other Income. Other income decreased $300,000, or 21.4%, to $1.1 million for the nine months ended December 31, 1993. The decrease is due primarily to a decrease in net gains on sale of mortgage-backed securities from $530,000 for the nine months ended December 31, 1992 to none for the nine months ended December 31, 1993. This decrease was partially offset by an increase in service charge income of $233,000.

         Operating Expenses. Operating expenses increased by $134,000 or 1.5%, to $9.0 million for the nine months ended December 31, 1993.

         Income Taxes. Federal and state income taxes decreased by $0.4 million, or 19.1%, to $1.7 million for the nine months ended December 31, 1993 compared with $2.1 million for the nine months ended December 31, 1992. The decrease is due primarily to a decrease in net income before income taxes.

Comparison of Operating Results for the Years Ended March 31, 1993 and 1992

         General. Net income for the fiscal year ended March 31, 1993 increased by $2.9 million, or 131.8%, to $5.1 million from $2.2 million for the fiscal year ended March 31, 1992. The primary reason for the increase was an increase in net interest and dividend income before provision for loan losses of $4.2 million. The increase in net interest and dividend income before provision for loan losses was primarily due to a net interest margin of 3.40% for fiscal year 1993, compared with a net interest margin of 2.60% for fiscal year 1992, as the rates Statewide paid on deposits declined faster than the return Statewide earned on its loans and mortgage-backed securities.

         Interest and Dividend Income. Interest and dividend income decreased by $4.6 million, or 10.4%, to $39.8 million in fiscal year 1993 from $44.4 million in fiscal year 1992. The decrease was due to the average yield on interest-earning assets decreasing from 9.23% in fiscal year 1992 to 8.25% in fiscal year 1993. This 98 basis point decrease represents a decline of 10.6% and is primarily due to lower interest income on mortgage loans due to significant loan prepayments being reinvested in shorter term mortgage-backed securities with lower interest rates.

         Interest Expense. Interest expense decreased $8.8 million, or 28.7%, from $30.6 million in fiscal year 1992 to $21.8 million in fiscal year 1993. Weighted average deposit rates decreased 183 basis points, or 31.1%, to 4.12% for fiscal year 1993 from 5.95% for fiscal year 1992. In addition, there was a shift from higher rate interest-bearing certificates of deposit to lower rate passbook and other demand type deposit accounts. Total average certificates of deposit, as a percentage of total average deposits, decreased from 53.4% to 47.2%.

         Net Interest and Dividend Income Before Provision for Loan Losses. Net interest and dividend income before provision for loan losses increased $4.2 million, or 30.4%, to $18.0 million for fiscal year 1993 from $13.8 million for fiscal year 1992. The increase resulted from a period of declining interest rates in which interest expense decreased more rapidly than interest income.

         Provision for Loan Losses. Statewide's provision for loan losses decreased by $1.7 million, to $0.2 million for fiscal year 1993 compared to a provision of $1.9 million for fiscal year 1992. The decrease was the result of Statewide's recording a $1.5 million provision for loan losses related to a single loan in 1992. The allowance for loan losses to total loans at March 31, 1993 was .6% compared with .7% at March 31, 1992. The allowance for loan losses to nonperforming loans at March 31, 1993 was 47.2% compared to 56.4% at March 31, 1992. Statewide has advised HUBCO that Statewide's allowance for loan losses is adequate based upon management's ongoing review of Statewide's loan portfolio, general economic conditions and the financial condition of particular borrowers.

         Other Income. Other income decreased by $1.6 million, or 43.6%, from $3.6 million in fiscal year 1992 to $2.0 million in fiscal year 1993. The decrease was primarily due to a decrease in net gains on sales of investment and mortgage-backed securities from $1.8 million in fiscal year 1992 to $530,000 in fiscal year 1993. The high level of gains in 1992 resulted from the restructuring of Statewide's mortgage-backed securities portfolio in order to decrease Statewide's vulnerability to interest rate risk. In addition, a gain of $867,000 upon the termination of Statewide's defined benefit pension plan took place during fiscal year 1992. The decrease in other income from the prior year was partially offset by increases in income from service charges of $76,000 and other income of $470,000, which was primarily due to an increase in net commissions on the sale of annuities of $263,000.

         Operating Expenses. Operating expenses decreased by $731,000, or 5.6%, in fiscal year 1993 compared to fiscal year 1992. The decrease was primarily due to a $460,000 reduction in net foreclosed real estate expense, a decrease of $209,000 in net occupancy expenses and a decrease of $485,000 in other expenses. These decreases were partially offset by increases in salaries and employee benefits of $363,000.

         Income Taxes. Federal and state income taxes increased $1.0 million, or 70.4%, during fiscal year 1993 compared to fiscal year 1992. The increase in income tax was due to the increase in pre-tax income for fiscal year 1993. The effective income tax rate was 39.0% for fiscal year 1993 and 55.8% for fiscal year 1992. The level of the effective income tax rate in 1992 was increased due to the application of a federal excise tax related to the termination of Statewide's defined benefit pension plan. The income tax provision for fiscal year 1992 was substantially offset by the application of income tax benefits of $1.2 million from the utilization of a net operating loss carryforward.

Comparison of Operating Results for the Years Ended March 31, 1992 and 1991

         General. Net income for the fiscal year ended March 31, 1992 increased by $3.7 million, to $2.4 million, from a net loss of $1.3 million for the fiscal year ended March 31, 1991. The primary reason for the increase was an increase in net interest and dividend income before provision for loan losses of $3.0 million, which was primarily due to a net and dividend interest margin of 2.60% for fiscal year 1992 compared with 1.98% for fiscal year 1991, an increase in total other income of $1.8 million and a decrease in other expenses of $647,000. This was partially offset by an increase in the provision for loan losses of $1.7 million.

         Interest and Dividend Income. Interest and dividend income decreased by $3.7 million, or 7.8%, to $44.4 million in fiscal year 1992 from $48.1 million in fiscal year 1991. The decrease was due to the average yield on interest-earning assets dropping from 9.65% in fiscal year 1991 to 9.23% in fiscal year 1992. This 42 basis point decrease represents a decline of 4.4% and is primarily due to lower interest income on mortgage loans due to significant loan repayments being reinvested in shorter term mortgage-backed securities with lower interest rates.

         Interest Expense. Interest expense decreased $6.8 million, or 18.1%, from $37.4 million in fiscal year 1991 to $30.6 million in fiscal year 1992. Weighted average deposit rates decreased 132 basis points, or 18.2%, to 5.95% for fiscal year 1992, from 7.27% for fiscal year 1991. In addition, a shift from higher rate interest-bearing certificates of deposit to lower rate passbook and other demand type deposit accounts also contributed to the decrease. Total average certificates of deposit as a percentage of total average deposits decreased from 59.3% to 53.4%.

         Net Interest and Dividend Income Before Provision for Loan Losses. Net interest and dividend income before provision for loan losses increased $3.0 million, or 28.2% to $13.8 million for fiscal year 1992 from $10.8 million for fiscal year 1991. The increase resulted from a falling interest rate environment which caused interest expense to decrease more rapidly than interest income.

         Provision for Loan Losses. Statewide's provision for loan losses increased by $1.7 million to $1.9 million for fiscal year 1992 compared to a provision of $0.2 million for fiscal year 1991. The majority of the increase was the result of a $1.5 million increase in the allowance for loan losses related to a single $5.5 million loan to a developer for the acquisition, development and construction of single family residential homes in Hunterdon County, New Jersey. The allowance for loan losses to total loans at March 31, 1992 was .7% compared with .5% at March 31, 1991. The allowance for loan losses to nonperforming loans at March 31, 1992 was 56.4% compared to 13.0% at March 31, 1991.

         Other Income. Other income increased by $1.8 million, or 104.9%, to $3.5 million in fiscal year 1992 from $1.7 million in fiscal year 1991. The increase was primarily due to an increase in net gains on the sale of investment and mortgage-backed securities of $1.7 million and a gain of $867,000 as a result of the termination of Statewide's defined benefit pension plan, which was partially offset by a gain of $903,000 in fiscal year 1991 resulting from previously unrecognized past experience gains related to Statewide's defined benefit pension plan.

         Operating Expenses. Operating expenses decreased by $647,000, or 4.8%, in fiscal year 1992 compared with fiscal year 1991. The decrease was primarily due to decreases in net foreclosed real estate expense, which decreased by $401,000, and a reduction in the loss realized on the investment in real estate ventures, which decreased by $625,000. These decreases were partially offset by increases in salaries and employee benefits of $125,000 and other operating expense of $254,000.

         Income Taxes. Federal and state income taxes increased by $1.4 million in fiscal year 1992 from $35,000 in fiscal year 1991. The increase in income tax was due to the increase in pre-tax income during fiscal year 1992, compared to a net loss for fiscal year 1991. The effective income tax rate was 55.8% for fiscal year 1992 and 2.7% for fiscal year 1991. The income tax provision for fiscal year 1992 was substantially offset by the application of an income tax benefit of $1.2 million from the utilization of a net operating loss carryforward.

Interest Rate Sensitivity

         Since the mid-1980's, Statewide has made asset/liability management a primary focus in strategic planning. The asset/liability policy is developed and carried out by the Asset/Liability Committee ("ALCO") with oversight provided by the Board of Directors. The ALCO has taken a number of steps to reduce Statewide's susceptibility to damaging interest rate risk.

         Throughout the 1980's, Statewide focused on the origination of adjustable rate mortgage products as an integral part of its asset/liability management policy. However, due to various market conditions, the recent originations of adjustable rate products has declined. Since the beginning of 1991, the ALCO asset/liability policy has been one of selectively restructuring the balance sheet in the following ways: sales of small amounts of the mortgage-backed securities with longer maturities, purchase or origination of assets with a final maturity of seven years or less, purchase of adjustable rate securities, and lengthening of liabilities through advances from the FHLBNY. This combination of shortening the maturity of assets, through replacing longer term assets lost through sales or prepayment run-off with shorter term assets, and the lengthening of liabilities through FHLBNY borrowings and increases in stable core deposits has led to an improvement of Statewide's asset/liability risk profile.

         Management of interest rate risk is a major determinant of the profitability of Statewide's operations. Interest rate risk arises when an asset matures or when the instrument's rate of interest changes in a time frame that is different from that of the underlying liability. The difference between interest-earning assets subject to rate change over a specific period and interest-bearing liabilities subject to rate change over the same period is called the interest rate sensitivity gap or "gap position." The gap position is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. The gap position is considered negative when the amount of interest rate sensitive liabilities is greater than the amount of interest rate sensitive assets. During a period of rising rates, a negative gap position tends to adversely affect earnings, while a positive gap position tends to result in an increase in earnings. During a period of falling interest rates, a negative gap position would result in an increase in earnings, while a positive gap position would adversely affect earnings.

         The table set forth below presents the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1993 which are anticipated by Statewide, based upon certain assumptions, to reprice or mature in each of the future time periods illustrated. The amount of assets and liabilities shown, except as noted, which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual terms of the asset or liability. Statewide's loan prepayment assumptions are based upon the OTS's latest available figures which are 15% for ARM loans, 18% for consumer loans, and a range of 13% to 37% (based upon interest rate) for fixed rate loans.

         With respect to liabilities, Statewide, based on historical data, used a decay rate of 17% for all age groups of money market deposit accounts, passbook accounts and N.O.W. accounts.

         The table set forth below represents Statewide's interest rate sensitivity gap at December 31, 1993:

                                                                     At December 31, 1993
                                                 -------------------------------------------------------------
                                                   Three                   More than
                                                  Months       Four to    One Year to   More than
                                                  or Less     12 Months   Five Years   Five Years      Total
                                                 --------     ---------   -----------  ----------     --------
                                                                      (Dollars in thousands)
Interest-earning assets
   Mortgage loans   ..........................   $ 10,239     $ 84,243      $ 50,116     $ 18,112     $162,710
   Other loans  ..............................      1,068        3,072        16,682        2,922       23,744
   Money market investments  .................     16,075            0             0            0       16,075
   Mortgage-backed securities (1) ............     13,947       31,628       115,251       43,370      204,196
   FHLBNY stock  .............................      4,170            0             0            0        4,170
   Investment securities .....................      1,011        2,001        43,164            0       46,176
                                                 --------     --------      --------     --------     --------
     Total interest-earning assets ...........     46,510      120,944       225,213       64,404      457,071
                                                 --------     --------      --------     --------     --------
Less:
  Net unamortized premiums and
  deferred fees  .............................         29           86           406          271          792
                                                 --------     --------      --------     --------     --------
     Net interest-earning assets .............   $ 46,539     $121,030      $225,619     $ 64,675     $457,863
                                                 --------     --------      --------     --------     --------
Interest-bearing liabilities
   Passbook accounts  ........................      4,683       13,453        62,600       29,459      110,195
   N.O.W. accounts ...........................      3,090        8,875        41,298       19,434       72,697
   Money market accounts .....................      2,206        6,335        29,481       13,873       51,895
   Certificate accounts ......................     68,343       79,208        35,849            0      183,400
   Borrowed funds  ...........................     10,075        4,725        21,292        3,275       39,367
                                                 --------     --------      --------     --------     --------
     Total interest-bearing liabilities ......   $ 88,397     $112,596      $190,520     $ 66,041     $457,554
                                                 --------     --------      --------     --------     --------
Interest sensitivity gap .....................   $(41,858)     $ 8,434      $ 35,099     $ (1,366)     $   309
                                                 ========     ========      ========     ========     ========
Cumulative interest sensitivity gap ..........    (41,858)     (33,424)        1,675          309          309
                                                 ========     ========      ========     ========     ========
Cumulative interest sensitivity gap as a
   percentage of total assets  ...............     (8.37%)      (6.68%)          .33%         .06%         .06%
Cumulative net interest-earning assets as a
   percentage of cumulative total interest-
   bearing liabilities  ......................     52.65%       83.37%        112.45%      100.07%      100.07%

- ----------
(1)  Includes $4.8 million of mortgage-backed securities available for sale.

Market Value of Portfolio Equity

         In addition to the use of interest rate "gap" as a measure of interest rate risk, the concept of the change in the market value of portfolio equity has been utilized by the OTS.

         The change in market value of portfolio equity measures an institution's vulnerability to changes in interest rates. The interest rate risk is measured by estimating the change in the market value of an institution's assets, liabilities, and off-balance sheet contracts in response to an instantaneous change in the general level of interest rates. The market value of portfolio equity is defined as the current market value of assets, minus the current market value of liabilities, plus or minus the current market value of off-balance sheet items. The market values are estimated by discounting the estimated cash flow of each instrument by appropriate discount rates.

         The OTS uses as a critical point a change of plus or minus 200 basis points in interest rates to set its "normal" institutional results and peer comparisons. The greater the change, positive or negative, in market value of portfolio equity, the more interest rate risk within the institution. The following table lists Statewide's percentage change in the market value of portfolio equity at plus and minus 200 basis points ("bps") from the level of interest rates at December 31, 1993 and March 31, 1993:

                               December 31,            March 31,
                              -------------     ----------------------
                              1993     1992     1993     1992     1991
                              ----     ----     ----     ----     ----

   +200bps ...............    -26%     -32%     -34%     -64%     -137%
   -200 bps ..............     17%      13%      22%      26%       70%

Average Balance, Interest Rates and Yields

         The tables on the following two pages represent for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. All average balances are based on month end balances, which do not differ materially from average daily balances:

                                                                   (In Thousands)

                                                Nine Months Ended                   Nine Months Ended
                                                December 31, 1993                   December 31, 1992
                                        ---------------------------------    --------------------------------
                                                                 Average                             Average
                                         Average                 Yield/       Average              Yield/Cost
                                         Balance    Interest     Average       Cost       Balance   Interest
                                        --------    --------     -------     --------     -------  ----------
Assets:
   Interest-earning assets:
    Mortgage loans  .................   $187,706     $12,849      9.13%      $230,621     $16,576        9.58%
    Other loans  ....................     22,960       1,138      6.61         20,618       1,194        7.72
    Mortgage-backed
     securities(1) ..................    215,845      10,610      6.55        196,971      11,176        7.57
    Money market investments  .......      8,571         231      3.59          4,689         168        4.78
    Investment securities  ..........     24,367         996      5.45         26,971       1,402        6.93
    FHLB stock ......................      4,457         296      8.85          4,493         344       10.21
                                        --------     -------     -----       --------     -------       -----
    Total interest-earning assets ...    463,906      26,120      7.51%       484,363      30,860        8.50%
Noninterest-earning assets  .........     42,807                               47,501
                                        --------                             --------
Total assets  .......................   $506,713                             $531,864
                                        ========                             ========
Liabilities and retained earnings:
   Interest-bearing liabilities:
    Passbook accounts  ..............   $109,898     $ 2,258      2.74%      $104,177     $ 2,749        3.52%
    Certificate accounts  ...........    190,343       5,526      3.87        221,265       8,068        4.86
    N.O.W. accounts .................     71,808       1,694      3.15         69,681       2,121        4.06
    Money market accounts  ..........     53,130       1,082      2.72         55,714       1,479        3.54
    Borrowed funds  .................     39,148       2,297      7.82         47,677       2,656        7.43
                                        --------     -------     -----       --------     -------       -----
    Total interest-bearing
     liabilities  ...................    464,327      12,857      3.69%       498,514      17,073        4.57%
    Noninterest bearing liabilities..     11,858                                8,049
                                        --------                             --------
    Total Liabilities ...............    476,185                              506,563
     Retained earnings ..............     30,528                               25,301
                                        --------                             --------
    Total liabilities and retained
     earnings .......................   $506,713                             $531,864
                                        ========                             ========
Net interest income/net interest
   rate spread ......................                $13,263      3.82%                   $13,787        3.93%
                                                     =======      ====                    =======        ====
Net interest earning assets/net
   interest margin  .................       (421)       3.49%                 (14,151)       3.46%
                                             ===                               ======
Ratio of average interest-earning
   assets to average interest-
   bearing liabilities  .............       1.00                                  .97
                                            ====                                  ===
- ------------
(1)  Includes 4.8 million of mortgage-backed securities available for sale in 1993.

                                                              (In Thousands)
                                                          Years Ended March 31,
                                  ------------------------------------------------------------------------------------------------

                                               1993                               1992                            1991
                                  ----------------------------       ----------------------------     ----------------------------
                                                       Average                            Average                         Average
                                   Average             Yield/         Average              Yield/     Average              Yield/
                                   Balance   Interest   Cost          Balance   Interest    Cost      Balance   Interest    Cost
                                  --------   --------  --------      --------   --------   ------     --------  --------  --------
Assets:
 Interest-earning assets:
  Mortgage loans. . . . . . . . .$226,378    $20,100       8.88%     $262,903    $25,649    9.76%     $297,575   $29,694      9.98%
  Other loans . . . . . . . . . .  20,680      2,335      11.29        22,469      2,741   12.20        26,600     3,382     12.71
  Mortgage-backed securities(1) . 200,849     14,961       7.45       160,567     13,393    8.34       138,765    12,012      8.66
  Money market investments. . . .   4,707        211       4.48         6,313        365    5.78         3,784       381     10.07
  Investment securities . . . . .  25,512      1,771       6.94        24,084      1,875    7.79        27,990     2,242      8.01
  FHLB stock. . . . . . . . . . .   4,493        444       9.88         4,493        376    8.37         4,493       438      9.75
                                 --------    -------      -----      --------     ------   -----      --------    ------     -----
  Total interest-earning assets . 482,619     39,822       8.25       480,829     44,399    9.23       499,207    48,149      9.65
 Noninterest-earning assets . . .  46,310                48,732                   44,496
                                 --------    -------      -----      --------     ------   -----      --------    ------     -----
   Total assets . . . . . . . . .$528,929              $529,561                 $543,703
                                 ========              ========                 ========
Liabilities and retained earnings:
 Interest-bearing liabilities:
  Passbook accounts . . . . . . .$104,767    $ 3,544       3.38%     $ 95,522    $ 4,720    4.94%     $ 92,336   $ 5,107     5.53%
  Certificate accounts. . . . . . 212,235     10,139       4.78%      244,647     15,970    6.53%      276,726    22,053     7.97%
  N.O.W. accounts . . . . . . . .  69,840      2,712       3.88%       56,332      3,215    5.71%       34,866     2,391     6.86%
  Money market accounts . . . . .  55,532      1,905       3.43%       55,549      2,838    5.11%       56,990     3,335     5.85%
  Borrowed funds. . . . . . . . .  49,552      3,529       7.12%       46,623      3,863    8.29%       53,700     4,501     8.38%
                                 --------    -------      -----      --------     ------   -----      --------    ------     -----
  Total interest-
    bearing liabilities . . . . . 491,926     21,829       4.44%      498,673     30,606    6.14%      514,618   37,387      7.27%
 Noninterest bearing liabilities.  11,027                               8,938                            7,421
                                 --------                            --------                         --------
Total Liabilities . . . . . . . . 502,953                             507,611                          522,039
 Retained earnings. . . . . . . .  25,976                              21,950                           21,664
                                 --------                            --------                         --------
  Total liabilities and retained
   earnings . . . . . . . . . . .$528,929                            $529,561                         $543,703
                                 ========                            ========                         ========
Net interest income/net interest
 rate spread. . . . . . . . . . .            $17,993       3.81%                 $13,793    3.09%               $10,762      2.38%
                                             =======       ====                  =======    ====                =======      ====
Net interest earning assets/net
 interest margin. . . . . . . . .  (9,307)      3.40%                (17,844)               2.60%      (15,411)    1.98%
                                 ========       ====                 ========               ====      ========  =======
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities. . . . . . . . . . .     .98                                .96                              .97
                                      ===                               ====                              ===
- -----------
(1)  Includes $7.5 million of mortgage-backed securities available for sale in 1993.

Rate/Volume Analysis

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between increases related to higher outstanding balances and those due to the volatility of interest rates. For each category of interest earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in rate (i.e., changes in rate multiplied by prior volume) and (ii) changes in volume (i.e., changes in volume multiplied by the prior rate).



                                                         Year Ended                         Year Ended
                                                       March 31, 1993                     March 31, 1992
                                                         Compared to                        Compared to
                                                         Year Ended                         Year Ended
                                                       March 31, 1992                     March 31, 1991

                                                     Increase (Decrease)                Increase (Decrease)
                                              -----------------------------      ------------------------------
                                                           Due to                             Due to
                                               Volume       Rate        Net       Volume       Rate        Net
                                               ------      ------     ------      ------      -------    -------
                                                       (in thousands)                     (in thousands)

Interest-earning assets:
 Mortgage loans  ..........................   $(3,364)    $(2,185)   $(5,549)    $(3,387)      $(658)   $(4,045)
 Other loans ..............................      (202)       (204)     ( 406)       (505)       (136)      (641)
 Mortgage-backed securities(1) ............     2,993      (1,425)     1,568       1,839        (458)     1,381
 Money market investments  ................       (72)        (82)      (154)        146        (162)       (16)
 Investment securities ....................        83        (187)      (104)       (305)        (62)      (367)
 FHLB stock ...............................         0          68         68           0         (62)       (62)
                                              -------     -------    -------     -------      ------    -------
  Total ...................................      (562)     (4,015)    (4,577)     (2,212)     (1,538)    (3,750)
Interest-bearing liabilities:
 Deposits .................................      (402)     (8,041)    (8,443)       (523)     (5,620)    (6,143)
 Borrowed funds ...........................       208        (542)      (334)       (585)        (53)      (638)
                                              -------     -------    -------     -------      ------    -------
  Total ...................................      (194)     (8,583)    (8,777)     (1,108)     (5,673)    (6,781)
                                              -------     -------    -------     -------      ------    -------
Net change in net interest income .........    $ (368)    $ 4,568    $ 4,200     $(1,104)     $4,135    $ 3,031
                                              =======     =======    =======     =======      ======    =======
- ---------

(1) Includes the increase or decrease in net interest income attributable to mortgage-backed securities availablefor sale.



                                                      Nine Months Ended
                                                      December 31, 1993
                                                        Compared to
                                                     Nine Months Ended
                                                     December 31, 1992

                                                    Increase (Decrease)
                                            ---------------------------------
                                             Volume     Due to Rate     Net
                                             ------     -----------   --------
                                                       (in thousands)
Interest-earning assets:
 Mortgage loans .........................   $(3,085)     $  (642)     $(3,727)
 Other loans  ...........................       136         (192)         (56)
 Mortgage-backed securities(1) ..........     1,071       (1,637)        (566)
 Money market investments ...............       139          (76)          63
 Investment securities  .................      (135)        (271)        (406)
 FHLB stock  ............................        (3)         (45)         (48)
                                            -------       ------      -------
  Total .................................    (1,877)      (2,863)      (4,740)
                                            -------       ------      -------
Interest-bearing liabilities:
 Deposits ...............................      (820)      (3,037)      (3,857)
 Borrowed funds .........................      (475)         116         (359)
                                            -------       ------      -------
  Total .................................    (1,295)      (2,921)      (4,216)
Net change in net interest income .......   $  (582)     $    58      $  (524)
                                            ========      =======     ========

- -----------
(1) Includes the increase or decrease in net interest income attributable to mortgage-backed securities available for sale in 1993.

Liquidity and Capital Resources

         Statewide's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, advances from the FHLBNY and retained earnings.

         Statewide is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of OTS, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5%. Statewide's liquidity ratios were 21.02% and 10.85% at December 31, 1993 and 1992 and 10.45%, 10.68% and 8.26% at March 31,
1993, 1992 and 1991, respectively. Management currently attempts to keep Statewide's liquidity ratio at least twice the regulatory minimum. This reflects Statewide's strategy to reduce the risk from changes in interest rates by having assets available to reinvest at higher rates in the event the general level of interest rates greatly increase in the future.

         Statewide utilizes the FHLBNY as an additional source of liquidity. As of December 31, 1993, total advances outstanding amounted to $39.4 million. Short term advances, due within one year amounted to $14.8 million and long term advances due after one year amounted to $24.6 million.

         Statewide has a pre-approved overnight line of credit at the FHLBNY which amounted to $26.7 million at December 31, 1993. At December 31, 1993, $8.5 million was outstanding under this line.

         Additionally, Statewide can pledge certain mortgage loans and mortgage-backed securities as collateral to secure additional advances from the FHLBNY. As of March 31, 1993, mortgage loans and mortgage-backed securities available for pledging purposes amounted to $366.8 million and as of December 31, 1993, the amount of such loans and securities available for pledging purposes was $367.4 million.

         Impact of Inflation and Changing Prices. The financial statements of Statewide and the notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of Statewide's operation. Unlike most industrial companies, nearly all the assets and liabilities of Statewide are monetary. As a result, interest rates have a greater impact on Statewide's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

         Recently Issued Accounting Standards. In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard No. 114, "Accounting for Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 establishes criteria for accounting for loans that have been impaired. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statewide has not fully evaluated the effect of SFAS 114 on its financial statements. SFAS 114 is effective for fiscal years beginning after December 15, 1994.

         In May 1993, the FASB also issued Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 establishes accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The impact on Statewide of implementing SFAS 115 will not be material to the financial statements. SFAS 115 is effective for fiscal years beginning after December 15, 1993.

                             BUSINESS OF STATEWIDE

General

         Statewide was organized in 1943 as a New Jersey chartered savings and loan association under the name First Savings and Loan Association of Jersey City. In 1973 Statewide changed its name to Statewide Savings and Loan Association, and in 1988, to Statewide Savings Bank, S.L.A. Statewide will be the successor to Statewide Savings Bank, S.L.A upon its conversion from a New Jersey state-chartered mutual savings and loan association to a state-chartered mutual savings bank. The eligible voting members of Statewide Savings Bank, S.L.A. have approved this charter conversion at a special meeting of members held October 5, 1993 and the OTS and the Commission approved applications for the charter conversion on December 23 and December 29, 1993, respectively.

         Statewide's principal business is attracting deposits from the general public and investing those deposits primarily in one to four-family mortgage loans and mortgage-backed securities and, to a lesser extent, consumer loans and investment securities. Statewide's revenues are derived principally from interest on its mortgage loan and mortgage-backed securities portfolio and interest and dividends on its investment securities. Statewide's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities and advances from the Federal Home Loan Bank of New York (the "FHLBNY"). Through its wholly owned subsidiary, Statewide Financial Services, Inc., Statewide also engages in the sale of annuity products.

         Statewide's primary market area includes the neighborhoods surrounding its thirteen branch offices. Six branches are located in Hudson County, two in Bergen County and five branches are located in Union County, New Jersey.

         Statewide has been adversely affected by banking legislation since 1989, primarily the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). In 1982, Statewide acquired a federally chartered savings and loan association headquartered in Elizabeth, New Jersey. In connection with that acquisition, Statewide recorded $27.6 million in goodwill to its statement of financial condition, which was the excess of the fair market value of the acquired association's liabilities over the fair market value of its assets. Under the regulations applicable at the time of the acquisition, this goodwill was counted as an asset of Statewide in calculating regulatory capital. Pursuant to FIRREA, Statewide's ability to count goodwill towards regulatory capital was substantially reduced, and is to be progressively phased out until January 1, 1995, when no goodwill may be included in calculating capital. Because of the restrictions on goodwill imposed by FIRREA, and because of losses incurred in Statewide's real estate loan portfolio, Statewide did not meet the minimum capital requirements applicable to it under FIRREA and the regulations of the OTS implementing the terms of FIRREA at their effective dates. While Statewide met the minimum capital requirements applicable to it under FIRREA as of December 31, 1993, its capital continues to include a portion of its goodwill. Without this goodwill it would not meet such minimums. The amount of this goodwill which may be counted toward capital is to be phased out over time.

     As of March 31, 1993, the significance of goodwill on Statewide's Capital Ratios is as follows:

         (i) Tangible Capital Ratio of 2.5% does not include any goodwill and is unaffected.

         (ii) Core Capital Ratio of 3.3% includes $3,767,000 of qualifying supervisory goodwill which, if eliminated, would result in a Ratio of 2.5%.

        (iii) Risk based Capital Ratio of 9.4% includes $3,767,000 of qualifying supervisory goodwill which, if eliminated, would result in a Ratio of 7.3%.

     As of December 31, 1993, the significance of goodwill on Statewide's Capital Ratios is as follows:

         (i) Tangible Capital Ratio of 3.6% does not include any goodwill and is unaffected.

         (ii) Core Capital Ratio of 4.4% includes $3,654,000 of qualifying supervisory goodwill, which, if eliminated, would result in a Ratio of 3.6%.

        (iii) Risk based Capital Ratio of 14.4% includes $3,654,000 of qualifying supervisory goodwill, which, if eliminated, would result in a Ratio of 12.0%.

         Because Statewide was undercapitalized, it was required to file a capital plan with the OTS. The capital plan provides for Statewide to increase its capital levels through retained earnings and to thereby meet all minimum regulatory requirements by the end of 1994. The OTS accepted Statewide's capital plan, and issued a Capital Directive dated June 13, 1991 (the "Directive"), which embodies the terms of the capital plan. As of December 31, 1993, Statewide meets the capital targets required by the Directive and exceeds the minimum OTS regulatory capital requirements.

Lending Activities

         General. The primary source of income to Statewide is interest from lending activities. The principal lending activity of Statewide is originating first mortgage real estate loans to enable borrowers to purchase or refinance one to four family residential real properties.

         Loan Portfolio Composition. The table on the following page sets forth information concerning the composition of Statewide's loan and mortgage-backed securities portfolio, by type of security, in dollar amounts and in percentages as of the dates indicated:

                                                                              At December 31,
                                                              -------------------------------------------------
                                                                       1993                      1992
                                                              -----------------------    ----------------------
                                                               Amount         Percent     Amount        Percent
                                                              --------        -------    --------       -------
                                                                  (In Thousands)             (In Thousands)

Mortgage loans:
One to four family residential  ...........................   $157,678          83.51%   $198,627         81.82%
Multi family residential ..................................      4,660           2.47       4,852          2.00
Non residential ...........................................      2,169           1.15      16,675          6.87
Acquisition, development and construction .................          0            .00         249          0.10
Land ......................................................        455           0.24       1,100          0.45
                                                              --------         ------    --------        ------
  Total mortgage loans ....................................    164,962          87.37     221,503         91.25

Other loans:
Second mortgage loans .....................................     11,209           5.94       8,281          3.41
Home equity lines of credit  ..............................      1,736           0.92       1,900          0.78
FHA insured improvement loans .............................      9,972           5.28      10,148          4.18
Unsecured consumer loans  .................................        357           0.19         153          0.06
Guaranteed student loans  .................................         90           0.05         166          0.07
Loans on deposit accounts .................................        407           0.22         474          0.20
Automobile loans ..........................................         80           0.04         122          0.05
                                                              --------         ------    --------        ------
  Total other loans .......................................     23,851          12.63      21,244          8.75
                                                              --------         ------    --------        ------
   Total loans ............................................    188,813         100.00     242,747        100.00
                                                                               ======                    ======
Less:
Unearned discounts and deferred loan fees, net ............     (1,266)                    (1,412)
Allowance for loan losses .................................     (1,094)                    (1,571)
                                                              --------                   --------
Loans, net  ...............................................   $186,453                   $239,764
                                                              ========                   ========
Mortgage-backed securities
 GNMA  ....................................................   $ 52,108          25.53%   $ 51,168         25.20%
 FHLMC ....................................................     74,162          36.33      81,443         40.11
 FNMA .....................................................     73,085          35.80      70,418         34.68
                                                              --------         ------    --------        ------
Total mortgage-backed securities  .........................    199,355          97.65     203,029        100.00
Mortgage-backed securities available for sale .............      4,789           2.35           0           .00
                                                              --------         ------    --------        ------
Total mortgage-backed securities and mortgage-
 backed securities available for sale .....................    204,144         100.00     203,029        100.00
                                                                               ======                    ======
Unamortized premiums, net .................................      2,041                      2,615
                                                              --------                   --------
Net mortgage-backed securities  ...........................   $206,185                   $205,644
                                                              ========                   ========

                                                                                  At March 31,
                                                   -------------------------------------------------------------------------------
                                                             1993                       1992                         1991
                                                   -----------------------    -----------------------      -----------------------
                                                    Amount         Percent     Amount         Percent       Amount         Percent
                                                   --------        -------     -------        -------       ------         -------
                                                      (In Thousands)             (In Thousands)               (In Thousands)
Mortgage Loans:

One to four family residential .................   $190,212         81.39%    $224,802          83.76%     $254,409          81.30%
Multi family residential .......................      4,805          2.06        4,988           1.86         6,780           2.17
Non residential ................................     16,324          6.99       17,316           6.45        16,153           5.16
Acquisition, development and
 construction  .................................        249          0.11          249           0.09         7,590           2.43
Land  ..........................................      1,048          0.45            0            .00         3,846           1.23
                                                   --------        ------     --------         ------      --------         ------
  Total mortgage loans .........................    212,638         90.99      247,355          92.16       288,778          92.29
Other loans:
Second mortgage loans  .........................      8,394          3.59        6,966           2.60         5,812           1.86
Home equity lines of credit ....................      1,569          0.67        1,855           0.69         1,648           0.53
FHA insured improvement loans  .................     10,055          4.30       11,361           4.23        15,521           4.96
Unsecured consumer loans .......................        223          0.10           21           0.01             0           0.00
Guaranteed student loans  ......................        146          0.06          229           0.09           355           0.11
Loans on deposit accounts  .....................        450          0.19          567           0.21           755           0.24
Automobile loans  ..............................        222          0.10           32           0.01            43           0.01
                                                   --------        ------     --------         ------      --------         ------
  Total other loans ............................     21,059          9.01       21,031           7.84        24,134           7.71
                                                   --------        ------     --------         ------      --------         ------
  Total loans  .................................    233,697        100.00      268,386         100.00       312,912         100.00
                                                                   ======                      ======                       ======
Less:
Loans in process ...............................          0                          0                         (241)
Unearned discounts and deferred loan
 fees, net .....................................     (1,402)                    (1,631)                      (2,069)
Allowance for loan losses  .....................     (1,366)                    (1,841)                      (1,697)
                                                   --------                   --------                     --------
Loans, net .....................................   $230,929                   $264,914                     $308,905
                                                   ========                   ========                     ========
Mortgage-backed securities
 GNMA ..........................................   $ 56,457         26.50%    $ 57,558          32.21%     $ 70,368          49.32%
 FHLMC .........................................     71,890         33.74       98,058          54.87        72,294          50.68
 FNMA ..........................................     77,215         36.24       23,085          12.92             0           0.00
                                                   --------        ------     --------         ------      --------         ------
  Total mortgage-backed securities .............    205,562         96.48      178,701         100.00       142,662         100.00
                                                                   ======                      ======                       ======
Mortgage-backed securities available
 for sale  .....................................      7,517          3.52            0           0.00             0           0.00
                                                   --------        ------     --------         ------      --------         ------
Total mortgage-backed securities and
 mortgage-backed securities available
 for sale  .....................................    213,079        100.00      178,701         100.00       142,692         100.00
                                                                   ======                      ======                       ======
Unamortized premiums, net  .....................      2,686                      1,603                           31
                                                   --------                   --------                     --------
Net mortgage-backed securities .................   $215,765                   $180,304                     $142,693
                                                   ========                   ========                     ========



                                     E-15

         Loan and Mortgage-Backed Securities Maturity Schedule. The following table sets forth certain information at December 31, 1993 regarding the dollar amount of loans and mortgage-backed securities in Statewide's portfolio maturing at various periods, based upon the contractual terms to maturity or period to repricing, after giving effect to net items:

                               One to
                                Four         Multi                                                   Mortgage-
                               Family       Family        Non     Construc-             Total Loans   Backed
                             Residential Residential Residential  tion(1)    Consumer   Receivable Securities(2)  Total
                             ----------- ----------- -----------  --------   --------   ---------- -----------  --------
                                                                     (In thousands)

Amounts Due:
 Within one year ...........  $ 58,593      $  368      $  526       $455      $  549    $ 60,491     $    0    $ 60,491
 After one year:
  One to three years .......    11,574           0         210          0       1,239      13,023      8,115      21,138
  Three to five years ......    10,537         222       1,276          0       5,366      17,401     29,245      46,646
  Five to 10 years .........    22,629         217          72          0       8,501      31,419    104,006     135,425
  10 to 20 years ...........    34,383       1,860          85          0       8,196      44,524     14,623      59,147
  Over 20 years ............    19,962       1,993           0          0           0      21,955     48,155      70,110
                              --------      ------      ------       ----     -------    --------   --------    --------
  Total due after one year..    99,085       4,292       1,643          0      23,302     128,322    204,144     332,466
                              --------      ------      ------       ----     -------    --------   --------    --------
  Total amounts due ........   157,678       4,660       2,169        455      23,851     188,813    204,144     392,957
Less (Plus):
 Unearned discounts,
 (premiums) and deferred
 loan fees, net ............     1,278           0           0          0         (13)      1,265     (2,041)      (776)
 Allowance for loan losses..       932           5          11          5         141       1,094          0       1,094
                              --------      ------      ------       ----     -------    --------   --------    --------
Loans, net .................  $155,468      $4,655     $ 2,158       $450     $23,723    $186,454   $206,185    $392,639
                              ========      ======     =======       ====     =======    ========   ========    ========

- ----------

(1) As of December 31, 1993, Statewide had no acquisition and development loans in its portfolio.

(2)  Includes $4.8 million of mortgage-backed securities available for sale.


         The following table sets forth certain information at March 31, 1993 regarding the dollar amount of loans and mortgage-backed securities in Statewide's portfolio maturing at various periods, based upon the contractual terms to maturity or period to repricing, after giving effect to net items:

                               One to
                                Four         Multi                                                   Mortgage-
                               Family       Family        Non     Construc-             Total Loans   Backed
                              Residential Residential Residential  tion(1)   Consumer   Receivable Securities(2)  Total
                              ----------- ----------- ----------- --------   --------   ---------- ----------   --------
                                                                     (In thousands)

Amounts Due:
 Within one year ............ $ 74,572      $  385     $14,000     $  249     $ 2,451    $ 91,657   $  7,543    $ 99,200
 After one year:
  One to three years ........   13,001          17          93      1,048       1,183      15,342      3,395      18,737
  Three to five years .......   10,488         154       1,388          0       4,747      16,777     13,919      30,696
  Five to 10 years ..........   23,312         450         485          0       7,623      31,870    122,164     154,034
  10 to 20 years ............   36,654           0           0          0       5,030      41,684     20,646      62,330
  Over 20 years .............   32,185       3,799         358          0          25      36,367     45,412      81,779
                              --------      ------     ------      ------     -------    --------   --------    --------
  Total due after one year...  115,640       4,420       2,324      1,048      18,608     142,040    205,536     347,576
                              --------      ------     ------      ------     -------    --------   --------    --------
  Total amounts due .........  190,212       4,805      16,324      1,297      21,059     233,697    213,079     446,776
Less (Plus):
 Unearned discounts,
 (premiums) and deferred
 loan fees, net .............    1,402           0           0          0           0       1,402     (2,686)     (1,284)
 Allowance for possible loan
  losses ....................    1,194           5          82         13          72       1,366          0       1,366
                              --------      ------     ------      ------     -------    --------   --------    --------
Loans, net .................. $187,616      $4,800     $16,242     $1,284     $20,987    $230,929   $215,765    $446,694
                              ========      ======     =======     ======     =======    ========   ========    ========

- ----------

(1) As of March 31, 1993, Statewide had no acquisition and development loans in its portfolio.

(2)  Includes $7.5 million of mortgage-backed securities available for sale.

                                     E-16

         The following table sets forth the dollar amount of all loans and mortgage-backed securities at December 31, 1993, and due one year after December 31, 1993, which have predetermined interest rates and floating or adjustable interest rates:

                                                Predetermined     Floating or
                                                    Rates      Adjustable Rates
                                                -------------  ----------------
                                                         (In Thousands)

     Real Estate Mortgage .....................    $81,432          $23,588
     Mortgage-backed Securities ...............    189,599           14,545
     Other Loans ..............................     21,566            1,736
                                                  --------          -------
      Total ...................................   $292,597          $39,869

         Residential Mortgage Lending. Statewide offers first mortgage loans secured by one to four family residences, including townhouse and condominium units. Typically, such residences are single family homes that serve as the primary residence of the owner. Loan originations are generally obtained from existing or past customers and referrals from local real estate agents, builders and members of the local communities in which Statewide has offices. All residential mortgage loans made by Statewide are for properties located in New Jersey.

         At December 31, 1993, 83.5% of Statewide's total loans consisted of one to four family residential loans, of which 51.3% were loans with adjustable rates. Statewide currently offers adjustable rate mortgage ("ARM") loans on which the interest rate adjusts annually. Statewide also periodically offers ARM loans on which the interest rate for an initial period may be less than the fully indexed rate, although to be eligible, Statewide requires that the borrower qualify for the maximum payment possible after the initial interest rate adjustment. ARM and fixed-rate loans are originated for a term of up to 30 years. Statewide currently charges origination fees of up to 2.5% on one to four family residential mortgage loans.

         Generally, ARM loans pose credit risks different from the risks inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates.

         Statewide's policy is to lend up to 80% of the appraised value of property securing a single family residential loan, and up to 90% of the appraised value if private mortgage insurance is obtained on the amount of the loan which exceeds 80% of the appraised value.

         One to four family residential mortgage loans are generally underwritten according to FNMA or FHLMC guidelines, except that loans may exceed the maximum loan limits for the FNMA or FHLMC. Statewide has, in the past, sold mortgage loans to FHLMC and other investors. Statewide has the intent and ability to hold the loans in its portfolio as of December 31, 1993 until maturity.

         Statewide has originated, or purchased participating interests in, a limited number of multi-family mortgage loans. As of December 31, 1993 $4.7 million, or 2.5% of Statewide's total loan portfolio, consisted of multi-family residential mortgage loans. Currently, Statewide is not originating or purchasing participating interests in multi-family mortgage loans.

         Nonresidential Real Estate Lending. At December 31, 1993 Statewide's nonresidential real estate loan portfolio totalled $2.2 million or 1.2% of Statewide's total loan portfolio. At December 31, 1993, Statewide's nonresidential real estate loan portfolio consisted of loans secured by properties approximately as follows: $14.0 million on a resort hotel, $1.2 million on a medium size office building and $1.0 million on several small office buildings.

         The largest nonresidential real estate loan had an outstanding balance of $1.2 million. The loan is secured by a 23,000 sq. ft. office building located in North Bergen, New Jersey. It is a loan to facilitate the sale of the building, which was acquired by Statewide in a foreclosure action due to the default of the previous borrower. Scheduled payments on the loan are current.

         Statewide does not currently intend to increase its nonresidential real estate loan portfolio.

         Other Loans. As of December 31, 1993, other loans totalled $23.9 million or 12.6% of Statewide's total loan portfolio. Statewide offers other loans in the form of insured and uninsured home equity lines of credit, home improvement loans, secured equity loans and secured and unsecured personal loans. Statewide also originates other loans secured by second mortgages on one to four family residences. These second mortgage loans are secured by owner-occupied residences and the property may not be encumbered by other than a first mortgage loan. These loans are generally subject to a 75% combined loan-to-value limitation, including any other outstanding mortgage or lien on the property. As of December 31, 1993, second mortgage loans amounted to $11.2 million, or 5.9% of total loans.

         Statewide also originates Federal Housing Administration ("FHA") Title I improvement loans. Statewide originates FHA Title I Improvement Loans both on a direct basis and through a network of improvement contractor/dealers who are approved by Statewide in accordance with FHA guidelines. The loans are underwritten in accordance with FHA guidelines which provide for more liberal equity and debt to income ratio requirements than for non-insured improvement loans. In the event of default, the FHA insures 90% of the principal balance plus accrued interest. The interest rates are normally higher than the interest rates for one to four family mortgage loans due to the more liberal underwriting standards.

         For all loans originated by Statewide, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by an independent credit agency and, if necessary, additional financial information is required. An appraisal of the real estate intended to secure the proposed loan is required. Such appraisal is performed by an independent appraiser designated and approved by Statewide. The Board of Directors annually approves the independent appraisers used by Statewide and approves Statewide's appraisal policy. It is Statewide's policy to obtain title insurance on all first mortgage loans. Borrowers must also obtain hazard insurance prior to closing. Borrowers generally are required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which Statewide makes disbursements for items such as real estate taxes and, in some cases, hazard insurance premiums.

         Mortgage-Backed Securities. Statewide invests in mortgage-backed securities and utilizes such investments to complement its mortgage lending activities. At December 31, 1993, mortgage-backed securities, including mortgage-backed securities available for sale, totalled $206.2 million or 41.2% of total assets.

         At March 31, 1993, all of Statewide's mortgage-backed securities portfolio was directly insured or guaranteed by the Government National Mortgage Association ("GNMA"), the FNMA or the FHLMC. Statewide's current policy is to purchase mortgage-backed securities that are backed by ARM loans or have final balloon maturities of seven years or less. As of December 31, 1993, such mortgage-backed securities totalled $151.1 million or 73.3% of the total mortgage-backed securities portfolio.

         Statewide generally purchases mortgage-backed securities with the express intent of holding the securities until maturity. Management has, in the past, sold mortgage-backed securities with longer terms to maturity in order to reduce Statewide's exposure to interest rate risk. As of December 31, 1993, Statewide had $4.8 million in mortgage-backed securities available for sale which are accounted for at the lower of cost or market value. At December 31, 1993, the market value of these securities was $5.0 million.

         Nonperforming Assets, Classified Assets, Loan Delinquencies and Defaults. Maintenance of asset quality is one of management's most important tasks. Management reviews delinquent loans on a continuous basis and the Board of Directors reviews delinquent loans monthly. Statewide also established an Asset Classification Committee in 1989, which meets quarterly to review Statewide's loan portfolio, makes changes in the classification of assets which the committee deems necessary and reports its findings to the Board of Directors. Statewide hires outside counsel experienced in collections and foreclosure to pursue collections and to institute foreclosure and other procedures on Statewide's delinquent loans.

         Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful," or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the distinct possibility that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present mak "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated "special mention" by management. Loans designated as special mention are generally loans that, while current in required payments, have exhibited some potential weaknesses that, if not corrected, could increase the level of risk in the future.

         At December 31, 1993, Statewide had special mention loans of $0.9 million which consisted of twelve one-to-four family mortgage loans where the borrower is making payments through a bankruptcy plan or a special negotiated repayment plan. At December 31, 1993, all of these loans were current or paid ahead.

         At December 31, 1993, Statewide had substandard assets of $12.7 million, which consisted of $9.3 million in real estate owned, $3.1 million in first and second mortgage loans and $0.3 in consumer loans.

         At December 31, 1993, Statewide had assets classified as doubtful of $548,000 which represents Statewide's in-substance foreclosed interest in a $159 million acquisition, development and construction loan located in Jersey City. The lead lender had previously failed and the project is currently being marketed by the RTC. Management believes that the level of loss allowances is adequate to absorb losses resulting from this asset if it becomes unrecoverable in the future.

         With respect to originated mortgage loans, Statewide's collection procedures include sending a past due notice when the regular monthly payment is not received by the 16th day of the month in which the payment is due. In the event that payment is not received following notice of late payment, letters are sent and phone calls are made to the borrower. When contact is made with the borrower at any time prior to foreclosure, Statewide will attempt to obtain full payment or work out a repayment schedule with the borrower to avoid foreclosure. Foreclosure notices are sent when a loan is 90 days delinquent.

         Statewide has experienced a decrease in loans delinquent 90 days or more. Consequently, there has also been a decrease in the amount of foreclosed real estate and in-substance foreclosed real estate (real estate owned) held by Statewide. Statewide attributes these decreases, in large part, to the improved economic conditions of its borrowers and to the resolution of a number of properties under foreclosure.

         The tables on the following three pages set forth information concerning delinquent loans as of the periods indicated. The amounts represent the total remaining balances of the related loans and percentage of total loans outstanding, rather than the actual payment amounts which are overdue.

                                                                            At December 31, 1993
                                                               -----------------------------------------------
                                                                    60-89 Days               90 Days or More
                                                               ---------------------      --------------------
                                                                           Principal                  Principal
                                                               Number of    Balance       Number of    Balance
                                                                 Loans     of Loans         Loans     of Loans
                                                               ---------   ---------      ---------   ---------
One to four family ..........................................     16        $  351           61         $2,361
Multi-family Residential/Non Residential ....................      0             0            0              0
Acquisition, Development and Construction ...................      0             0            0              0
Other loans .................................................     30           185           56            359
                                                                  --        ------          ---         ------
 Total delinquent loans .....................................     46        $  536          117         $2,720
                                                                  ==        ======          ===         ======
Delinquent loans to total loans .............................                 .28%                        1.45%


                             (Dollars in thousands)

                                                                            At December 31, 1992
                                                               -----------------------------------------------
                                                                    60-89 Days               90 Days or More
                                                               ---------------------     ---------------------
                                                                           Principal                  Principal
                                                               Number of    Balance       Number of    Balance
                                                                 Loans     of Loans         Loans     of Loans
                                                               ---------   --------       ---------   ---------
One to four family .........................................      43        $1,815           74         $3,545
Multi-family Residential/Non Residential ...................       0             0            0              0
Acquisition, Development and Construction ..................       0             0            1            249
Other loans ................................................      50           319           69            549
                                                                  --         -----          ---          -----
 Total delinquent loans ....................................      93        $2,134          144         $4,343
                                                                  ==         =====          ===          =====
Delinquent loans to total loans ............................                  .88%                       1.79%




                                                                             At March 31, 1993
                                                               -----------------------------------------------
                                                                    60-89 Days               90 Days or More
                                                               ---------------------     ---------------------
                                                                           Principal                  Principal
                                                               Number of    Balance       Number of    Balance
                                                                 Loans     of Loans         Loans     of Loans
                                                               ---------   --------       ---------   ---------
One to four family .........................................      34        $1,183           64         $2,116
Multi-family Residential/Non Residential ...................       0             0            0              0
Acquisition, Development and Construction ..................       0             0            1            249
Other loans ................................................      27           159           63            509
                                                                  --         -----          ---          -----
 Total delinquent loans ....................................      61        $1,342          128         $2,874
                                                                  ==         =====          ===          =====
Delinquent loans to total loans ............................                  .57%                       1.23%



                                                                             At March 31, 1992
                                                               -----------------------------------------------
                                                                    60-89 Days               90 Days or More
                                                               ---------------------     ---------------------
                                                                           Principal                  Principal
                                                               Number of    Balance       Number of    Balance
                                                                 Loans     of Loans         Loans     of Loans
                                                               ---------   --------       ---------   ---------
One to four family ........................................       35        $2,125           67         $2,661
Multi-family Residential/Non Residential ..................        0             0            0              0
Acquisition, Development and Construction .................        0             0            0              0
Other loans ...............................................       37           202           88            603
                                                                  --         -----          ---          -----
 Total delinquent loans ...................................       72        $2,327          155         $3,264
                                                                  ==         =====          ===          =====
Delinquent loans to total loans ...........................                   .87%                       1.22%



                                                                             At March 31, 1991
                                                               -----------------------------------------------
                                                                    60-89 Days               90 Days or More
                                                               ---------------------     ---------------------
                                                                           Principal                  Principal
                                                               Number of    Balance       Number of    Balance
                                                                 Loans     of Loans         Loans     of Loans
                                                               ---------   --------       ---------   ---------
One to four family ........................................       37          $744           79         $5,642
Multi-family Residential/Non Residential ..................        0             0            0              0
Acquisition, Development and Construction .................        0             0            3          3,850
Other loans ...............................................       68           335           90            556
                                                                  --         -----          ---          -----
 Total delinquent loans ...................................      105        $1,079          172        $10,048
                                                                  ==         =====          ===          =====
Delinquent loans to total loans ...........................                   .34%                       3.21%

         Real estate owned acquired through loan foreclosure or properties that are in-substance foreclosures are recorded at the lower of cost or estimated fair value. Subsequent valuations are periodically performed by management and the carrying value is adjusted to reflect any subsequent declines in the estimated fair value.

         Interest income is reduced by the full amount of accrued and uncollected interest on all loans once they become 90 days delinquent, are placed in foreclosure or are otherwise determined to be uncollectible, unless the loans are insured or guaranteed.

         The table below sets forth information regarding Statewide's nonperforming assets. At December 31, 1993, Statewide had no restructured loans within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 15., issued by the Financial Accounting Standards Board (the "FASB"):

                                        At December 31,                         At March 31,
                                     -------------------        ---------------------------------------------
                                      1993         1992           1993        1992         1991        1990
                                     -------      -------       -------      -------      -------     -------
                                                                           (Dollars in thousands)
Mortgage loans delinquent 90
 days or more ....................   $   843      $   655       $   740      $   752      $ 5,438     $   908
Nonaccrual delinquent
 mortgage loans  .................     1,518        3,139         1,625        1,909        7,056       6,645
Other loans delinquent 90 days
 or more  ........................       359          549           509          603          556         482
                                     -------      -------       -------      -------      -------     -------
  Total nonperforming
   loans .........................     2,720        4,343         2,874        3,264       13,050       8,035
Total investment in real estate
 and real estate owned
 (including in-substance
 foreclosures) ...................     9,741       10,505        11,563       15,428        9,924       8,673
                                     -------      -------       -------      -------      -------     -------
  Total nonperforming
   assets ........................   $12,461      $14,848       $14,437      $18,692      $22,974     $16,708
                                     =======      =======       =======      =======      =======     =======
Nonperforming loans to total
 loans ...........................      1.44%        1.79          1.23%        1.22%        4.17%       2.24%
Nonperforming assets to total
 loans and real estate owned .....      6.28%        5.86%         5.77%        6.51%        7.10%       4.58%
Nonperforming loans to total
 assets  .........................      0.54          .83          0.55         0.61         2.47        1.42
Nonperforming assets to total
 assets ..........................      2.49         2.82          2.78         3.51         4.34        2.96

         In addition to the loans included in the risk element table above, Statewide's internal loan review identified approximately $787,000 in loans classified as substandard at December 31, 1993. These loans, as well as the loans included in the risk elements, have been considered in the analysis of the adequacy of the allowance for loan losses.

         During the years ended March 31, 1992 and 1993, the amounts of additional interest income that would have been recorded on nonaccrual loans, had they been current, totalled $94,560 and $188,822 respectively.

         At December 31, 1993, four parcels of real estate with a value of $6.2 million represented 63.9% of Statewide's total real estate owned. The balance consists of 38 separate properties with an average balance of $96,000.

         The largest parcel of real estate owned ("REO") is an in-substance foreclosure of a loan originally granted in 1985 for the purpose of building 172 single family homes in Raritan Township, New Jersey. After experiencing financial difficulty, the developer filed a petition for reorganization under Chapter 11 of the Bankruptcy Code during calendar year 1991. At December 31, 1993, Statewide's total investment in this loan was $2.8 million net of related loss allowances. At December 31, 1993, the property consisted of 63 building lots with various preliminary and final building permit approvals and site improvements in place. In March of 1993, a plan of reorganization was approved by the bankruptcy court whereby the builder would continue to build and sell homes and sell building lots while repaying creditors. Statewide would receive approximately $4.6 million in payments from these activities through calendar year 1997. No additional advances to the builder would be made by Statewide. During fiscal 1993, payments totalling $593,340 were received by Statewide from sales activities. Management currently does not anticipate any additional losses in connection with this parcel.

         A second large parcel of real estate owned resulted from a separate loan to the same borrower in 1987 to develop a 48 acre tract of land in Raritan Borough, New Jersey into residential dwelling units. At December 31, 1993, the in-substance foreclosure balance for this parcel totalled $2.2 million. This parcel is covered by the same plan of reorganization as to the Raritan Township parcel described above and calls for Statewide to receive all principal and interest due on the original loan from the sale of 119 single family homes through calendar year 1996. The plan anticipates that Statewide would receive approximately $3.4 million in payments from building and sale activities through calendar year 1996. Statewide will not be advancing any additional funds to the developer. Management does not currently anticipate any additional losses on this parcel.

         The third largest parcel of REO is the in-substance foreclosure of an acquisition, development and construction loan made to a developer to build twenty single family luxury homes in Chester, New Jersey. At December 31, 1993 Statewide's investment totalled $546,000 and consisted of 9 improved building lots. The developer is operating under the protection of Chapter 11 bankruptcy with a formal plan of reorganization currently being developed. Under a previous order of the bankruptcy court, the developer has been making interest payments to Statewide since September 1992 at an interest rate of the prime rate plus 1.5%. During fiscal 1993, principal and interest payments totalling $510,938 have been received by Statewide. Statewide is making no additional advances to the developer. Management does not currently anticipate any additional losses on this parcel.

         The fourth largest parcel of REO is the in-substance foreclosure of Statewide's interest in a $159 million acquisition, development and construction loan located in Jersey City, New Jersey. At December 31, 1993, Statewide's total investment in this loan was $548,000 net of related loss allowances. The property is currently being managed and marketed for sale by the RTC. Management believes that the level of loss allowances is adequate to absorb losses resulting from this asset if it becomes unrecoverable in the future.

         Provisions for Loan Losses. A provision for loan losses is established through charges to earnings. Loan losses (loans charged off net of recoveries) are charged against the allowance for loan losses when management believes that the recovery of principal is unlikely. If the risk characteristics of the loan portfolio change and the allowance is deemed below the level considered by management to be adequate to absorb future loan losses on existing loans, the provision for loan losses is increased to the level considered necessary to provide an adequate allowance. Management's evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and economic conditions that may affect the borrower's ability to pay. Economic conditions may result in the necessity to change the allowance quickly in order to react to deteriorating financial conditions of Statewide's borrowers. As a result, additional provisions on existing loans may be required in the future if borrower's financial conditions deteriorate or if real estate values decline.

         The following table presents an analysis of Statewide's allowance for loan losses at the dates indicated:

                                                                              (Dollars in thousands)

                                                  Nine Months Ended
                                                    December 31,                            Years Ended March 31,
                                                 -------------------         --------------------------------------------------
                                                  1993        1992           1993       1992        1991       1990       1989
                                                  ----        ----           ----       ----        ----       ----       ----
Balance, beginning of period...................  $1,366      $1,841        $1,841      $1,697      $2,048     $   80       $ 46
Provisions charged to operations...............     360         182           194       1,933         186      3,711        194

Loans charged off:
   One to Four Family Residential..............     600         314           446         160          67         65        103
   Multi Family Residential....................       0           0            75           0           0          0          0
   Non Residential.............................       0         121           122           0           0        122          0
   Land and Construction.......................       0           0             0       1,565         435      1,538          0
   Other Loans.................................      86          36            45          64          35         90         58
                                                 ------      ------        ------      ------      ------     ------       ----
Total loans charged off........................     686         471           688       1,789         537      1,815        161

Recovery on loans:
   One to Four Family Residential..............       1          19            19           0           0          0          0
   Multi Family Residential....................       0           0             0           0           0         72          0
   Non Residential.............................       0           0             0           0           0          0          1
   Land and Construction.......................      13           0             0           0           0          0          0
   Other Loans.................................      40           0             0           0           0          0          0
                                                 ------      ------        ------      ------      ------     ------       ----
Total recovery on loans........................      54          19            19           0           0         72          1
                                                 ------      ------        ------      ------      ------     ------       ----
Net loans charged off..........................     632         452           669       1,789         537      1,743        160
                                                 ------      ------        ------      ------      ------     ------       ----
Balance, end of period.........................  $1,094      $1,571        $1,366      $1,841      $1,697     $2,048       $ 80

Ratio of net charge offs during the period
 to average loans outstanding
 during the period.............................     .30%        .18%          .27%        .63%        .17%       .47%       .04%

ALLOCATION OF THE ALLOWANCE
 FOR LOAN LOSSES
   One to Four Family Residential..............  $   75      $  118        $  266      $  279      $  146     $   15       $ 14
   Multi Family Residential....................       0           0             0           0           0          0          0
   Non Residential.............................       0           0             0           0           0          0          0
   Land and Construction.......................       5          12            12         732       1,043      1,599          0
   Other Loans.................................      43          72            72          80          39         34         64
   Unallocated.................................     971       1,369         1,016         750         469        400          2
                                                 ------      ------        ------      ------      ------     ------       ----
Balance, end of period.........................  $1,094      $1,571        $1,366      $1,841      $1,697     $2,048       $ 80

Investment Activities

         Statewide's assets, other than loans receivable and mortgage-backed securities, are invested primarily in U.S. Government and agency securities and in Federal Funds Sold. Statewide is required by OTS regulations to maintain a minimum amount of liquid assets that may be invested in specific securities and is also permitted to make certain other investments in certain securities. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans and mortgage-backed securities. Historically, Statewide has maintained its liquid assets above the minimum requirements imposed by Federal regulations and at a level believed adequate to meet the cash requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As of December 31, 1993, Statewide's liquidity ratio (liquid assets as a percentage of net withdrawable savings and current borrowings) was 21.02% as compared to the OTS minimum requirement of 5%.

         The following table shows the composition and maturities of Statewide's investment securities portfolio, excluding FHLBNY stock for the periods indicated:

                                                                (In thousands)
                                                             At December 31, 1993
                             -----------------------------------------------------------------------------------
                              Less than          1-5           5-10         Over 10        Total Investment
                               1 year           years          years         years            Securities
                             -----------     ----------     ----------    ----------     -----------------------
                             Book Value      Book Value     Book Value    Book Value     Book Value  Mkt. Value
                             -----------     ----------     ----------    ----------     ----------  -----------
US Government &
 Agency obligations.........    $3,004         $43,163         $   0          $ 0          $46,167     $46,700

Other.......................        10               0             0            0               10          67
                                ------         -------         -----          ---          -------     -------
Total investment
 securities.................    $3,014         $43,163         $   0          $ 0          $46,177     $46,767
                                ======         =======         =====          ===          =======
Weighted average yield......      4.95%           5.44%          .00%         .00%            5.41%

                                                               At March 31, 1993
                             ------------------------------------------------------------------------------------
                              Less than          1-5           5-10         Over 10           Investment
                               1 year           years          years         years            Securities
                             -----------     ----------     ----------    ----------     ------------------------
                             Book Value      Book Value     Book Value    Book Value     Book Value  Mkt. Value
                             ----------      ----------     ----------    ----------     ----------- -------------
US Government &
 Agency obligations.........    $4,027         $11,152        $3,013          $ 0          $18,192     $19,098

Other.......................        32               0             0            0               32          72
                                ------         -------         -----          ---          -------     -------
Total investment
 securities.................    $4,059         $11,152        $3,013          $ 0          $18,224     $19,170
                                ======         =======        ======          ===          =======     =======
Weighted average yield......      6.50%           6.98%         7.47%           0%            6.95%


         The following table sets forth the composition of Statewide's investment in Federal Funds Sold and investment securities portfolio at the dates indicated: December 31,

                                                                             December 31,
                                                  ---------------------------------------------------------------
                                                             1993                               1992
                                                  --------------------------         ----------------------------
                                                  Book Value      % of Total         Book Value      % of Total
                                                  ----------      ----------         ----------      ----------
Federal Funds Sold...............................   $11,250              18.26%        $ 5,750             16.34%
Investment Securities:
 U.S. Govt & Agency securities...................    46,167              74.95          24,923             70.81
 Other...........................................        10               0.02              32              0.09
                                                    -------             ------         -------            ------
  Sub-total......................................    57,427              93.23          30,705             87.24
 FHLBNY stock                                         4,170               6.77           4,493             12.76
                                                    -------             ------         -------            ------
Total Federal Funds Sold, Investment
 Securities and FHLBNY stock.....................   $61,597             100.00%        $35,198            100.00%
                                                    =======             ======         =======            ======



                                                                 (In thousands)
                                                                    March 31,
                                      --------------------------------------------------------------------------
                                               1993                     1992                     1991
                                      ----------------------   -----------------------   -----------------------
                                      Book Value  % of Total   Book Value   % of Total   Book Value  % of Total
                                      ----------  ----------   ----------   ----------   ----------- -----------
Federal Funds Sold...................  $ 6,100         21.17%   $ 6,000       17.42%      $ 4,735         14.43%
Investment Securities:
 U.S. Govt & Agency securities.......   18,192         63.13     23,913       69.44        23,548         71.78

 Other...............................       32          0.11         32        0.09            32          0.10
                                       -------        ------    -------      ------       -------        ------
  Sub-total..........................   24,324         84.41     29,945       86.95        28,315         86.31
 FHLBNY stock........................    4,493         15.59      4,493       13.05         4,493         13.69
                                       -------        ------    -------      ------       -------        ------
Total Federal Funds Sold, Investment
 Securities and FHLBNY stock.........  $28,817        100.00%   $34,438      100.00%      $32,808        100.00%
                                       =======        ======    =======      ======       =======        ======

Sources of Funds

         General. Deposit accounts have traditionally been the principal source of Statewide's funds for use in lending and for other general business purposes. In addition to deposits, Statewide's available sources of funds are loan and mortgage-backed security repayments, cash flows generated from operations including interest payments on loans and investment securities and fees, and FHLBNY advances.

         Deposits. Statewide attracts both short-term and long-term deposits from the general public by offering a wide assortment of accounts and rates. Statewide offers passbook accounts, checking accounts, N.O.W. accounts, money market accounts, fixed interest rate certificates of deposit with varying maturities and individual retirement accounts ("IRA's"). In recent years, Statewide has de-emphasized the reliance on certificates of deposit and has attempted to increase the relative volume of core deposits, which it considers to be of passbook, checking, N.O.W. and money market accounts. Management believes that core deposits are a much more stable source of funds and are less sensitive to changes in the market level of interest rates. The percentage of average certificates of deposits to average total deposits was 47.2%, 53.4% and 59.3% for the years ending March 31, 1993, 1992 and 1991, respectively.

         Maturity terms, service fees and withdrawal penalties are established by Statewide on a periodic basis. Rates and terms governing accounts are determined based upon funding and liquidity requirements, rates paid by competitors and federal regulations.

         The tables on the following two pages set forth the average dollar amount of deposits in the various types of savings programs, along with the weighted average effective interest rates paid for the periods indicated.

                                                        For The Nine Months Ended December 31,
                                 --------------------------------------------------------------------------------
                                                    1993                                     1992
                                 ---------------------------------------   --------------------------------------
                                                      Percent    Weighted                      Percent    Weighted
                                                       of        Average                        of         Average
                                     Average           Total     Effective      Average         Total     Effective
                                     Balance         Deposits      Rate         Balance        Deposits      Rate
                                 -------------       ---------  ----------    -----------     ---------  ------------
Checking Accounts..............   $  7,589,449          1.75%       .00%    $  7,536,664         1.66%       .00%
N.O.W. Accounts................     71,808,419         16.59       3.12       69,680,392        15.37       4.05
Money Market Accounts..........     53,129,761         12.28       2.74       55,713,584        12.29       3.62
Passbook Accounts..............    109,897,842         25.39       2.74      104,177,143        22.98       3.57
                                  ------------         -----      -----     ------------        -----       ----
Total Core Deposits............   $242,425,471         56.02%      2.77%    $237,107,784        52.31%      3.61%

Certificate Accounts
 31 Day........................         42,200           .01%       .69%         214,635          .05%      3.63%
 91 Day........................      7,319,059          1.69       3.04        7,706,925         1.70       3.79
 6 Mo..........................     66,556,947         15.38       3.20       76,843,351        16.95       4.21
 7-9 Mo........................      9,281,795          2.14       3.23       12,272,670         2.71       4.28
 12 Mo.........................     51,086,853         11.80       3.72       62,087,439        13.70       5.11
 18 Mo.........................      2,176,133           .50       3.95        2,434,809          .54       5.88
 24 Mo.........................     13,786,654          3.19       4.97        8,857,133         1.95       6.14
 30 Mo.........................      6,797,938          1.57       5.30        8,738,908         1.93       7.22
 48 Mo.........................      2,784,491           .64       6.79          780,743          .17       7.78
 72 Mo.........................        645,066           .15       7.00          109,225          .02       8.20
 96 Mo.........................        590,580           .14       8.35          473,282          .10       8.35
 36-60 Mo......................      3,139,550           .73       5.58        3,514,177          .78       7.34
 Fixed Rate IRA................     20,838,093          4.82       5.51       16,870,096         3.72       6.61
 Variable Rate IRA.............      4,432,933          1.02       3.50       14,614,987         3.22       5.48
 Passbook Rate IRA.............        864,375           .20       2.74          640,609          .14       3.66
                                  ------------        ------      -----     ------------       ------       ----
Total Certificates.............    190,342,664         43.98%      3.93%     216,158,990        47.69%      5.03%
                                  ------------        ------      -----     ------------       ------       ----
Total Deposits.................   $432,768,135        100.00%      3.28%    $453,266,774       100.00%      4.28%
                                  ============        ======      =====     ============       ======       ====

                                                        For The Year Ended March 31,
                            -------------------------------------------------------------------------------------
                                        1993                         1992                         1991
                            ---------------------------  --------------------------- ----------------------------
                                      Percent  Weighted              Percent Weighted            Percent Weighted
                                         Of     Average                Of     Average              Of     Average
                            Average    Total  Effective   Average     Total  Effective  Average   Total  Effective
                            Balance  Deposits   Rate      Balance   Deposits   Rate     Balance  Deposits  Rate
                           --------  -------- ---------  ---------  -------- --------- --------- -------- --------
Checking Accounts...... $  7,680,359    1.71%    0.00% $  6,213,093    1.36%  0.00% $  5,409,146    1.16%  0.00%
N.O.W. Accounts........   69,840,110   15.52     3.90    56,331,922   12.29   5.91    34,866,359    7.48   7.14
Money Market Accounts..   55,531,697   12.34     3.48    55,548,807   12.12   5.16    56,989,912   12.22   6.01
Passbook Accounts......  104,767,161   23.27     3.44    95,521,914   20.84   5.11    92,336,786   19.80   5.73
                        ------------   -----     ----  ------------   -----   ----  ------------   -----   ----
Total Core Deposits.... $237,819,327   52.84%    3.47% $213,615,736   46.61%  5.18% $189,602,203   40.66%  5.91%

Certificate Accounts
 31 Day................      215,524     .05%    3.51%      206,475     .05%  5.38%      209,804     .04%  5.73%
 91 Day................    7,649,230    1.70     3.65    11,079,242    2.42   5.47    15,154,225    3.25   7.74
 6 Mo..................   75,742,148   16.83     4.05    89,473,210   19.52   6.11    97,477,192   20.90   7.94
 7-9 Mo................   11,891,180    2.64     4.13    17,242,331    3.76   6.34    25,767,049    5.53   8.13
 12 Mo.................   60,049,853   13.34     4.85    71,440,807   15.59   6.95    80,218,042   17.20   8.35
 18 Mo.................    2,373,312     .53     5.58     2,748,535     .60   7.28     2,732,419     .59   8.21
 24 Mo.................    9,387,674    2.09     5.94     5,740,406    1.25   7.66     5,641,624    1.21   8.31
 30 Mo.................    8,419,580    1.87     6.92     9,612,155    2.10   7.85    11,517,452    2.47   8.23
 48 Mo.................      782,155     .17     7.78       896,069     .20   7.77       947,620     .20   7.82
 72 Mo.................      105,312     .02     8.19       119,218     .03   7.93       185,161     .04   8.17
 96 Mo.................      477,028     .11     8.35       443,328     .10   8.35       414,848     .09   8.36
 36-60 Mo..............    3,751,888     .83     7.12     2,605,028     .57   8.08     2,041,067     .44   8.23
Fixed Rate IRA.........   17,487,115    3.89     6.43    12,845,794    2.80   7.16     2,678,634     .57   6.82
Variable Rate IRA......   13,232,944    2.94     5.31    19,681,342    4.29   6.93    31,686,441    6.79   8.92
Passbook Rate IRA......      670,320     .15     3.51       513,191     .11   5.22        54,739     .01   5.97
                        ------------  ------     ----  ------------   -----   ----  ------------  ------   ----
Total Certificates.....  212,235,263   47.16%    4.84%  244,647,131   53.39%  6.62%   276,726,317  59.34%  8.20%
                        ------------  ------     ----  ------------   -----   ----  ------------  ------   ----
Total Deposits......... $450,054,590  100.00%    4.12% $458,262,687  100.00%  5.95%  $466,328,520 100.00%  7.27%
                        ============  ======     ====  ============  ======   ====   ============ ======   ====

         The following table shows rate information for Statewide's certificates of deposits at the dates indicated and maturity information at December 31, 1993.


                                                                          Period to Maturity from December 31, 1993
                                           At December 31,         ------------------------------------------------------
                                       -----------------------      Within      One to      Two to      Over
                                          1993          1992       One Year    Two Years Three Years Three Years    Total
                                          ----          ----       --------    ---------  ----------------------    -----
Certificates of Deposits
 3.99% or less......................  $144,612,901 $115,750,306 $135,286,255 $ 9,326,646  $        0 $        0 $144,612,901
 4.00% to 4.99%.....................    18,479,143   46,865,831    6,243,091   8,843,898   3,350,482     41,672   18,479,143
 5.00% to 5.99%.....................    11,364,586   19,361,136    4,568,977   1,499,504   4,025,986  1,270,119   11,364,586
 6.00% to 6.99%.....................     2,574,503   10,849,903    1,371,906     990,056     212,541          0    2,574,503
 7.00% to 7.99%.....................     5,751,406    9,621,628      784,009   3,901,399   1,065,998          0    5,751,406
 8.00% to 8.99%.....................       617,181      766,525      155,199     447,429      14,553          0      617,181
                                      ------------ ------------ ------------ ----------- ----------- ---------- ------------
  Total                               $183,399,720 $203,215,329 $148,409,437 $25,008,932  $8,669,560 $1,311,791 $183,399,720
                                      ============ ============ ============ =========== =========== ========== ============

         The following table shows rate information for Statewide's certificates of deposits at the dates indicated and maturity information at March 31, 1993.

                                                                          Period to Maturity from March 31, 1993
                                    At March 31,               -------------------------------------------------------------
                          ---------------------------------     Within       One to       Two to       Over
                          1993          1992         1991      One Year     Two Years   Three Years Three Years   Total
                          ----          ----       --------    ---------  ---------------- ------------       --------------
Certificates of
 Deposits
 3.99% or less....... $152,794,397 $          0 $          0 $150,121,273  $ 2,673,124  $        0  $        0 $152,794,397
 4.00% to 4.99%......   14,902,944   94,427,222            0      737,142   10,476,576   3,540,224     148,002   14,902,944
 5.00% to 5.99%......   14,604,298   76,241,070    1,874,000    6,366,092    2,890,588   1,378,713   3,968,905   14,604,298
 6.00% to 6.99%......    8,212,159   38,527,114   67,102,000    5,568,906      256,243   1,835,406     551,604    8,212,159
 7.00% to 7.99%......    7,178,212   19,326,405  170,417,062    2,549,839    1,953,169   1,991,312     683,892    7,178,212
 8.00% to 8.99%......      660,645    1,427,611   24,608,000      166,129      478,938      15,578           0      660,645
                      ------------ ------------ ------------ ------------  -----------  ----------  ---------- ------------
  Total               $198,352,655 $229,949,422 $264,001,962 $165,509,381  $18,728,638  $8,761,233  $5,353,403 $198,352,655
                      ============ ============ ============ ============  ===========  ==========  ========== ============

         The following table sets forth the maturity dates of Statewide's certificates of deposit and other deposits of $100,000 or more:

                                                                     Amount
                                                                 -------------
Maturity Period                                                  (In Thousands)
- ----------------
Three Months or Less............................................     $21,410
Three Through Six Months........................................       1,672
Six Through Twelve Months.......................................       2,028
Over Twelve Months..............................................       1,800
                                                                     -------
  Total.........................................................     $26,910
                                                                     =======

         Borrowings. Statewide's principal source of borrowings in past years has been advances from the FHLBNY. Statewide has utilized these advances when available loan and investment yields significantly exceeded the cost of borrowings and as an interest rate risk management tool when the cost of longer term advances is significantly lower than the rates required to attract longer term certificates of deposit.

         The following table sets forth the maximum month-end balance and average balance of FHLBNY advances for the periods indicated:

                                            For the Nine Months Ended
                                                  December 31,                      For the Year Ended March 31,
                                          ----------------------------       -----------------------------------------------
                                             1993              1992             1993              1992             1991
                                             ----              ----             ----              ----             ----
MAXIMUM BALANCE:
 FHLBNY Advances......................... $48,966,666      $55,216,666       $55,216,666      $52,149,999       $65,329,981
AVERAGE BALANCE:
 FHLBNY Advances.........................  39,148,348       47,677,058        48,729,166       45,154,166        46,912,499
 Weighted average interest
  rate of FHLBNY Advances................      7.41%            7.18%             6.16%            7.50%             8.84%



         The following table sets forth certain information as to FHLBNY advances at the dates indicated:

                                                 At December 31,                              At March 31,
                                          -----------------------------    -------------------------------------------------
                                             1993              1992             1993              1992             1991
                                             ----              ----             ----              ----             ----
FHLBNY Advances.........................  $39,366,666      $51,666,666       $45,091,666      $43,391,666       $49,191,666
Weighted average interest
 rate of FHLBNY Advances................        7.41%            7.18%             7.64%            8.23%             8.69%


Competition

         Statewide faces substantial competition in attracting deposits and creditworthy borrowers from other savings institutions, commercial banks, money market and mutual funds, credit unions and other investment vehicles. The ability of Statewide to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to a rate of return, liquidity, risk and other factors. Competition for depositors funds and for creditworthy loan customers in Statewide's Northern New Jersey market area is intense and involves local institutions as well as large New York City institutions.

Properties

         Statewide conducts its business through 13 branch offices, including its home office at 70 Sip Avenue, Jersey City, New Jersey.

Legal Proceedings

         Statewide is involved from time to time as a party to legal proceedings occurring in the ordinary course of its business. Statewide believes that none of these proceedings would, if adversely determined, have a material effect on Statewide's consolidated financial condition or results of operations.

Employees

         At December 31, 1993, Statewide had a total of 149 full-time employees and 43 part-time employees. None of Statewide's employees are represented by a collective bargaining unit. Management considers its employee relations to be good.

Subsidiary Activities

         As of December 31, 1993, Statewide was the 100% owner of the following subsidiaries:

         Statewide Financial Services, Inc. Statewide Financial Services, Inc. holds a New Jersey corporate insurance license. Statewide sells tax-deferred annuity investment products and term life insurance to its customers through Statewide Financial Services, Inc. During the fiscal years ended March 31, 1993 and March 31, 1992, Statewide Financial Services, Inc. earned $456,120 and $187,749 in commission income, respectively. During the nine months ended December 31, 1993 and December 31, 1992, commission earnings were $312,956 and $292,951, respectively.

         Seventy Sip Corp. Seventy Sip Corp. is a joint venture partner in a residential real estate development project located in Little Egg Harbor, New Jersey. Due to a decrease in sales activity, the joint venture is experiencing financial difficulty. Statewide does not intend to invest any additional funds in Seventy Sip Corp. to support the joint venture, nor is it obligated to do so. In April 1993, the construction lender to the joint venture accepted a deed to the real estate development in lieu of repayment of the construction loan. In addition, the construction lender agreed to replace letters of credit that were issued by Statewide to secure improvements that were to be made by the joint venture. These letters of credit totalled $1.8 million. As of December 31, 1993, Statewide's investment in the joint venture was zero. See "BUSINESS OF STATEWIDE
- --Investment Activities."

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors of
 Statewide Savings Bank, S.L.A.

Jersey City, New Jersey

         We have audited the accompanying consolidated statements of financial condition of Statewide Savings Bank, S.L.A. and subsidiaries (the "Bank") as of March 31, 1993 and 1992 and the related consolidated statements of operations and retained earnings and of cash flows for each of the three years in the period ended March 31, 1993. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

         In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of Statewide Savings Bank, S.L.A. and subsidiaries as of March 31, 1993 and 1992, and the results of operations and their cash flows for each of the three years in the period ended March 31, 1993 in conformity with generally accepted accounting principles.

         As discussed in Note 22, the accompanying 1993 and 1992 financial statements have been restated.

         As discussed in Note 17, although the Bank was in compliance with minimum regulatory capital requirements of the OTS as of March 31, 1993, the Bank's leverage ratio at the date resulted in the Bank falling within the "undercapitalized" category for purposes of determining the scope and severity of corrective actions that regulators must take. As a result, the Bank may be subject to regulatory sanctions. The financial statement impact, if any, that might result from the failure of the Bank to maintain capital levels at least equal to the "adequately capitalized" category cannot presently be determined. Accordingly, no adjustments that may result from the ultimate resolution of this uncertainty have been made in the accompanying consolidated financial statements.

                    Deloitte & Touche

 Parsippany, New Jersey

 June 11, 1993
 February 15, 1994 as to Note 22



                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

           March 31, 1993 and 1992 and (Unaudited) December 31, 1993


                                                                                          March 31,
                                                               December 31,     -----------------------------
                                                                   1993             1993              1992
                                                               ------------     ------------      -----------
                   ASSETS                                       (Unaudited)      (Restated)        (Restated)
Cash and amounts due from depository institutions............  $  7,477,870     $  5,211,833      $  6,393,445
Federal funds sold...........................................    16,075,000        6,100,000         6,000,000
                                                               ------------     ------------      ------------
   Total cash and cash equivalents...........................    23,552,870       11,311,833        12,393,445
Investment securities (estimated market value of
 $46,767,000, $19,169,750 and $24,384,344 at
 December 31, 1993 and March 31, 1993 and
 1992, respectively).........................................    46,176,486       18,224,440        23,945,102
Mortgage-backed securities, net of amortization (estimated
 market value of $205,879,291, $215,480,381 and
 $181,784,075 at December 31, 1993 and March 31,
 1993 and 1992, respectively)................................   201,396,736      208,248,187       180,303,895
Mortgage-backed securities available for sale (estimated
 market value of $5,003,884 and $7,870,900 at
 December 31 and March 31, 1993, respectively)...............     4,788,557        7,516,517              --
Loans receivable, less allowance for loan losses of
 $1,094,460, $1,366,001 and $1,841,404 at December
 30, 1993 and March 31, 1993 and 1992, respectively..........   186,453,460      230,928,846       264,914,246
Accrued interest receivable, net.............................     3,161,230        4,557,502         6,175,588
Real estate owned, net.......................................     9,740,953       11,538,974        15,204,455
Federal Home Loan Bank of New York stock, at cost............     4,170,200        4,492,600         4,492,600
Premises and equipment, net..................................     3,941,840        3,940,211         4,287,925
Excess of cost over fair value of assets acquired............    14,929,779       15,636,517        16,578,835
Other assets.................................................     1,962,691        1,465,067         3,264,876
Investment in real estate venture, net.......................          --             23,806           224,144
                                                               ------------     ------------      ------------
                                                               $500,274,803     $517,884,500      $531,785,111
                                                               ============     ============      ============
              LIABILITIES AND RETAINED EARNINGS

LIABILITIES:

 Deposits....................................................  $425,802,115     $440,033,959      $460,925,889
 Borrowed funds..............................................    39,366,666       45,091,666        43,391,666
 Advance payments by borrowers for taxes.....................
  and insurance..............................................     1,200,689        1,844,246         2,546,772
 Accounts payable and other liabilities......................     1,665,054        2,603,039         1,695,980
                                                               ------------     ------------      ------------
   Total liabilities.........................................   468,034,524      489,572,910       508,560,307
COMMITMENTS AND CONTINGENCIES

RETAINED EARNINGS--Substantially restricted..................    32,240,279       28,311,590        23,224,804
                                                               ------------     ------------      ------------
                                                               $500,274,803     $517,884,500      $531,785,111
                                                               ============     ============      ============


               See notes to consolidated financial statements.

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

         Years Ended March 31, 1993, 1992 and 1991 and the (Unaudited) Nine
                     Months Ended December 31, 1993 and 1992



                                              For the Nine Months
                                              Ended December 31,           For the Years Ended March 31,
                                            -----------------------     -------------------------------------
                                              1993          1992          1993           1992         1991
                                           -----------   ----------    ----------    ----------    -----------
                                           (Unaudited)   (Unaudited)   (Restated)     (Restated)

INTEREST AND DIVIDEND INCOME:
 Interest and fees on loans..............  $13,988,010   $17,769,489   $22,435,670   $28,389,922   $33,076,126
 Interest on mortgage-backed.............
  securities.............................   10,609,758    11,175,779    14,961,347    13,393,415    12,011,959
 Interest and dividends on
  investment securities..................    1,226,495     1,569,908     1,981,349     2,239,760     2,623,014
 Dividends on Federal Home Loan
  Bank Stock.............................      295,877       344,420       444,118       376,255       438,478
                                           -----------   -----------   -----------   -----------   -----------
                                            26,120,140    30,859,596    39,822,484    44,399,352    48,149,577
                                           -----------   -----------   -----------   -----------   -----------
INTEREST EXPENSE:
 Deposits................................   10,559,943    14,417,409    18,299,668    26,742,663    32,885,843
 Borrowed funds..........................    2,297,026     2,655,958     3,529,200     3,862,905     4,501,451
                                           -----------   -----------   -----------   -----------   -----------
                                            12,856,969    17,073,367    21,828,868    30,605,568    37,387,294
                                           -----------   -----------   -----------   -----------   -----------
NET INTEREST AND DIVIDEND
 INCOME BEFORE PROVISION
 FOR LOAN LOSSES.........................   13,263,171    13,786,229    17,993,616    13,793,784    10,762,283
PROVISION FOR LOAN LOSSES................      359,841       181,818       193,654     1,932,503       185,800
                                           -----------   -----------   -----------   -----------   -----------
NET INTEREST AND DIVIDEND
 INCOME AFTER PROVISION
 FOR LOAN LOSSES.........................   12,903,330    13,604,411    17,799,962    11,861,281    10,576,483
                                           -----------   -----------   -----------   -----------   -----------
OTHER INCOME:
 Service charges.........................      771,101       537,639       814,096       737,477       715,388
 Net gain on sales of mortgage-backed
  and investment securities..............          --        529,775       529,775     1,763,509        20,090
 Gain on pension plan termination........          --            --            --        867,000           --
 Other income............................      331,196       335,212       666,119       196,420     1,003,947
                                           -----------   -----------   -----------   -----------   -----------
                                             1,102,297     1,402,626     2,009,990     3,564,406     1,739,425
                                           -----------   -----------   -----------   -----------   -----------
OPERATING EXPENSES:
 Salaries and employee benefits..........    4,473,976     4,024,610     5,460,939     5,097,646     4,972,769
 Net occupancy expense of premises.......    1,361,800     1,300,874     1,767,632     1,977,097     2,054,684
 Advertising and promotion...............      120,000       195,000       262,279       252,500       180,218
 Federal insurance premiums..............      887,387       739,688       954,084       969,497       916,141
 Amortization of intangibles.............      706,737       706,737       942,318       942,318       942,318
 Foreclosed real estate expense, net.....      (36,742)      489,664       886,160     1,345,872     1,747,266
 Loss on investment in real..............
  estate venture.........................          --        140,000       140,000       334,575       960,000
 Other...................................    1,531,905     1,314,766     1,819,326     2,044,135     1,837,567
                                           -----------   -----------   -----------   -----------   -----------
                                             9,045,063     8,911,339    12,232,738    12,963,640    13,610,963
                                           -----------   -----------   -----------   -----------   -----------
                                                                                                    (Continued)

                                             STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIA0IES

                                 CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS--(Concluded)

                             Years Ended March 31, 1993, 1992 and 1991 and the (Unaudited) Nine Months Ended
                                                       December 31, 1993 and 1992

                                              For the Nine Months
                                              Ended December 31,           For the Years Ended March 31,
                                            -----------------------     --------------------------------------
                                              1993          1992          1993           1992         1991
                                            ---------    ----------     ----------    ---------    -----------
                                           (Unaudited)   (Unaudited)
INCOME (LOSS) BEFORE INCOME
 TAXES, EXTRAORDINARY
 CREDIT AND CHANGE IN
 ACCOUNTING PRINCIPLES....................  $4,960,564    $6,095,698    $7,577,214    $2,462,047   $(1,295,055)

INCOME TAXES..............................   1,700,716     2,051,901     2,490,428     1,461,386        34,854
                                            ----------    ----------    ----------     ---------   -----------
INCOME (LOSS) BEFORE EXTRA-
 ORDINARY CREDIT AND CHANGE
 IN ACCOUNTING PRINCIPLE..................   3,259,848     4,043,797     5,086,786     1,000,661    (1,329,909)

EXTRAORDINARY CREDIT--
 Utilization of net operating loss
  carryforward............................         --            --            --      1,233,283           --

CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING PRINCIPLE..................     668,841           --            --            --            --
                                            ----------    ----------    ----------     ---------   -----------
NET INCOME (LOSS).........................   3,928,689     4,043,797     5,086,786     2,233,944    (1,329,909)

RETAINED EARNINGS,
 BEGINNING OF PERIOD......................  28,311,590    23,224,804    23,224,804    20,990,860    22,320,769
                                            ----------    ----------    ----------     ---------   -----------
RETAINED EARNINGS,
 END OF PERIOD............................ $32,240,279   $27,268,601   $28,311,590   $23,224,804   $20,990,860
                                           ===========   ===========   ===========   ===========   ===========





                                       See notes to consolidated financial statements.

                                                            E-33

                                             STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

                                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months Ended
                                                        December 31, 1993 and 1992


                                              For the Nine Months                For the Years Ended
                                              Ended December 31,                      March 31,
                                           ------------------------    -------------------------------------
                                              1993          1992          1993          1992         1991
                                           (Unaudited)   (Unaudited)   (Restated)     (Restated)

CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss). . . . . . . . . . . .  $ 3,928,689   $ 4,043,797   $ 5,086,786   $ 2,233,944   $(1,329,909)
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Provision for loan losses . . . . . . .      359,841       181,818       193,654     1,932,503       185,800
  Provision for losses on foreclosed
   real estate  . . . . . . . . . . . . .      179,978       297,931       465,790       601,509     1,588,754
  Provision for losses on real estate
   ventures . . . . . . . . . . . . . . .          --        140,000       140,000       334,575       960,000
  Amortization of deferred premiums
   and unearned discounts--net. . . . . .      442,941      (840,312)   (1,362,249)     (371,484)     (993,467)
  Depreciation and amortization . . . . .    1,063,626     1,081,775     1,438,143     1,619,257     1,724,528
  Net gain on sales of mortgage-
   backed and investment
   securities . . . . . . . . . . . . . .          --       (529,775)     (529,775)   (1,763,509)      (20,090)
  Loss (gain) on sale of premises and
   equipment. . . . . . . . . . . . . . .          --            --            --          1,218       (28,690)
  (Gain) loss on sale of real estate
   owned. . . . . . . . . . . . . . . . .     (290,220)      (84,399)      (80,016)       11,398       (21,589)
  Equity in loss of joint venture . . . .       23,806        60,338        60,337       125,444        80,410
 Changes in assets and liabilities:
  Decrease in accrued interest
   receivable . . . . . . . . . . . . . .    1,396,272       519,310     1,618,086       323,896       (18,731)
  Increase (decrease) in accrued
   interest payable . . . . . . . . . . .      (65,285)      (44,571)      (29,750)     (109,388)      (48,460)
  Decrease (increase) in other assets . .     (497,624)    2,249,470     1,799,809    (1,649,008)     (953,896)
  (Decrease) increase in accounts
   payable and other liabilities. . . . .     (894,303)      487,466       921,910       626,115       (79,527)
                                             ---------     ---------     ---------     ---------     ---------
  Net cash provided by operating
   activities . . . . . . . . . . . . . .    5,647,721     7,562,848     9,722,725     3,916,470     1,045,133
                                             ---------     ---------     ---------     ---------     ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Proceeds from principal collections and
  repayments of loans net of
  originations. . . . . . . . . . . . . .   43,596,796    24,804,661    34,063,625    33,827,049    31,841,285
 Proceeds from mortgage-backed
  securities principal repayments . . . .   66,311,254    30,320,295    44,105,654    15,101,748    10,508,814
 Proceeds from sale of mortgage-
  backed securities . . . . . . . . . . .          --     10,697,723    11,232,594    39,626,639     3,043,125
 Purchase of mortgage-backed
  securities. . . . . . . . . . . . . . .  (57,377,096)  (65,346,983)  (89,186,951)  (90,684,869)  (22,844,896)
 Purchase of investment securities. . . .  (31,019,758)   (8,098,750)   (8,098,750)  (24,298,090)   (5,989,028)
 Proceeds from sale of investment
  securities. . . . . . . . . . . . . . .          --            --      1,000,000     2,697,047           --
 Proceeds from maturities of
  investment securities . . . . . . . . .    3,000,000     7,000,000    12,700,000    21,190,000    13,650,000
 Proceeds from redemption of
  Federal Home Loan Bank stock. . . . . .      322,400           --            --            --            --
 Proceeds from sale of and payments
  on real estate owned. . . . . . . . . .    2,728,518     5,107,929     3,648,558     2,561,321       191,857


                                             STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENTS OF CASH FLOWS--(continued)

                             Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months Ended
                                                        December 31, 1993 and 1992


                                              For the Nine Months                For the Years Ended
                                              Ended December 31,                      March 31,
                                           ------------------------    -------------------------------------
                                                 1993         1992          1993          1992          1991
                                            (Unaudited)   (Unaudited)

 Improvements to real estate owned.......      (31,482)     (215,154)     (241,400)     (381,559)     (730,420)
 Purchases of premises and
  equipment..............................     (358,517)     (134,733)     (148,110)     (123,764)     (134,191)
 Proceeds from repayment of advances
  to real estate ventures................          --            --            --            --         33,000
 Proceeds from sale of premises and
  equipment..............................          --            --            --            --         28,690
                                          ------------  ------------  ------------   -----------  ------------
   Net cash provided by (used in)
    investing activities.................   27,172,115     4,134,988     9,075,220      (484,478)   29,598,236
                                          ------------  ------------  ------------   -----------  ------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Net (decrease) increase in deposit
  accounts............................... $(14,210,242) $(17,684,462) $(20,877,031)  $ 6,208,853  $(30,153,198)
 Repayment of Federal Home Loan
  Bank advances..........................   (6,775,000)  (31,725,000)   (7,800,000)  (20,800,000)   (6,300,000)
 Advances from the Federal Home
  Loan Bank..............................    1,050,000    40,000,000     9,500,000    15,000,000     9,000,000
 Net decrease in securities sold under
  agreements to repurchase...............          --            --            --            --     (6,043,000)
 (Decrease) increase in advance
  payments by borrowers for taxes
  and insurance..........................     (643,557)   (1,265,846)     (702,526)      988,004      (107,703)
                                          ------------  ------------  ------------   -----------  ------------
   Net cash (used in) provided by
    financing activities.................  (20,578,799)  (10,675,308)  (19,879,557)    1,396,857   (33,603,901)
                                          ------------  ------------  ------------   -----------  ------------
NET (DECREASE) INCREASE IN
 CASH AND CASH EQUIVALENTS...............   12,241,037     1,022,528    (1,081,612)    4,828,849    (2,960,532)
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD.....................   11,311,833    12,393,445    12,393,445     7,564,596    10,525,128
                                           -----------   -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD...........................  $23,552,870   $13,415,973   $11,311,833   $12,393,445   $ 7,564,596
                                           ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW INFORMATION:
 Cash paid during the year for:
  Interest...............................  $12,922,254   $17,117,940   $21,858,618   $30,714,956   $37,387,294
                                           ===========   ===========   ===========   ===========   ===========
 Income taxes............................  $ 2,200,183   $ 1,044,772   $ 1,626,162   $    91,500   $   191,879
                                           ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL NON-CASH
 INVESTING ACTIVITIES:
 Transfer from loans receivable to real
  estate owned, net......................  $   788,773   $   363,334   $ 1,286,971   $12,119,925   $ 3,328,840
                                           ===========   ===========   ===========   ===========   ===========
 Loans to facilitate the sale of
  property...............................  $   105,000   $   812,820   $ 1,159,520   $ 3,362,985   $       --
                                           ===========   ===========   ===========   ===========   ===========
 Transfer of mortgage-backed securities
  to mortgage-backed securities
  available for sale.....................  $      --     $      --     $ 7,516,517   $       --    $       --
                                           ===========   ===========   ===========   ===========   ===========


               See notes to consolidated financial statements.

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                          Ended December 31, 1993 and 1992

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation--The consolidated financial statements include the accounts of Statewide Savings Bank, S.L.A. (the "Bank") and its wholly-owned subsidiaries, Seventy Sip Corporation, Statewide Atlantic Corporation and Statewide Financial Services Inc. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation.

         Investment Securities and Mortgage-Backed Securities--Investment and mortgage-backed securities held for investment are stated at cost, adjusted for amortization of premiums and accretion of discounts. Investment securities gains and losses are determined on a specific identification basis. Investment and mortgage-backed securities are stated at amortized cost because the Bank has both the ability to hold the securities to maturity and the intent of management is to hold such securities to maturity. In the event that management determines to hold securities for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase capital or similar factors, such securities are classified as available for sale. Securities available for sale are carried at the lower of amortized cost or market value.

         Marketable equity securities are carried at the lower of cost or market with any market adjustments recorded to equity.

         Loan Fees and Discounts--Nonrefundable loan origination fees net of certain direct loan origination costs are deferred. Net deferred fees are amortized as an adjustment of the yield over the life of the loan by use of the effective interest method. Fees and costs associated with lending transactions prior to April 1, 1988 are amortized on a straight-line basis. Discounts on loans purchased which are probable of collection are recognized as an adjustment to the yield over the life of the loans by use of the effective interest method.

         Non-performing loans are defined as loans where management has determined that the borrowers may be unable to meet contractual principal or interest obligations or where interest or principal is 90 days or more past due, unless the loans are well secured and in the process of collection. The Bank's policy with regard to non-performing loans is to continue to accrue interest but to provide a full reserve against the amount accrued including interest previously accrued. Therefore, interest income is not recognized unless the financial condition and payment record of the borrower warrant the recognition of interest income. Interest on loans that have been restructured is accrued according to the renegotiated terms.

         Provision for Loan Losses--Provision for loan losses is established through charges to earnings. Loan losses (loans charged off net of recoveries) are charged against the allowance for loan losses when management believes that the recovery of principal is unlikely. If, as a result of loans charged off or increases in the size or risk characteristics of the loan portfolio, the allowance is below the level considered by management to be adequate to absorb future loan losses on existing loans, the provision for loan losses is increased to the level considered necessary to provide an adequate allowance. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of the loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and economic conditions that may affect the borrowers' ability to pay. Economic conditions may result in the necessity to change the allowance quickly in order to react to deteriorating financial conditions of the Bank's borrowers. As a result, additional provisions on existing loans may be required in the future if borrowers' financial conditions deteriorate or if real estate values decline.

         Real Estate Owned--Real estate properties acquired through loan foreclosure or that are in-substance foreclosures are recorded at the lower of cost or estimated fair value at time of foreclosure with any write-down charged against the allowance for loan losses. Subsequent valuations are periodically performed by management and the carrying value is adjusted by a charge to expense to reflect any subsequent declines in the estimated fair value. Further declines in real estate values may result in increased foreclosed real estate expense in the future. Routine

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992

holding costs are charged to expense as incurred and improvements to real estate owned that enhance the value of real estate owned are capitalized.

     Gains on the sale of real estate are recognized upon disposition of the property to the extent allowable based upon certain down payment and other requirements. Losses are charged to operations as incurred.

     Premises and Equipment--Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation of premises and equipment are computed using the straight-line method over three to ten years for furniture, fixtures and equipment and forty years for buildings. Amortization of leasehold improvements is provided using the straight-line method over the terms of the respective lease or the estimated useful life of the improvement, whichever is shorter.

    Excess of Cost Over Assets Acquired, Net of Amortization--The cost in excess of fair value of net assets acquired in business combinations ("goodwill") is amortized to expense over a period of twenty years using the straight-line method.

    Under the capital standards contained in the Financial Institutions
Reform, Recovery and Enforcement Act of 1989 (FIRREA), goodwill is a reduction from retained income in calculating tangible capital. The Bank must maintain tangible capital of not less than l.5% of total adjusted assets and must have core capital equal to 3% of total adjusted assets, of which qualifying supervisory goodwill may be included in core capital not to exceed 1% of total adjusted assets through December 31, 1992 and declining annually thereafter until it is completely phased out on January 1, 1995. Additionally, for capital purposes, qualifying supervisory goodwill is amortized over a twenty-year period. At March 31, 1993, all of the Bank's goodwill qualified as supervisory goodwill. This supervisory goodwill represents approximately 3.0% of total assets.

    Investment in Real Estate Venture--One of the Bank's subsidiaries is a participant in a joint venture engaged in the development and sale of residential land and homes. The Bank's investment in such venture is accounted for by the equity method. The joint venture follows the policy of capitalizing interest and real estate taxes incurred as a cost of the property under development.

    Income Taxes--The Bank and its subsidiaries file a consolidated Federal income tax return on a calendar year basis. Income taxes are allocated to the Bank and its subsidiaries based on the use of their income or loss in the consolidated return. Separate state income tax returns are filed by the Bank and its subsidiaries.

    The provision for income taxes is based upon earnings reported, after permanent differences. Deferred income taxes are provided for timing differences in the reporting of income and expenses for financial statement and income tax purposes.

    Effective April 1, 1993, the Bank was required to change its method of accounting for income taxes to comply with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). This Statement will require the Bank to use an asset and liability method for financial accounting and reporting for income taxes. Bank management has determined the effect on the Bank from adoption of this new standard will not be material to the financial statements.

    Cash and Cash Equivalents--For purposes of reporting cash flows, the Bank considers cash and amounts due from depository institutions and Federal funds sold as cash and cash equivalents.

2. FEDERAL FUNDS SOLD

 Federal funds sold consist of the following:


                                                                                March 31,
                                                                          ----------------------
                                                                          1993              1992
                                                                          ----              ----
 Federal funds sold:
  Due within one day with an interest rate of 3.25% and 3.875%
  at March 31, 1993 and 1992, respectively............................  $6,100,000        $6,000,000
                                                                        ==========        ==========


                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992


3. INVESTMENT SECURITIES

     The amortized cost and estimated market values of investment in debt securities are as follows:

                                                                  March 31, 1992
                                                ------------------------------------------------------
                                                                  Gross        Gross        Estimated
                                                  Amortized    Unrealized   Unrealized       Market
                                                    Cost          Gains       Losses          Value
                                                ------------   ----------   ----------      ----------
U.S. Treasury securities and obligations of
 U.S. government corporations and
 agencies maturing:
  Within one year..............................  $ 4,027,939     $ 22,061     $    --       $ 4,050,000
  After one year but within five years.........   11,151,816      597,247          --        11,749,062
  More than five years.........................    3,013,085      266,602          --         3,279,688
Other..........................................       31,600       59,400          --            91,000
                                                 -----------     --------     -------       -----------
                                                 $18,224,440     $945,310     $    --       $19,169,750
                                                 ===========     ========     =======       ===========


                                                                  March 31, 1992
                                                ------------------------------------------------------
                                                                  Gross        Gross        Estimated
                                                  Amortized    Unrealized   Unrealized       Market
                                                    Cost          Gains       Losses          Value
                                                -------------  -----------  ----------      ----------
U.S. Treasury securities and obligations of
 U.S. government corporations and
 agencies maturing:
  Within one year.............................   $12,717,849     $262,370     $    --       $12,980,219
  After one year but within five years........     6,052,605      107,808      17,913         6,142,500
  More than five years........................     5,143,048        4,144       4,692         5,142,500
Other                                                 31,600       87,525          --           119,125
                                                 -----------     --------     -------       -----------
                                                 $23,945,102     $461,847     $22,605       $24,384,344
                                                 ===========     ========     =======       ===========

     Investment securities, with an amortized cost totalling $3,865,413 and $5,163,225 were pledged at March 31, 1993 and 1992, respectively, to secure public deposits.

     Proceeds from the sale of investment securities were $1,000,000, $2,697,047 and $-0- in 1993, 1992 and 1991, respectively. The 1993 sales resulted in no gross realized gains or losses. The 1992 sales resulted in gross realized gains of $1,896 and no gross realized losses.


4. MORTGAGE-BACKED SECURITIES

     The amortized cost and estimated market values of mortgage-backed securities are as follows:


                                                                  March 31, 1992
                                               -------------------------------------------------------
                                                                  Gross        Gross        Estimated
                                                  Amortized    Unrealized   Unrealized       Market
                                                    Cost          Gains       Losses          Value
                                                  ---------    ----------   ----------      ----------
GNMA guaranteed pass-through certificates
 (net of deferred premiums of $75,038)          $ 56,531,911   $3,187,578     $16,078      $ 59,703,411
FHLMC pass-through certificates  (net of
 deferred premiums of $1,031,143)                 72,923,047    2,383,193      25,603        75,280,637
FNMA pass-through certificates (net of
 deferred premiums of $1,578,577)                 78,793,229    1,720,494      17,390        80,496,333
                                                ------------   ----------     -------      ------------
                                                $208,248,187   $7,291,265     $59,071      $215,480,381
                                                ============   ==========     =======      ============


                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992


                                                                  March 31, 1992
                                               --------------------------------------------------------
                                                                  Gross        Gross        Estimated
                                                  Amortized    Unrealized   Unrealized       Market
                                                    Cost          Gains       Losses          Value
                                               -------------   -----------  -----------      ---------
GNMA guaranteed pass-through certificates
 (net of deferred premiums of $104,356).......  $ 57,453,437   $1,179,192   $  535,821     $ 58,096,808
FHLMC pass-through certificates (net of
 deferred premiums of $1,157,198).............    99,215,197    1,340,922      451,129      100,104,990
FNMA pass-through certificates (net of
 deferred premiums of $549,869)...............    23,635,261      216,913      269,897       23,582,277
                                                ------------   ----------   ----------     ------------
                                                $180,303,895   $2,737,027   $1,256,847     $181,784,075
                                                ============   ==========   ==========     ============


         Issuers of these securities have the ability to prepay them. Mortgage-backed securities with an amortized cost totalling $60,571,375 and $55,702,919 were pledged at March 31, 1993 and 1992 to secure Federal Home Loan Bank of New York advances.

         Proceeds from the sales of mortgage-backed securities were $11,232,594, $39,626,639 and $3,043,125 in 1993, 1992 and 1991, respectively. The 1993, 1992 and 1991 sales resulted in gross realized gains of $529,775, $1,761,613 and $20,090, respectively, and no gross realized losses.

5. LOANS RECEIVABLE, NET

  Loans consist of the following:


                                                           March 31,
                                               -------------------------------
                                                   1993               1992
                                                  ------             ------
First mortgage loans:
 Conventional................................  $183,534,608       $213,242,034
 FHA insured and VA guaranteed...............    28,854,964         33,864,490
 Construction................................       248,853            248,853
                                               ------------       ------------
                                                212,638,425        247,355,377
                                               ------------       ------------
Consumer loans:
 Home improvement............................    10,054,618         11,359,827
 Second mortgage.............................     8,394,583          6,966,409
 Student.....................................       146,080            229,382
 Passbook....................................       450,555            567,071
 Automobile..................................         2,820             10,636
 Home equity line of credit..................     1,790,718          1,876,246
 Personal line of credit.....................       219,110             21,411
                                               ------------       ------------
                                                 21,058,484         21,030,982
                                               ------------       ------------
Total loans                                     233,696,909        268,386,359
                                               ------------       ------------
Less:
 Deferred loan fees..........................      (654,773)          (663,105)
 Unearned discounts..........................      (747,289)          (967,604)
 Allowance for losses........................    (1,366,001)        (1,841,404)
                                               ------------       ------------
                                                 (2,768,063)        (3,472,113)
                                               ------------       ------------
                                               $230,928,846       $264,914,246
                                               ============       ============

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992

         At March 31, 1993 and 1992, the Bank serviced loans for others amounting to $15,875,647 and $23,235,536, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Bank held borrowers' escrow balances of $219,338 and $370,546 at March 31, 1993 and 1992, respectively.

         Loans three or more months in arrears or in the process of foreclosure were: Conventional first mortgage loans--$1,449,559 and $1,908,726; FHA insured and VA guaranteed--$666,584 and $670,622; consumer loans--$509,097 and $603,110;
and construction loans $248,853 and $-0- at March 31, 1993 and 1992, respectively.

         The amount of non-accruing loans at March 31, 1993 and 1992 was $2,133,466 and $2,511,835, respectively, which represents .91% and .94%, respectively, of total loans outstanding. The total interest income that would have been recorded for the years ended March 31, 1993 and 1992, had these loans been current in accordance with their original terms, or since the date of origination if outstanding for only part of the year, was approximately $188,822 and $94,560, respectively.

         Activity in the allowance for loan losses was as follows:

                                                Year Ended March 31,
                                        ----------------------------------
                                        1993           1992           1991
                                        ----           ----           ----
Balance, beginning of year           $1,841,404     $1,697,711     $2,048,391
Provision for loan losses               193,654      1,932,503        185,800
Charge-offs                            (688,332)    (1,788,810)      (537,480)
Recoveries                               19,275           --             --
                                     ----------     ----------     ----------
Balance, end of year                 $1,366,001     $1,841,404     $1,697,711
                                     ==========     ==========     ==========


         Residential mortgage loans totalled approximately $189 million and $225 million at March 31, 1993 and 1992, respectively. These loans are primarily secured by real estate in New Jersey.

         The Bank holds in their portfolio commercial real estate loans, multi-family residential loans, construction loans and land loans which totalled approximately $23.6 million and $22.5 million, net of loans in process and allowance for losses, at March 31, 1993 and 1992, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate.

         Of these commercial real estate loans at March 31, 1993, $4.8 million are collateralized by multi-family residential properties, $249,000 by construction properties, $2.2 million by land properties and $16.3 million by commercial properties. Additionally, the majority of these loans are collateralized by real estate in New Jersey, which, in general, is experiencing a weak real estate market.

         The Office of Thrift Supervision (OTS) regulatory capital regulations, issued November 6, 1989, require that the portion of nonresidential construction and land loans in excess of 80% loan-to-value ratio be deducted from total capital for purposes of the risk-based capital standard over a 5-year-phase-in period commencing July 1, 1990. At March 31, 1993, the Bank had no investment in loans subject to this deduction.

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992

         The Bank's loan portfolio includes both adjustable and fixed interest rate loans. At March 31, 1993, the approximate composition of these loans was as follows:




             Fixed Rate                                              Adjustable Rate
- -----------------------------------------              ------------------------------------------
   Term to                      Book                       Term to Rate                  Book
  Maturity                      Value                       Adjustment                   Value
  --------                      -----                       ----------                   -----
Within 1 year ............   $ 15,659,000               Within 1 year .............  $ 81,947,000
1 to 3 years..............      3,461,000               1 to 3 years ..............    11,269,000
3 to 5 years..............      9,071,000               3 to 5 years ..............     7,559,000
5 to 10 years.............     28,686,000               5 to 10 years .............     1,977,000
10 to 20 years............     41,981,000
Over 20 years.............     32,087,000
                             ------------                                            ------------
                             $130,945,000                                            $102,752,000
                             ============                                            ============



         The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the prime rate, the appropriate treasury constant maturity rate, or the Federal Home Loan Bank advance rate. Future market factors may affect the correlation of the interest rate adjustments with the rates the Bank pays on short-term deposits and borrowings that have been primarily utilized to fund these loans.

         Under FIRREA, the Bank may not originate real estate loans to one borrower in excess of 15% of its unimpaired capital except for loans that do not exceed $500,000. This results in a dollar limitation of approximately $2,000,000 at March 31, 1993.

6. PREMISES AND EQUIPMENT, NET

   Premises and equipment consists of the following:
                                                              March 31,
                                                         -------------------
                                                         1993           1992
                                                         ----           ----
Land...............................................  $ 1,056,425    $ 1,056,425
Buildings..........................................    4,157,035      4,139,744
Leasehold improvements.............................      444,677        444,677
Furniture, fixtures and equipment..................    4,809,687      4,773,456
                                                     -----------    -----------
                                                      10,467,824     10,414,302
Less accumulated depreciation and amortization.....   (6,527,613)    (6,126,377)
                                                     -----------    -----------
                                                     $ 3,940,211    $ 4,287,925
                                                     ===========    ===========


     Depreciation expense included in occupancy and office operations in the consolidated statements of operations and retained earnings amounted to $495,825, $676,939 and $782,209 for the years ended March 31, 1993, 1992 and
1991, respectively.


7. INVESTMENT IN REAL ESTATE VENTURE, NET

         The Bank, through its subsidiary, has an investment in a real estate venture engaged in the acquisition and development of real estate at March 31, 1993. The Bank's investment in such venture is as follows:

                                                              March 31,
                                                         ------------------
                                                         1993          1992
                                                         ----          ----
Capital contributions to real estate venture........  $1,443,500    $1,443,500
Equity in retained earnings (accumulated deficit)
 of real estate venture.............................    (945,119)     (884,781)
Allowance for losses................................    (474,575)     (334,575)
                                                      ----------    ----------
                                                      $   23,806    $  224,144
                                                      ==========    ==========

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992

         The Bank's equity in the income (loss) of the real estate venture, which is included in other operating expenses in the consolidated statements of income and retained earnings amounted to $(60,337) and $(125,444) and $(67,286) for the years ended March 31, 1993, 1992 and 1991, respectively. Included in loss on investment in real estate venture in the consolidated statements of income and retained earnings for the years ended March 31, 1993, 1992 and 1991 are provisions for losses of $140,000, $334,575 and $96,000, respectively.

         The ability of the Bank (and its service corporation) to recover the carrying value of its investment in the real estate venture is based upon future sales of the single family residences the joint venture is developing. The ability to affect such sales is subject to market conditions and other factors, all of which are beyond the Bank's control.

8. REAL ESTATE OWNED, NET
                                                             March 31,
                                                 ------------------------------
                                                     1993              1992
                                                     ----              ----
Acquired by foreclosure or deed
   in lieu of foreclosure....................... $ 1,833,120       $ 2,039,016
Loans foreclosed in-substance...................  11,532,333        15,092,519
                                                  13,365,453        17,131,535
Less allowance for losses.......................  (1,826,479)       (1,927,080)
                                                 -----------       -----------
                                                 $11,538,974       $15,204,455
                                                 ===========       ===========

     Activity in the allowance for losses for real estate owned was as follows:

                                                     March 31,
                                     -----------------------------------------
                                        1993           1992           1991
                                        ----           ----           ----
Balance, beginning of year.......... $1,927,080     $1,588,754     $   24,121
Provision for losses................    465,790        601,509      1,588,754
Charge-offs.........................   (566,391)      (263,183)       (24,121)
                                     ----------     ----------     ----------
Balance, end of year................ $1,826,479     $1,927,080     $1,588,754
                                     ==========     ==========     ==========


 Results of real estate operations were as follows:


                                                                         March 31,
                                                        ------------------------------------------
                                                          1993             1992             1991
                                                          ----             ----             ----
Acquired by foreclosure or deed in lieu of foreclosure:
 Net loss on sales of real estate....................  $ 55,334        $   39,263       $      --
 Holding costs.......................................   365,036           705,100          158,512
 Provision charged to operations.....................   465,790           601,509        1,588,754
                                                       --------        ----------       ----------
Foreclosed real estate expense, net..................  $886,160        $1,345,872       $1,747,266
                                                       ========        ==========       ==========

9. ACCRUED INTEREST RECEIVABLE, NET

Accrued interest receivable consists of the following:

                                                             March 31,
                                                   ---------------------------
                                                      1993              1992
                                                      ----              ----
Loans............................................  $2,720,095       $4,241,640
Investment securities............................     305,876          395,293
Mortgage-backed securities.......................   1,531,531        1,538,655
                                                   ----------       ----------
                                                   $4,557,502       $6,175,588
                                                   ==========       ==========

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992


10. DEPOSITS

     The weighted average cost of funds on deposit at March 31, 1993 and 1992 was 3.55% and 4.92%, respectively. A summary of deposits by typ of account is as follows:

                                                     March 31, 1993             March 31, 1992
                                             -----------------------------  --------------------------
                                                            Weighted Avg.                 Weighted Avg.
                                                 Amount     Interest Rate     Amount      Interest Rate
                                              -----------   -------------   ----------    -------------
Passbook Savings...........................  $106,078,461       3.05%     $ 98,353,635         4.15%
Money Market Passbook......................    54,555,647       3.05%       55,565,699         4.15%
Club Accounts..............................     1,790,112       4.00%        2,028,446         4.00%
Non-Interest Bearing
 Demand Accounts...........................     7,796,933                    7,113,614
Super NOW Accounts.........................    70,889,233       3.40%       67,359,727         4.77%
Money Market NOW Accounts..................       529,897       3.05%          499,426         4.15%
Certificates of deposit maturing:
 One year or less..........................   165,509,381       3.67%      174,286,970         5.34%
 One to three years........................    27,489,871       5.60%       46,418,709         7.19%
 Three to five years.......................     4,761,078       7.78%        8,651,172         8.15%
 Thereafter................................       592,325       8.30%          592,571         7.69%
                                             ------------                -------------
Total certificates.........................   198,352,655       3.99%      229,949,422         5.57%
Accrued interest payable on savings
 deposits..................................        41,021                       55,920
                                             ------------                 ------------
                                             $440,033,959                 $460,925,889
                                             ============                 ============

     At March 31, 1993, the Bank had approximately $26,410,000 of certificates of deposit and other deposits of $100,000 or more.

11.      BORROWED FUNDS

         Borrowed funds at March 31, 1993 and 1992 which consist of advances from the Federal Home Loan Bank of New York ("FHLBNY") are collateralized by $60,571,375 and $55,702,900, respectively, of pledge mortgage-backed securities, as well as stock in the Federal Home Loan Bank of New York. These advances had interest rates payable ranging from 3.63% to 9.30% and 4.18% to 9.26%, at March 31, 1993 and 1992, respectively. The weighted average rate payable at such dates was 7.64% and 8.23%, respectively. Such advances mature as follows:


                                                             March 31,
                                                   ---------------------------
                                                    1993                 1992
      Maturity                                     Amount               Amount
 -------------------                               -------             --------
One year or less..............................  $15,800,000          $15,800,000
One to two years..............................    6,300,000            6,300,000
Two to three years............................    6,300,000            6,300,000
Three to four years...........................    6,300,000            6,300,000
Four to five years............................    2,391,666            6,300,000
Thereafter                                        8,000,000            2,391,666
                                                -----------          -----------
                                                $45,091,666          $43,391,666
                                                ===========          ===========

         At March 31, 1993, the Bank had available from the FHLBNY a line of credit for $26,723,650 at an interest rate of 3.63% which expires October 30, 1993. At March 31, 1993, the Bank borrowed $9,500,000 from this credit line which is included in the borrowed funds above.

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992

   The following table sets forth the maximum month-end balance and average balance of FHLBNY advances for the periods indicated:

                                                       March 31,
                                             -----------------------------
                                                1993              1992
                                               Amount            Amount
                                             ----------        -----------
Maximum balance:
 FHLBNY advances...........................  $55,216,666       $52,149,999
Average balance:
 FHLBNY advances...........................   48,729,166        45,154,166
 Weighted average interest
    rate of FHLBNY advances................         6.16%             7.50%

12. INCOME TAXES

         The Bank qualifies as a thrift institution under the provisions of the Internal Revenue Code and is therefore permitted to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deduction less certain adjustments or actual loan loss write-offs. For tax years beginning after December 31, 1986, the percentage is 8%. In the future, if the Bank fails to meet the federal income tax requirements necessary to permit it to deduct an allowance for bad debts, the Bank's effective federal income rate could increase to the maximum rate prevailing under the law at that time.

         Retained earnings at March 31, 1993 and 1992, includes approximately $5,903,000 of such bad debt, for which federal income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to federal income tax at the then current rate.

                                                                       Year Ended March 31,
                                                          ---------------------------------------------
                                                              1993             1992             1991
                                                              ----             ----             ----
Current provision:
 Federal................................................  $1,416,117        $  140,616          $   --
 State..................................................     223,384            87,487           34,854
 Tax equivalent of the operating loss utilized..........          --         1,233,283              --
                                                          ----------        ----------          -------
                                                           1,639,501         1,461,386           34,854
                                                          ----------        ----------          -------
Deferred income tax:
 Federal ...............................................      849,594                --               --
 State .................................................       1,333                --               --
                                                          ----------        ----------          -------
                                                             850,927                --               --
                                                          ----------        ----------          -------
                                                          $2,490,428        $1,461,386          $34,854
                                                          ==========        ==========          =======

    Deferred taxes arise from the recognition of certain items of revenue and expense for tax purposes in years different from those in which they are recognized in the financial statements. Deferred income taxes result from timing differences primarily related to accelerated tax depreciation and the recognition of loan fees and discounts on securities.

    During 1992, the Bank utilized the remaining amount of its book and tax net operating loss carryforward.

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992

 A reconciliation of the statutory Federal income tax rate to the effective income tax rate follows:

                                                                       Year Ended March 31,
                                                         ----------------------------------------------
                                                               1993             1992               1991
                                                               ----             ----               ----
Statutory Federal income tax rate......................        34.0%             34.0%           (34.0)%
Statutory Federal bad debt deduction...................         1.8               7.8              4.1
Amortization of goodwill...............................         3.9              13.1             24.7
Excise tax.............................................         --                5.5              --
Net amortization of discounts and premiums of
 acquired association..................................         (.6)             (2.6)            (7.8)
State income tax.......................................         (.1)             (1.2)             1.8
Unrecognized benefit of net operating loss
 carryforward to future years..........................          --                --             13.9
Other..................................................          --               (.8)            13.9
                                                               -----             -----            -----
Effective income tax rate..............................        39.0%             55.8%             2.7%
                                                               =====             =====            =====

         Savings and loan associations that meet certain definitional tests and other conditions prescribed by the Internal Revenue Code are allowed to deduct, within limitations, a bad debt deduction. This deduction can be computed as a percentage of taxable income before such deduction or based upon actual loss experience. For the years ended March 31, 1993, 1992 and 1991, the Bank employed the actual loss experience method.

         Prepaid income taxes, amounting to approximately $212,883 and $88,000 at March 31, 1993 and 1992, respectively, are included in other assets in the statements of consolidated financial condition.

13.      EMPLOYEE BENEFIT PLAN

         On August 19, 1991, the Board of Directors authorized the termination of the Bank's non-contributory defined benefit plan which covered substantially all full-time employees. The termination was effective December 31, 1991 and participants in the plan became fully vested on that date. The Bank recorded a pretax curtailment gain of $867,000 (net of $400,000 excise tax) which is included in the statement of consolidated income and retained earnings, for the year ended March 31, 1992.

         In conjunction with the Bank's termination of the non-contributory defined benefit plan, the Bank established a 401(k) Profit Sharing Plan (the "Plan") covering all employees; whereby employees can invest up to 18% of their earnings. The Bank will contribute 50% of each employee's contribution, not to exceed 6% of their annual earnings. The Bank made matching contributions of $40,148 and $18,676 in 1993 and 1992, respectively.

         Additionally, the Bank, at the Board of Directors' discretion, will make annual profit-sharing contributions to the Plan. Over the next six years, the Bank intends to contribute $407,470 to the Plan. This amount represents 25% of the defined benefit plan employer reversion amount to the 401(k) Profit Sharing Plan. During 1993, the Bank contributed $109,844 to the Plan.

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992

         The funded status of the pension plan and the amounts recognized in the Bank's financial statements as of March 31, 1991 is as follows:

  Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested benefits of $4,478,000 ............   $4,604,000
                                                                                          ----------
   Projected benefit obligation for service rendered to date ..........................   $5,634,000
   Plan assets at fair value, primarily a U.S. Treasury obligations
     Money-Market Fund ................................................................    6,615,000
                                                                                          ----------
  Plan assets in excess of projected benefit obligation ...............................     (981,000)
  Unrecognized gain (loss) from past experience different from that assumed ...........       (1,000)
  Unrecognized net asset at January 1, 1987 being recognized over 17 years ............      249,000
                                                                                          ----------
  (Prepaid) accrued pension cost ......................................................   $ (733,000)
                                                                                          ==========
  Net periodic pension cost (benefit) recognized by the Bank for the year ended March 31, 1991 is as follows:

   Amortization of gain................................................................  $(1,055,000)
   Service cost on benefits earned during the year.....................................      263,000
   Interest cost on projected benefit obligation.......................................      437,000
   Actual return on plan assets........................................................     (529,000)
   Net amortization and deferral.......................................................      (19,000)
                                                                                          -----------
   Net periodic pension cost (benefit)................................................. $   (903,000)
                                                                                          ===========

         The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 8% at 1991. The expected long-term rate of return on assets was 8%.

         During 1992 and 1991, the Bank made contributions to the pension plan of $17,783 and $213,400, respectively.

14.      COMMITMENTS AND CONTINGENCIES

         Leases--Certain premises are leased under operating leases with terms expiring through the year 2000, exclusive of renewal options. The Bank has the option to renew or extend certain of the leases from two years to twenty-five years beyond the original term. Some leases require the Bank to pay for insurance, increases in property taxes and other incidental costs. Future minimum rental payments due unde noncancellable operating leases for years ending March 31 are as follows:

1994........................................ $157,667
1995........................................  158,929
1996........................................  156,437
1997........................................   40,800
1998........................................   10,800
Thereafter..................................    7,350
                                              -------
Total....................................... $531,983
                                              =======

         Net rental expense included in occupancy and office operations in the statements of consolidated income and retained earnings amounted to $176,000, $172,000 and $171,000 for the years ended March 31, 1993, 1992 and
1991, respectively.

         Financial Instruments With Off-Balance-Sheet Risk--The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of financial condition.

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                          1993         1992
                                                          ----         ----
   Financial instruments whose contract amounts represent credit risk (contract or notional amount):

   Commitments to extend credit ...................... $1,756,000   $3,962,000
   Standby letters of credit .........................    779,000    2,455,000
   Unused lines of credit.............................  1,404,000    1,234,000


         Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include mortgages on commercial and residential real estate, deposit accounts with the Bank, and automobiles.

         Standby letters of credit are conditional commitments issued by the Bank to assure the performance of financial obligations of a customer to a third party. These commitments are primarily issued to support performance bonds in favor of local municipalities and private obligations of customers for work performed by third parties. Most of the Bank's standby letters of credit extend for less than one year. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank obtains personal guarantees supporting these commitments.

         Unused lines of credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates or other termination clauses. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the borrower.


15.      BUSINESS COMBINATION

         Goodwill resulting from the use of the purchase method of accounting from acquisitions made prior to 1983, is being amortized to expense over a period of twenty years using the straight-line method. The net discount arising from the valuation of various mortgage assets is being accreted into income over the estimated remaining life of the assets acquired, adjusted for prepayments and subsequent mortgage asset sales, using the level yield method.

         For the years ended March 31, 1993, 1992 and 1991, the effect of amortization of goodwill was to reduce net income by approximately $942,000 each of the years, and the effect of the accretion of the purchase accounting discounts was to increase net income by approximately $148,000, $188,000, and $188,000, respectively.

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992


16.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and estimated fair values of the Bank's financial instruments at March 31, 1993 are as follows:

                                                                              Carrying         Estimated
                                                                               Amount         Fair Value
                                                                              --------        ----------
Financial assets:

 Cash and amounts due from depository institutions.......................    $ 5,212,000      $ 5,212,000
 Federal funds sold......................................................      6,100,000        6,100,000
 Investment securities ..................................................     18,225,000       19,170,000
 Mortgage-backed securities .............................................    208,248,000      215,480,000
 Mortgage-backed securities available for sale ..........................      7,517,000        7,871,000
                                                                             -----------      -----------
                                                                             245,302,000      253,833,000
                                                                             -----------      -----------

 Performing loans, less allowance for loan losses .......................    226,999,000      231,654,000
 Nonperforming loans, less allowance for loan losses ....................      3,930,000        4,118,000
                                                                             -----------      -----------
   Total loans ..........................................................    230,929,000      235,772,000
                                                                             -----------      -----------
 Federal Home Loan Bank of New York stock ...............................      4,493,000        4,493,000
 Accrued interest receivable ............................................      4,558,000        4,558,000
                                                                             -----------      -----------
Total financial assets ..................................................   $485,282,000     $498,656,000
                                                                             ===========      ===========

Financial liabilities:
 Deposits ...............................................................   $440,034,000     $442,751,000
 Advance payments by borrowers for taxes and insurance ..................      1,844,000        1,844,000
 Accounts payable and other liabilities .................................      1,946,000        1,946,000
 Borrowed funds .........................................................     45,092,000       49,032,000
                                                                             -----------      -----------
Total financial liabilities                                                 $488,916,000     $495,573,000
                                                                             ===========      ===========
Off-balance-sheet financial instruments:
 Commitments to extend credit ...........................................    $ 1,756,000      $ 1,756,000
 Standby letters of credit...............................................        779,000          779,000
 Unused lines of credit .................................................      1,404,000        1,404,000

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

     Cash and Amounts Due from Depository Institutions and Federal Funds Sold--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment, Mortgage-Backed Securities and Mortgage-Backed Securities Available for Sale--For investment, mortgage-backed securities and mortgage-backed securities available for sale, fair values are based on quoted market prices.

     Loans--Fair values are estimated for portfolios of loans with similar financial characteristics. The total loan portfolio is first divided into performing and nonperforming categories. Performing loans are then segregated into adjustable and fixed rate interest terms. Fixed rate loans are segmented by type, such as construction and land development, other loans secured by real estate, commercial and industrial loans, and loans to individuals. Certain types, such as commercial loans and loans to individuals, are further segmented by maturity and type of collateral.

         For adjustable rate performing loans, the carrying amount less a credit risk adjustment based on internal loan classifications is a reasonable estimate of fair value. For fixed rate performing loans, fair value is calculated by discounting scheduled future cash flows through estimated maturity using a discount rate equivalent to the rate at which the Bank would currently make loans which are similar with regard to collateral, maturity, and the type of

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992


borrower. The discounted value of the cash flows is reduced by a credit risk adjustment based on internal loan classifications. Based on the current composition of the Bank's loan portfolio, as well as both past experience and current economic conditions and trends, future prepayments are not expected to materially impact scheduled future maturities and accordingly have not been considered in calculating fair value.

         For nonperforming loans, fair value is calculated by first reducing the carrying value by a credit risk adjustment based on internal loan classifications, and then discounting the estimated future cash flows from the remaining carrying value at the rate at which the Bank would currently make similar loans to credit worthy borrowers.

         Federal Home Loan Bank of New York Stock--The carrying amount of the Federal Home Loan Bank of New York Stock is equal to its fair value.

         Deposit Liabilities--The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market accounts, interest checking accounts, and savings accounts is equal to the amount payable on demand as of March 31, 1993. Time deposits are segregated by type, size, and remaining maturity. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is equivalent to the rate currently offered by the Bank for deposits of similar size, type, and maturity.

        Borrowed Funds--The fair value of the Bank's borrowed funds is estimated based on the discounted value of future contractual payments. The discount rate is equivalent to the estimated rate at which the Bank could currently obtain similar financing.

         Accrued Interest Receivable, Advance Payments by Borrowers for Taxes and Insurance, and Accounts Payable and Other Liabilities--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Commitments to Extend Credit, Standby Letters of Credit, and Unused Lines of Credit--The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate rate loan commitments, fair value also considers the difference between current levels of interest rates of the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

17.      REGULATORY CAPITAL REQUIREMENTS


         The Bank is required to maintain certain levels of capital in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and Office of Thrift Supervision (OTS) regulations. Savings associations must maintain tangible capital of 1.5% of tangible assets. Tangible capital, as defined by FIRREA and the OTS regulations, consists generally of retained income less most intangible assets including supervisory goodwill. The OTS requires that savings associations maintain core capital of 3% of adjusted tangible assets. Core capital consists of tangible capital plus certain intangible assets such as certain qualifying supervisory goodwill which meets the requirements of FIRREA. The amount of such qualifying supervisory goodwill includable in core capital is limited to one-half of core capital and declines each year through December 31, 1994, when supervisory goodwill may no longer be included in core capital.

         On April 22, 1991, the OTS issued a notice of proposed rulemaking establishing a new minimum leverage ratio of 3% for savings associations without any supervisory, financial, or operational deficiencies, that is, associations receiving a composite rating of one on their regulatory examinations under the OTS MACRO system. Leverage ratio is defined as the ratio of core capital to adjusted total assets. Higher leverage ratios, generally 100 to 200 basis points higher, will be required for all other associations, as warranted by particular circumstances or risk profiles. Thus, for all but the most highly rated institutions meeting the conditions set forth in the notice, the minimum leverage ratio is 3% plus an additional amount of core capital, determined on a case-by-case basis. In all cases, savings institutions will be required to hold capital commensurate with the quality of risk management systems and the level of overall risk in

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992

each individual savings association through the supervisory process on a case-by-case basis. Savings associations that no longer pass the minimum capital standards because of the new core capital leverage ratio requirement will be required to submit capital plans that detail the steps they will take to reach compliance. These capital plans will be due within 60 days of the effective date of the rule. Had these regulations been adopted at March 31, 1993, the Bank would not have met the minimum leverage ratio. Additionally, under the prompt corrective action rule which was issued by the federal banking agencies on September 29, 1992 and which became final on December 19, 1992, an institution must have a leverage ratio of 4% or greater in order to be considered adequately capitalized. The Bank did not meet the 4% leverage ratio and therefore fell within the undercapitalized category for purposes of determining the scope and severity of corrective actions that regulators must take. Management is currently operating under a capital plan which provides for achieving the 4% leverage ratio through earnings.

         There is also a risk-based capital requirement of 8% of risk-weighted assets for savings associations which is to be phased in over three years according to a schedule that follows the Office of Comptroller of the Currency's schedule. Such thrifts were required to meet 80% of the requirement, or 6.4% on December 31, 1989, 90% on December 31, 1990, and 100% on January 1, 1993. The OTS risk-based capital component does not include an interest rate risk component which, under previously proposed FHLBB regulations, would have been approximately 20% of risk-weighted assets. Therefore, the risk-based capital component has been increased from 6% to 8% until the OTS finalizes the interest rate risk portion of the regulations. In December 1990, the OTS proposed its interest rate risk component. This proposal would require savings associations to hold capital as a safeguard against interest rate exposure in an amount equal to 50% of the decline in the market value of portfolio equity that would result from an immediate parallel shift in the term structure of interest rates of plus or minus 200 basis points. Management believes that the Bank will meet the requirements concerning the interest rate risk component, if adopted as proposed.

         Associations which failed to meet any of the three capital standards on December 7, 1989, are subject to certain restrictions which include growth restrictions and a limitation on capital distributions. These thrifts were also required to develop and submit to the OTS by January 8, 1990, acceptable capital restoration plans which demonstrate the strategies to be utilized to meet the capital standards. At December 7, 1989, the Bank did not meet the capital standards set for in FIRREA and the OTS regulations implementing the FIRREA capital standards. As a result, the Bank was required to submit a capital plan to the OTS which included provisions requiring the Bank to meet the minimum capital requirements prescribed by the OTS. Currently, the Bank is in compliance with these requirements.

         At periodic intervals, the OTS routinely examines the Bank's financial statements as part of their legally prescribed oversight of the thrift industry. Based upon these examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings.

         At March 31, 1993, the Bank had the following capital ratios:


        Tangible capital to adjusted total assets .............. 2.5%
        Core capital to adjusted total assets .................. 3.3%
        Total capital to risk-weighted assets .................. 9.4%


18.      INTEREST RATE RISK

         At March 31, 1993, the Bank had average interest earning assets of approximately $475 million having a weighted average effective yield of 8.43% and a duration of 2.38 years and average interest bearing liabilities of approximately $487 million having a weighted average effective interest rate of 4.49% and a duration of 1.79 years. Because the interest-sensitive liabilities reprice sooner on average than do the Bank's interest earning assets, the Bank is exposed to interest rate risk in a rising rate environment. Such risk occurs in a rising rate environment because liabilities will be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. Net interest income will fluctuate based on changes in interest rates and changes in the levels of interest sensitive assets and liabilities.

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992


19. LOANS TO RELATED PARTIES

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, executive officers and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. These loans amounted to $230,103 and $235,182 at March 31, 1993 and 1992, respectively, and do not involve more than normal risks of repayment. At March 31, 1993 and 1992 these loans represent 1% of retained earnings. During 1993, no new loans were made to related parties and repayments were $5,079.

20. RECENTLY ISSUED ACCOUNTING STANDARDS

         In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 establishes criteria for accounting for loans that have been impaired. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Bank has not fully evaluated the effect of SFAS 114 on its financial statements. SFAS 114 is effective for fiscal years beginning after December 15, 1994.

         In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 establishes accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The impact on the Bank of implementing SFAS 115 will not be material to the financial statements. SFAS 115 is effective for fiscal years beginning after December 15, 1993.

21. SUBSEQUENT EVENT

         Effective May 21, 1993, the Bank entered into an Agreement and Plan of Reorganization with HUBCO Inc. Under this plan, the Bank will convert from a State Mutual Savings and Loan Association to a State Chartered Stock Savings Association, and then convert into a State Chartered Commercial Bank. At such time the Bank will be merged into HUBCO through an offering to qualified bank depositors. This plan is subject to the approval of the OTS and the State of New Jersey Banking Commissioner.

22. RESTATEMENT

         In its previously issued financial statements as of and for the years ended, March 31, 1993 and 1992 the Bank erroneously recognized certain extraordinary credits related to the utilization of net operating loss carryforwards whose realization was uncertain. The accompanying 1993 and 1992 financial statements have been restated to reflect the reduction of these extraordinary credits. The principal effects of this restatement are as follow:

                                                                  1993                         1992
                                                        -------------------------   ---------------------------
                                                       As Previously               As Previously
                                                          stated      As Restated     Stated       As Restated
                                                        ------------  -----------   ------------   ------------

Accounts Payable and Other Liabilities ...............   $ 1,946,039   $ 2,603,039    $ 1,562,263   $ 1,695,980
Retained Earnings-substantially restricted ...........    28,968,590    28,311,590     23,358,521    23,224,804
Income (loss) before extraordinary credit ............     7,637,214     7,577,214
Extraordinary Credit..................................       463,283           --       1,367,000     1,233,283
Net Income                                                 5,610,069     5,086,786      2,367,661     2,233,944


                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992

23. NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         A. General--The accompanying interim consolidated statement of financial condition and the comparative interim consolidated statements of operations and retained earnings and statements of cash flows are condensed. The statements do not contain all of the information and footnotes required by generally accepted accounting principles to be included in a full set of financial statements, and have not been independently audited.

         Such interim consolidated financial statements are unaudited but include all adjustments which consist solely of normal recurring accruals and the effect of the adoption of Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes" discussed in note D below, which are, in the opinion of management, considered necessary for a fair presentation of the financial condition and results of operations for the interim periods. The interim results of operations presented in this report may not necessarily be indicative of the consolidated results for the full year. The accompanying financial statements should be read in conjunction with the Bank's annual financial statements included elsewhere herein.

         B. Allowance for Loan Losses--An analysis of the allowance for loan losses follows:

                                         For the Nine Months
                                         Ended December 31,
                                       ----------------------
                                         1993           1992
                                         ----           ----

Balance, beginning of period ....... $1,366,001     $1,841,404
Provision for loan losses ..........    359,841        181,818
Charge-offs ........................   (686,011)      (497,490)
Recoveries .........................     54,629         45,580
                                      ---------      ---------
Balance, end of period ............. $1,094,460     $1,571,312
                                      =========      =========

         C. Nonperforming Loans--Loans three or more months in arrears or in the process of foreclosure were: Conventional first mortgage loans--$1,605,374 and $2,938,401; FHA insured and VA guaranteed--$755,942 and $607,005; consumer loans--$359,473 and $549,090; and construction loans $0 and $248,253 at December 31, 1993 and 1992, respectively.

         The amount of non-accruing loans at December 31, 1993 and 1992 was $1,759,811 and $3,318,846, respectively, which represents .93% and 1.37%, respectively, of total loans outstanding. The total interest income that would have been recorded for the nine months ended December 31, 1993 and 1992, had these loans been current in accordance with their original terms, or since the date of origination if outstanding for only part of the year, was approximately $100,893 and $216,007, respectively.

         D. Income Taxes--Effective April 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires a change from the "deferred method" to the "liability method" of accounting for income taxes. The cumulative effect of adopting SFAS 109 on years prior to 1993 aggregated to an increase in net income of $668,841 due to the accelerated recognition of the deferred tax assets, net of a valuation allowance. Financial statements for periods prior to April 1, 1993 have not been restated.

         The provision for income taxes is based on pre-tax income which differs in some respects from taxable income. In years prior to 1993, when income and expenses were recognized in different periods for financial reporting purposes than for income tax reporting purposes, deferred taxes were provided on timing differences at the effective tax rate and the resulting deferred tax asset or liability was not adjusted for subsequent changes in the tax rate. Beginning April 1, 1993, all cumulative temporary differences, as defined by SFAS 109, are tax effected using the current tax rate.

                STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

    Years Ended March 31, 1993, 1992 and 1991 and (Unaudited) The Nine Months
                            Ended December 31, 1993 and 1992


         The tax effects of significant items comprising the net deferred tax asset as of April 1, 1993 were as follows:

   Temporary differences
     Allowance for loan losses .............................    $539,700
     Allowance for losses on Joint Venture .................     332,084
     Purchase accounting discount on mortgage loans ........     220,708
     Deferred loan fees.....................................     224,314
     Accelerated depreciation ..............................    (148,861)
     Discount on dollar rolls ..............................    (224,834)
     Other .................................................     (11,379)
                                                                 -------
                                                                 931,732
     Valuation allowance ...................................     381,732
                                                                 -------
     Net deferred tax asset ................................    $550,000
                                                                 =======

         The net deferred tax asset is included in other assets on the consolidated balance sheet. The Bank expects that it will generate future taxable income sufficient to enable the bank to realize these tax benefits; however, there can be no assurance that the Bank will generate any earnings or any specific level of continuing earnings. The valuation allowance relating to the net deferred tax asset primarily relates to a capital loss incurred by the Bank. Since capital losses are only deductible from capital gains and since it was very unlikely that the Bank would generate sufficient capital gains to provide for the use of the tax benefit related to the capital loss, the Bank concluded that it was more likely than not that the related tax asset would not be recognized and established a valuation allowance in accordance with SFAS 109. The Bank in determining the adequacy of the valuation allowance took into consideration the current results of operations, adequacy of the loan loss less allowance and capital.

         E. Subsequent Event--Statewide had a participation interest in a $159 million acquisition, development and construction loan. The property securing the loan, located in Jersey City, New Jersey, is being managed and marketed for sale by the R.T.C. The sale of the property was approved by the former participants in January 1994. No contract has been executed at this time, but the letter of intent provides for payments to be made to former participants over a protracted build-out period estimated to be five to eight years. Due to the uncertainty of receiving any proceeds, in March 1994 Statewide decided to charge off its insubstance foreclosure balance relating to this former participation. The March 1994 charge off, net of taxes, amounted to $365,000.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers
Certificate of Incorporation and By-laws; New Jersey Law

         (i) Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such persons' duty of loyalty to the corporation or its shareholders,(b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. HUBCO's Certificate of Incorporation includes limitations on the liability of officers and directors to the fullest extent permitted by New Jersey law.

         (ii) Indemnification of Directors, Officers, Employees and Agents. Under Article X of its Certificate of Incorporation, HUBCO must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorney's fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

         (iii) Insurance. HUBCO's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules
         (a) Exhibits


2.1 Agreement and Plan of Merger, dated November 8, 1993, among the Registrant, Hudson United Bank, Washington Bancorp, Inc. and Washington Savings Bank, is hereby incorporated by reference from the Registrant's Current Report on Form 8-K dated November 8, 1993.

2.2* Amendment to Agreement and Plan of Merger dated April, 1994, among the Registrant, Hudson United Bank, Washington Bancorp., Inc. and Washington Savings Bank.

2.3 Amended and Restated Agreement and Plan of Reorganization, dated as of November 23, 1993, between Statewide Savings Bank, S.L.A., the Registrant and Hudson United Bank as amended by Amendment No. 1 to Amended and Restated Agreement and Plan of Reorganization, dated as of February 25, 1994, is hereby incorporated by reference from Registrants Registration Statement (No. 33-72330) on Form S-3.

2.4* Amendment Number 2 to Amended and Restated Agreement and Plan of Organization, among Statewide Savings Bank, Registrant and Hudson United Bank, dated April , 1994.

3.1 The Registrant's Certificate of Incorporation, as amended, is hereby incorporated by reference from Exhibit 4(b) to the Registrant's Registration Statement on Form S-3 (No. 33-72330) filed with the Commission on December 2, 1993.

3.2 The Registrant's By-laws, as amended, are hereby incorporated by reference from Registrant's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1991.

4.1 Form of Certificate of Amendment of the Certificate of Incorporation of the Registrant creating the HUBCO Preferred Stock is provided as Exhibit 2.1 to the Agreement and Plan of Merger which is provided as Appendix A.

5.1 Opinion (regarding the legality of the securities being issued) of Clapp & Eisenberg, P.C.

8.1      Opinion (regarding tax matters) of Clapp & Eisenberg, P.C.

10.1 Stock Option Agreement between the Registrant and Washington Bancorp, Inc. dated November 8, 1993 is provided as Appendix B

12.1 Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements.

12.2 Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements (Pro Forma).

21.1 Subsidiaries of the Registrant, is hereby incorporated by reference from Exhibit 22 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

23.1     Consent of Coopers & Lybrand.

23.2     Consent of Arthur Andersen & Co.

23.3     Consent of Deloitte & Touche & Co.

23.4     Consent of Clapp & Eisenberg, P.C. (included in Exhibits 5.1 and 8.1).

23.5     Consent of Capital Consultants of Princeton, Inc.

99.1* Form of proxy card to be utilized by the Board of Directors of Washington Bancorp, Inc.

99.2*    Form of Preference Statement.

99.3*    Stock Option Preference Form.
- ----------
* To be filed by amendment.


         (b) Financial Schedules

         All schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference herein.

Item 22. Undertakings

         1. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         3. The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 1 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Securities and Exchange Commission Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         4. Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to officer, directors and controlling persons of the Registrant pursuant to the provisions of Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by an officer, director or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement with respect to the Series A Preferred Stock of the Company to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union City, State of New Jersey, on the 21st day of April, 1994.




                                     HUBCO, INC.

                                     By  /s/ Kenneth T. Neilson
                                         -----------------------------
                                          Kenneth T. Neilson
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

           Signature                                  Title                              Date
         -------------                             -----------                          -------
/s/ James E. Schierloh                       Chairman of the Board and Director       April 21, 1994
- ----------------------------------
    (James E. Schierloh)

/s/  Kenneth T. Neilson                      President and Director                   April 21, 1994
- ----------------------------------            (Chief Executive Officer)
     (Kenneth T. Neilson)

/s/ Robert J. Burke                          Director                                 April 21, 1994
- ----------------------------------
     (Robert J. Burke)

/s/ Henry G. Hugelheim                       Director                                 April 21, 1994
- ----------------------------------
     (Henry G. Hugelheim)

                                             Director                                         , 1994

- ----------------------------------
     (Harry J. Leber)

/s/ Charles F.X. Poggi                       Director                                 April 21, 1994
- ----------------------------------
     (Charles F.X. Poggi)

/s/ Sister Grace Frances Strauber            Director                                 April 21, 1994
- ----------------------------------
     (Sister Grace Frances Strauber)

/s/ Edwin Wachtel                            Director                                 April 21, 1994
- ----------------------------------

     (Edwin Wachtel)

/s/ Christina L. Maier                       Assistant Treasurer                      April 21, 1994
- ----------------------------------           Principal Financial Officer and
     (Christina L. Maier)                    Principal Accounting Officer



                                 EXHIBIT INDEX

                                                                                      Sequentially
                                                                                        Numbered
Exhibits                 Description                                                     Page
2.1   Agreement and Plan of Merger, dated November 8, 1993, among the
      Registrant, Hudson United Bank, Washington Bancorp, Inc. and Washington
      Savings Bank, is hereby incorporated by reference from the Registrant's
      Current Report on Form 8-K dated November 8, 1993.

2.2*  Amendment to Agreement and Plan of Merger dated April , 1994, among the
      Registrant, Hudson United Bank, Washington Bancorp., Inc. and Washington
      Savings Bank.

2.3 Amended and Restated Agreement and Plan of Reorganization, dated as of November 23, 1993, between Statewide Savings Bank, S.L.A., the Registrant and Hudson United Bank as amended by Amendment No. 1 to Amended and
      Restated Agreement and Plan of Reorganization, dated as of February 25,
      1994, is hereby incorporated by reference from Registrants Registration
      Statement (No. 33-72330) on Form S-3.

2.4*  Amendment Number 2 to Amended and Restated Agreement and Plan of
      Reorganization, among Registrant, Statewide Savings Bank, SLA and Hudson
      United Bank, dated April , 1994.

3.1 The Registrant's Certificate of Incorporation, as amended, is hereby incorporated by reference from Exhibit 4(b) to the Registrant's
      Registration Statement on Form S-3 (No. 33-72330) filed with the
      Commission on December 2, 1993.

3.2 The Registrant's By-laws, as amended, are hereby incorporated by reference from Registrant's Annual Report on Form 10-K for the Fiscal Year Ended
      December 31, 1991.

4.1 Form of Certificate of Amendment of the Certificate of Incorporation of the Registrant creating the HUBCO Preferred Stock is provided as Exhibit
      2.1 to the Agreement and Plan of Merger which is provided as Appendix A.

5.1   Opinion (regarding the legality of the securities being issued) of Clapp &
      Eisenberg, P.C.

8.1   Opinion (regarding tax matters) of Clapp & Eisenberg, P.C.

10.1  Stock Option Agreement between the Registrant and Washington Bancorp, Inc.
      dated November 8, 1993 is provided as Appendix B.

12.1  Computation of Ratio of Earnings to Fixed Charges and Preferred Stock
      Dividend Requirements.

12.2  Computation of Ratio of Earnings to Fixed Charges and Preferred Stock
      Dividend Requirements (Pro Forma).

21.1  Subsidiaries of the Registrant, is hereby incorporated by reference from
      Exhibit 22 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

23.1  Consent of Coopers & Lybrand.

23.2  Consent of Arthur Andersen & Co.

23.3  Consent of Deloitte & Touche & Co.

23.4  Consent of Clapp & Eisenberg, P.C. (included in Exhibits 5.1 and 8.1).

23.5  Consent of Capital Consultants of Princeton, Inc.

99.1* Form of proxy card to be utilized by the Board of Directors of Washington
      Bancorp, Inc.

99.2* Form of Preference Statement.

99.3* Stock Option Preference Form.
- ------------

* To be filed by amendment.